   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 7, 1997
                                                 REGISTRATION NO. 333-36801
================================================================================
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                               ________________
                                AMENDMENT NO. 1
                                      TO
                                   FORM S-4
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                               ________________
                               LIGHTBRIDGE, INC.
            (Exact name of registrant as specified in its charter)

          DELAWARE                          4812                    04-3065140
(State or other jurisdiction    (Primary Standard Industrial    (I.R.S. employer
    of incorporation or              Classification Code         identification
       organization)                       Number)                   number)

                            67 SOUTH BEDFORD STREET
                        BURLINGTON, MASSACHUSETTS 01803
                                (781) 359-4000
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                               PAMELA D.A. REEVE
                               LIGHTBRIDGE, INC.
                            67 SOUTH BEDFORD STREET
                        BURLINGTON, MASSACHUSETTS 01803
                                (781) 359-4000
      (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                  COPIES TO:

      JOHN D. PATTERSON, JR.                          JAMES H. CARROLL
           MARK L. JOHNSON                           COOLEY GODWARD LLP
       FOLEY, HOAG & ELIOT LLP                      2595 CANYON BOULEVARD
        ONE POST OFFICE SQUARE                             SUITE 250
     BOSTON, MASSACHUSETTS 02109                   BOULDER, COLORADO 80302
       (617) 832-1000                                   (303) 546-4000

                               ________________

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective and certain other conditions under the Agreement and Plan of Reorganization described herein are met or waived.

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]


                                ________________

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

                              CORAL SYSTEMS, INC.
                         1500 KANSAS AVENUE, SUITE 2E
                           LONGMONT, COLORADO  80501
                                (303) 772-5800

                                               October 9, 1997

Dear Stockholder:

     We invite you to attend a Special Meeting of Stockholders of Coral Systems, Inc. ("Coral") to be held at the offices of Cooley Godward LLP, 2595 Canyon Boulevard, Suite 250, Boulder, Colorado on November 6, 1997 at 10 A.M. (local time).

     At the Special Meeting, Coral stockholders will be asked to consider and vote upon approval of the Agreement and Plan of Reorganization dated as of September 9, 1997 (the "Reorganization Agreement") among Coral, Lightbridge, Inc. ("Lightbridge") and a subsidiary of Lightbridge. Pursuant to the Reorganization Agreement, Coral would become a subsidiary of Lightbridge, a provider of software solutions to wireless telecommunications carriers whose common stock is publicly traded on the Nasdaq National Market under the symbol "LTBG."

     If the merger contemplated by the Reorganization Agreement is completed, each outstanding share of Coral common and preferred stock would be converted into a fraction of a share of Lightbridge Common Stock determined on the basis set forth in the Reorganization Agreement. Assuming that the average closing price of Lightbridge Common Stock over a ten-day period prior to the closing of the merger is between $10.8375 and $14.6625, Lightbridge would issue an aggregate of 1,286,863 shares of Lightbridge Common Stock in respect of all outstanding shares of Coral preferred and common stock and all outstanding options and warrants to purchase shares of Coral common stock, subject to adjustment for certain merger-related expenses and the amount of Coral's working capital as of the closing. If such average trading price is higher than $14.6625 or lower than $10.8375, the aggregate number of Lightbridge shares issuable in connection with the Merger would be decreased or increased, respectively, to the extent provided in the Reorganization Agreement.

     The precise number of Lightbridge shares to be received by each class of Coral's outstanding capital stock will be determined based upon the liquidation preferences set forth in Coral's certificate of incorporation and is subject to certain escrow provisions. Your attention is directed to the attached Proxy Statement/Prospectus, which contains a more complete description of the terms of the merger, a copy of the Reorganization Agreement, and detailed financial, business and other information concerning Coral and Lightbridge.

     After careful consideration of the terms of the Reorganization Agreement, Coral's Board of Directors has determined that the merger is in the best interests of Coral and its stockholders. ACCORDINGLY, YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR APPROVAL OF THE REORGANIZATION AGREEMENT.

     Whether or not you plan to attend the Special Meeting in person, we urge you to execute, date and return the enclosed proxy card in the enclosed postage-paid envelope as soon as possible to assure that your shares will be voted at the Special Meeting. On behalf of the Board of Directors, we thank you for your support and urge you to vote "FOR" approval of the Reorganization Agreement.

                                             Sincerely,


                                             John A. Fraser
                                             President

                              CORAL SYSTEMS, INC.

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                         TO BE HELD ON NOVEMBER 6, 1997
                         ------------------------------

     A Special Meeting of Stockholders (the "Special Meeting") of Coral Systems, Inc. ("Coral") will be held at 10 A.M. (local time) on November 6, 1997, at the offices of Cooley Godward LLP, 2595 Canyon Boulevard, Suite 250, Boulder, Colorado, for the following purposes:

     1. For (a) holders of Coral's common stock, voting as a class, and (b) holders of Coral's Series A preferred stock, Series B preferred stock and Series C preferred stock, voting as a single class, to consider and vote upon a proposal to approve the Agreement and Plan of Reorganization dated September 9, 1997 among Lightbridge, Inc., SeeCross Acquisition Corp. and Coral (a copy of which agreement is included as Annex A to the accompanying Proxy Statement/Prospectus), and the merger contemplated thereby; and

     2. To transact such other business as may properly come before the Special Meeting or any adjournment thereof.

The foregoing items of business are described more fully in the Proxy Statement/Prospectus accompanying this Notice.

     The Board of Directors has fixed the close of business on October 8, 1997, as the record date for the determination of stockholders entitled to notice of and to vote at the Special Meeting and at adjournment thereof.

 Dated: October 9, 1997

                                             By Order of the Board of Directors,


                                             Howard Kaushansky
                                             Secretary


     ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE SPECIAL MEETING.
          WHETHER OR NOT YOU EXPECT TO ATTEND, PLEASE COMPLETE, DATE
           AND SIGN THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN
              THE ENCLOSED STAMPED ENVELOPE.  YOU MAY STILL VOTE
                 IN PERSON IF YOU ATTEND THE SPECIAL MEETING.

                    PROXY STATEMENT OF CORAL SYSTEMS, INC.

                        PROSPECTUS OF LIGHTBRIDGE, INC.

     This Proxy Statement/Prospectus constitutes a proxy statement of Coral Systems, Inc., a Delaware corporation ("Coral"), being furnished to the stockholders of Coral in connection with the solicitation of proxies by the Board of Directors of Coral for use at a Special Meeting of Stockholders of Coral to be held at the offices of Cooley Godward LLP, 2595 Canyon Boulevard, Suite 250, Boulder, Colorado on November 6, 1997 at 10 A.M. (local time) and at any and all adjournments or postponements thereof (the "Special Meeting"). At the Special Meeting, the stockholders of Coral will consider a proposal to approve both (i) the Agreement and Plan of Reorganization dated as of September 9, 1997 (the "Reorganization Agreement") among Lightbridge, Inc., a Delaware corporation ("Lightbridge"), SeeCross Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Lightbridge ("Acquisition Corp."), and Coral and
(ii) a merger pursuant to the Reorganization Agreement in which Acquisition Corp. would merge with and into Coral and the surviving corporation would become a wholly owned subsidiary of Lightbridge (the "Merger"). This Proxy Statement/Prospectus and the accompanying form of proxy are first being mailed to stockholders of Coral on or about October 9, 1997. CERTAIN CURRENT AND FORMER DIRECTORS AND OTHER AFFILIATES OF CORAL HAVE PREVIOUSLY DELIVERED TO REPRESENTATIVES OF LIGHTBRIDGE IRREVOCABLE PROXIES SUFFICIENT TO APPROVE THE REORGANIZATION AGREEMENT AND THE MERGER.

     This Proxy Statement/Prospectus also constitutes a prospectus of Lightbridge with respect to shares of its common stock, $.01 par value ("Lightbridge Common"), proposed to be issued to Coral stockholders in connection with the Merger. Lightbridge Common is traded on the Nasdaq National Market under the symbol "LTBG." On October 6, 1997, the last reported sale price per share of Lightbridge Common on the Nasdaq National Market was $15.875.

     Pursuant to the Merger, each of the outstanding shares of Coral's common stock, $.001 par value ("Coral Common"), Series A preferred stock, $.001 par value ("Coral Series A"), Series B preferred stock, $.001 par value ("Coral Series B"), and Series C preferred stock, $.001 par value ("Coral Series C"), other than duly qualified dissenting shares, would convert into a fraction of a share of Lightbridge Common determined as set forth in the Reorganization Agreement, which determination will be (i) based in part on the average of the last reported sale prices per share of Lightbridge Common on the Nasdaq National Market over the ten trading days preceding the closing date under the Reorganization Agreement (the "Calculation Price") and (ii) subject to decrease as described herein for certain expenses incurred by Coral in connection with the Merger and for certain changes in the amount of working capital of Coral occuring prior to such closing date (collectively, the "Adjustment Amount"). If the Calculation Price is between $10.8375 and $14.6625, Lightbridge would issue (and reserve for issuance upon exercise of outstanding Coral options and warrants) an aggregate of 1,286,863 shares of Lightbridge Common, subject to decrease for the Adjustment Amount. If the Calculation Price is less than $10.8375 or greater than $14.6625, the aggregate number of shares of Lightbridge Common issued (and reserved for issuance) would equal the quotient of $13,946,375 or $18,868,625, respectively, in each case divided by the Calculation Price and subject to decrease for the Adjustment Amount. See "The Merger Proposal--Calculation of Merger Consideration." SHARES OF LIGHTBRIDGE COMMON ISSUABLE TO CORAL STOCKHOLDERS IN CONNECTION WITH THE MERGER WILL BE SUBJECT TO SIGNIFICANT INDEMNIFICATION AND ESCROW OBLIGATIONS AND WILL BE DELIVERED BETWEEN SIX AND EIGHTEEN MONTHS AFTER THE CONSUMMATION OF THE MERGER. In addition, as a result of the Merger, all options and warrants to purchase shares of Coral Common would become exercisable, when vested, to purchase shares of Lightbridge Common.

     All information herein with respect to Lightbridge has been furnished by Lightbridge, and all information herein with respect to Coral has been furnished by Coral. SEE "RISK FACTORS" BEGINNING AT PAGE 12 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED CAREFULLY BY CORAL STOCKHOLDERS IN EVALUATING THE ACQUISITION OF THE SHARES OF LIGHTBRIDGE COMMON OFFERED HEREBY.

NEITHER THIS TRANSACTION NOR THE SHARES OF LIGHTBRIDGE COMMON OFFERED HEREBY HAVE BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND
   EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON
   THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/PROSPECTUS.  ANY
          REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

       The date of this Proxy Statement/Prospectus is October 7, 1997.

                          FORWARD-LOOKING STATEMENTS

     Certain statements in this Proxy Statement/Prospectus constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21B of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Without limiting the foregoing, the words "believes," "anticipates," "plans," "expects" and similar expressions are intended to identify forward-looking statements. Furthermore, any statements contained herein that are not statements of historical fact may be considered to be forward-looking statements. There are a number of important factors that could cause the results of Lightbridge to differ materially from those indicated by forward-looking statements contained herein, including those set forth in this Proxy Statement/Prospectus under the caption "Risk Factors." Neither Lightbridge nor Coral undertakes any obligation to update any forward-looking statements contained herein.

                             AVAILABLE INFORMATION

     Lightbridge is subject to the informational requirements of the Exchange Act, and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Reports and other information filed by Lightbridge can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Regional Offices of the Commission at Suite 1400, 500 West Madison Street, Chicago, Illinois 60661 and 7 World Trade Center, Thirteenth Floor, New York, New York 10048. Copies also may be obtained from the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a site on the World Wide Web (http://www.sec.gov) that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Commission. Lightbridge Common is traded on the Nasdaq National Market, and such reports, statements and other information can be inspected at the offices of the Nasdaq Stock Market, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

     This Proxy Statement/Prospectus does not contain all the information set forth in the Registration Statement on Form S-4, including the exhibits thereto, which Lightbridge has filed with the Commission under the Securities Act (as it may be amended and including such exhibits, the "Registration Statement") and of which this Proxy Statement/Prospectus is a part. Reference is made to the Registration Statement for further information with respect to Lightbridge and the shares of Lightbridge Common offered hereby. Statements contained herein concerning the provisions of any document necessarily present a summary of the terms of such document and are qualified in their entirety by reference to any copy of such document attached as an annex hereto or filed with the Commission as an exhibit to the Registration Statement.


                      INFORMATION INCORPORATED BY REFERENCE


     Lightbridge hereby incorporates by reference the following documents previously filed with the Commission pursuant to the Exchange Act:

     (1) Lightbridge's Annual Report on form 10-K for the fiscal year ended December 31, 1996;

     (2) Lightbridge's definitive Proxy Statement dated April 21, 1997 used in connection with its Annual Meeting of Stockholders held on May 22, 1997;

     (3) Lightbridge's Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 1997 and June 30, 1997; and

     (4) the description of Lightbridge Common contained in Lightbridge's Registration Statement on Form 8-A (File No. 0-21319), dated September 6, 1996.

          All reports and other documents subsequently filed by Lightbridge pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Proxy Statement/Prospectus and prior to the Special Meeting shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement/Prospectus to the extent that a statement contained herein or in a document incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement/Prospectus.

     THIS PROXY STATEMENT/PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE THAT ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS (EXCEPT FOR EXHIBITS TO SUCH DOCUMENTS NOT EXPRESSLY INCORPORATED BY REFERENCE HEREIN) ARE AVAILABLE UPON WRITTEN REQUEST TO INVESTOR RELATIONS, LIGHTBRIDGE, INC., 67 SOUTH BEDFORD STREET, BURLINGTON, MASSACHUSETTS 01803 OR ORAL REQUEST TO LIGHTBRIDGE'S INVESTOR RELATIONS AT TELEPHONE NUMBER (617) 359-4790.
                                ______________



     NO PERSON IS AUTHORIZED IN CONNECTION WITH THIS SOLICITATION AND OFFERING TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS, AND, IF GIVEN OR MADE, ANY SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY LIGHTBRIDGE OR CORAL. THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THE SHARES OF LIGHTBRIDGE COMMON OFFERED HEREBY, NOR DOES IT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO ACQUIRE, ANY OF THE SHARES OF LIGHTBRIDGE COMMON WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF LIGHTBRIDGE COMMON MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.


                                ______________

     PROFILE is a registered trademark of Lightbridge, and ALLEGRO, CAS__COMM, CHANNEL WIZARD, CHURN PROPHET, CREDIT DECISION SYSTEM, CUSTOMER ACQUISITION SYSTEM, 800-FOR-CREDIT, FRAUD SENTINEL, INSIGHT, IRIS, LIGHTBRIDGE, POPS, POSTALPRO, RETAIL MANAGEMENT SYSTEM, SAMS, TELECOMMUNICATIONS INTELLIGENCE, TELESTO and WIRELESS INTELLIGENCE are trademarks of Lightbridge. FRAUDBUSTER and CHURNALERT are registered trademarks of Coral. All other trademarks or trade names appearing in this Proxy Statement/Prospectus are the property of their respective owners.

                               TABLE OF CONTENTS

                                                                                                                     Page
                                                                                                                         ----
FORWARD-LOOKING STATEMENTS........................................................................................     2
AVAILABLE INFORMATION.............................................................................................     2
INFORMATION INCORPORATED BY REFERENCE.............................................................................     2
SUMMARY...........................................................................................................     4
RISK FACTORS......................................................................................................    12
INDEX OF DEFINED TERMS............................................................................................    21

[REGARDING THE SPECIAL MEETING]
THE SPECIAL MEETING...............................................................................................    22
THE MERGER PROPOSAL...............................................................................................    24
THE REORGANIZATION AGREEMENT......................................................................................    36
OTHER AGREEMENTS..................................................................................................    44
OTHER MATTERS.....................................................................................................    46

[REGARDING LIGHTBRIDGE]
PRICE RANGE OF LIGHTBRIDGE COMMON.................................................................................    47
SELECTED CONSOLIDATED FINANCIAL DATA OF LIGHTBRIDGE...............................................................    48
LIGHTBRIDGE MANAGEMENT'S DISCUSSION AND ANALYSIS OF
   FINANCIAL CONDITION AND RESULTS OF OPERATIONS..................................................................    49
BUSINESS OF LIGHTBRIDGE...........................................................................................    58
MANAGEMENT OF LIGHTBRIDGE.........................................................................................    67
PRINCIPAL STOCKHOLDERS OF LIGHTBRIDGE.............................................................................    71
DESCRIPTION OF LIGHTBRIDGE CAPITAL STOCK..........................................................................    73

{REGARDING CORAL]
SELECTED FINANCIAL DATA OF CORAL..................................................................................    76
CORAL MANAGEMENT'S DISCUSSION AND ANALYSIS OF
   FINANCIAL CONDITION AND RESULTS OF OPERATIONS..................................................................    77
BUSINESS OF CORAL.................................................................................................    83
PRINCIPAL STOCKHOLDERS OF CORAL...................................................................................    88

[REGARDING LIGHTBRIDGE AND CORAL]
LIGHTBRIDGE, INC. UNAUDITED PRO FORMA CONDENSED
   CONSOLIDATED BALANCE SHEET AND STATEMENTS
   OF OPERATIONS..................................................................................................    90
COMPARISON OF STOCKHOLDERS' RIGHTS................................................................................    96
LEGAL MATTERS.....................................................................................................   100
EXPERTS...........................................................................................................   100
INDEX TO FINANCIAL STATEMENTS.....................................................................................   F-1

ANNEX A.  REORGANIZATION AGREEMENT................................................................................   A-1
ANNEX B.  DELAWARE GENERAL CORPORATION LAW SECTION 262 ("Appraisal Rights").......................................   B-1

--------------------------------------------------------------------------------

                                    SUMMARY

     The following summary is qualified in its entirety by the more detailed information and financial statements and notes thereto appearing elsewhere in this Proxy Statement/Prospectus and by the annexes hereto. Each Coral stockholder should read carefully the entire Proxy Statement/Prospectus, including the annexes, before voting on the proposal discussed herein.

                                 THE COMPANIES

     LIGHTBRIDGE develops, markets and supports a network of integrated products and services that enable wireless telecommunications carriers to improve their customer acquisition and retention processes. Lightbridge's comprehensive software-based solutions are delivered primarily on an outsourcing and service bureau basis, which allows wireless carriers to focus internal resources on their core business activities. Lightbridge's solutions combine the advantages of distributed access and workflow management, centrally managed client-specified business policies and links to carrier and third-party systems. The open architecture underlying Lightbridge's software applications supports the development of flexible, integrated solutions, regardless of the type of wireless service provided by a client and independent of the client's computing environment.

     Lightbridge offers on-line, real-time transaction processing and call center support solutions to aid carriers in qualifying and activating applicants for wireless service, as well as software-based sales support services for traditional distribution channels, such as dealers, agents and direct mobile sales forces, and emerging distribution channels, such as mass market retail stores, home shopping and stand-alone kiosks. Lightbridge develops and implements interfaces that fully integrate its acquisition system with carrier and third-party systems, such as those for billing, point-of-sale, activation and order fulfillment. Lightbridge recently introduced software-based decision support tools and services that enable carriers to reduce subscriber churn and to make more informed business decisions about their subscribers, markets and distribution channels.

     Lightbridge was incorporated in Delaware in June 1989. Lightbridge's principal executive offices are located at 67 South Bedford Street, Burlington, Massachusetts 01803, and its telephone number is (781) 359-4000.


     ACQUISITION CORP. was incorporated in Delaware in September 1997 for the purpose of effecting the Merger. Acquisition Corp. is a wholly owned subsidiary of Lightbridge, and it has no material assets and has not engaged in any activities except in connection with the proposed Merger. Acquisition Corp.'s principal executive offices are located at the same address, and it has the same telephone number, as Lightbridge.

     CORAL provides client-server software products for the wireless telecommunications industry to enable carriers to reduce fraud and customer turnover, or "churn," and increase operating efficiencies. Coral's products are based upon its core technology, which provides several key advantages, including rapid product development, portability, technology independence and enhanced scalability. Coral's fraud management software, FraudBuster, incorporates a fraud profiler and subscription fraud monitoring functionality and is designed to combat most currently identified types of wireless fraud. Unlike many other fraud prevention techniques, which address specific types of fraud, FraudBuster detects multiple types of existing and emerging fraud, including cloning, subscription fraud, tumbling fraud and cellular telephone theft. Coral's churn prevention product, ChurnAlert, allows carriers to analyze and identify potential churn candidates before they seek customer service assistance or deactivate service.

     Coral was incorporated in Colorado in August 1991 and reincorporated in Delaware in April 1995. Coral's executive offices are located at 1500 Kansas Avenue, Suite 2E, Longmont, Colorado 80501, and its telephone number is (303) 772-5800.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                                SPECIAL MEETING

     TIME, PLACE AND DATE. The Special Meeting will be held on November 6, 1997 at 10 A.M. (local time) at the offices of Cooley Godward LLP, 2595 Canyon Boulevard, Suite 250, Boulder, Colorado.


     PURPOSE OF THE SPECIAL MEETING. At the Special Meeting, the stockholders of Coral will consider and vote upon a single proposal to approve the Reorganization Agreement and the Merger (the "Merger Proposal"). THE BOARD OF DIRECTORS OF CORAL HAS UNANIMOUSLY APPROVED THE REORGANIZATION AGREEMENT AND THE MERGER AND UNANIMOUSLY RECOMMENDS THAT CORAL STOCKHOLDERS VOTE FOR THE MERGER PROPOSAL. See "The Merger Proposal--Background of the Merger," "--Coral's Reasons for the Merger; Recommendation of the Board of Directors of Coral" and "--Interests of Certain Persons in the Merger."


     VOTES REQUIRED; RECORD DATE. The close of business on October 8, 1997 has been fixed as the record date for the determination of Coral stockholders entitled to notice of and to vote at the Special Meeting, including at any adjournment or postponement thereof (the "Record Date"). The presence, in person or by proxy, of the holders of one-third of the outstanding shares of Coral Common and of holders of one-third of the outstanding shares of Coral Series A, Coral Series B and Coral Series C (on an as-converted basis) will constitute a quorum at the Special Meeting. Abstentions will be included as present or represented for purposes of establishing a quorum for the transaction of business.


     Under Coral's Amended and Restated Certificate of Incorporation, as amended (the "Coral Charter"), approval of the Merger Proposal requires both (i) the affirmative vote of the holders of a majority of the outstanding shares of Coral Common entitled to vote at the Special Meeting and (ii) the affirmative vote of the holders of a majority of the outstanding Coral Series A, Coral Series B and Coral Series C, voting as a single class on an as-converted basis, entitled to vote at the Special Meeting. As of the Record Date, there are expected to be issued and outstanding 3,276,134 shares of Coral Common, entitling each holder thereof to one vote. In addition, there are expected to be issued and outstanding 2,000,000 shares of Coral Series A, 2,083,333 shares of Coral Series B and 1,824,920 shares of Coral Series C, each of which would entitle the holder thereof (on an as-converted basis) to one-half vote, one vote and one-half vote, respectively.


     CERTAIN CURRENT AND FORMER DIRECTORS AND OTHER AFFILIATES OF CORAL, WHO HOLD IN THE AGGREGATE A MAJORITY OF THE OUTSTANDING SHARES OF CORAL COMMON AND A MAJORITY OF THE OUTSTANDING SHARES OF CORAL SERIES A, CORAL SERIES B AND CORAL SERIES C (ON AN AS-CONVERTED BASIS), HAVE EXECUTED VOTING AGREEMENTS WITH LIGHTBRIDGE PURSUANT TO WHICH THEY HAVE AGREED TO VOTE IN FAVOR OF THE MERGER PROPOSAL AND HAVE DELIVERED TO LIGHTBRIDGE IRREVOCABLE LIMITED PROXIES WITH RESPECT TO THE MERGER PROPOSAL. ACCORDINGLY, THOSE VOTING AGREEMENTS AND IRREVOCABLE LIMITED PROXIES ARE SUFFICIENT TO EFFECT THE APPROVAL OF THE MERGER PROPOSAL. See "Other Agreements--Voting Agreements."


     CHANGE OF VOTE. Holders of shares of Coral Common, Coral Series A, Coral Series B and Coral Series C (collectively, "Coral Capital Stock") who execute a proxy in the enclosed form may revoke the proxy at any time before it is exercised by (i) delivering to the Secretary of Coral at Coral's headquarters, 1500 Kansas Avenue, Suite 2E, Longmont, Colorado 80501, a written notice of revocation prior to the voting of the proxy at the Special Meeting, (ii) signing and returning a later dated proxy to the Secretary of Coral prior to the Special Meeting, or (iii) attending the Special Meeting and informing the Secretary of Coral in writing that such holder wishes to vote the shares in person. Accordingly, stockholders of Coral who execute and return proxy cards in advance of the Special Meeting may change their votes at any time prior to or at the Special Meeting. The foregoing revocation procedures do not apply to directors and other affiliates of Coral who have executed voting agreements with Lightbridge, as described in the preceding paragraph.

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                                       5

--------------------------------------------------------------------------------

                                  THE MERGER

     THE MERGER. Pursuant to the Reorganization Agreement, Acquisition Corp. will be merged with and into Coral and the surviving corporation, which will be known as Coral Systems, Inc., will become a wholly owned subsidiary of Lightbridge (the "Surviving Corporation"). See "The Merger Proposal."


     MERGER CONSIDERATION. Pursuant to the Merger, each of the outstanding shares of Coral Capital Stock, other than any duly qualified dissenting share, would convert into a fraction of a share of Lightbridge Common determined as set forth in the Reorganization Agreement, which determination will be (i) based in part on the Calculation Price and (ii) subject to decrease for the Adjustment Amount. If the Calculation Price is between $10.8375 and $14.6625, Lightbridge would issue (and reserve for issuance upon exercise of outstanding Coral options and warrants) an aggregate of 1,286,863 shares of Lightbridge Common, subject to decrease for the Adjustment Amount. If the Calculation Price is less than $10.8375 or greater than $14.6625, the aggregate number of shares of Lightbridge Common issued (or reserved for issuance) would equal the quotient of $13,946,375 or $18,868,625, respectively, divided by the Calculation Price, in each case subject to decrease for the Adjustment Amount. See "The Merger Proposal-- Calculation of Merger Consideration."

     ESCROW AND RELEASE OF SHARES. Upon consummation of the Merger, each holder of Coral Capital Stock would be entitled to receive approximately one-third of the shares of Lightbridge Common into which those shares of Coral Capital Stock converted. Such shares will be delivered to the Exchange Agent (as defined below) for delivery to the former Coral stockholders approximately six months after the closing of the Merger. The balance of the shares of Lightbridge Common would be held in escrow by American Stock Transfer & Trust Company, as escrow agent (the "Escrow Agent"), in support of the indemnification obligations of the Coral stockholders under the Reorganization Agreement and the escrow agreement (the "Escrow Agreement") to be entered into as of the date of the closing under the Reorganization Agreement (the "Closing"). See "The Reorganization Agreement--Indemnification" and "Other Agreements--Escrow Agreement." Subject to the resolution of unsatisfied claims of Lightbridge, (i) one-half of the escrowed shares, less any shares canceled in satisfaction of indemnified claims, would be released from escrow one year after the Effective Time and (ii) any balance of escrowed shares would be released from escrow eighteen months after the Effective Time.

     BY APPROVING THE REORGANIZATION AGREEMENT, CORAL STOCKHOLDERS WILL BE DEEMED TO HAVE CONSENTED TO THE APPOINTMENT OF R.D. "PETE" BLOOMER, A STOCKHOLDER AND FORMER DIRECTOR OF CORAL, TO ACT AS THE "HOLDERS' AGENT" ON BEHALF OF CORAL STOCKHOLDERS IN CONNECTION WITH THE DETERMINATION OF THE ADJUSTMENT AMOUNT, THE INDEMNIFICATION OBLIGATIONS OF THE CORAL STOCKHOLDERS UNDER THE REORGANIZATION AGREEMENT, AND THE DEPOSIT AND RELEASE OF SHARES PURSUANT TO THE REORGANIZATION AGREEMENT AND THE ESCROW AGREEMENT.


     EXCHANGE OF CERTIFICATES. As soon as reasonably practicable after the Effective Time, and upon each release of Lightbridge Common in accordance with the terms of the escrow arrangements, American Stock Transfer & Trust Company, in its capacity as exchange agent for the Merger (the "Exchange Agent"), will send to each Coral stockholder a letter of transmittal and instructions to effect the surrender of certificates representing shares of Coral Capital Stock, in exchange for certificates representing shares of Lightbridge Common. Coral stockholders, however, will not receive any shares of Lightbridge Common until approximately six months following the closing of the Merger, when approximately one-third of Lightbridge Common issuable to them in respect of the Merger will be delivered by the Exchange Agent. See "The Merger Proposal--Conversion of Shares; Procedures for Exchange of Certificates." CORAL STOCKHOLDERS SHOULD NOT RETURN STOCK CERTIFICATES WITH THE ENCLOSED PROXY AND SHOULD NOT FORWARD THEIR CERTIFICATES TO THE EXCHANGE AGENT UNTIL THEY HAVE RECEIVED TRANSMITTAL LETTERS.


     CONDITIONS TO THE MERGER. The consummation of the Merger is subject to various conditions, including approval of the Merger Proposal by the stockholders of Coral, the absence of any legal restraints or prohibitions preventing the consummation of the Merger, the absence of any material adverse changes in the business of Coral or Lightbridge, and other customary conditions. See "The Reorganization Agreement--Conditions to the Merger."

     TERMINATION. The Reorganization Agreement may be terminated at any time prior to the Closing: (i) by mutual written consent of Coral and Lightbridge;
(ii) by Coral or Lightbridge if the stockholders of Coral vote

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                                       6

--------------------------------------------------------------------------------

not to approve the Merger Proposal; (iii) by Coral or Lightbridge if the Closing does not occur on or before December 31, 1997; (iv) by Coral or Lightbridge if
(a) there has been a final nonappealable order of a federal or state court in effect preventing consummation of the transactions contemplated by the Reorganization Agreement or (b) there has been any action taken, or any statute, rule, regulation or order erected, promulgated or issued or deemed applicable to the transactions contemplated by the Reorganization Agreement by any governmental entity that would make consummation of the transactions contemplated by the Reorganization Agreement illegal; (v) by Coral if there has been a material breach of any representation, warranty, covenant or agreement contained in the Reorganization Agreement on the part of Lightbridge or Acquisition Corp. and, if such breach is curable, such breach has not been promptly cured after written notice of such breach; (vi) by Lightbridge if there has been a material breach of any representation, warranty, covenant or agreement contained in the Reorganization Agreement on the part of Coral and, if such breach is curable, such breach has not been promptly cured after written notice of such breach; (vii) by Lightbridge if there shall be any action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the transactions contemplated by the Reorganization Agreement by any governmental entity that would (a) prohibit Lightbridge's or Coral's ownership or operation of all or a material portion of the business or assets of Coral or Lightbridge and its subsidiaries taken as a whole, or compel Lightbridge or Coral to dispose of or hold separate all or a material portion of the business or assets of Coral or Lightbridge, as a result of the transactions contemplated by the Reorganization Agreement or (b) render Lightbridge or Coral unable to consummate the transactions contemplated by the Reorganization Agreement; (viii) by Lightbridge if any condition to the obligation of Lightbridge and Acquisition Corp. to complete the transactions contemplated by the Reorganization Agreement has not been satisfied by Coral or waived by Lightbridge; (ix) by Coral if any condition to the obligation of Coral to complete the transactions contemplated by the Reorganization Agreement has not been satisfied by Lightbridge or Acquisition Corp. or waived by Coral; (x) by Lightbridge if the Calculation Price is less than $9.5625; or (xi) by Coral if
(a) the Calculation Price is less than $9.5625 and, following the date of the Reorganization Agreement, an event has occurred that has had a material adverse effect on the business, financial condition or results of operations of Lightbridge or (b) the Calculation Price is more than $15.9375. CORAL STOCKHOLDER APPROVAL OF THE MERGER PROPOSAL WILL CONFER UPON THE BOARD OF DIRECTORS OF CORAL THE POWER, CONSISTENT WITH ITS FIDUCIARY DUTIES, TO CONSUMMATE THE MERGER IN THE EVENT THAT THE CALCULATION PRICE OF THE LIGHTBRIDGE COMMON IS LESS THAN $9.5625 OR MORE THAN $15.9375. See "The Reorganization Agreement--Termination."

     NASDAQ LISTING. Lightbridge will use its reasonable efforts to cause all of the shares of Lightbridge Common issuable in the Merger, or upon exercise of Coral options and warrants outstanding as of the Effective Time, to be approved for quotation on the Nasdaq National Market. See "The Merger Proposal--Nasdaq Listing."

     APPRAISAL RIGHTS. Any holder of shares of Coral Capital Stock as of the Record Date who elects to dissent from the approval of the Merger Proposal and who follows the procedures set forth in Section 262 of the Delaware General Corporation Law ("Delaware Law"), will be entitled, as an alternative to receiving Lightbridge Common in exchange for those shares of Coral Capital Stock, to a judicial determination of the fair value in cash of those shares. A copy of Section 262 of the Delaware Law is attached as ANNEX B to this Proxy Statement/Prospectus. See "The Merger Proposal--Appraisal Rights."

     OPTIONS AND WARRANTS. Each outstanding option to purchase shares of Coral Common previously issued under Coral's Amended and Restated Stock Option Plan (each an "Option" and collectively the "Options") and each outstanding warrant of Coral to purchase shares of Coral Common (each a "Warrant" and collectively the "Warrants"), whether vested or unvested, would entitle its holder, upon exercise (if and when vested) following the Effective Time, to receive that number of whole shares of Lightbridge Common equal to the product of the number of shares of Coral Common that were issuable upon exercise of such Option or Warrant immediately prior to the Effective Time (without regard to vesting) multiplied by the conversion rate for a single share of Coral Common, rounded down to the nearest whole number of shares of Lightbridge Common. In addition, following the Effective Time, the per share exercise price for the Lightbridge Common issuable upon exercise of each Option and Warrant would be equal to the per share exercise price thereof immediately prior to the Effective Time divided by the conversion rate for a single share of Coral Common. See "The Merger Proposal--Calculation of Merger Consideration."

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------


     MARKET PRICE DATA. Lightbridge Common is traded on the Nasdaq National Market under the symbol "LTBG." The last sale price per share of Lightbridge Common was $14.75 on September 9, 1997, the day that the Reorganization Agreement was signed and the last trading day preceding the public announcement of the proposed Merger, and was $15.875 on October 6, 1997, the latest practicable trading day preceding the date of this Proxy
Statement/Prospectus. Because there is no established trading market for any class of Coral Capital Stock, information with respect to the market price thereof on an historical and equivalent per share basis has been omitted.

                  INTERESTS OF CERTAIN PERSONS IN THE MERGER

     As of October 1, 1997, the directors and executive officers of Coral as a group beneficially owned an aggregate of 837,542 shares of Coral Common (including shares purchasable upon the exercise of outstanding Options and Warrants within 60 days of September 1, 1997), 125,000 shares of Coral Series A and 522,500 shares of Coral Series B. All of those shares will be treated in the Merger in the same manner as the shares of Coral stock held by other stockholders of Coral. Certain current and former directors and other affiliates of Coral, who hold in the aggregate a majority of the outstanding Coral Common and a majority of the outstanding Coral Series A, Coral Series B and Coral Series C (on an as-converted basis), have executed voting agreements with Lightbridge pursuant to which they have agreed to vote in favor of the Merger Proposal and have delivered to Lightbridge irrevocable limited proxies with respect to the Merger Proposal. Accordingly, those voting agreements and irrevocable limited proxies are sufficient to approve the Merger Proposal. See "Other Agreements--Voting Agreements" and "Principal Stockholders of Coral." To the best of Coral's knowledge, each of the other Coral directors and executive officers who owns shares of Coral stock intends to vote those shares in favor of the Merger Proposal.

     On September 8, 1997, the Board of Directors of Coral adopted a Management Bonus Plan pursuant to which five of Coral's key employees will receive staying bonuses in an aggregate amount of $220,000 for their continued employment with Coral through the Closing. The Management Bonus Plan was adopted to provide an incentive to those key employees whom the Board of Directors of Coral determined to be integral to the consummation of the Merger. The bonuses will be payable within ten days of the Closing.

     Pursuant to the Reorganization Agreement, two of Coral's executive officers will enter into employment agreements with Coral providing for their continued employment with Coral.

     Persons identified by Coral as "affiliates" (as that term is defined for purposes of Rule 145 under the Securities Act) of Coral will enter into agreements restricting sales, dispositions or other transactions reducing their risk of investment with respect to shares of Coral Capital Stock held by them prior to the Merger and the shares of Lightbridge Common received by them in the Merger so as to comply with the requirements of applicable federal securities laws.

     See "The Merger Proposal--Interests of Certain Persons in the Merger."

                                   EXPENSES

     In the event the Merger is completed, (a) Lightbridge and Acquisition Corp. will be and remain responsible for their costs and expenses and (b) the Coral stockholders will be and remain responsible for their costs and expenses, as well as the costs and expenses of Coral arising prior to the Closing in connection with the Merger, except that Lightbridge will be responsible for (i) a total of $500,000 of fees of Coral's financial advisor, Broadview Associates LLC ("Broadview"), incurred by Coral in connection with the Merger and (ii) a total of $220,000 payable to five of Coral's key employees under the Management Bonus Plan described in "The Merger Proposal--Interests of Certain Persons in the Merger." Any obligations of the Coral stockholders described in clause (b) above shall be part of the Adjustment Amount and shall be deemed to be paid by a decrease in the number of shares of Lightbridge Common otherwise issuable in connection with the Merger. See "The Merger Proposal--Calculation of Merger Consideration."
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

     The Merger is intended to be a tax-free reorganization so that no gain or loss will be recognized by Coral stockholders for federal income tax purposes, except for holders of dissenting shares. The qualification of the Merger as a reorganization, however, depends on a number of factual matters, and accordingly no assurance can be given that the Merger will qualify as a tax-free reorganization for federal income tax purposes. See "The Merger Proposal-- Certain Federal Income Tax Considerations."

  RESTRICTION ON RESALE OF SHARES OF LIGHTBRIDGE COMMON ISSUED IN THE MERGER

     Shares of Lightbridge Common issued in the Merger will be, when delivered to Coral stockholders in accordance with the Reorganization Agreement and the Escrow Agreement, freely transferable, except for shares issued to persons who are "affiliates" of Lightbridge or Coral, which shares will be subject to certain restrictions on resale under Rule 145 promulgated under the Securities Act. See "The Merger Proposal--Federal Securities Law Consequences."
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

              SUMMARY CONSOLIDATED FINANCIAL DATA OF LIGHTBRIDGE

                                                                           THREE         TWELVE
                                                                          MONTHS         MONTHS      YEAR
                                                                           ENDED          ENDED      ENDED      SIX MONTHS
                                        YEARS ENDED SEPTEMBER 30,         DEC. 31,       DEC. 31,   DEC. 31,  ENDED JUNE 30,
                                   ---------------------------------  ---------------                       ----------------
                                   1992    1993     1994      1995     1994    1995      1995(1)    1996     1996      1997
                                   -----  ------   -------  --------  ------ --------  ----------  -------  -------- -------
                                                            (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS
 DATA:
Revenues.......................... $2,988   $6,986  $13,398  $19,350  $5,515  $ 6,512    $20,347   $29,545   $13,263   $17,831
Income (loss) from
operations........................   (623)     130    1,207   (1,607)    586      387     (1,806)    2,737       692     2,101
Net income (loss).................   (753)    (125)     950   (2,433)    412       72     (2,773)    2,272       303     2,666
Net income per common share.......                                                                                     $  0.16
Weighted average number of
 common and common equivalent
     shares outstanding...........                                                                                      16,341
Pro forma net income (loss) per
    common share(2)...............                           $ (0.19)         $  0.01             $   0.16   $  0.02
Pro forma weighted average number
of common and common equivalent
    shares outstanding(2).........                            12,662           13,162               14,434    13,794


                                      JUNE 30,1997
                                    --------------
                                    (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents...........   $ 23,299
Working capital.....................     30,122
Total assets........................     42,245
Long-term obligations,
 less current portion...............      1,673
Stockholders' equity................     36,222

_________________________

(1) Lightbridge changed its fiscal year end from September 30 to December 31, effective with the fiscal year ending December 31, 1996.

(2) Gives effect to the conversion of all previously outstanding shares of Lightbridge's convertible preferred stock into 5,247,324 shares of Lightbridge Common, as effected on October 2, 1996 in connection with Lightbridge's initial public offering.

                        SUMMARY FINANCIAL DATA OF CORAL

                                                                                                         SIX MONTHS
                                                                 YEARS ENDED DECEMBER 31,              ENDED JUNE 30,
                                                    ----------------------------------------------  -----------------
                                                    1992       1993     1994       1995     1996     1996      1997
                                                    ------   -------   -------   --------  -------  ------    -------
                                                                              (IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
Revenues.........................................   $ 699    $   504   $ 1,417   $ 3,890   $ 8,692   $ 2,586  $ 3,710
Loss from operations.............................    (505)      (989)   (1,195)   (3,400)   (2,883)   (1,863)  (2,180)
Net loss before extraordinary item...............    (502)    (1,050)   (1,228)   (3,391)   (2,868)   (1,915)  (2,182)



                                                      JUNE 30, 1997
                                                     --------------
                                                     (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents........................    $      62
Working capital deficiency.......................       (1,590)
Total assets.....................................        3,730
Long-term obligations, less current portion......          146
Stockholders' deficit............................         (568)

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

--------------------------------------------------------------------------------

                          COMPARATIVE PER SHARE DATA

     The following table sets forth certain historical per share data of Lightbridge and Coral and unaudited pro forma consolidated condensed per share data based upon the assumptions that (i) the Merger was consummated as of January 1, 1996, (ii) the Merger was accounted for as a purchase and (iii) each outstanding share of Coral Common, Coral Series A, Coral Series B and Coral Series C was converted into .0682, .0755, .1609 and .1563 shares of Lightbridge Common, respectively. The actual numbers of shares of Lightbridge Common that will be issued upon conversion of outstanding shares of each class of Coral Capital Stock will be determined in part by the Calculation Price and in part by the amount of the Adjustment Amount. These conversion ratios assume that the Calculation Price will be $16.175, as if the Closing were held on September 26, 1997 (the latest practicable date before the initial filing of this Proxy Statement/Prospectus with the Commission), and that the Adjustment Amount will be $400,000, consisting principally of legal and accounting fees and other expenses expected to be incurred by Coral and paid by Lightbridge in connection with the Merger. THE ACTUAL CONVERSION RATES APPLICABLE TO CORAL CAPITAL STOCK MAY DIFFER MATERIALLY FROM THESE PRELIMINARY ESTIMATES. See "The Merger Proposal--Calculation of Merger Consideration" and "Lightbridge, Inc. Unaudited Pro Forma Condensed Consolidated Balance Sheet and Statements of Operations." The unaudited pro forma consolidated condensed per share data are not necessarily indicative of the operating results that would have been achieved had the Merger been consummated as of January 1, 1996 and should not be construed as representative of future operations. The following data should be read in conjunction with "Selected Consolidated Financial Data of Lightbridge," "Selected Financial Data of Coral," "Unaudited Pro Forma Condensed Consolidated Balance Sheet and Statements of Operations of Lightbridge" and the separate historical financial statements of Lightbridge and Coral included elsewhere in this Proxy Statement/Prospectus.

     Neither Lightbridge nor Coral has ever declared or paid any cash dividends on shares of its capital stock.


                                                            NET INCOME (LOSS) PER SHARE             BOOK VALUE PER SHARE
                                                          ---------------------------------   -------------------------------
                                                              YEAR            SIX MONTHS
                                                             ENDED              ENDED
                                                          DECEMBER 31, 1996   JUNE 30, 1997    DECEMBER  31, 1996    JUNE 30,1997
                                                          -----------------   -------------   -------------------   --------------
Historical:
     Lightbridge Common...............................       $0.16(1)           $0.16            $2.31                 $2.47
     Coral Common.....................................       (0.40)(2)          (0.30)            0.22                 (0.08)
     Coral Series A (3)...............................       (0.20)(2)          (0.15)            0.11                 (0.04)
     Coral Series B (3)...............................       (0.40)(2)          (0.30)            0.22                 (0.08)
     Coral Series C (3)...............................       (0.20)(2)          (0.15)            0.11                 (0.04)

Pro forma:
     Lightbridge Common...............................       (0.09)             (0.01)            2.58                  2.32

Equivalent pro forma per Coral share:
     Coral Common.....................................       (0.01)             (0.00)            0.18                  0.16
     Coral Series A...................................       (0.01)             (0.00)            0.19                  0.18
     Coral Series B...................................       (0.01)             (0.00)            0.42                  0.37
     Coral Series C...................................       (0.01)             (0.00)            0.40                  0.36

_____________

(1) Pro forma to give effect to the conversion of all previously outstanding shares of Lightbridge's convertible preferred stock into 5,247,324 shares of Lightbridge Common, as effected on October 2, 1996 in connection with Lightbridge's initial public offering.

(2) Computed using loss before extraordinary item.


(3) Pro forma to give effect to the conversion of all outstanding shares of Coral preferred stock into Coral Common.

                                 RISK FACTORS

     In addition to the other information presented in this Proxy Statement/Prospectus, the following risk factors should be considered carefully in evaluating the Merger Proposal and the resulting acquisition of the shares of Lightbridge Common offered hereby. For periods following the Merger, references to the products, business, operations, financial results or financial condition of Lightbridge should be considered to refer to Lightbridge and Coral, unless the context otherwise requires.

     DEPENDENCE ON LIMITED NUMBER OF CLIENTS. A limited number of clients historically have accounted for a substantial portion of Lightbridge's revenues in each fiscal year. Revenues attributable to Lightbridge's 10 largest clients accounted for approximately 90%, 90% and 81% of Lightbridge's total revenues in the years ended September 30, 1994 and 1995 and December 31, 1996, respectively. During the years ended September 30, 1994 and 1995, each of Lightbridge's four largest clients, and during the year ended December 31, 1996 each of Lightbridge's two largest clients, accounted for more than 10% of Lightbridge's total revenues, representing an aggregate of 64%, 63% and 44% of total revenues in those periods, respectively. GTE Mobile Communications Service Corporation ("GTE Mobile"), which accounted for 31% and 15% of Lightbridge's revenues in the years ended September 30, 1995 and December 31, 1996, respectively, changed the way it accessed Lightbridge's Customer Acquisition System during the year ended December 31, 1996, and then terminated its client relationship with Lightbridge as of June 30, 1997. As a result, Lightbridge's revenues from GTE Mobile decreased significantly during the year ended December 31, 1996 and the first half of 1997, before being curtailed completely as of June 30, 1997. The concentration of Lightbridge's revenues can cause Lightbridge's revenues and earnings to fluctuate significantly from quarter to quarter, based on the volume of qualification and activation transactions generated through its significant clients. Moreover, recent consolidation among established participants in the wireless telecommunications industry may result in further concentration of Lightbridge's revenues from a limited number of clients. Lightbridge expects that revenues attributable to a relatively small number of clients will continue to represent a significant percentage of its total revenues for the foreseeable future. Lightbridge's contracts with its clients generally extend for terms of one or more years and do not typically require the clients to purchase any particular type or quantity of Lightbridge's products or services or to pay any minimum amount for products or services. Therefore, there can be no assurance that any of Lightbridge's clients, including its significant clients, will continue to utilize Lightbridge's services at levels similar to previous years or at all. The loss of, or a significant curtailment of purchases by, one or more of Lightbridge's significant clients, including a loss or curtailment due to factors outside of Lightbridge's control, could have a material adverse effect on Lightbridge's business, financial condition, results of operations and cash flow. In addition, delays in collection or uncollectability of accounts receivable from any of Lightbridge's significant clients could have a material adverse effect on Lightbridge's liquidity and working capital position. See "Lightbridge Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business of Lightbridge-- Clients."

     INTEGRATION OF CORAL INTO LIGHTBRIDGE. The Merger involves the combination of two companies that have previously operated independently. The achievement of the anticipated benefits of the Merger will involve significant integration of the two companies' businesses, and no assurance can be given that the integration will be achieved in an efficient and effective manner. The integration of the companies's businesses will require that Lightbridge, among other things, integrate the companies' software products and technologies, retain key Coral employees, assimilate diverse corporate cultures, integrate the companies' management information systems, consolidate Coral's operations, and manage the companies' geographically dispersed operations, each of which could pose significant challenges. The difficulty of combining the companies may be increased by the need to integrate personnel, and changes effected in the combination may cause key employees to leave. The diversion of the attention of management created by the integration process, and any disruptions or other difficulties encountered in the transition process, could temporarily distract attention from the day-to-day business of Lightbridge. There can be no assurance that Lightbridge will be able to integrate the operations of Coral successfully, and any failure to do so could have a material adverse effect on Lightbridge's business, financial condition, results of operations and cash flow. Furthermore, Lightbridge's issuance of shares of Lightbridge Common, its write-off of in-process research and development expenses, and its amortization of goodwill and acquired technology in connection with the Merger will have the effect of reducing Lightbridge's earnings per share and may reduce the market price of Lightbridge Common unless and until revenue growth or cost savings and other business synergies sufficient to offset the effect of such issuance can be achieved. There can be no assurance that such cost savings or other synergies will be achieved. See "The Merger Proposal--Background of the Merger."

     PARTIALLY FIXED CONVERSION RATIO DESPITE POTENTIAL CHANGES IN STOCK PRICES. The respective ratios at which the Coral Common, Coral Series A, Coral Series B and Coral Series C will be converted into Lightbridge Common are fixed within a range of Calculation Prices, and within that range, those ratios will not be adjusted in the event of any increases or decreases in the market price of Lightbridge Common. Even if the Calculation Price falls outside of that range, the number of shares of Lightbridge Common to be issued (and reserved for issuance upon subsequent exercises of outstanding Options and Warrants) in connection with the Merger will be adjusted only to the extent necessary to cause the aggregate value of the issued (and reserved for issuance) shares of Lightbridge Common to equal the aggregate value of Lightbridge Common that would have been issued (and reserved for issuance) if the Calculation Price were at the top or bottom of the range. As a result, if the Calculation Price is less than $10.8375, the aggregate number of shares of Lightbridge Common issued (and reserved for issuance) would be equal to the quotient of $13,946,375 divided by the Calculation Price, subject to adjustment for the Adjustment Amount; while the number of shares of Lightbridge Common would be increased to the extent the Calculation Price is less than $10.8375, the aggregate value of the shares, based on the Calculation Price, would be limited to $13,946,375. Alternatively, if the Calculation Price is greater than $14.6625, the aggregate number of shares of Lightbridge Common issued (and reserved for issuance) would be equal to the quotient of $18,868,625 divided by the Calculation Price, subject to adjustment for the Adjustment Amount; the aggregate number of shares of Lightbridge Common would be decreased to the extent the Calculation Price is greater than $14.6625. The market price of Lightbridge Common at the Effective Time may vary from its price on the date of this Proxy Statement/Prospectus and on the date of the Special Meeting. Such variation may be the result of changes in the business, operations or prospects of Lightbridge, the timing of the Merger, the prospects of the Merger and post-Merger operations, regulatory considerations, general market and economic conditions, and other factors. Stockholders of Coral are urged to obtain current market quotations for Lightbridge Common. See "The Merger Proposal--Calculation of the Merger Consideration."

     FLUCTUATIONS IN QUARTERLY PERFORMANCE MAY ADVERSELY AFFECT MARKET PRICE OF LIGHTBRIDGE COMMON. Lightbridge has experienced fluctuations in its quarterly operating results and anticipates that such fluctuations will continue and could intensify. Lightbridge's quarterly operating results may vary significantly depending on a number of factors, including the timing of the introduction or acceptance of new products and services offered by Lightbridge or its competitors, changes in the mix of products and services provided by Lightbridge, the nature and timing of changes in Lightbridge's clients or their use of Lightbridge's products and services, consolidation among participants and other changes in the wireless telecommunications industry, changes in the client markets served by Lightbridge, changes in regulations affecting the wireless industry, changes in Lightbridge's operating expenses, changes in personnel and changes in general economic conditions. Historically, Lightbridge's quarterly revenues have been highest in the fourth quarter of each calendar year and have been particularly concentrated in the holiday shopping season between Thanksgiving and Christmas. Lightbridge's transaction revenues, which historically have represented the majority of Lightbridge's total revenues, are affected by the volume of use of Lightbridge's services, which is influenced by seasonal and retail trends, the success of the carriers utilizing Lightbridge's services in attracting subscribers and the markets served by Lightbridge for its clients. Software and consulting revenues, which include software license revenues and related consulting revenues, have recently represented an increasing proportion of Lightbridge's total revenues. Software license revenues are principally recognized at the time the licensed products are delivered and significant obligations are completed, and therefore may result in further fluctuations in Lightbridge's quarterly operating results. Consulting revenues may be influenced by the requirements of one or more of Lightbridge's significant clients, including engagement of Lightbridge for implementing or assisting in implementing special projects of limited duration. There can be no assurance that Lightbridge will be able to achieve or maintain profitability in the future or that its levels of profitability will not vary significantly among quarterly periods. Fluctuations in operating results may result in volatility in the market price of Lightbridge Common.

     Although Lightbridge's existing clients typically provide forecasts of future activity levels, these forecasts have not always proved accurate. In addition, the sales cycles for Lightbridge's services are typically lengthy and subject to a number of significant risks over which Lightbridge has little or no control, including clients' budget constraints and internal authorization reviews. As a result, Lightbridge may not be able to make accurate estimates of future sales levels. A significant portion of Lightbridge's expenses are fixed and difficult to reduce in the event revenues do not meet Lightbridge's expectations, thus magnifying the adverse effect of any revenue shortfall. Furthermore, announcements by Lightbridge or its competitors of new products, services or technologies could cause clients to defer or cancel purchases of Lightbridge's products and services; any such deferral or cancellation could have a material adverse effect on Lightbridge's business, financial condition, results of operations and cash flow. Accordingly, revenue shortfalls can cause significant variations in operating results from quarter to quarter and could have a material adverse effect on Lightbridge's results of operations. If demand for Lightbridge's services significantly exceeds Lightbridge's estimates at a time when its systems are used at or near capacity, however, Lightbridge may be unable to meet contractually required service levels. Lightbridge's failure to meet such service levels could permit clients to terminate their agreements with Lightbridge or give rise to liability for damages or penalties, either of which could have a material adverse effect on Lightbridge's business, financial condition, results of operations and cash flow. In addition, Lightbridge has hired a significant number of employees since January 1995 and this significant increase in its workforce may negatively impact Lightbridge's operating margins in the future, particularly if Lightbridge's commercial introduction of new products and services is not as successful as planned.

     Due to all of the foregoing factors, it is possible that in some future quarter Lightbridge's results of operations will be below prior results or the expectations of market analysts and investors. In such an event, the market price of Lightbridge Common would likely be materially adversely affected.

     INCURRENCE OF SIGNIFICANT TRANSACTION CHARGES. Lightbridge expects to incur charges to operations currently estimated to be between $17.0 million and $18.0 million in the quarter ending December 31, 1997, the quarter in which the Merger is expected to be consummated, to reflect the write-off of in-process research and development, the amortization of goodwill and acquired technology, and costs associated with combining the operations of the two companies. This amount is a preliminary estimate and is therefore subject to change. Additional unanticipated expenses may be incurred relating to the integration of the businesses of Lightbridge and Coral. Although Lightbridge expects that the elimination of duplicative expenses as well as other efficiencies related to the integration of the business of Coral may offset additional expenses over time, there can be no assurance that such net benefit will be achieved in the near term or at all.

     HISTORY OF LOSSES; CAPITAL REQUIREMENTS. Lightbridge was founded in 1989 and has incurred net losses in each of its fiscal years other than the years ended September 30, 1994 and December 31, 1996. No assurance can be given that Lightbridge will be profitable on either a quarterly or annual basis in the future or that Lightbridge will not need to raise funds through public or private financings. Moreover, no assurance can be given that Coral will be profitable on either a quarterly or annual basis in the future or that Lightbridge will not need to raise additional funds to support the operations of Coral. Further expansion of Lightbridge's business, including the acquisition of additional computer and network equipment and the expansion of its teleservices call center capacity, will require Lightbridge to make significant capital expenditures. Lightbridge believes that the net proceeds of its initial public offering received in October 1996, together with existing cash balances and funds available under existing lines of credit, will be sufficient to finance Lightbridge's operations and capital expenditures through at least the next twelve months. In the event that Lightbridge's plans change or available cash resources otherwise prove to be insufficient (due to unanticipated expenses or otherwise), Lightbridge may be required to seek additional financing or curtail its expansion activities. Lightbridge may determine, depending upon the opportunities available to it, to seek additional debt or equity financing to fund the cost of continuing expansion. To the extent that Lightbridge obtains equity financing or finances an acquisition with equity securities, any such issuance of equity securities could result in dilution to the interests of Lightbridge's stockholders. There can be no assurance that additional financing will be available to Lightbridge on acceptable terms, or at all. See "Lightbridge Management's Discussion and Analysis of Financial Condition and Results of Operations."

     RAPID INDUSTRY CHANGE REQUIRES ONGOING PRODUCT DEVELOPMENT EFFORTS. The wireless telecommunications industry has been changing rapidly as a result of increasing competition, technological advances and evolving industry practices and standards, and Lightbridge expects these changes to continue. Carriers in the wireless market have also been changing quickly, as the result of consolidation among established carriers and the rapid entrance of new carriers into the market. Lightbridge's future success will depend on the continued use of its existing products and services, market acceptance of its new products and services and Lightbridge's ability to develop and market new offerings or adapt existing offerings to keep pace with changes in the wireless telecommunications industry. A rapid shift away from the use of cellular in favor of other telecommunications services could affect demand for Lightbridge's product and service offerings, since different business practices might evolve with respect to the offering and sale of new telecommunications services and could require Lightbridge to develop modified or alternate offerings addressing the particular needs of providers of the new telecommunications services. In addition, as the cost of wireless communication services declines and the number of subscribers increases, carriers may elect to forego credit verification of new customers, and it is unclear what means of customer screening, if any, carriers will employ if they do not use credit verification.

     Due to rapid changes in the wireless telecommunications industry, Lightbridge intends to continue to devote substantial financial, managerial and personnel resources to product development efforts for the foreseeable future. The development of Lightbridge's product and service offerings is based on a complex process requiring high levels of innovation and the accurate anticipation of technological and market trends. There can be no assurance that Lightbridge will be successful in developing or marketing its existing or future product and service offerings in a timely manner, or at all. If Lightbridge is unable, due to resource, technical or other constraints to anticipate or respond adequately to changing market, client or technological requirements, Lightbridge's business, financial condition, results of operations and cash flow will be materially adversely affected. There can be no assurance that products or services developed by others will not render Lightbridge's products or services non-competitive or obsolete. See "Business of Lightbridge-- Competition."

     RISKS ASSOCIATED WITH MANAGING A CHANGING BUSINESS.   Lightbridge has
expanded its operations rapidly, and this expansion has created significant demands on Lightbridge's executive, operational, development and financial personnel and other resources. Additional expansion by Lightbridge, including geographic expansion in connection with the acquisition of Coral or otherwise, may further strain Lightbridge's management, financial and other resources. There can be no assurance that Lightbridge's systems, procedures, controls and existing space will be adequate to support expansion of Lightbridge's operations. Lightbridge's future operating results will depend on the ability of its officers and key employees to manage changing business conditions and to continue to improve its operational and financial control and reporting systems. If Lightbridge's management is unable to manage growth effectively, its business, financial condition, results of operations and cash flow could be materially and adversely affected. See "Business of Lightbridge--Employees" and "Management of Lightbridge."

     The success of Lightbridge's business depends in part upon Lightbridge's ability to attract, train and retain a sufficient number of qualified personnel to meet its needs. Lightbridge's teleservices call center is labor intensive; consequently, an increase in the turnover rate among Lightbridge's teleservices employees would increase Lightbridge's recruiting and training costs, and if Lightbridge were unable to recruit and retain a sufficient number of these employees, it could be forced to limit its growth or possibly curtail its operations. There can be no assurance that Lightbridge will be successful in attracting, training and retaining the required number of employees to support Lightbridge's business in the future. See "Business of Lightbridge--Products and Services."

     DEPENDENCE ON KEY PERSONNEL. Lightbridge's success to date has depended to a significant extent on Pamela D.A. Reeve, its President and Chief Executive Officer, and a number of other key personnel. With the exception of Ms. Reeve, none of Lightbridge's personnel is a party to an employment agreement with Lightbridge. The loss of the services of Ms. Reeve or any of Lightbridge's other key personnel could have a material adverse effect on Lightbridge's business, financial condition, results of operations and cash flow. Lightbridge believes that its future success will depend in large part on its ability to attract and retain highly qualified management, engineering, research and development, sales and operational personnel. In particular, Lightbridge will need to hire additional software developers in order to support and increase its software licensing activities. Competition for all of these personnel is intense and there can be no assurance that Lightbridge will be successful in attracting and retaining key personnel. The failure of Lightbridge to hire and retain qualified personnel could have a material adverse effect upon Lightbridge's business, financial condition, results of operations and cash flow. Lightbridge does not maintain key person life insurance policies on any of its employees other than Ms. Reeve. See "Business of Lightbridge--Employees" and "Management of Lightbridge."

     DEPENDENCE ON CELLULAR MARKET AND EMERGING WIRELESS MARKETS. Lightbridge historically has provided its products and services predominantly to cellular carriers. Although the cellular market has experienced significant growth in recent years, there can be no assurance that such growth will continue at similar rates, or at all, or that cellular carriers will continue to use Lightbridge's products and services. Further growth in Lightbridge's revenues from use of Lightbridge's Customer Acquisition System by cellular carriers is more likely to result from expansion into additional geographic markets for its existing clients and from general growth of the cellular market, if any, than from the addition of new cellular carrier clients. Declines in demand for Lightbridge's products and services, whether as a result of competition, technological change, industry change, general economic conditions or other factors, could have a material adverse effect on Lightbridge's business, financial condition, results of operations and cash flow.

     Lightbridge's future operating results will depend in part on the emergence of the PCS market and other wireless telecommunications markets and the use of Lightbridge's products and services by PCS and other wireless carriers. The PCS market is in its initial stages of development. If the growth of the PCS market or other new wireless markets does not meet expectations or is significantly delayed for any reason, or if carriers in these markets do not use Lightbridge's products and services, Lightbridge's business, financial condition, results of operations and cash flow could be materially and adversely affected. See "Business of Lightbridge--Products and Services."

     HIGHLY COMPETITIVE INDUSTRY. The market for products and services provided to wireless carriers is highly competitive and subject to rapid change. The market is fragmented, and a number of companies currently offer one or more products or services competitive with those offered by Lightbridge. In addition, many wireless carriers are providing or can provide, internally, products and services competitive with those Lightbridge offers. Trends in the wireless telecommunications industry, including greater consolidation and technological or other developments that make it simpler or more cost-effective for wireless carriers to provide certain services themselves, could affect demand for Lightbridge's services and could make it more difficult for Lightbridge to offer a cost-effective alternative to a wireless carrier's own capabilities. In addition, Lightbridge anticipates continued growth in the wireless carrier services industry and, consequently, the entrance of new competitors in the future.

     Lightbridge believes that the principal competitive factors in the wireless carrier services industry include the ability to identify and respond to subscriber needs, quality and breadth of service offerings, price and technical expertise. Lightbridge believes that its ability to compete also depends in part on a number of competitive factors outside its control, including the ability to hire and retain employees, the development by others of products and services that are competitive with Lightbridge's products and services, the price at which others offer comparable products and services and the extent of its competitors' responsiveness to customer needs.

     Many of Lightbridge's current and potential competitors have significantly greater financial, marketing, technical and other competitive resources than Lightbridge. As a result, Lightbridge's competitors may be able to adapt more quickly to new or emerging technologies and changes in customer requirements or may be able to devote greater resources to the promotion and sale of their products and services. There can be no assurance that Lightbridge will be able to compete successfully with its existing competitors or with new competitors. In addition, competition could increase if new companies enter the market or if existing competitors expand their service offerings. An increase in competition could result in price reductions or the loss of market share by Lightbridge and could have a material adverse effect on Lightbridge's business, financial condition, results of operations and cash flow.

     To remain competitive in the wireless carrier services industry, Lightbridge will need to continue to invest in engineering, research and development, and sales and marketing. There can be no assurance that Lightbridge will have sufficient resources to make such investments or that Lightbridge will be able to make the technological advances necessary to remain competitive. In addition, current and potential competitors have established or may in the future establish collaborative relationships among themselves or with third parties, including third parties with whom Lightbridge has a relationship, to increase the visibility and utility of their products and services. Accordingly, it is possible that new competitors or alliances may emerge and rapidly acquire a significant market share. If this were to occur, Lightbridge's business, financial condition, results of operations and cash flow could be materially and adversely affected. See "Business of Lightbridge--Competition."

     RISK OF SYSTEM FAILURE. Lightbridge's operations are dependent upon its ability to maintain its computer and telecommunications equipment and systems in effective working order and to protect its systems against damage from fire, natural disaster, power loss, telecommunications failure or similar events. Substantially all of Lightbridge's computer and telecommunications equipment is located at its sites in Burlington and Waltham, Massachusetts, and, as a result, may be vulnerable to a natural disaster. Lightbridge has taken precautions to protect itself and its clients from events that could interrupt delivery of Lightbridge's services. These precautions include physical security systems, back-up and off-site data storage, back-up telephone lines, service arrangements with multiple long-distance telephone carriers and on-site power generators. Notwithstanding such precautions, there can be no assurance that a fire, natural disaster, power loss, telecommunications failure or similar event would not result in an interruption of Lightbridge's services. From time to time, Lightbridge has experienced delays in the delivery of services to some clients as a result of failures of certain of Lightbridge's systems. Lightbridge recently relocated its corporate headquarters from Waltham to its current, larger facilities in Burlington, and this relocation may result in delays and interruptions as Lightbridge seeks to build its marketing infrastructure and relationships and to develop new products and significant new versions of its existing products. In addition, the growth of Lightbridge's client base, a significant increase in transaction volume or an expansion of Lightbridge's facilities may strain the capacity of its computers and telecommunications systems and lead to degradations in performance or system failure. Many of Lightbridge's agreements with carriers contain level of service commitments which Lightbridge might be unable to fulfill in the event of a natural disaster or major system failure. Any damage, failure or delay that causes interruptions in Lightbridge's operations could have a material adverse effect on Lightbridge's business, financial condition, results of operations and cash flow. Further, any future addition or expansion of Lightbridge's facilities to increase capacity could increase Lightbridge's exposure to damage from fire, natural disaster, power loss, telecommunications failure or similar events. There can be no assurance that Lightbridge's property and business interruption insurance will be adequate to compensate Lightbridge for any losses that may occur in the event of a system failure or that such insurance will continue to be available to Lightbridge at all or, if available, that it will be available on commercially reasonable terms. See "Business of Lightbridge--Products and Services."

     In addition to its own systems, Lightbridge relies on certain equipment, systems and services from third parties that are also subject to risks, including risks of system failure or inadequacy. For example, in providing its credit verification service, Lightbridge is dependent on access to various credit information data bases. Similarly, delivery of Lightbridge's activation services is often dependent on the availability and performance of third-party billing systems. If, for any reason, Lightbridge were unable to access any such data bases or third-party billing systems, Lightbridge's ability to process credit verification transactions could be impaired. In addition, Lightbridge's business is materially dependent on service provided by various local and long distance telephone companies. A significant increase in the cost of telephone services that is not recoverable through an increase in the price of Lightbridge's services, or any significant interruption in telephone services, could have a material adverse effect on Lightbridge's business, financial condition, results of operations and cash flow.

     RISK OF SOFTWARE DEFECTS; DEPENDENCE ON THIRD-PARTY SOFTWARE. The software developed and utilized by Lightbridge in providing its products and services may contain errors. Although Lightbridge engages in extensive testing of its software before it is used to provide services to clients, there can be no assurance that errors will not be found in software after commencement of the use of such software. Any such error may result in Lightbridge's partial or total inability to provide services to its clients, additional and unexpected expenses to fund further product development or to add programming personnel to complete a development project, or loss of revenue because of the inability of clients to use Lightbridge's products or services or the termination by clients of their arrangements with Lightbridge. Any of these results could have a material adverse effect on Lightbridge's business, financial condition, results of operations and cash flow. In particular, certain of the software developed or used by Lightbridge currently may be unable to interpret properly dates for the year 2000 and beyond. Any failure by Lightbridge to identify such a "year 2000" problem in such software could cause errors that materially impair the utility of one or more of Lightbridge's products and services. Even if such a problem is defined, resolution of the problem may require significant expenditures and may not be achievable by January 1, 2000. As a result, any such problem may have a material adverse effect on Lightbridge's business, financial condition, results of operations and cash flow.

     Certain software used in Lightbridge's software products and to support Lightbridge's qualification and activation services is licensed by Lightbridge from third parties. Lightbridge licenses software from Pilot Software, Inc. under a license agreement that will expire in December 2000 and licenses software from Trans Union Corporation under a three-year agreement. There can be no assurance that these suppliers will continue to license this software to Lightbridge or, if any supplier terminates its agreement with Lightbridge, that Lightbridge will be able to develop or otherwise procure software from another supplier on a timely basis or on commercially reasonable terms. Even if Lightbridge succeeds in developing or procuring such software in such circumstances, there can be no assurance that Lightbridge will be able to do so in a timely fashion. See "Business of Lightbridge--Proprietary Rights."

     RISKS ASSOCIATED WITH POTENTIAL ACQUISITIONS. Lightbridge may in the future pursue additional acquisitions of companies, technologies or assets that complement Lightbridge's business. Future acquisitions may result in the potentially dilutive issuance of equity securities, the incurrence of additional debt, the write-off of in-process research and development or software acquisition and development costs, and the amortization of expenses related to goodwill and other intangible assets, any of which could have a material adverse effect on Lightbridge's business, financial condition, results of operations and cash flow. Future acquisitions would involve numerous additional risks, including difficulties in the assimilation of the operations, services, products and personnel of the acquired company, the diversion of management's attention from other business concerns, entering markets in which Lightbridge has little or no direct prior experience, and the potential loss of key employees of the acquired company.

     GOVERNMENT REGULATION AND LEGAL UNCERTAINTIES. The wireless carriers that constitute Lightbridge's clients are regulated at both the federal and state levels. Federal and state regulation may decrease the growth of the wireless telecommunications industry, affect the development of the PCS or other wireless markets, limit the number of potential clients for Lightbridge's services, impede Lightbridge's ability to offer competitive services to the wireless telecommunications market, or otherwise have a material adverse effect on Lightbridge's business, financial condition, results of operations and cash flow. The Telecommunications Act of 1996, which in large measure deregulated the telecommunications industry, has caused, and is likely to continue to cause, significant changes in the industry, including the entrance of new competitors, consolidation of industry participants and the introduction of bundled wireless and wireline services. Those changes could in turn subject Lightbridge to increased pricing pressures, decrease the demand for Lightbridge's products and services, increase Lightbridge's cost of doing business or otherwise have a material adverse effect on Lightbridge's business, financial condition, results of operations and cash flow.

     As the result of offering its ProFile product, Lightbridge is subject to the requirements of the Fair Credit Reporting Act and certain state laws. Although Lightbridge's business activities are not otherwise within the scope of federal or state regulations applicable to credit bureaus and financial institutions, Lightbridge must take into account such regulations in order to provide products and services that help its clients comply with such regulations. Lightbridge monitors regulatory changes and implements changes to its products and services as appropriate. Although Lightbridge attempts to protect itself by written agreements with its clients, failure to reflect the provisions of such regulations in a timely or accurate manner could possibly subject Lightbridge to liabilities that could have a material adverse effect on Lightbridge's business, financial condition, results of operations and cash flow. See "Business of Lightbridge--Government Regulation."

     LIMITED PROTECTION OF PROPRIETARY TECHNOLOGY; RISK OF THIRD PARTY CLAIMS. Lightbridge's success is dependent upon proprietary technology. Lightbridge currently has no patents and protects its property rights in its technology primarily through copyrights, the law of trademarks, trade secrets and employee and third-party non-disclosure agreements. There can be no assurance that the steps taken by Lightbridge to protect its proprietary rights will be adequate to prevent misappropriation of its technology or independent development by others of similar technology. In addition, the laws of some foreign countries do not protect Lightbridge's proprietary rights to the same extent as do the laws of the United States. There can be no assurance that these protections will be adequate.

     Although Lightbridge believes that its products and technology do not infringe on any existing proprietary rights of others, there can be no assurance that third parties will not assert claims of infringement against

Lightbridge in the future or that any such future claims will not be successful. Lightbridge could incur substantial costs and diversion of management resources with respect to the defense of any claims relating to proprietary rights, which could have a material adverse effect on Lightbridge's business, financial condition, results of operations and cash flow. Furthermore, parties making such claims could secure a judgment awarding substantial damages, as well as injunctive or other equitable relief, which could effectively block Lightbridge's ability to make, use, sell, distribute or market its products and services in the United States or abroad. Such a judgment could have a material adverse effect on Lightbridge's business, financial condition, results of operations and cash flow. In the event a claim relating to proprietary technology or information is asserted against Lightbridge, Lightbridge may seek licenses to such intellectual property. There can be no assurance, however, that such a license could be obtained on commercially reasonable terms, if at all, or that the terms of any offered licenses will be acceptable to Lightbridge. The failure to obtain the necessary licenses or other rights could preclude the sale, manufacture or distribution of Lightbridge's products and, therefore, could have a material adverse effect on Lightbridge's business, financial condition, results of operations and cash flow. The cost of responding to any such claim may be material, whether or not the assertion of such claim is valid. See "Business of Lightbridge--Proprietary Rights."

     RISKS ASSOCIATED WITH INTERNATIONAL EXPANSION. As part of its business strategy, Lightbridge may seek opportunities to expand its offerings into international markets. Lightbridge does not currently derive any significant revenues from international markets, although a material portion of Coral's revenues are derived from international sales. See "Business of Coral--Sales, Marketing and Distribution." Lightbridge believes that expansion of its offerings into international markets is important to Lightbridge's ability to continue to grow and to market its products and services. In particular, some domestic wireless carriers expanding into international markets may seek single, global solutions from Lightbridge and its competitors, and as a result, the inability of Lightbridge to offer its products and services internationally may have an adverse effect on Lightbridge's ability to market its products and services to those carriers for use in the United States. In marketing its products and services internationally, however, Lightbridge will face new competitors, some of whom may have established strong relationships with carriers. There can be no assurance that Lightbridge will be successful in marketing or distributing its services abroad or that, if Lightbridge is successful, its international revenues will be adequate to offset the expense of establishing and maintaining international operations. To date, Lightbridge has limited experience in marketing and distributing its services internationally. In addition to the uncertainty as to Lightbridge's ability to establish an international presence, there are certain difficulties and risks inherent in doing business on an international level, such as compliance with regulatory requirements and changes in these requirements, export restrictions, export controls relating to technology, tariffs and other trade barriers, difficulties in staffing and managing international operations, longer payment cycles, problems in collecting accounts receivable, political instability, fluctuations in currency exchange rates, seasonal reductions in business activity during the summer months in Europe and certain other parts of the world and potentially adverse tax consequences. There can be no assurance that one or more of such factors will not have a material adverse effect on any international operations established by Lightbridge and, consequently, on Lightbridge's business, financial condition, results of operations and cash flow.

     POSSIBLE VOLATILITY OF STOCK PRICE. Factors such as announcements of technological innovations or new products by Lightbridge, its competitors and other third parties, as well as quarterly variations in Lightbridge's results of operations and market conditions in the industry, may cause the market price of Lightbridge Common to fluctuate significantly. In addition, the stock market in general has experienced substantial price and volume fluctuations, which have particularly affected the market prices of many technology companies and which have often been unrelated to the operating performance of such companies. These broad market fluctuations may adversely affect the market price of Lightbridge Common.

     ANTI-TAKEOVER EFFECT OF PROVISIONS OF CHARTER, BY-LAWS AND DELAWARE LAW. Lightbridge's Amended and Restated Certificate of Incorporation (the "Lightbridge Charter") and its Amended and Restated By-Laws (the "Lightbridge By-Laws") contain provisions that could discourage a proxy contest or make more difficult the acquisition of a substantial block of Lightbridge Common. The Lightbridge Charter requires that any action required or permitted to be taken by stockholders of Lightbridge must be effected at a duly called annual or special meeting of stockholders and may not be effected by any consent in writing. The Lightbridge By-Laws require specified advance notice by a stockholder of a proposal or director nomination which such stockholder desires to present at any annual or special meeting of stockholders. Special meetings of stockholders may be called only by the President or a majority of the Board of Directors. The Lightbridge By-Laws provide for a classified Board of Directors, and members of the Board of Directors may be removed only for cause upon the affirmative vote of holders of at least two-thirds of the shares of capital stock of Lightbridge issued and outstanding and entitled to vote. The affirmative vote of the holders of at least 75% of the shares of capital stock of Lightbridge issued and outstanding and entitled to vote is required to amend or repeal these provisions. In addition, the Board of Directors is authorized to issue shares of Lightbridge Common and preferred stock that, if issued, could dilute and adversely affect various rights of the holders of Lightbridge Common and, in addition, could be used to discourage an unsolicited attempt to acquire control of Lightbridge.

     Lightbridge is subject to the anti-takeover provisions of Section 203 of the Delaware Law, which prohibit Lightbridge from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. The application of Section 203 may limit the ability of stockholders to approve a transaction that they deem to be in their best interests. The foregoing and other provisions of the Lightbridge Charter, the Lightbridge By-Laws and Delaware Law could have the effect of deterring certain takeovers or delaying or preventing certain changes in control or management of Lightbridge, including transactions in which stockholders might otherwise receive a premium for their shares over then current market prices.

                             INDEX OF DEFINED TERMS

   The following terms used herein are defined at the indicated pages:

                                                                     Page
                                                                     ----
Acquisition Corp....................................................  1
Adjustment Amount...................................................  1
Approving Holder.................................................... 44
AT&T Wireless....................................................... 62
Broadview...........................................................  8
Calculation Price...................................................  1
CAS................................................................. 59
CDS................................................................. 59
Certificate of Merger............................................... 24
Charter Amendment................................................... 26
Closing.............................................................  6
Code................................................................ 31
Commission..........................................................  2
Coral...............................................................  1
Coral Capital Stock.................................................  5
Coral Charter.......................................................  5
Coral Common........................................................  1
Coral Series A......................................................  1
Coral Series B......................................................  1
Coral Series C......................................................  1
Delaware Law........................................................  7
Effective Time...................................................... 24
Escrow Agent........................................................  6
Escrow Agreement....................................................  6
Exchange Act........................................................  2
Exchange Agent......................................................  6
GTE Mobile.......................................................... 12
Holders' Agent...................................................... 43
Initial Share Number................................................ 24
Interference........................................................ 82
IRS................................................................. 32
Lightbridge.........................................................  1
Lightbridge By-Laws................................................. 19
Lightbridge Charter................................................. 19
Lightbridge Common..................................................  1
Lightbridge Named Executive Officers................................ 68
Lightbridge Preferred............................................... 73
Merger..............................................................  1
Merger Consideration................................................ 27
Merger Proposal.....................................................  5
Option and Options..................................................  7
Proxy............................................................... 44
Record Date.........................................................  5
Registration Statement..............................................  2
Reorganization Agreement............................................  1
RMS................................................................. 60
Securities Act......................................................  2
Special Meeting.....................................................  1
Surviving Corporation...............................................  6
Voting Agreement.................................................... 44
Warrant and Warrants................................................  7

                              THE SPECIAL MEETING

     At the Special Meeting, holders of Coral Common, as a class, and holders of Coral Series A, Coral Series B and Coral Series C, voting as a single class on an as-converted basis, will consider and vote upon the Merger Proposal, which proposes to approve both (i) the Reorganization Agreement, which was entered into among Lightbridge, Acquisition Corp. and Coral as of September 9, 1997, and
(ii) the Merger, in which Acquisition Corp. would merge with and into Coral and the Surviving Corporation would become a wholly owned subsidiary of Lightbridge, all in accordance with the provisions of the Reorganization Agreement.

     THE BOARD OF DIRECTORS OF CORAL HAS UNANIMOUSLY APPROVED THE REORGANIZATION AGREEMENT AND THE MERGER, AND UNANIMOUSLY RECOMMENDS THAT CORAL STOCKHOLDERS VOTE FOR THE MERGER PROPOSAL. See "The Merger Proposal--Background of the Merger" and "--Coral's Reasons for the Merger; Recommendation of the Board of Directors of Coral."

RECORD DATE; QUORUM

     The Coral Board of Directors has fixed the close of business on October 8, 1997 as the Record Date for determining holders of Coral Capital Stock entitled to notice of and to vote at the Special Meeting, including any adjournment or postponement thereof. The presence, in person or by duly authorized proxy, of the holders of one-third of the outstanding shares of Coral Common and of the holders of one-third of the outstanding shares of the Coral Series A, Coral Series B and Coral Series C (on an as-converted basis) is necessary to constitute a quorum at the Special Meeting. Abstentions will be included as present or represented for purposes of establishing a quorum for the transaction of business.

REQUIRED VOTES

     Holders of Coral Common are entitled to cast one vote per share of Coral Common. Holders of Coral Series A, Coral Series B and Coral Series C are entitled to cast the number of shares of Coral Common into which such shares of Coral Series A, Coral Series B or Coral Series C, as the case may be, are convertible as of the date of the Special Meeting.

     Approval of the Merger Proposal requires both (i) the affirmative vote of the holders of a majority of the outstanding shares of Coral Common entitled to vote at the Special Meeting and (ii) the affirmative vote of the holders of a majority of the outstanding shares of Coral Series A, Coral Series B and Coral Series C, voting as a single class on an as-converted basis, entitled to vote at the Special Meeting. Accordingly, abstentions will have the same practical effect as a vote against the Merger Proposal.

     CERTAIN CURRENT AND FORMER DIRECTORS AND OTHER AFFILIATES OF CORAL, WHO OWN AS A GROUP APPROXIMATELY 69.9% OF THE OUTSTANDING SHARES OF CORAL COMMON AND 50.1% OF THE CORAL SERIES A, CORAL SERIES B AND CORAL SERIES C (ON AN AS-CONVERTED BASIS), HAVE EXECUTED VOTING AGREEMENTS WITH LIGHTBRIDGE PURSUANT TO WHICH THEY HAVE AGREED TO VOTE IN FAVOR OF THE MERGER PROPOSAL AND HAVE DELIVERED TO LIGHTBRIDGE IRREVOCABLE LIMITED PROXIES WITH RESPECT TO THE MERGER PROPOSAL. ACCORDINGLY, THOSE VOTING AGREEMENTS AND IRREVOCABLE LIMITED PROXIES ARE SUFFICIENT TO EFFECT THE APPROVAL OF THE MERGER PROPOSAL. See "Other Agreements--Voting Agreements."

VOTING RIGHTS; PROXIES

     As of the Record Date, there are expected to be issued and outstanding 3,276,134 shares of Coral Common, entitling each holder thereof to one vote. In addition, there are expected to be issued and outstanding 2,000,000 shares of Coral Series A, 2,083,333 shares of Coral Series B and 1,824,920 shares of Coral Series C, each of which would entitle the holder thereof (on an as-converted basis) to one-half vote, one vote and one-half vote, respectively. All shares of Coral Capital Stock represented by properly executed proxies will be voted, unless such proxies have been previously revoked, in accordance with the instructions indicated in such proxies. IF NO INSTRUCTIONS ARE INDICATED, SUCH SHARES OF CORAL CAPITAL STOCK WILL BE VOTED IN FAVOR OF APPROVAL OF THE MERGER PROPOSAL. Coral does not know of any matters other than the Merger Proposal that are to come before the Special

Meeting. If any other matter or matters are properly presented for action at the Special Meeting, the persons named in the enclosed form of proxy and acting thereunder will have the discretion to vote on such matters in accordance with their best judgment, unless such authorization is withheld. A holder of shares of Coral Capital Stock giving a proxy pursuant to this proxy solicitation may revoke the proxy at any time before it is exercised by delivering to the Secretary of Coral a written notice of revocation prior to the voting of the proxy at the Special Meeting, by signing and returning a later dated proxy or by attending the Special Meeting and informing the Secretary of Coral in writing that such stockholder wishes to vote those shares in person. Mere attendance at the Special Meeting will not in and of itself have the effect of revoking the proxy.

SOLICITATION OF PROXIES

     Coral will bear the cost of soliciting proxies. In addition to the solicitation by mail, the directors, officers and certain employees of Coral may solicit proxies, without additional remuneration, by telephone, facsimile, telegraph and in person. It is expected that the expense of such special solicitation will be nominal.

DISSENTERS' RIGHTS

     Any holder of shares of Coral Common, Coral Series A, Coral Series B or Coral Series C may dissent from the Merger and demand appraisal of those shares by following the procedures set forth in Section 262 of the Delaware Law. See "The Merger Proposal--Appraisal Rights" and Annex B hereto.

                              THE MERGER PROPOSAL

     This section of this Proxy Statement/Prospectus, as well as the next two sections of this Proxy Statement/Prospectus entitled "The Reorganization Agreement" and "Other Agreements," describe certain aspects of the proposed Merger. To the extent that they relate to the Reorganization Agreement, or the other agreements described under "Other Agreements," the following descriptions do not purport to be complete and are qualified in their entirety by reference to the Reorganization Agreement, which is attached as Annex A to this Proxy Statement/Prospectus and is incorporated herein by reference, and such other agreements, which are filed as exhibits to the Registration Statement and are incorporated herein by reference. All Coral stockholders are urged to read the Reorganization Agreement and such other agreements in their entireties.

GENERAL

     The Reorganization Agreement provides that the Merger will be consummated if the required approvals of the Coral stockholders are obtained and all other conditions to the Merger are satisfied or waived. Upon consummation of the Merger, Acquisition Corp. will be merged with and into Coral, and the Surviving Corporation will become a wholly owned subsidiary of Lightbridge.

     Pursuant to the Merger, each of the outstanding shares of Coral Common, Coral Series A, Coral Series B and Coral Series C, other than duly qualified dissenting shares, would convert into a fraction of a share of Lightbridge Common determined as set forth in the Reorganization Agreement, as described under "--Calculation of Merger Consideration." Pursuant to Section 1.4.2 of the Reorganization Agreement, all outstanding Options and Warrants to purchase Coral Common will become exercisable to purchase shares of Lightbridge Common.

     Upon consummation of the Merger, holders of Coral stock will cease to have any direct equity interest in Coral. The Lightbridge Common to be received by holders of Coral Shares upon consummation of the Merger will provide those holders with an opportunity to have a continuing equity interest in the combined operations of Lightbridge and Coral.

EFFECTIVE DATE AND TIME OF THE MERGER

     Consummation of the Merger will occur at the Effective Time, upon the filing of a certificate of merger with the Secretary of State of the State of Delaware in the form required by, and executed in accordance with, Delaware Law (the "Certificate of Merger"). The term "Effective Time" means the particular time at which the parties to the Reorganization Agreement cause the Merger to be consummated by filing with the Secretary of State of the State of Delaware. The filing of the Certificate of Merger will occur as soon as practicable after the satisfaction or waiver of all conditions to the closing of the transactions contemplated by the Reorganization Agreement, which is anticipated to be on or about the business day following the date of the Special Meeting. The Reorganization Agreement may be terminated, under certain circumstances, by either party if the Merger shall not have been consummated on or before December 31, 1997. The Reorganization Agreement also may be terminated under certain other circumstances. See "The Reorganization Agreement--Conditions to the Merger" and "--Termination."

CALCULATION OF MERGER CONSIDERATION

     Pursuant to the terms of the Reorganization Agreement, shares of Lightbridge Common will be (i) issued upon conversion of all of the outstanding shares of Coral Capital Stock (other than duly qualified dissenting shares) and
(ii) reserved for issuance upon the exercise of all unexpired and unexercised Options and Warrants. Under the Reorganization Agreement, the rate at which any share of Coral Capital Stock will be converted into Lightbridge Common will be computed in three steps.

     . First, the maximum number of shares of Lightbridge Common to be issued upon conversion of outstanding shares of Coral Capital Stock or reserved for issuance upon the exercise of Options and Warrants (the "Initial Share Number") will be computed, based upon the Calculation Price. The Calculation Price will be the average of the last reported sale prices per share of Lightbridge

          Common on the Nasdaq National Market over the ten trading days prior to the Closing. The Initial Share Number will be determined as follows:

          (a) if the Calculation Price is between $10.8375 and $14.6625, the Initial Share Number will be 1,286,863;

          (b) if the Calculation Price is less than $10.8375, the Initial Share Number will be the quotient of $13,946,375 divided by the Calculation Price, rounded down to the nearest whole number of shares of Lightbridge Common; and

          (c) if the Calculation Price is greater than $14.6625, the Initial Share Number will be the quotient of $18,868,625 divided by the Calculation Price, rounded down to the nearest whole number of shares of Lightbridge Common.

     . Second, the Initial Share Number will be decreased by a number of shares equal to the Adjustment Amount divided by the Calculation Price. The Adjustment Amount will equal the dollar amount of certain expenses attributable to the Coral stockholders in connection with the Merger, as provided for in Section 5.11 of the Reorganization Agreement, plus (or minus) the amount by which Coral's working capital (total current assets less total current liabilities) as of the date of the Closing, as determined pursuant to a post-closing audit, is less (or greater) than negative $1,245,500. The stockholder expenses to be included in the Adjustment Amount will include, among other things, fees and disbursements of Coral's legal counsel and independent accountants, disbursements of Coral's financial advisor, expenses of Coral in connection with the proxy solicitation being made by this Proxy Statement/Prospectus, and other costs and expenses of Coral arising in connection with the Merger prior to the Closing. The Adjustment Amount will not include a total of $500,000 of fees of Coral's financial advisor or $220,000 of bonus payments due to certain officers of Coral as a result of the consummation of the Merger (see "-- Interests of Certain Persons in the Merger"). No adjustment will be made in the number of shares of Lightbridge Common issued in the Merger as a result of any cash proceeds received by Coral from the date of the Reorganization Agreement to the Effective Time pursuant to the exercise of Options or Warrants to acquire Coral Capital Stock.

     . Third, the Initial Share Number, less the number of shares equal to the Adjustment Amount divided by the Calculation Price of Lightbridge Common, will be allocated among the shares of the different classes of Coral Capital Stock. As described below, the conversion rates for each class of Coral Capital Stock generally will (i) treat as outstanding the shares of Coral Common issuable upon exercise of Options and Warrants (whether or not vested) and (ii) allocate the shares of Lightbridge Common issuable upon the Merger to each class of Coral Capital Stock based upon the liquidation preferences set forth in the Coral Charter. Specifically:

          (a) Each outstanding share of Coral Capital Stock (other than any duly qualified dissenting shares) will be converted into the right to receive:

               (i) the number of shares of Lightbridge Common that, when divided by the Calculation Price, equals the liquidation preference of such class of Coral Capital Stock, plus

               (ii) such share's pro rata portion, on an as-converted
                    basis, of the Initial Share Number, less the number of shares reflecting the Adjustment Amount, that remains unallocated after shares of Lightbridge Common have been allocated to each share of Coral Capital Stock in accordance with the foregoing clause (i) and shares of Lightbridge Common have been reserved for the exercise of all unexpired and unexercised Options and Warrants outstanding at the Effective Time (as described in clause (b) below).

          (b) Each Option and Warrant outstanding at the Effective Time, whether vested or unvested, will entitle its holder, upon exercise (if and when vested) following the Effective Time, to receive that number of whole shares of Lightbridge Common equal to the product of the number of shares of Coral Common that were issuable upon exercise of such Option or Warrant immediately prior to the Effective Time (without regard to vesting) multiplied by the conversion rate for a single share of Coral Common, rounded down to the nearest whole number of shares of Lightbridge Common. In addition, following the Effective Time, the per share exercise price for the Lightbridge Common issuable upon exercise of each Option and Warrant would be equal to the per share exercise price thereof immediately prior to the Effective Time divided by the conversion rate for a single share of Coral Common.


     Because the Calculation Price is not currently known and the Adjustment Amount cannot currently be determined, the precise conversion rate for each class of Coral Capital Stock cannot currently be calculated. The following examples are provided for purposes of illustration only. For purposes of these examples, (a) the stockholder expenses to be included in the Adjustment Amount are assumed to total $400,000, based on a preliminary estimate made by the management of Coral and Lightbridge as of the date hereof, and (b) the working capital adjustment to be included in the Adjustment Amount is assumed to be either $0 (that is, Coral's working capital as of the date of the Closing is assumed to equal negative $1,245,500) or $1,462,100, based on Coral's estimate of its working capital of negative $2,707,600 as of August 31, 1997. THE ACTUAL NUMBER OF SHARES OF LIGHTBRIDGE COMMON ISSUED (AND RESERVED FOR ISSUANCE) IN THE MERGER AND THE RELATED CONVERSION RATES MAY DIFFER MATERIALLY FROM THESE EXAMPLES.

     . Assuming a Calculation Price of $12.75 (the last reported price per share of Lightbridge Common on the date as of which a nonbinding oral agreement was initially reached between Coral and Lightbridge), (i) if the Adjustment Amount totalled $400,000, an aggregate of 1,255,490 shares of Lightbridge Common would be issuable to Coral stockholders (and reserved for issuance upon exercises of Options and Warrants) and
          (ii) if the Adjustment Amount totalled $1,862,100, an aggregate of 1,140,816 shares of Lightbridge Common would be issuable to Coral stockholders (and reserved for issuance upon exercises of Options and Warrants). Based upon those assumptions, each share of Coral Capital Stock would be converted into a fraction of a share of Lightbridge Common as follows:


                               CONVERSION RATE INTO LIGHTBRIDGE COMMON,
                                    ASSUMING ADJUSTMENT AMOUNT OF:
                               ----------------------------------------
                                    $400,000             $1,862,100
                                    --------             ----------
          Coral Common............   .0661                 .0539
          Coral Class A...........   .0856                 .0795
          Coral Class B...........   .1837                 .1715
          Coral Class C...........   .1881                 .1820


          Based on the number of shares of Lightbridge Common issued and outstanding as of September 1, 1997 and assuming the issuance (and reservation) of such 1,255,490 and 1,140,816 shares of Lightbridge Common pursuant to the Reorganization Agreement, former holders of Coral Capital Stock, Options and Warrants would hold as a group (assuming exercise of all Options and Warrants) approximately 7.5% and 6.8%, respectively, of the total issued and outstanding shares of Lightbridge Common immediately following the Merger.

     . Assuming a Calculation Price of $15.875 (the last reported sale prices per share of Lightbridge Common on the Nasdaq National Market on October 3, 1997, the trading day preceding the date hereof), (i) if the Adjustment Amount totalled $400,000, an aggregate of 1,163,378 shares of Lightbridge Common would be issuable to Coral stockholders (and reserved for issuance upon exercises of Options and Warrants) and
          (ii) if the Adjustment Amount totalled $1,862,100, an aggregate of 1,071,277 shares of Lightbridge Common would be issuable to Coral stockholders (and reserved for issuance upon exercises of Options and Warrants). Based upon those assumptions, each share of Coral Capital Stock would be converted into a fraction of a share of Lightbridge Common as follows:


                               CONVERSION RATE INTO LIGHTBRIDGE COMMON,
                                    ASSUMING ADJUSTMENT AMOUNT OF:
                               ----------------------------------------
                                    $400,000             $1,862,100
                                    --------             ----------
          Coral Common............    .0695                 .0597
          Coral Class A...........    .0770                 .0721
          Coral Class B...........    .1640                 .1542
          Coral Class C...........    .1593                 .1544


          Based on the number of shares of Lightbridge Common issued and outstanding as of September 1, 1997 and assuming the issuance (and reservation) of such 1,163,378 and 1,071,277 shares of Lightbridge Common pursuant to the Reorganization Agreement, former holders of Coral Capital Stock, Options and Warrants would hold as a group (assuming exercise of all Options and Warrants) approximately 7.0% and 6.4%, respectively, of the total issued and outstanding shares of Lightbridge Common immediately following the Merger.

     . Assuming a Calculation Price of $16.675 (the average of the last reported sale prices per share of Lightbridge Common on the Nasdaq National Market over the ten trading days preceding the date hereof),
          (i) if the Adjustment Amount totalled $400,000, an aggregate of 1,107,564 shares of Lightbridge Common would be issuable to Coral stockholders (and reserved for issuance upon exercises of Options and Warrants) and (ii) if the Adjustment Amount totalled $1,862,100, an aggregate of 1,019,862 shares of Lightbridge Common would be issuable to Coral stockholders (and reserved for issuance upon exercises of Options and Warrants). Based upon those assumptions, each share of Coral Capital Stock would be converted into a fraction of a share of Lightbridge Common as follows:


                               CONVERSION RATE INTO LIGHTBRIDGE COMMON,
                                    ASSUMING ADJUSTMENT AMOUNT OF:
                               ----------------------------------------
                                    $400,000             $1,862,100
                                    --------             ----------
          Coral Common............    .0662                 .0569
          Coral Class A...........    .0733                 .0686
          Coral Class B...........    .1561                 .1468
          Coral Class C...........    .1516                 .1470


          Based on the number of shares of Lightbridge Common issued and outstanding as of September 1, 1997 and assuming the issuance (and reservation) of such 1,107,564 and 1,019,862 shares of Lightbridge Common pursuant to the Reorganization Agreement, former holders of Coral Capital Stock, Options and Warrants would hold as a group (assuming exercise of all Options and Warrants) approximately 6.7% and 6.2%, respectively, of the total issued and outstanding shares of Lightbridge Common immediately following the Merger. If the Calculation Price is greater than $15.9375, Coral will have the right to terminate the Reorganization Agreement. CORAL STOCKHOLDER APPROVAL OF THE MERGER PROPOSAL WILL CONFER UPON THE BOARD OF DIRECTORS OF CORAL THE POWER, CONSISTENT WITH ITS FIDUCIARY DUTIES, TO CONSUMMATE THE MERGER IN THE EVENT THAT THE CALCULATION PRICE OF THE LIGHTBRIDGE COMMON IS LESS THAN $9.5625 OR MORE THAN $15.9375. See "The Reorganization Agreement--Termination."

     The shares of Lightbridge Common issued in connection with the Merger will be subject to indemnification and escrow provisions of the Reorganization Agreement and the Escrow Agreement. See "Description of Reorganization Agreement-- Indemnification" and "Other Agreements--Escrow Agreement."

     In addition to the rights provided to holders of Coral stock under the Reorganization Agreement, prior to the filing of the Charter Amendment (as described below), the Merger would have triggered certain additional rights of the holders of Coral Series A, Coral Series B and Coral Series C. Pursuant to the terms of Article IV, Section C.4.k. of the Coral Charter, any such holder could have elected, on an individual basis, either (i) to treat the Merger as a liquidation pursuant to Article IV, Section C.2.c. of the Coral Charter or (ii) to have such holder's preferred stock remain outstanding and become exercisable for Lightbridge Common. Lightbridge determined that it would be untenable for it to, in effect, assume all or any portion of the Coral Series A, Coral Series B or Coral Series C.

     To address the foregoing issues, concurrently with the execution of the Reorganization Agreement, the holders of a majority of the outstanding shares of each class of Coral Capital Stock delivered to Coral a written action by consent of stockholders, pursuant to which such holders duly approved and adopted a certificate of amendment to the Coral Charter that was filed with the Secretary of State of the State of Delaware and became effective on September 17, 1997 (the "Charter Amendment"). The Charter Amendment provides that the Merger will not be subject to the foregoing provisions of the Coral Charter. Although the holders of Coral preferred stock will not have the right to elect to treat the Merger as a deemed liquidation, the portion of the Merger Consideration to be allocated to a share of a particular class of Coral Capital Stock was made dependent on the liquidation preference for that class under the Coral Charter, as described above.

     No fractional shares of Lightbridge Common shall be issuable in connection with the Merger. The number of shares of Lightbridge Common to be issued upon conversion of all outstanding shares of Coral Capital Stock and to be reserved for exercise of all Options and Warrants shall equal the Initial Share Number less the number of shares reflecting the Adjustment Amount, and, to the extent the calculations pursuant to Section 1.4.2 of the Reorganization Agreement produce fractional shares or an aggregate number greater or less than such number, the number of shares of Lightbridge Common allocable to individual holders of Coral Capital Stock, Options and Warrants shall be appropriately adjusted.

CONVERSION OF SHARES; PROCEDURES FOR EXCHANGE OF CERTIFICATES

     The conversion of Coral Shares into Lightbridge Common and the conversion of Options and Warrants into the right to purchase Lightbridge Common will occur automatically at the Effective Time.

     As soon as reasonably practicable after the Effective Time, Lightbridge will instruct the Exchange Agent to mail to each holder of record of shares of Coral Capital Stock a letter of transmittal and instructions to effect the surrender of the certificates representing shares of Coral Capital Stock, in exchange for certificates representing the shares of Lightbridge Common issuable therefor in connection with the Merger. Approximately one-third of such shares of Lightbridge Common will be issued and delivered to the Exchange Agent promptly after the Effective Time, for delivery to the former Coral holders six months after the date of the Closing. The balance of such shares will be issued and delivered to the escrow agent under the Escrow Agreement and will become deliverable to former holders of Coral Capital Stock in accordance with the terms of the Escrow Agreement. See "Other Agreements--Escrow Agreement."

     Upon surrender of a certificate representing Coral shares for cancellation to the Exchange Agent, together with a duly executed letter of transmittal and any other documents as may be required pursuant to such instructions, the holder of such certificate will be entitled to receive in exchange therefor (i) a certificate evidencing that number of whole shares of Lightbridge Common which such holder has the right to receive in the Merger, subject to the limitations on delivery described in the preceding paragraph, (ii) any dividends or other distributions on the shares of Lightbridge Common which such holder is entitled to receive and (iii) cash in respect of fractional shares of Lightbridge Common (the shares of Lightbridge Common, distributions and cash described in clauses
(i), (ii) and (iii) being, collectively, the "Merger Consideration"), and the certificate representing Coral shares so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Coral shares that is not registered in the transfer records of Coral as of the Effective Time, the Merger Consideration may be issued and paid to a transferee if the certificate evidencing such Coral shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until so surrendered, each outstanding certificate that, prior to the Effective Time, represented Coral shares will be deemed from and after the Effective Time, for all corporate purposes (other than payment of dividends or a described below under "-- Appraisal Rights'), to evidence the ownership of the number of full shares of Lightbridge Common into which such Coral shares shall have been so converted, subject to the delivery and escrow provisions of the Reorganization Agreement and the Escrow Agreement.

     DISTRIBUTIONS WITH RESPECT TO UNEXCHANGED OR ESCROWED CORAL SHARES. No dividends or other distributions declared or made after the Effective Time with respect to Lightbridge Common with a record date after the Effective Time will be paid to the holder of an unsurrendered certificate representing Coral shares with respect to the shares of Lightbridge Common such holder is entitled to receive until the holder surrenders such certificate. Further, any such dividends or other distributions with respect to shares of Lightbridge Common held in escrow under the Escrow Agreement shall be delivered to the Escrow Agent and shall be subject to the escrow provisions of the Escrow Agreement. Subject to applicable law, following surrender of any certificate representing Coral shares, there shall be paid to the record holder of the certificates representing whole shares of Lightbridge Common issued in exchange therefor, without interest, at the time of surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Lightbridge Common.

     TRANSFERS OF OWNERSHIP. If any certificate for Lightbridge Common is to be issued in a name other than that in which the certificate representing Coral shares surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange will have paid to Lightbridge or any designated agent any transfer or other taxes required by reason of the issuance of a certificate for shares of

Lightbridge Common in any other name other than that of the registered holder of the certificate surrendered, or established to the satisfaction of Lightbridge (or any designated agent) that such tax has been paid or is not payable.

     WITHHOLDING RIGHTS. Lightbridge or the Exchange Agent will be entitled to deduct and withhold from the Merger Consideration otherwise payable to any Coral stockholder pursuant to the Reorganization Agreement such amounts as Lightbridge or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under any provision of federal, state or local tax law. To the extent that amounts are so withheld by Lightbridge or the Exchange Agent, such withheld amounts shall be treated for purposes of the Reorganization Agreement as having been paid to the holder of the shares of Lightbridge Common in respect of which such deduction and withholding was made by Lightbridge or the Exchange Agent.

     LOST, STOLEN OR DESTROYED CERTIFICATES. In the event any certificates representing shares of Coral Capital Stock have been lost, stolen or destroyed, the Exchange Agent will issue shares of Lightbridge Common in exchange for such lost, stolen or destroyed certificates upon the making of any affidavit of that fact by the owner of such certificates and, at the request of Lightbridge, upon delivery of a bond in such a sum as Lightbridge may reasonably direct as indemnity against any claim that may be made against Lightbridge or the Exchange Agent with respect to the certificates alleged to have been lost, stolen or destroyed.

    DETAILED INSTRUCTIONS, INCLUDING A TRANSMITTAL LETTER, WILL BE MAILED TO CORAL STOCKHOLDERS PROMPTLY FOLLOWING THE EFFECTIVE TIME AS TO THE METHOD FOR EXCHANGING THEIR CERTIFICATES. HOLDERS OF SHARES OF CORAL STOCK SHOULD NOT RETURN STOCK CERTIFICATES WITH THE ENCLOSED PROXY, AND THEY SHOULD NOT FORWARD STOCK CERTIFICATES TO THE EXCHANGE AGENT UNTIL THEY HAVE RECEIVED TRANSMITTAL LETTERS.

BACKGROUND OF THE MERGER

     Coral was initially founded in 1991. From early 1994 through early 1996, Coral raised approximately $11 million in capital from venture capital and other outside investors. Coral experienced substantial growth in this period, with annual revenue reaching $8.7 million for 1996. Despite this revenue growth, however, Coral has been unable to reach sustained profitability, sustaining losses in 1992 through 1996 as well as for the six months ended June 30, 1997.

     During the second half of 1996, Coral commenced an initial public offering of its common stock. Due to market conditions as well as Coral's inability to report profitable results of operations for the quarter ended December 31, 1996, the offering could not be completed and was withdrawn early in 1997.

     During early 1997, Coral's board of directors considered recommencing the withdrawn initial public offering. Based upon conversations with the proposed lead underwriter, the board determined that it was unlikely that the offering would be completed in the foreseeable future. In particular, it was unlikely that the initial public offering process would be recommended until Coral reported several quarters of profitable results. Coral reported net losses in the quarters ended December 31, 1996, March 31, 1997 and June 30, 1997.

     In February 1997, the Coral board met to consider Coral's strategic alternatives, including pursuing potential business combinations with other telecommunications software companies. Among other things, the Coral board considered that substantial additional financing would have to be obtained if a business combination were not pursued. At the meeting, the Board decided to proceed to explore the possibility of a business combination involving
Coral.

     Thereafter, on April 18, 1997, certain members of the Coral management, including Mr. Eric Johnson, President and Chief Executive Officer, Mr. Kyle Hubbart, Chief Financial Officer, and Mr. Howard Kaushansky, Vice President and General Counsel, visited Lightbridge and met with Ms. Pamela Reeve, President and Chief Executive Officer of Lightbridge, and Mr. William Brown, Chief Financial Officer of Lightbridge, to discuss possible financing opportunities.

     Between April 18 and April 25, 1997, there were a number of telephone conferences between Messrs. Johnson, Hubbart and Kaushansky and Ms. Reeve and Mr. Brown regarding merger possibilities between the two companies. During this time, the two companies exchanged confidentiality agreements. In addition, financial and business information (including financial projections) was provided by Coral to Lightbridge and to their boards of directors.

     On May 15, 1997, Ms. Reeve, Mr. Brown and Mr. Richard Antell, Vice President of Software Development of Lightbridge, met with Messrs. Johnson, Hubbart and Kaushansky and Mr. Timothy Hayes, Chief Technical Officer of Coral, at Coral's offices in Longmont, Colorado. Also present were representatives of Cowen & Company, investment advisor to Lightbridge.

     On May 20, 1997, Coral retained Broadview to act as Coral's financial advisor in connection with exploring potential business combinations. Following its engagement, Broadview contacted a number of companies (including Lightbridge) that had already expressed interest in a potential business combination with Coral, as well as a number of companies that were likely to be interested in such a combination. Several of these companies met with Coral management to discuss possible transactions.

     During the period from May 15 to June 12, 1997, there were several telephone conferences between the management of Lightbridge and Coral, particularly regarding existing and potential contracts. On June 13, Lightbridge made an offer to acquire all outstanding Coral Capital Stock, Options and Warrants for shares of Lightbridge Common having a market value at that time of $16.4 million. This original offer expired in accordance with its terms and was not extended by Lightbridge.

     By the end of June 1997, Coral's available cash resources had been substantially depleted. Coral began to arrange for a short-term bridge loan that was to be followed by another round of venture capital financing. It was anticipated that the shares to be issued in such financing round would be substantially below the price at which shares had been issued in previous rounds, and that the proposed financing would result in substantial dilution to Coral's existing stockholders. The proposed financing was not consummated because Coral was able to obtain additional accounts receivable financing from its bank lender.

     On July 21, 1997, the Lightbridge board of directors held a meeting via teleconference to discuss the Merger. On July 23, Lightbridge made an offer to the Coral board of directors to purchase all outstanding Coral Capital Stock, Options and Warrants for shares of Lightbridge Common having a market value of $19.1 million. On July 25, Mr. John Fraser, the President of Coral, and a representative of Broadview, investment advisor to Coral, met with Ms. Reeve, Mr. Brown and a representative of Cowen & Company to discuss the Merger. On July 25, a letter of intent was signed by both companies, outlining the general terms of the Reorganization Agreement.

     Between August 4 and August 6, 1997, Mr. Kevin Collins, Controller of Lightbridge, and Mr. Joseph Pignato, Assistant Controller of Lightbridge, with representatives of Cowen & Company and Foley, Hoag & Eliot LLP, visited the offices of Coral in Longmont, Colorado, for the purposes of financial, accounting and legal due diligence.

     Between August 5 and August 7, 1997, a number of members of Coral's management, including Messrs. Fraser and Hayes, attended various meetings at Lightbridge to discuss various sales, marketing, technical and organizational issues.

     During the week of August 15, 1997, Messrs. Brown, Collins and Pignato and Ms. Reeve and representatives of Foley, Hoag & Eliot LLP met with various members of Coral's management to continue the financial and legal due diligence.

     Between August 15 and September 9, 1997, financial advisors and legal counsel were in frequent contact to negotiate the terms of the Reorganization Agreement. On September 2, the Lightbridge board of directors met to discuss the proposed merger. Also attending the meeting were representatives of Foley, Hoag & Eliot LLP and Cowen & Company. The representatives of Cowen & Company discussed the proposed Merger, providing a transaction overview and summarizing the due diligence that they had performed, the transaction consideration and rationale, and the valuation of Coral. After the presentation by Cowen & Company, the Lightbridge board of directors approved the Reorganization Agreement and the Merger.

     On September 8, 1997, the Coral board of directors met to consider the proposed transaction. Also attending the meeting were representatives of Broadview and Cooley Godward LLP, Coral's outside legal counsel. After a review and discussion of the proposed transaction, Coral's board of directors approved the Reorganization Agreement and the Merger.

     On September 9, 1997, Lightbridge, Coral and Acquisition Corp. executed and delivered the Reorganization Agreement. On September 10, 1997, Lightbridge issued a press release announcing the Merger.

CORAL'S REASONS FOR THE MERGER; RECOMMENDATION OF THE BOARD OF DIRECTORS OF
CORAL

     On September 8, 1997, the Board of Directors of Coral met and deemed it to be in the best interests of Coral and its stockholders to enter into the Reorganization Agreement. In reaching its decision to approve the terms of the Reorganization Agreement and the Merger, the Board of Directors of Coral consulted with management of Lightbridge, as well as with its financial and legal advisors, and considered a number of factors, including the following:

     . Information concerning Coral's and Lightbridge's respective businesses, financial position, historical and prospective results of operations, market position, product development plans and technical capabilities.

     . With the assistance of Broadview, information concerning historical price and trading volume data for Lightbridge Common and the investment attributes of Lightbridge Common.

     . The results of efforts by Broadview to solicit acquisition offers from potential purchasers other than Lightbridge. Based upon these efforts, Coral's Board did not believe that it was likely that additional competitive offers from potential acquirors would emerge at that time.

     . The Coral Board's conclusion that the terms of the Merger were fair, from a financial point of view, to the Coral stockholders based upon the present financial condition and business prospects of Coral.

     . The Coral Board's consideration of its strategic and financial options, including remaining independent and pursuing Coral's initial public offering which was withdrawn early in 1997. In particular, the Coral Board considered that Coral would need significant additional financing if a merger partner were not obtained and that there was no assurance that such additional financing could be obtained by Coral on acceptable terms, if at all. The Coral Board also concluded that it was unlikely that Coral would be able to complete an initial public offering in the foreseeable future.

     . The importance of market position, scope of product offerings and scale of financial resources needed by a company to compete in the rapidly consolidating and changing industry environment for wireless telecommunications carriers. The Coral Board concluded that an affiliation with Lightbridge would provide Coral with increased financial, technical, product and managerial resources that will become increasingly important in such an industry environment.

     . The Coral Board's conclusion that the terms of the Merger would provide a substantial increase in the liquidity of the investment of Coral's stockholders, particularly in light of the Coral Board's conclusion that completion of an initial public offering was unlikely.

     . The fact that the Merger is structured to qualify as a tax-free exchange for federal income tax purposes.

     . A review with Coral's legal counsel of the terms of the Reorganization Agreement and related agreements, particularly the share escrow and indemnification provisions of the Reorganization Agreement and the Escrow Agreement. As a negative factor, the Coral Board considered the fact that a substantial portion of the Merger Consideration would be held in escrow following the Closing and, therefore, might not eventually be received by the Coral stockholders.

     The Board of Directors of Coral also considered a number of potential risks relating to the Merger, including (i) the difficulty and management distraction inherent in integrating the combined company, (ii) the substantial charges expected to be incurred by Lightbridge in connection with the Merger, including costs of integrating the business and transaction expenses arising from the Merger, (iii) the risk that the trading price of Lightbridge Common might be adversely affected by the announcement of the Merger, (iv) the risk that the benefits sought in the Merger would not be fully achieved, (v) the risk that the Merger would not be consummated following the public announcement thereof and
(vi) the risks of Coral suffering employee attrition and failing to attract key personnel due to uncertainties associated with the pending Merger. See "Risk Factors."

     The foregoing discussion of the information and factors considered by the Board of Directors of Coral is not intended to be exhaustive but is believed to include all material factors considered by the Board of Directors of Coral. In view of the wide variety of information and factors, both positive and negative, considered, the Board of Directors of Coral did not find it practical to, and did not, quantify or otherwise assign any relative or specific weights to the foregoing factors, and individual directors may have given differing weights to different factors.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     In considering the recommendation of the Coral Board with respect to the Reorganization Agreement and the transactions contemplated thereby, Coral stockholders should be aware that certain directors and executive officers of Coral have certain interests in the Merger.

     As of October 1, 1997, the directors and executive officers of Coral as a group beneficially owned an aggregate of 837,542 shares of Coral Common (including shares purchasable upon the exercise of outstanding Options and Warrants within 60 days of October 1, 1997), 125,000 shares of Coral Series A and 522,500 shares of Coral Series B. All of those shares will be treated in the Merger in the same manner as the shares of Coral stock held by other stockholders of Coral. Certain current and former directors of Coral and their affiliates, who in the aggregate hold a majority of the outstanding Coral Common and a majority of the outstanding Coral Series A, Coral Series B and Coral Series C (on an as-converted basis), have executed voting agreements with Lightbridge pursuant to which they have agreed to vote in favor of the Merger Proposal and have delivered to Lightbridge irrevocable limited proxies with respect to the Merger Proposal. Accordingly, those voting agreements and irrevocable limited proxies are sufficient to effect the approval of the Merger Proposal. See "Other Matters Related to the Merger-- Voting Agreements." To the best of Coral's knowledge, each of the other Coral directors and executive officers who owns shares of Coral stock intends to vote those shares in favor of both the Merger Proposal.

     On September 8, 1997, the Board of Directors of Coral adopted a Management Bonus Plan pursuant to which certain of Coral's key employees will receive staying bonuses in an aggregate amount of $220,000 for their continued employment with Coral through the Closing. The Management Bonus Plan was adopted to provide an incentive to those key employees whom the Board of Directors of Coral believes are integral to the consummation of the Merger. The bonuses will be payable within ten days of the Closing. The key employees eligible to receive bonuses under the Management Bonus Plan are Anita Filip, John Fraser, Timothy Hayes, Kyle Hubbart and Howard Kaushansky.

     Pursuant to the Reorganization Agreement, two of Coral's executive officers, John Fraser and Timothy Hayes, will enter into employment agreements with Coral providing for their continued employment with Coral. Under the employment agreements, each officer's employment with Coral may be terminated by
(i) either Coral or Lightbridge, upon sixty days prior written notice to the employee; or (ii) the employee, upon written notice to both Coral and Lightbridge. Neither Mr. Fraser nor Mr. Hayes is entitled to receive compensation in the event that Coral or Lightbridge terminates his employment with Coral. The form of the employment agreements is filed as an exhibit to the Registration Statement and is incorporated herein by reference.

     Persons identified by Coral as "affiliates" (as that term is defined for purposes of Rule 145 under the Securities Act) of Coral will enter into agreements restricting sales, dispositions or other transactions reducing their risk of investment with respect to shares of Coral stock held by them prior to the Merger and the shares of Lightbridge Common received by them in the Merger so as to comply with the requirements of applicable federal securities laws.

CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

     The following discussion summarizes the anticipated material United States federal income tax consequences of the Merger that are generally applicable to Lightbridge, Coral and holders of Coral stock under the United States Internal Revenue Code of 1986, as amended (the "Code"). Coral stockholders should be aware that this discussion does not deal with all federal income tax considerations that may be relevant to particular Coral stockholders in light of their particular circumstances, such as stockholders owning, directly or indirectly, five percent of more of either the total voting power of the total value of Lightbridge stock following the Merger; stockholders who are dealers in securities; stockholders who are subject to the alternative minimum tax provisions of the Code; and stockholders who are foreign persons, who acquired their shares in connection with stock option or stock purchase plans or in other compensatory transactions, or who otherwise hold convertible securities, warrants or options. In addition, the following discussion does not address the tax consequences of transactions effectuated prior to or after the Merger (whether or not such transactions are or were undertaken in connection with the Merger), including transactions in which shares of Coral Capital Stock were or are acquired or transactions in which shares of Lightbridge Common are disposed of. Furthermore, no foreign, state or local tax considerations are addressed herein.

     CORAL STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER, INCLUDING THE APPLICABLE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES TO THEM OF THE MERGER.

     The following discussion is based on the Code, applicable United States Treasury regulations, judicial authority, and administrative rulings and practice, all as of the date hereof. The Internal Revenue Service (the "IRS") is not precluded from adopting a contrary position. In addition, there can be no assurance that future legislative, judicial or administrative changes or interpretations will not adversely affect the accuracy of the statements and conclusions set forth herein. Any such changes or interpretations could be applied retroactively and could affect the tax consequences of the Merger to Lightbridge, Coral and their respective stockholders.

     At the Closing, as a condition to the obligations of Coral and Lightbridge to consummate the Merger, Coral stockholders and Lightbridge will receive opinions from their respective legal counsel, Cooley Godward LLP and Foley, Hoag & Eliot LLP, to the effect that, while the matter is not wholly free from doubt, for federal income tax purposes, the Merger will constitute a "reorganization" within the meaning of Section 368(a) of the Code. The opinions will be based on certain assumptions and representations and will be subject to limitations and qualifications as provided in the opinions. As a reorganization, the Merger will generally result in the following consequences:

          (a) No gain or loss will be recognized by holders of Coral Capital Stock upon their receipt in the Merger of Lightbridge Common solely in exchange for Coral Capital Stock.

          (b) The aggregate tax basis of the Lightbridge Common received in the Merger will be the same as the aggregate tax basis of Coral Capital Stock surrendered in exchange therefor.

          (c) The holding period of the Lightbridge Common received in the Merger will include the period for which the Coral Capital Stock surrendered in exchange therefor was held, provided that the Coral Capital Stock is held as a capital asset at the time of the Merger.

          (d) A Coral stockholder who exercises dissenters' rights with respect to a share of Coral Capital Stock and receives payment for such share in cash will generally recognize gain or loss for federal income tax purposes, measured by the difference between the holder's basis in such share and the amount of cash received, provided that the payment is neither essentially equivalent to a dividend within the meaning of Section 302 of the Code nor has the effect of a distribution of a dividend within the meaning of
     Section 356(a)(2) of the Code (collectively, a "Dividend Equivalent Transaction"). Such gain or loss generally will be capital gain or loss, provided that the Coral Capital Stock is held as a capital asset at the time of the Merger. Specifically, it will be long-term capital gain or loss if the Coral Capital Stock has been held for more than eighteen months at the Effective Time and mid-term capital gain or loss if the Coral Capital Stock has been held for more than twelve months but not more than eighteen months at the Effective Time. A sale of Coral Capital Stock pursuant to an exercise of dissenters' rights will generally not be a Dividend Equivalent Transaction if, as a result of such exercise, the stockholder exercising dissenters' rights owns no shares of Lightbridge Common (either actually or constructively within the meaning of Section 318 of the Code). If, however, a stockholder's sale for cash of Coral Capital Stock pursuant to an exercise of dissenters' rights is a Dividend Equivalent Transaction, then such stockholder may recognize dividend income for federal income tax purposes in an amount up to the entire amount of cash so received.

          (e) None of Lightbridge, Acquisition Corp. and Coral will recognize material amounts of gain or loss solely as a result of the Merger.

     The parties have not requested and will not request a ruling from the IRS in connection with the Merger. The opinions of legal counsel referred to herein neither bind the IRS nor preclude the IRS from adopting a contrary position. The opinions are subject to certain assumptions and qualifications and the accuracy of certain representations made by Lightbridge, Acquisition Corp., Coral and stockholders of Coral, including representations in certificates to be delivered to counsel by the respective managements of Lightbridge, Acquisition Corp., Coral and by stockholders of Coral. A successful IRS challenge to the "reorganization" status of the Merger would result in each Coral stockholder recognizing gain or loss, with respect to each share of Coral Capital Stock surrendered, equal to the difference between the stockholder's basis in such share and the fair market value, as of the Effective Time, of the Lightbridge Common received in exchange therefor. Such gain or loss would be treated as capital gain or loss for each such stockholder if the Coral Capital Stock was held as a capital asset at the time of the Merger. In such event, a stockholder's aggregate basis in the

Lightbridge Common so received would equal its fair market value as of the Effective Time and the stockholder's holding period for such stock would begin the day after the Merger.

     Even if the Merger qualifies as a "reorganization" within the meaning of
Section 368(a) of the Code, a recipient of shares of Lightbridge Common may recognize income or gain to the extent that such shares were considered to be received in exchange for services or property (other than solely Coral Capital Stock). All or a portion of such income or gain may be taxable as ordinary income. In addition, gain or loss would be recognized to the extent that a Coral stockholder was treated as receiving (directly or indirectly) consideration other than Lightbridge Common in exchange for the stockholder's Coral Capital Stock.

     In connection with the Merger, Lightbridge will deposit the escrowed shares in an escrow account on behalf of the Coral stockholders. See "Other Agreements--Escrow Agreement." Pursuant to the Reorganization Agreement, escrowed shares will be held to satisfy claims arising out of any misrepresentation or inaccuracy in, or breach of, any representation, covenant, agreement, warranty, or obligation of Coral contained in the Reorganization Agreement, claims for certain monetary payments required to be made by the Surviving Corporation after the date of the Closing that arise out of certain specified contracts and relate to events occurring or facts existing on or prior to the date of the Closing, and claims arising out of certain intellectual property matters.

     Escrowed shares should be deemed to be owned by the former Coral stockholders for federal income tax purposes. Accordingly, any distribution of escrowed shares from the escrow to the former Coral stockholders should not be a taxable event to such stockholders, but they will be taxed on dividends paid, if any, in respect of the escrowed shares.

     Assuming the Merger is respected as a reorganization, federal income tax law is unclear as to the treatment of former Coral stockholders in the event that any escrowed shares are used to satisfy any claims under the Reorganization Agreement. It is possible that satisfaction of such claims with escrowed shares will be treated for federal income tax purposes as an adjustment to the consideration received by former Coral stockholders in the Merger, with the result that no gain or loss would be recognized by such stockholders upon the return of such escrowed shares to Lightbridge.

     There is a risk, however, that the former Coral stockholders will be deemed to have disposed of such escrowed shares on a proportionate basis and will recognize gain or loss on such deemed disposition. In that event, each such stockholder would be deemed to have made a payment to Coral in the amount of the value of such escrowed shares. Such deemed payment could be treated as a cost of acquiring the shares of Lightbridge Common received in the Merger, which will increase the tax basis of such shares.

     Nevertheless, there are also arguments that each former Coral stockholder should be allowed a capital loss in an amount equal to the value of the escrowed shares allocable to such stockholder that are used to satisfy any such claim, which loss would be allowable against gain realized on the deemed disposition of such shares. Coral stockholders should consult their tax advisors on the treatment of the use of escrowed shares to satisfy claims under the Reorganization Agreement.

ACCOUNTING TREATMENT

     The Merger will be treated as a purchase for financial reporting purposes, in accordance with generally accepted accounting principles.

FEDERAL SECURITIES LAW CONSEQUENCES

     All of the Lightbridge Common issued or issuable in connection with the Merger, when delivered to Coral stockholders in accordance with the Reorganization Agreement and the Escrow Agreement, will be freely transferable, except that any Lightbridge Common received by persons who are "affiliates" (as such term is defined under the Securities Act) of Coral or Lightbridge prior to the Merger may be sold by them only in transactions permitted by the resale provisions of Rule 145 under the Securities Act with respect to affiliates of Coral or Rule 144 under the Securities Act with respect to persons who are or become affiliates of Lightbridge, or as otherwise permitted under the Securities Act. Persons who may be deemed to be affiliates of Coral or Lightbridge generally include individuals or entities that control, are controlled by, or are under common control with, such corporation and may include certain officers and directors of such corporation as well as principal stockholders of such corporation.

     Affiliates of Coral or Lightbridge may not sell their shares of Lightbridge Common acquired in connection with the Merger, except pursuant to an effective registration under the Securities Act covering such shares or in compliance with Rule 145 (or Rule 144 under the Securities Act in the case of persons who are or become affiliates of Lightbridge) or another applicable exemption from the registration requirements of the Securities Act. In general, under Rule 145, for one year following the Effective Time an affiliate (together with certain related persons) would be entitled to sell shares of Lightbridge Common acquired in connection with the Merger only through unsolicited "brokers' transactions" or in transactions directly with a "market maker," as such terms are defined in Rule 145. Additionally, the number of shares to be sold by an affiliate (together with certain related persons and certain persons acting in concert) within any three-month period for purposes of Rule 145 may not exceed the greater of one percent of the outstanding shares of Lightbridge Common or the average weekly trading volume of such stock during the four calendar weeks preceding such sale. Rule 145 would only remain available, however, to affiliates if Lightbridge remained current with its informational filings under the Exchange Act. One year after the Effective Time, an affiliate would be able to sell such Lightbridge Common without such manner of sale or volume limitations, provided that Lightbridge was current with its Exchange Act informational filings and such affiliate was not then an affiliate of Lightbridge. Two years after the Effective Time, an affiliate would be able to sell such shares of Lightbridge Common without any restrictions so long as such affiliate had not been an affiliate of Lightbridge for at least three months prior thereto.

     Under the Reorganization Agreement, Lightbridge is obligated to file, on the date of the Closing, a registration statement on Form S-8 with the Commission covering the shares of Lightbridge Common issuable upon exercises of the Options and to use its commercially reasonable efforts to maintain the effectiveness of such registration statement (or file and maintain the effectiveness of a successor registration statement covering such shares) for so long as any of the Options remain outstanding.

NASDAQ LISTING

     After the Effective Time, Lightbridge will use all reasonable efforts to cause the shares of the Lightbridge Common to be issued in the Merger, or issuable upon the exercise of Options and Warrants, to be approved for quotation on the Nasdaq National Market.

APPRAISAL RIGHTS

     Any holder of Coral shares who objects to the adoption of the Reorganization Agreement may elect to be paid the fair value of those shares as determined by the Delaware Court of Chancery. The rights of dissenting holders of Coral Stock are governed by Section 262 of the Delaware Law. The following description summarizes the material applicable provisions of Section 262 of the Delaware Law. The following description is not intended to be a complete statement of such provisions and is qualified in its entirety by reference to the full text of Section 262, which is set forth in ANNEX B to this Proxy Statement/Prospectus.

     If any holder of Coral shares wishes to elect to dissent from the Merger and demand appraisal, such holder must satisfy each of the following conditions:

          (i) Such holder must deliver a written demand for appraisal of his, her or its shares to Coral, before the taking of the vote with respect to the Merger Proposal. This written demand for appraisal must be in addition to and separate from any proxy or vote against the Merger Proposal. Merely voting against or not voting for the Merger Proposal will not constitute a demand for appraisal within the meaning of Section 262.

          (ii) Such holder must not vote in favor of the Merger Proposal. A failure to vote will satisfy this requirement, but a vote in favor of the Merger Proposal, by proxy or in person, will constitute a waiver of such holder's right of appraisal and will nullify any previously filed written demand for appraisal. If any holder of Coral shares fails to comply with either of these conditions and the Merger becomes effective, such holder will have no appraisal rights with respect to such stock.

     All written demands for appraisal by holders of Coral shares should be delivered to Coral before the taking of the vote on the Reorganization Agreement at the Special Meeting, and should be executed by, or on behalf of, the holder of record. Such demand must reasonably inform Coral of the identity of the holder and of the intention of the holder to demand the appraisal of such holder's shares.

     Within ten days after the date of the Merger, the Surviving Corporation must give written notice that the Merger has become effective to each stockholder who has filed a written demand for appraisal and who did not vote in favor of the Merger. Within 120 days after the date of the Merger, either the Surviving Corporation or any stockholder entitled to appraisal rights under
Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the value of the stock of all stockholders entitled to appraisal. Coral does not presently intend to file such a petition. Inasmuch as Coral has no obligation to file such a petition, unless at least one dissenting holder of Coral shares files such a petition within the period specified, the previous written demands for appraisal of all holders of Coral shares could be nullified. In any event, at any time within sixty days after the date of the Merger, any holder who has demanded appraisal of Coral Stock has the right to withdraw such holder's demand for appraisal.

     Within 120 days after the date of the Merger, any stockholder entitled to appraisal rights under Section 262 shall be entitled, upon written request, to receive from the Surviving Corporation a statement setting forth (a) the aggregate number of shares not voted in favor of the Reorganization Agreement and with respect to which demands for appraisal have been received and (b) the aggregate number of holders of such shares. The Surviving Corporation is required to mail such written statement to such stockholder within ten days after receipt of the written request therefor.

     If a petition for appraisal described above is duly filed by a holder of Coral shares and a copy thereof is served upon the Surviving Corporation, the Surviving Corporation then will be obligated within twenty days to provide the Delaware Court of Chancery Register with a duly verified list containing the names and addresses of all holders of dissenting shares with whom agreement as to the value of their shares has not been reached. After notice to such stockholders, the Court of Chancery is empowered to conduct a hearing upon the petition in order to determine those stockholders who have complied with Section 262 and who have become entitled to appraisal rights thereunder. The Court may require the stockholders who demanded payment for their shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings. If any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

     After determination of the stockholders entitled to an appraisal, the Court of Chancery shall appraise the shares, determining their fair value, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining the fair value of the shares, the Court is to take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest the Surviving Corporation would have to pay to borrow money during the pendency of the proceedings. When the fair value is determined, the Court will direct the payment by the Surviving Corporation of such value, with interest thereon, if any, to the stockholders entitled to receive the same, upon surrender to the Surviving Corporation by such stockholders of the certificates representing such stock.

     The costs of the appraisal proceedings may be charged to the parties thereto (i.e., the Surviving Corporation and the stockholders participating in the proceeding) by the Court as it deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including reasonable attorneys' fees and the fees and expenses for experts, to be charged pro rata against the value of all shares entitled to appraisal. From and after the Effective Time, no stockholder who has demanded appraisal rights is entitled to vote his shares for any purpose or to receive payment of dividends or other distributions on his shares (other than with respect to payment as of a record date prior to the Effective Time), provided, however, that if no petition for appraisal is filed within 120 days after the date of the Merger, as provided above, or if such stockholder shall deliver a written withdrawal of such demand for an appraisal and an acceptance of the Merger, either within 60 days after the date of the Merger, as provided above, or thereafter with the written approval of the Surviving Corporation, then the right of such stockholder to appraisal shall cease.

EXPENSES

     In the event the Merger is completed, (a) Lightbridge and Acquisition Corp. will be and remain responsible for their costs and expenses and (b) the Coral stockholders will be and remain responsible for their costs and expenses, as well as the costs and expenses of Coral arising prior to the Closing in connection with the Merger, except that Lightbridge will be responsible for (i) a total of $500,000 of fees of Broadview incurred by Coral in connection with the Merger and (ii) a total of $220,000 payable to five of Coral's key employees under the Management Bonus Plan described in "The Merger Proposal--Interests of Certain Persons in the Merger." Any obligations of the Coral stockholders described in clause (b) above shall be part of the Adjustment Amount and shall be deemed to be paid by a decrease in the Initial Share Number. See "-- Calculation of Merger Consideration." If the Merger is not consummated, Lightbridge and Coral will be and remain responsible for their own costs and expenses, including fees and disbursements of consultants, investment bankers and other financial advisors, counsel and accountants, and the costs incurred in seeking necessary consents, in connection with the proposed acquisition of Coral by Lightbridge.

                         THE REORGANIZATION AGREEMENT

     The following description summarizes the material terms and provisions of the Reorganization Agreement. The following description does not purport to be complete and is qualified in its entirety by reference to the Reorganization Agreement, which is attached as ANNEX A to this Proxy Statement/Prospectus and is incorporated herein by reference. All Coral stockholders are urged to read the Reorganization Agreement in its entirety.

TERMS OF THE MERGER

     THE MERGER. The Reorganization Agreement provides that, at the Effective Time and subject to and upon the terms and conditions of the Reorganization Agreement and the applicable provisions of Delaware Law, Acquisition Corp. shall be merged with and into Coral, the separate corporate existence of Acquisition Corp. shall cease, and the Surviving Corporation shall continue as a wholly owned subsidiary of Lightbridge.

     EFFECTIVE TIME. Subject to the provisions of the Reorganization Agreement and the Certificate of Merger, the Certificate of Merger, together with the required related certificates, will be filed in accordance with the applicable provisions of Delaware Law as soon as practicable on or after the Closing. The Merger shall become effective as of the Effective Time.

     CERTIFICATE OF INCORPORATION AND BY-LAWS. The Reorganization Agreement provides that the certificate of incorporation and by-laws of Acquisition Corp., as in effect immediately prior to the Effective Time, will become the certificate of incorporation and by-laws of the Surviving Corporation, except that the name of the Surviving Corporation will be "Coral Systems, Inc."

     DIRECTORS AND OFFICERS. The directors and officers of Acquisition Corp. immediately prior to the Effective Time shall be the initial directors and officers of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and by-laws of the Surviving Corporation.

     CONVERSION OF CORAL SHARES. Each share of Coral Capital Stock (other than any duly qualified dissenting share) issued and outstanding immediately prior to the Effective time shall be converted into a fraction of a share of Lightbridge Common. See "Terms of the Merger Proposal--Calculation of Merger Consideration" for a discussion of the manner in which the conversion rate of each class of Coral Capital Stock will be calculated.

     CONVERSION OF CAPITAL STOCK OF ACQUISITION CORP. IN THE MERGER. Each share of common stock, $.01 par value, of Acquisition Corp. issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, $.01 par value, of the Surviving Corporation.

REPRESENTATIONS AND WARRANTIES

     The Reorganization Agreement contains customary representations and warranties made by Coral, in respect of itself, in favor of Lightbridge and Acquisition Corp., relating to, among other things, the following matters: (i) corporate organization, standing, qualification and similar matters; (ii) the force and effect of the Coral Charter and the Coral Bylaws; (iii) the capital structure of Coral; (iv) the authorization, execution, delivery and enforceability of the Reorganization Agreement and certain related agreements;
(v) the absence of any conflict of the Reorganization Agreement with charter documents, laws or other agreements; (vi) the absence of any direct or indirect equity ownership, equity interest or equity investment of Coral in any other individual, corporation or other entity; (vii) the fair presentation of financial statements of Coral in accordance with generally accepted accounting principles; (viii) the compliance by Coral with applicable laws; (ix) the absence of any litigation involving Coral, except as described therein; (x) the ownership, leasing rights to use and absence of violations or claims or restrictions with respect to personal property; (xi) the provision of certain contracts and the validity and enforceability thereof; (xii) the payment of taxes and certain other tax matters; (xiii) employment benefit matters; (xiv) the conduct of business in the ordinary course and the absence of certain changes; (xv) wage and salary information for officers, directors and key employees; (xvi) the absence of certain conflicts of interest; (xvii) the absence of brokerage or finder's fees, agent's commission and financial advisory fees (other than fees and expenses owed to Broadview); (xviii) bank accounts; (xix) environmental matters;
(xx) a list and the status of insurance policies; (xxi) the status of employee relations; (xxii) the rights and obligations of Coral with respect to certain proprietary rights; (xxiii) the absence of certain loans to affiliates of Coral;
(xxiv) significant customers supplies and sales agents of Coral; (xxv) compliance with warranties and indemnities; and (xxvi) the existence of business activity restrictions.

     The Reorganization Agreement contains customary representations and warranties made by Lightbridge and Acquisition Corp., in respect of Lightbridge and its subsidiaries, in favor Coral, relating, among other things, to the following matters: (i) corporate organization, standing, qualification and similar matters; (ii) the capital structure of Lightbridge; (iii) the authorization, execution, delivery and enforceability of the Reorganization Agreement and certain related agreements; (iv) the absence of any conflict of the Reorganization Agreement with charter documents, laws or other agreements;
(v) reports and other documents filed with the Commission and the fair presentation of financial statements of Lightbridge in accordance with generally accepted accounting principles; (vi) the absence of dividends or other distributions since June 30, 1997; (vii) the absence of any litigation involving Lightbridge with respect to the proposed Merger; (viii) the absence of brokerage or finder's fees, agent's commission and financial advisory fees (other than fees and expenses owed to Cowen & Company); and (ix) this Registration Statement.

CONDUCT OF CORAL'S BUSINESS PENDING THE MERGER

     The Reorganization Agreement provides that, prior to the Effective Time, unless Lightbridge otherwise agrees in writing and except as otherwise contemplated by the Reorganization Agreement or otherwise agreed upon, Coral will carry on its business in the ordinary course consistent with its prior practice, including the payment of all debts and taxes owed by Coral in substantially the same manner as theretofore. Except as contemplated by the Reorganization Agreement or as agreed to by Lightbridge, Coral has agreed that until the Effective Time:

     (1) Coral will not amend the Coral Charter or Coral Bylaws, except as contemplated by the Charter Amendment;

     (2) Coral will not (a) declare or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of Coral Capital Stock, (b) issue, deliver or sell, or authorize the issuance, delivery or sale of, any shares of Coral Capital Stock, any Voting Debt (as defined in the Reorganization Agreement) or any options, warrants, calls, rights or agreements that obligate Coral to issue, deliver or sell additional shares of Coral Capital Stock or Voting Debt or to grant, extend or enter into any such option, warrant, call, right or agreement, (c) split, combine or reclassify any Coral Capital Stock, (d) purchase, redeem or otherwise acquire, directly or indirectly, any securities of Coral or (e) otherwise effect any reorganization, recapitalization or similar change with respect to Coral Capital Stock, provided that Coral may
          (i) repurchase shares pursuant to existing stock repurchase agreements from persons leaving the employment of Coral, (ii) cancel, with the consent of the holder without payment of any consideration, any Option held by a person who is a non-employee director of Coral, to the extent that such Option will terminate as of the Effective Time without having vested and (iii) cancel, with the consent of the holder, any Option initially issued at an exercise price of $6.00 or more, in exchange for a new Option having an exercise price of $1.50 per share and being exercisable for a number of shares calculated to cause the replacement Option to have the same value as the canceled Option;

     (3) Coral will duly comply in all material respects with all applicable laws, ordinances and regulations and all applicable orders, judgments, injunctions, awards and decrees of governmental entities;

     (4) Coral will not (a) acquire any equity interest or investment exceeding five percent of the equity capital of any entity, (b) acquire by merging or consolidating with, by purchasing a substantial portion of the assets of, or by any other manner, any entity, (c) otherwise acquire or license any assets that are material to Coral except in the ordinary course of business consistent with prior practice or (d) enter into any partnership, joint venture, voluntary association, cooperative or business trust agreement or arrangement, other than in the ordinary course of business consistent with prior practice;

     (5) Coral will not, and will not propose to, incur any indebtedness for borrowed money, incur any other indebtedness except in the ordinary course of business, or guarantee any indebtedness of others. Coral will not pay, discharge or satisfy, in an amount in excess of $10,000 (in the aggregate), any claims, liabilities or obligations reflected or reserved against in its balance sheet as of June 30, 1997, except in the ordinary course of business consistent with past practice;

     (6) Coral will not commence any litigation, will cooperate and consult with Lightbridge with respect to any matters regarding any proceeding disclosed in the Reorganization Agreement, and will not take any significant actions with respect to such proceedings without the prior approval of Lightbridge, which approval shall not be unreasonably withheld;

     (7) Coral will not lease or otherwise dispose of any of its property, except in the ordinary course of business consistent with prior practice;

     (8) Coral will not enter into or amend certain contracts except in the ordinary course of business consistent with past practice, and will cooperate and consult with Lightbridge with respect to actions with respect to Cincinnati Bell Information Systems Inc. and AirTouch Communications;

     (9) Coral will not make or change any material election in respect of taxes, adopt or change any accounting method in respect of taxes, enter into any closing agreement, settle any claim or assessment in respect of taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of taxes;

     (10) Coral will not adopt any benefit plan or amend any benefit plan in any material respect;

     (11) Coral will maintain insurance consistent with past business practice;

     (12) Coral will not (a) adopt any collective bargaining agreement, (b) grant any severance or termination pay to any director, officer or other employee of Coral, (c) grant any general or uniform increase in the rates of pay of employees of Coral, (d) increase the compensation payable or to become payable to any officer or key salaried employee or (e) grant any increase in the benefits under any bonus plan or similar compensation arrangements, and will use all reasonable efforts to notify Lightbridge in the event Coral learns that an officer or other employee of Coral proposes to terminate his or her employment with Coral;

     (13) Coral will not transfer to any person any rights to Coral's material proprietary rights, except in the ordinary course of business consistent with past practice; and

     (14) Coral will not take, propose to take, or agree in writing or otherwise to take any of the actions described in paragraphs (1) through (13) above or any other action that would prevent Coral from performing, or cause Coral not to perform, its covenants and other obligations hereunder.

ADDITIONAL COVENANTS

     NO SOLICITATION. Coral has agreed that it will not, nor will it permit any of its representatives to, directly or indirectly, (a) solicit, initiate or participate in discussions or negotiations or otherwise cooperate in any way with, or provide any information to, any person (other than Lightbridge) or group of persons concerning any tender offer, exchange offer, merger, business combination, sale of substantial assets, sale of shares of capital stock or similar transaction involving such party or (b) enter into any agreement to effect, or effect, any such transaction (other than the transactions contemplated hereby). In addition, Coral immediately will notify Lightbridge in writing of any such proposed transaction.

     ACCESS TO INFORMATION; CONFIDENTIALITY. Prior to the Effective Time, Coral will afford to Lightbridge, and will cause its independent accountants to afford to Lightbridge and Lightbridge's accountants, counsel and other representatives, reasonable access during normal business hours to all of Coral's properties, books, contracts, commitments and records, as well as all other information concerning the business, properties and personnel of Coral as Lightbridge may reasonably request. Lightbridge, Coral and Acquisition Corp. shall treat as confidential, and shall cause its accountants, counsel and other representatives to treat as confidential, all documents and information concerning the other party furnished by the other party to such party (including documents and information furnished prior to the date hereof) in connection with the transactions contemplated by the Reorganization Agreement.

     PUBLIC ANNOUNCEMENTS. Lightbridge and Coral have agreed that any press release or other public disclosure of information regarding the transactions contemplated by the Reorganization Agreement (including the existence and terms of the Reorganization Agreement) shall be developed by Lightbridge, subject to the approval of Coral, which approval shall not be unreasonably withheld, and subject to the obligations of the parties to comply with applicable law.

     OPTIONS AND WARRANTS. On the date of the Closing, Lightbridge shall file a registration statement on Form S-8 with the Commission covering the shares of Lightbridge Common issuable upon exercises of the Options and shall use commercially reasonable efforts to maintain the effectiveness of such registration statement (or file and maintain the effectiveness of a successor registration statement covering such shares) for so long as any of such Options remain outstanding. Within fifteen days after the date of the Closing, Lightbridge will send to each record holder of a Warrant (a) a notice stating that Lightbridge has assumed the obligations of Coral under such Warrant and that, as of the Effective Time, such Warrant is exercisable to purchase Lightbridge Common and (b) an agreement providing that, to the extent not already contemplated by the terms of such Warrant, as of the Effective Time the purchase price payable upon any exercise of such Warrant may, at the election of the record holder of such Warrant, be paid pursuant to a "cashless" exercise, on the terms set forth in such agreement.

     AGREEMENTS WITH RESPECT TO AFFILIATES. Coral will identify all persons who, in Coral's reasonable judgment are "affiliates" of Coral within the meaning of Rule 145 under the Securities Act. Coral shall use all reasonable efforts to cause each person identified as an "affiliate" to enter into written Affiliate's Agreements (as defined in the Reorganization Agreement) on or before the Closing.

     NASDAQ LISTING. Lightbridge will use its reasonable efforts to cause all of the shares of Lightbridge Common issuable in the Merger or upon exercise of the Options and the Warrants after the Effective Time to be approved for quotation on the Nasdaq National Market.

     INDEMNIFICATION OF CORAL'S OFFICERS AND DIRECTORS. After the Effective Time, Lightbridge will take no action that would impair any rights to indemnification that Coral's officers and directors may have under the Coral Charter or the Coral Bylaws with respect to stockholder claims arising out of events prior to the Effective Time.

     PATENT INTERFERENCE PROCEEDING. Coral expects to proceed to pursue its rights in the Interference (as defined below). Lightbridge will have the right to identify the counsel responsible for prosecuting the Interference on behalf of Coral, subject to the approval of Coral, which approval shall not be unreasonably withheld. Lightbridge and such counsel will be responsible for determining the manner in which to proceed in the Interference, provided, however, that (a) Lightbridge and such counsel will consult with Coral from time to time and as reasonably requested by Coral and shall advise Coral of the progress of the Interference and (b) the final form of the filing with respect to the Interference shall be subject to the approval of Coral, which consent shall not be unreasonably withheld or delayed. In connection with the Interference, Coral will (i) render to the Interference counsel such assistance as such counsel may reasonably request, (ii) make Coral's attorneys and other representatives available to the Interference Counsel and (iii) provide the Interference Counsel with copies of all books, records and other information relating to the patents that are the subject of the Interference.

     CONSENTS; APPROVALS. Lightbridge and Coral each will use all commercially reasonable efforts to obtain any consent, authorization, order or approval of, or any exemption by, any governmental entity, or other third party, required to be obtained or made by such party in connection with the taking of any action contemplated by the Reorganization Agreement. Neither Lightbridge nor Coral will take any action that would, or is reasonably likely to, result in any of its representations and warranties set forth in the Reorganization Agreement being untrue or in any of the conditions precedent set forth in the Reorganization Agreement not being satisfied. At any time and from time to time after the closing, Lightbridge and Coral agree to cooperate with each other to execute and deliver such other documents, instruments or transfer or assignment, files, books and records, and to do all such further acts and things, as may be reasonably required to carry out the transactions contemplated by the Reorganization Agreement.

CONDITIONS TO THE MERGER

     The obligations of Coral, Lightbridge and Acquisition Corp. to consummate the Merger and the transactions contemplated by the Reorganization Agreement are subject to the satisfaction of certain conditions at or prior to the closing, including the conditions that:

     (1) the Merger Proposal shall have been approved by the requisite vote of the Coral stockholders under Delaware Law;

     (2) the Commission shall have declared the Registration Statement effective; and no stop order suspending the effectiveness of the Registration Statement or any part thereof shall have been issued and no proceeding for that purpose shall have been initiated or threatened in writing by the Commission;

     (3) all authorizations, consents, orders or approvals of, or declarations or filings with, or expiration of waiting periods imposed by, any governmental entity necessary for the consummation of the transactions contemplated by the Reorganization Agreement shall have been filed, occurred or been obtained;

     (4) this Proxy Statement/Prospectus shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, as of the date of the Closing;

     (5) no temporary restraining order, preliminary injunction or permanent injunction or other order preventing the consummation of the transactions contemplated by the Reorganization Agreement shall have been issued by any federal or state court and remain in effect, and no litigation seeking the issuance of such an order or injunction, shall be pending which, in the good faith judgment of Coral's or Lightbridge's board of directors, has a reasonable probability of resulting in such order, injunction or damages;

     (6) no statute, rule or regulation shall have been enacted by any governmental entity that (a) makes the consummation of the transactions contemplated by the Reorganization Agreement illegal, (b) prohibits Lightbridge's ownership or operation of all or a material portion of the business or assets of Coral, or compels Lightbridge to dispose of or hold separate all or a material portion of the business or assets of Coral, as a result of the transactions contemplated by the Reorganization Agreement, or (c) renders Lightbridge or Coral unable to consummate the transactions contemplated by the Reorganization Agreement; and

     (7) there shall have been obtained consents or approvals required from third parties relating to material contracts, agreements, licenses, leases and other instruments to which Coral or Lightbridge is a party or by which it is bound.

     The obligations of Lightbridge and Acquisition Corp. to consummate the Merger and the transactions contemplated by the Reorganization Agreement are subject to the satisfaction of the following additional conditions, at or prior to the closing:

     (1) the representations and warranties of Coral contained in the Reorganization Agreement shall have been true and correct in all material respects as of the date of the Closing; in addition, Coral shall have performed in all material respects all obligations required to be performed by it under the Reorganization Agreement prior to the date of the Closing; and since June 30, 1997, there shall have been no changes that, in the aggregate, have had or could reasonably be expected to have a materially adverse effect to Coral's business, results of operations, properties, assets, liabilities, prospects or condition (financial or otherwise); and the closing, itself, will not cause any default under any material contract to which Coral is a party or otherwise have such a materially adverse effect;

     (2) each of the parties thereto, other than Lightbridge and Acquisition Corp., shall have entered into the Certificate of Merger, the several Affiliate's Agreements, employment agreements with John Fraser and Timothy Hayes, a non-competition agreement with Eric A. Johnson, and the Escrow Agreement;

     (3) there shall have been obtained all consents or agreements necessary to terminate, effective no later than the date of the Closing, each of the existing Coral stockholder agreements;

     (4) Lightbridge shall have received opinions dated as of the date of the Closing of Howard Kaushansky, the General Counsel of Coral; Cooley Godward LLP, special counsel for Coral; and Foley, Hoag & Eliot LLP, counsel for Lightbridge and Acquisition Corp.;

     (5) holders of no more than five percent of the outstanding shares of Coral Capital Stock, computed on an as-converted basis, shall have exercised, nor shall they have any continued right to exercise, appraisal or similar rights under Delaware Law with respect to their shares by virtue of the Merger;

     (6) all loans payable to Coral from any of its officers, directors or employees shall have been repaid in full; and

     (7) Coral and Cincinnati Bell Information Systems Inc. shall have amended their existing agreements in a manner reasonably satisfactory to Lightbridge.

     The obligations of Coral to consummate the Merger and the transactions contemplated by the Reorganization Agreement are subject to the satisfaction of the following additional conditions, at or prior to the closing:

     (1) the representations and warranties of Lightbridge contained in the Reorganization Agreement shall have been true and correct in all material respects as of the date of the Closing; in addition, Lightbridge shall have performed in all material respects all obligations required to be performed by it under the Reorganization Agreement prior to the date of the Closing; and since June 30, 1997, there shall have been no changes that, in the aggregate, have had or could reasonably be expected to have a materially adverse effect to Lightbridge's business, results of operations, properties, assets, liabilities, prospects or condition (financial or otherwise); and the closing, itself, will not cause any default under any material contract to which Lightbridge is a party or otherwise have such a materially adverse effect;

     (2)  Lightbridge shall have entered into the Escrow Agreement; and

     (3) Coral shall have received opinions dated as of the date of the Closing of Foley, Hoag & Eliot LLP, counsel for Lightbridge and Acquisition Corp.; Cooley Godward LLP, special counsel for Coral; and Holme Roberts & Owen LLP, patent counsel for Coral, which patent opinion shall be in a form satisfactory to Lightbridge.

TERMINATION

     The Reorganization Agreement may be terminated at any time prior to the
Closing:

     (1)  by mutual written consent of Coral and Lightbridge;

     (2) by Coral or Lightbridge if the stockholders of Coral vote not to approve the Merger Proposal;

     (3) by Coral or Lightbridge if such closing shall not have been occurred on or before December 31, 1997;

     (4) by Coral or Lightbridge if (i) there shall be a final nonappealable order of a federal or state court in effect preventing consummation of the transactions contemplated by the Reorganization Agreement or (ii) there shall be any action taken, or any statute, rule, regulation or order erected, promulgated or issued or deemed applicable to the transactions contemplated by the Reorganization Agreement by any governmental entity that would make consummation of the transactions contemplated by the Reorganization Agreement illegal;

     (5) by Coral if there has been a material breach of any representation, warranty, covenant or agreement contained in the Reorganization Agreement on the part of or Acquisition Corp. and, if such breach is curable, such breach has not been promptly cured after written notice of such breach;

     (6) by Lightbridge if there has been a material breach of any representation, warranty, covenant or agreement contained in the Reorganization Agreement on the part of Coral and, if such breach is curable, such breach has not been promptly cured after written notice of such breach;

     (7) by Lightbridge if there shall be any action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the transactions contemplated by the Reorganization Agreement by any governmental entity that would (i) prohibit Lightbridge's or Coral's ownership or operation of all or a material portion of the business or assets of Coral or Lightbridge and its subsidiaries taken as a whole, or compel Lightbridge or Coral to dispose of or hold separate all or a material portion of the business or assets of Coral or Lightbridge, as a result of the transactions contemplated by the Reorganization Agreement or (ii) render Lightbridge or Coral unable to consummate the transactions contemplated by the Reorganization Agreement;

     (8) by Lightbridge if any condition to the obligation of Lightbridge and Acquisition Corp. to complete the transactions contemplated by the Reorganization Agreement has not been satisfied by Coral or waived by Lightbridge;

     (9) by Coral if any condition to the obligation of Coral to complete the transactions contemplated by the Reorganization Agreement has not been satisfied by Lightbridge or Acquisition Corp. or waived by Coral;

     (10) by Lightbridge if the Calculation Price is less than $9.5625; or

     (11) by Coral if (a) the Calculation Price is less than $9.5625 and, following the date of the Reorganization Agreement, an event has occurred that has had a material adverse effect on the business, financial condition or results of operations of Lightbridge or (b) the Calculation Price is more than $15.9375.

     CORAL STOCKHOLDER APPROVAL OF THE REORGANIZATION AGREEMENT AT THE SPECIAL MEETING WILL CONFER UPON THE BOARD OF DIRECTORS OF CORAL THE POWER, CONSISTENT WITH ITS FIDUCIARY DUTIES, TO CONSUMMATE THE MERGER

IN THE EVENT THAT THE CALCULATION PRICE OF THE LIGHTBRIDGE COMMON IS LESS THAN $9.5625 OR MORE THAN $15.9375.

INDEMNIFICATION

     Under the Reorganization Agreement, subject to the limitations described below, the Coral stockholders jointly and severally indemnify and agree to defend and hold harmless Lightbridge and the Surviving Corporation (and their respective affiliates, officers, directors, employees, representatives and agents) against and in respect of any and all Damages (as defined in the Reorganization Agreement) that Lightbridge or the Surviving Corporation (or such affiliates, officers, directors, employees, representatives and agents) shall suffer or incur, whether liquidated or unliquidated, accrued or contingent, by reason of or otherwise arising out of:

     (a) any misrepresentation or inaccuracy in, or breach of, any representation or warranty contained in the Reorganization Agreement, in each case as each such representation or warranty would read if all qualifications as to materiality were deleted therefrom;

     (b) any breach of any covenant, agreement or obligation of Coral contained in the Reorganization Agreement;

     (c) certain monetary payments required to be made by the Surviving Corporation after the date of the Closing that arise out of certain specified contracts and relate to events occurring or facts in existence on or prior to the date of the Closing; or

     (d)  certain intellectual property matters.

     The indemnification obligations of the Coral stockholders described in clauses (a), (b) and (c) above shall survive the Closing and continue for all Damages as to which Lightbridge has given written notice thereof to the Holder's Agent, on or prior to the date one year from the date of the Closing; provided, however, that indemnification obligations of the Coral stockholders for breach of tax and environmental representations and warranties shall continue until the expiration of the applicable statutes of limitation and the confidentiality covenants shall continue until September 9, 2002. The indemnification obligations of the Coral stockholders described in clause (d) above shall survive the Closing and continue for all Damages as to which Lightbridge has given written notice thereof to the Holders' Agent, on or prior to the date eighteen month from the date of the Closing.

     At the Closing, Lightbridge, Coral, R.D. "Pete" Bloomer, a stockholder and former director of Coral, as agent for the Coral stockholders (the "'Holders' Agent"), and the Escrow Agent shall enter into the Escrow Agreement pursuant to which Lightbridge shall issue to the Escrow Agent the shares of Lightbridge Common subject to escrow. To the extent any of the indemnified parties may be entitled to indemnification under the Reorganization Agreement as a result of any Damages, Lightbridge shall be entitled to set off and apply against such Damages such escrowed shares in accordance with the terms of the Reorganization Agreement and the Escrow Agreement. Pursuant to the terms of the Escrow Agreement, the escrowed shares shall be valued at any time, for purposes of set off against any Damages, at the Calculation Price. See "Other Agreements--Escrow Agreement."

     BY APPROVING THE REORGANIZATION AGREEMENT, CORAL STOCKHOLDERS WILL BE DEEMED TO HAVE CONSENTED TO THE APPOINTMENT OF R.D. "PETE" BLOOMER TO ACT AS THE "HOLDER'S AGENT" ON BEHALF OF CORAL STOCKHOLDERS IN CONNECTION WITH THE DETERMINATION OF THE ADJUSTMENT AMOUNT, THE INDEMNIFICATION OBLIGATIONS OF THE CORAL STOCKHOLDERS UNDER THE REORGANIZATION AGREEMENT, AND THE DEPOSIT AND RELEASE OF SHARES PURSUANT TO THE REORGANIZATION AGREEMENT AND THE ESCROW AGREEMENT.

     Notwithstanding the foregoing, the Coral stockholders shall have no obligation to indemnify Lightbridge or the Surviving Corporation with respect to the matters described in clauses (a), (b) and (c) above except to the extent that the aggregate cumulative amount of any Damages with respect to those matters exceeds $150,000. The Coral stockholders' liability for indemnification under the Reorganization Agreement or otherwise by reason of or arising out of any breach by Coral of any covenant that does not survive the Closing or of any representation or warranty shall be limited as follows: (i) recovery under the Escrow Agreement with respect to matters described in clauses (a), (b) and (c) above shall be limited to an aggregate dollar amount equal to ten percent of the number of escrowed shares, multiplied by the Calculation Price, (ii) recovery under the Escrow Agreement with respect to matters described in clause (d) above shall be limited to an aggregate dollar amount equal to the number of escrowed shares multiplied by the Calculation Price, less the aggregate dollar amount of any recoveries under the Escrow Agreement with respect to matters described in clauses (a), (b) and (c) above, and (iii) recovery with respect to any Coral stockholder shall be limited to an aggregate of the product of the Calculation Price multiplied by the aggregate number of shares of Lightbridge Common which such Coral stockholder receives in connection with the Merger.

                               OTHER AGREEMENTS

     Each of the descriptions of the agreements set forth below does not purport to be complete and is qualified in its entirety by reference to such agreements, forms of which are filed as exhibits to the Registration Statement and are incorporated herein by reference.

AFFILIATE AGREEMENTS

     Rule 145 under the Securities Act imposes additional restrictions on the manner in which persons who are "affiliates" of Lightbridge or Coral within the meaning of Rules 144 and 145 under the Securities Act may resell securities and also on the quantity of securities that such affiliates and others with whom they might act in concert may resell within any three-month period.

     As a condition to the Merger, prior to the Effective Time, each person who has been identified by Coral as an affiliate of Coral is required to have entered into an agreement with Lightbridge providing that such person will not offer to sell or otherwise dispose of any Lightbridge Common obtained as a result of the Merger except in compliance with the Securities Act and the rules and regulations thereunder. Generally, this will require that such sales be made in accordance with Rule 145(d) under the Securities Act, which in turn requires that, for specified periods, such sales be made in compliance with the volume limitations, manner of sale provisions and current information requirements of Rule 144 under the Securities Act. The volume limitations should not pose any material limitations on any Lightbridge stockholder who owns less than one percent of the outstanding shares of Lightbridge Common after the Merger unless, pursuant to Rule 144, such stockholder's shares are required to be aggregated with those of another stockholder.

VOTING AGREEMENTS

     Certain stockholders of Coral (each, an "Approving Holder"), have entered into voting agreements (each, a "Voting Agreement") with Lightbridge pursuant to which they have agreed to vote in favor of the Merger Proposal and have delivered to Lightbridge irrevocable limited proxies with respect to the Merger Proposal (each, a "Proxy"). Each Proxy provides for the appointment of representatives of Lightbridge as attorneys and proxy holders of the Approving Holder with respect to all shares of Coral stock held of record or beneficially by the Approving Holder. Each of the proxy holders is empowered at any time prior to the termination of the Reorganization Agreement to exercise all voting rights of the Approving Holder in favor of approval of the Reorganization Agreement and the Merger Proposal at every meeting of Coral stockholders. Each of the proxy holders is empowered only to exercise the Proxy to vote the shares subject thereto in favor of the Reorganization Agreement and the Merger Proposal. The Approving Holder is entitled to vote the shares subject thereto on all other matters. Voting Agreements and Proxies have been delivered by each of the following persons: (i) Bessemer Venture Partners III, L.P., a principal stockholder of Coral having a representative, David Cowan, on Coral's Board of Directors; (ii) Cincinnati Bell Information Systems, Inc., a principal stockholder of Coral having a representative, Robert Marino, on Coral's Board of Directors; (iii) CVM Equity Fund III, Ltd.,the holder of 34% of the outstanding shares of Coral Common; (iv) Eric A. Johnson, the former Chairman of the Board of Directors and Chief Executive Officer of Coral, who delivered his Voting Agreement and Proxy prior to his resignation from those positions on September 10, 1997; and (v) Vertex Investment (II), Ltd., a principal stockholder of Coral having a representative, Bruce Graham, on Coral's Board of Directors. See "Principal Stockholders of Coral."

     The Approving Holders hold, in the aggregate, a majority of the outstanding Coral Common and a majority of the outstanding Coral Series A, Coral Series B and Coral Series C (on an as-converted basis). Accordingly, the Voting Agreements and Proxies are sufficient to effect the approval of the Merger Proposal. See "Other Agreements--Voting Agreements."

ESCROW AGREEMENT

     Under the Reorganization Agreement, subject to the limitations described below, the Coral stockholders jointly and severally indemnify and agree to defend and hold harmless Lightbridge and the Surviving Corporation (and their respective affiliates, officers, directors, employees, representatives and agents) against and in respect of any and all Damages that Lightbridge or the Surviving Corporation (or such affiliates, officers, directors, employees, representatives and agents) shall suffer or incur, whether liquidated or unliquidated, accrued or contingent, by reason of or otherwise arising out of:

     (a) any misrepresentation or inaccuracy in, or breach of, any representation or warranty contained in the Reorganization Agreement, in each case as each such representation or warranty would read if all qualifications as to materiality were deleted therefrom;

     (b) any breach of any covenant, agreement or obligation of Coral contained in the Reorganization Agreement;

     (c) certain monetary payments required to be made by the Surviving Corporation after the date of the Closing that arise out of certain specified contracts and relate to events occurring or facts in existence on or prior to the date of the Closing; or

     (d)  certain intellectual property matters.

     At the Closing, Lightbridge, Coral, the Holders' Agent and the Escrow Agent shall enter into the Escrow Agreement pursuant to which Lightbridge shall issue to the Escrow Agent the shares of Lightbridge Common subject to escrow. The number of escrowed shares shall equal approximately two-thirds of the Initial Share Number. To the extent any of the indemnified parties may be entitled to indemnification under the Reorganization Agreement as a result of any Damages, Lightbridge shall be entitled to set off and apply against such Damages such escrowed shares in accordance with the terms of the Reorganization Agreement and the Escrow Agreement. Pursuant to the terms of the Escrow Agreement, the escrowed shares shall be valued at any time, for purposes of set off against any Damages, at the Calculation Price.

     The indemnification obligations of the Coral stockholders described in clauses (a), (b) and (c) above shall survive the Closing and continue for all Damages as to which Lightbridge has given written notice thereof to the Holders' Agent on or prior to the date one year from the date of the Closing; provided, however, that indemnification obligations of the Coral stockholders for breach of tax and environmental representations and warranties shall continue until the expiration of the applicable statutes of limitation and the confidentiality covenants shall continue until September 9, 2002. The right of indemnified parties to receive payments under the Escrow Agreement to set off and apply against any Damages with respect to the matters described in clauses (a), (b) or
(c) above shall be limited to an aggregate dollar amount equal to ten percent of the Initial Share Number, less the number of shares equal to the Adjustment Amount divided by the Calculation Price, multiplied by the Calculation Price. The Coral stockholders shall have no obligation to indemnify Lightbridge or the Surviving Corporation with respect to the matters described in clauses (a), (b) or (c) above except to the extent that the aggregate cumulative amount of any Damages with respect to those matters exceeds $150,000.

     The indemnification obligations of the Coral stockholders described in clause (d) above shall survive the Closing and continue for all Damages as to which Lightbridge has given written notice thereof to the Holders' Agent on or prior to the date eighteen month from the date of the Closing. The right of indemnified parties to receive payments under the Escrow Agreement to set off and apply against any Damages with respect to the matters described in clause
(d) above shall be limited to an aggregate dollar amount equal to the number of escrowed shares multiplied by the Calculation Price.


     Lightbridge will have the right to control the defense or settlement of claims for indemnification arising in connection with the matters described in clause (d) above. The Holders' Agent will be entitled to participate in the defense of those claims, and his consent (which may not be unreasonably withheld) would be required for any proposed settlement in an amount exceeding
(i) 7.5% of the number of shares of Lightbridge Common issuable in respect of the outstanding shares of Coral Capital Stock multiplied by (ii) the Calculation Price.
     Within fifteen days after the first anniversary of the Closing Date, the Escrow Agent shall distribute to the Coral stockholders a number of shares of Lightbridge Common equal to (i) fifty percent of the number of escrowed shares multiplied by the Calculation Price, less an amount equal to the dollar amount of all claims as to which a distribution has occurred under the Escrow Agreement and all pending claims as to which the Holders' Agent has received notice, divided by the Calculation Price (as adjusted to reflect any reclassification, recapitalization, split up, combination, exchange of shares, readjustment or similar action with respect to Lightbridge Common occurring after the Closing Date). Within fifteen days after the eighteen-month anniversary of the Closing Date, the Escrow Agent shall distribute the remaining escrowed shares to the Coral stockholders, less an amount equal to the dollar amount of all pending claims as to which the Holders' Agent has received notice. After such date, any retained escrowed shares remaining after all pending claims have been resolved shall be distributed to the Coral stockholders.

                                 OTHER MATTERS

     As of the date of this Proxy Statement/Prospectus, the management of Coral does not know of any matters to be presented for consideration at the Special Meeting, other than the Merger Proposal. If any other matters properly come before the Special Meeting, the persons named in the accompanying proxy intend to vote their proxies to the extent entitled in accordance with their best judgment.

                       PRICE RANGE OF LIGHTBRIDGE COMMON

   Since September 27, 1996, Lightbridge Common has traded on the Nasdaq National Market under the symbol "LTBG." The following table sets forth, for the periods indicated, the high and low sale prices per share of Lightbridge Common as reported by the Nasdaq National Market.

                                                                        HIGH        LOW
                                                                      -------     --------
   1996
   ----
   Third Quarter (commencing September 27, 1996)...................   $ 12.00     $  11.25
   Fourth Quarter..................................................     13.00         7.25

   1997
   ----
   First Quarter...................................................     12.125        6.125
   Second Quarter..................................................      9.25         6.75
   Third Quarter...................................................     18.50         7.625
   Fourth Quarter (through October 6, 1997)........................     18.50        15.375

The last sale price per share of Lightbridge Common, as reported by the Nasdaq National Market, was $14.75 on September 9, 1997, the day that the Reorganization Agreement was signed and the last trading day preceding the public announcement of the proposed Merger. On September 1, 1997, there were 15,541,251 shares of Lightbridge Common issued and outstanding, held of record by 183 stockholders. On October 6, 1997, the last reported sale price per share of Lightbridge Common on the Nasdaq National Market was $15.875.

              SELECTED CONSOLIDATED FINANCIAL DATA OF LIGHTBRIDGE

   The following selected consolidated financial data of Lightbridge for the four years ended September 30, 1995, the three months ended December 31, 1995 and the year ended December 31, 1996 have been derived from Lightbridge's audited Consolidated Financial Statements, certain of which are included elsewhere in this Proxy Statement/Prospectus. Selected consolidated financial data for the twelve months ended December 31, 1995 and the six months ended June 30, 1996 and 1997 have been derived from Lightbridge's unaudited Consolidated Condensed Financial Statements, certain of which are included elsewhere in this Proxy Statement/Prospectus. In the opinion of Lightbridge's management, the unaudited financial information presented reflects all adjustments, consisting only of normal, recurring adjustments, necessary for a fair presentation of the consolidated financial information for each such period. Operating results for the six months ended June 30, 1997 are not necessarily indicative of the results that may be expected for any other interim period or for the year ending December 31, 1997. This data should be read in conjunction with the Consolidated Financial Statements of Lightbridge and Notes thereto and the other financial information of Lightbridge included elsewhere in this Proxy Statement/Prospectus. See "Lightbridge Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                                                        THREE          TWELVE
                                                                                        MONTHS         MONTHS    YEAR
                                                                                        ENDED          ENDED     ENDED
                                                   YEAR ENDED SEPTEMBER 30,            DEC. 31,       DEC. 31,   DEC. 31,
                                             -----------------------------------   ----------------

                                              1992     1993     1994      1995      1994     1995      1995(1)    1996
                                             ------   ------   -------   -------   ------   -------   -------    -------
                                                                  (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS DATA
Revenues..................................   $2,988   $6,986   $13,398   $19,350   $5,515   $ 6,512   $20,347    $29,545
Cost of revenues..........................    1,703    3,554     7,415    12,607    3,016     3,484    13,075     15,434
                                             ------   ------   -------   -------   ------   -------   -------    -------
Gross profit..............................    1,285    3,432     5,983     6,743   $2,499     3,028     7,272     14,111
                                             ------   ------   -------   -------   ------   -------   -------    -------
Operating expenses:
     Development..........................      790    1,164     2,317     3,864      850     1,145     4,159      4,380
     Sales and marketing..................      241      829       815     1,902      433       795     2,264      4,225
     General and  administrative..........      877    1,309     1,644     2,584      630       701     2,655      2,769
                                             ------   ------   -------   -------   ------   -------   -------    -------
Total operating expenses..................    1,908    3,302     4,776     8,350    1,913     2,641     9,078     11,374
                                             ------   ------   -------   -------   ------   -------   -------    -------
Income (loss) from operations.............     (623)     130     1,207    (1,607)     586       387    (1,806)     2,737
Other income (expense)(2).................     (130)    (255)     (234)     (826)    (174)     (313)     (965)      (305)
                                             ------   ------   -------   -------   ------   -------   -------    -------
Income (loss) before income taxes.........     (753)    (125)      973    (2,433)     412        74    (2,771)     2,432
Provision for (benefit from) income taxes.       --       --        23        --       --         2         2        160
                                             ------   ------   -------   -------   ------   -------   -------    -------
Net income (loss).........................   $ (753)  $ (125)  $   950   $(2,433)  $  412   $    72   $(2,773)   $ 2,272
                                             ======   ======   =======   =======   ======   =======   =======    =======
Net income (loss) per common share........                                                                       $  0.16
                                                                                                                 =======
Weighted average number of common and
  common equivalent shares outstanding....                                                                        14,434
                                                                                                                 =======
Pro forma net income (loss) per
    common share(3).......................                                $(0.19)           $  0.01
                                                                         =======            =======
Pro forma weighted average  number of
    common and common equivalent
    shares outstanding(3).................                                12,662             13,162
                                                                         =======            =======

                                                      SIX MONTHS
                                                        ENDED
                                                    ENDED JUNE 30,
                                                  ------------------

                                                   1996      1997
                                                  -------   -------
                                      (IN THOUSAND, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS DATA
Revenues..................................        $13,263   $17,831
Cost of revenues..........................          7,762     8,320
                                                  -------   -------
Gross profit..............................          5,501     9,511
                                                  -------   -------
Operating expenses:
     Development..........................          1,971     2,682
     Sales and marketing..................          1,666     2,605
     General and  administrative..........          1,172     2,123
                                                  -------   -------
Total operating expenses..................          4,809     7,410
                                                  -------   -------
Income (loss) from operations.............            692     2,101
Other income (expense)(2).................           (370)      471
                                                  -------   -------
Income (loss) before income taxes.........            322     2,572
Provision for (benefit from) income taxes.             20       (94)
                                                  -------   -------
Net income (loss).........................        $   303   $ 2,666
                                                  =======   =======
Net income (loss) per common share........                  $  0.16
                                                            =======
Weighted average number of common and
  common equivalent shares outstanding....                   16,341
                                                            =======
Pro forma net income (loss) per
    common share(3).......................        $  0.02
                                                  =======
Pro forma weighted average  number of
    common and common equivalent
    shares outstanding(3).................         13,794
                                                  =======

                                                                   SEPTEMBER 30,                 DECEMBER 31,       JUNE 30,
                                             --------------------------------------------    -------------------
                                               1992       1993         1994        1995       1995       1996        1997
                                             --------    -------     --------    --------    -------    --------    -------
BALANCE SHEET DATA: (IN THOUSANDS)
Cash and cash equivalents................... $    182    $   192     $  1,832    $    539    $    58    $ 27,901    $23,299
Working capital (deficiency)................   (1,030)      (292)       1,715      (3,280)    (1,967)     30,457     30,122
Total assets...............                     2,390       3,396       9,181      10,214     11,055      41,766     42,245
Long-term obligations, less current portion.      624         554       4,197       3,796      4,515       2,221      1,673
Redeemable convertible preferred stock......    2,198       2,933       2,948       3,131      3,177          --         --
Stockholders' equity (deficit)..............   (2,292)     (2,132)     (1,093)     (3,564)    (3,522)     33,599     36,222

_______________
(1) Lightbridge changed its fiscal year end from September 30 to December 31, effective with the fiscal year ending December 31, 1996.
(2) Consists principally of interest expense, except consists principally of interest income for the six months ended June 30, 1997.
(3) Gives effect to the conversion of all previously outstanding shares of Lightbridge's convertible preferred stock into 5,247,324 shares of Lightbridge Common, as effected on October 2, 1996 in connection with Lightbridge's initial public offering. Lightbridge has never declared or paid any cash dividends on Lightbridge Common.

              LIGHTBRIDGE MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

   The following discussion and analysis should be read in conjunction with "Selected Consolidated Financial Data of Lightbridge" and the Consolidated Financial Statements of Lightbridge and Notes thereto included elsewhere in this Proxy Statement/Prospectus. The following discussion contains forward-looking statements that involve risks and uncertainties, such as statements of Lightbridge's plans, objectives, expectations and intentions. In evaluating such statements, Coral stockholders should consider specifically the risk factors set forth below and identified elsewhere in this Proxy Statement/Prospectus, particularly the matters set forth under the caption "Risk Factors," which could cause Lightbridge's actual results to differ materially from those indicated by such forward-looking statements. See "Forward-Looking Statements."

OVERVIEW

   Lightbridge develops, markets and supports a suite of integrated products and services that enable wireless telecommunications carriers to improve their customer acquisition and retention processes. Lightbridge changed its fiscal year end from September 30 to December 31, effective with the fiscal year ended December 31, 1996. The financial statements for the period ended December 31, 1995 reflect Lightbridge's results of operations for the three months then ended. References to fiscal years are to years ended September 30, except that references to fiscal 1996 are to the year ended December 31, 1996.

   Lightbridge's total revenues increased by 323% from $7.0 million in fiscal 1993 to $29.5 million in fiscal 1996. Total revenues for the first six months of 1997 were $17.8 million. The increase in revenues since 1993 has been driven primarily by increases in volume of wireless customer qualification and activation transactions processed for wireless carrier clients and in the utilization of Lightbridge's products and services by carriers. Lightbridge's revenues consist of transaction revenues and software and consulting revenues. Historically, transaction revenues have accounted for substantially all of Lightbridge's revenues, although software and consulting revenues have increased during recent periods primarily as a result of the licensing of certain software products and the demand for Lightbridge's Business Integration Group's consulting services. Software and consulting revenues, which represented no more than 6.0% of total revenues in each of fiscal 1993, 1994 and 1995, increased to 25.0% and 32.7% of total revenues in fiscal 1996 and the six months ended June 30, 1997, respectively. There can be no assurance that Lightbridge's software products will achieve market acceptance or that the mix of Lightbridge's revenues will remain constant.

   Lightbridge's transaction revenues are derived primarily from the processing of applications of subscribers for wireless telecommunications services and the activation of service for those subscribers. Lightbridge has expanded its offerings from credit evaluation services to include screening for subscriber fraud, evaluating carriers' existing accounts, interfacing with carrier and third-party systems, and providing teleservices call center services. These services are provided pursuant to contracts with carriers that specify the services to be utilized and the markets to be served. Lightbridge's clients are charged on a per transaction basis. Pricing varies depending primarily on the volume of transactions, the type and number of other products and services selected for integration with the services, and the term of the contract under which services are provided. The volume of processed transactions varies, depending on seasonal and retail trends, the success of the carriers utilizing Lightbridge's services in attracting subscribers, and the markets served by Lightbridge for its clients. Revenues are recognized in the period in which the services are performed.

   Lightbridge's software and consulting revenues have been derived primarily from developing customized software and providing Business Integration consulting services. Lightbridge also began licensing its Channel Solutions software with the introduction of its POPS and Iris products in fiscal 1995, its SAMS software in 1996 and its Retail Management Software in 1997. Lightbridge's Channel Solutions products and services are designed to assist customers in interfacing with Lightbridge's systems and are being marketed primarily to wireless telecommunications carriers that utilize Lightbridge's transaction processing services. Lightbridge's Telecommunications Intelligence, formerly known as Wireless Intelligence, products are being designed to help carriers analyze the marketplace to improve their business operations. While its Channel Solutions products and Telecommunications Intelligence products are licensed as packaged software products, each of these products requires customization and integration with other products and systems to varying degrees. Revenues derived from consulting and other projects are recognized throughout the performance period of the contracts. Revenues from licensing software are recognized upon the later of delivery of the licensed product or satisfaction of acceptance criteria. Lightbridge's software and consulting revenues depend substantially on the continuing need for integration of disparate systems and acceptance of Lightbridge's software products by Lightbridge's existing and new clients.

   During fiscal 1994, fiscal 1995 and the three months ended December 31, 1995, each of Lightbridge's four largest clients, and during fiscal 1996 each of Lightbridge's two largest clients, accounted for more than 10% of Lightbridge's total revenues, representing an aggregate of 64%, 63%, 61% and 44% of total revenues in those periods, respectively. GTE Mobile, which accounted for 31% and 15% of Lightbridge's revenues in fiscal 1995 and fiscal 1996, respectively, changed the way it accessed Lightbridge's Customer Acquisition System during fiscal 1996 and terminated its client relationship with Lightbridge as of June 30, 1997. Lightbridge's revenues from GTE Mobile have decreased significantly in fiscal 1997 as a result of this change. See "Risk Factors--Dependence on Limited Number of Clients."

   Lightbridge's revenues historically have been derived primarily from sales of products and services in the United States.

   Beginning in fiscal 1995, Lightbridge increased its sales and marketing efforts to renew contracts with existing cellular carrier clients and to add new wireless telecommunications carrier clients, including PCS service providers.
In addition, beginning in fiscal 1995, Lightbridge increased its development efforts to continue to enhance its existing software and to develop and acquire new software products and services, including its Channel Solutions and Telecommunications Intelligence software products and services. Lightbridge currently intends to continue to increase its development, sales and marketing efforts in pursuit of these goals.

   Prior to fiscal 1995, Lightbridge's development activities were focused on creating software for its outsourcing and service bureau operations. All development costs related to these activities were expensed when incurred. In fiscal 1995, Lightbridge began developing certain software products to be licensed as separate products. In connection with these development efforts, Lightbridge acquired rights to certain pen-based technology for $400,000, which has been incorporated in Lightbridge's SAMS product, and certain multimedia software technology, which has been incorporated in Lightbridge's Iris product. The multimedia technology was purchased for $45,000 in cash plus an obligation to pay certain royalties. In fiscal 1995, Lightbridge capitalized approximately $980,000 of software costs representing the aggregate of internally developed products and for the purchase of the aforementioned technology. Since the general release of the SAMS and Iris products in fiscal 1995, capitalized software development costs have been amortized using the straight-line method over a two-year period.

RESULTS OF OPERATIONS

   The following table sets forth, for the periods indicated, certain financial data as a percentage of total revenues:

                                                          THREE      TWELVE
                                                          MONTHS     MONTHS      YEAR
                                         YEARS ENDED       ENDED     ENDED       ENDED    SIX MONTHS ENDED
                                         SEPTEMBER 30,    DEC. 31,  DEC. 31,    DEC. 31,      JUNE 30,
                                        ---------------    ----      ------     ------    ----------------
                                        1994       1995    1995       1995       1996     1996       1997
                                        ----       ----    ----      ------     ------    -----     ------
Revenues:
   Transaction........................   96.3%     95.1%    93.0%      94.0%     75.0%     80.3%     67.3%
   Software and consulting............    3.7       4.9      7.0        6.0      25.0      19.7      32.7
                                        -----    ------    -----     ------     -----     -----     -----
                                        100.0     100.0    100.0      100.0     100.0     100.0     100.0
Cost of revenues......................   55.3      65.2     53.5       64.3      52.2      58.5      46.7
                                        -----    ------    -----     ------     -----     -----     -----
Gross profit..........................   44.7      34.8     46.5       35.7      47.8      41.5      53.3
                                        -----    ------    -----     ------     -----     -----     -----
Operating expenses:
   Development........................   17.3      20.0     17.6       20.4      14.8      14.9      15.0
   Sales and marketing................    6.1       9.8     12.2       11.1      14.3      12.6      14.6
   General and administrative.........   12.3      13.3     10.8       13.1       9.4       8.8      11.9
                                        -----    ------    -----     ------     -----     -----     -----
         Total operating expenses.....   35.7      43.1     40.6       44.6      38.5      36.3      41.5
                                        -----    ------    -----     ------     -----     -----     -----
Income (loss) from operations.........    9.0      (8.3)     5.9       (8.9)      9.3       5.2      11.8
Other income (expense), net...........   (1.7)     (4.3)    (4.8)      (4.7)     (1.1)     (2.8)      2.6
                                        -----    ------    -----     ------     -----     -----     -----
Income (loss) before income taxes.....    7.3     (12.6)     1.1      (13.6)      8.2       2.4      14.4
Provision for (benefit from) income
taxes.................................    0.2        --       --         --       0.5       0.1      (0.6)
                                        -----    ------    -----     ------     -----     -----     -----
Net income (loss).....................    7.1%   (12.6)%     1.1%    (13.6)%      7.7%      2.3%     15.0%
                                        =====    ======    =====     ======     =====     =====     =====

SIX MONTHS ENDED JUNE 30, 1997 COMPARED WITH SIX MONTHS ENDED JUNE 30, 1996

   REVENUES. Revenues increased by 34.4% to $17.8 million in the six months ended June 30, 1997 from $13.3 million in the six months ended June 30, 1996. Transaction revenues increased by 12.7% to $12.0 million in the six months ended June 30, 1997 from $10.7 million in the six months ended June 30, 1996. The increase in transaction revenues for the six months ended June 30, 1997 was primarily due to increased volume of wireless customer qualification and activation transactions processed for existing carrier clients and additional new carrier clients. Software and consulting revenues increased by 123.3% to $5.8 million in the six months ended June 30, 1997 from $2.6 million in the six months ended June 30, 1996. The increase in software and consulting revenues for the six months ended June 30, 1997 was principally a result of the increase in revenues attributable to customized software integration services.

   COST OF REVENUES. Cost of revenues consists primarily of personnel costs, costs of maintaining systems and networks used in processing subscriber qualification and activation transactions (including depreciation and amortization of those systems and networks), and amortization of capitalized software. Cost of revenues may vary as a percentage of total revenues in the future as a result of a number of factors, including changes in the mix of transaction revenues between revenues from on-line transaction processing and revenues from processing transactions through Lightbridge's Teleservices Group, and changes in the mix of total revenues between transaction revenues and software and consulting revenues. Cost of revenues increased by 7.2% to $8.3 million in the six months ended June 30, 1997 from $7.8 million in the six months ended June 30, 1996, while decreasing as a percentage of total revenues to 46.7% from 58.5%. The dollar increase in costs for the six months ended June 30, 1997 resulted principally from increases in transaction volume and costs attributable to expansion of Lightbridge's staff and systems capacity. The decrease in cost of revenues as a percentage of total revenues for the six months ended June 30, 1997 resulted primarily from a higher percentage of transaction revenues from on-line processing, a higher percentage of revenues from customized software integration services and licensed software, and increased utilization of Lightbridge's operating and networking systems.

   DEVELOPMENT. Development expenses consist primarily of personnel and outside technical services costs related to developing new products and services, enhancing existing products and services, and implementing and maintaining new and existing products and services. Development expenses increased by 36.1% to $2.7 million in the six months ended June 30, 1997, from $2.0 million in the six months ended June 30, 1996, increasing as a percentage of total revenues to 15.0% from 14.9%. Both the dollar increase and the increase as a percentage of total revenues for the six months ended June 30, 1997 resulted primarily from the addition of engineering personnel necessary to support Lightbridge's development programs.

   Lightbridge expects to continue to increase its engineering and development efforts in order to continue enhancing its existing products and services, including its Customer Acquisition System, Telecommunications Intelligence, Business Integration and Channel Solutions products, as well as to develop new products and services.

   SALES AND MARKETING. Sales and marketing expenses consist primarily of salaries, commissions and travel expenses of direct sales and marketing personnel, as well as costs associated with advertising, trade shows and conferences. Sales and marketing expenses increased by 56.4% to $2.6 million in the six months ended June 30, 1997 from $1.7 million in the six months ended June 30, 1996, and increased as a percentage of total revenues to 14.6% from 12.6%. Both the dollar increase and the increase as a percentage of total revenues for the six months ended June 30, 1997 were due to the addition of direct sales and product marketing personnel, increased commissions resulting from the higher level of revenues and increased use of marketing programs. Lightbridge continues to invest in sales and marketing efforts in order to increase its penetration of existing accounts and to add new clients and markets.

   GENERAL AND ADMINISTRATIVE. General and administrative expenses consist principally of salaries of administrative, executive, finance and human resources personnel, as well as outside professional fees. General and administrative expenses increased by 81.1% to $2.1 million in the six months ended June 30, 1997 from $1.2 million in the six months ended June 30, 1996, and increased as a percentage of total revenues to 11.9% from 8.8%. Both the dollar increase and the increase as a percentage of total revenues for the six months ended June 30, 1997 resulted primarily from increased recruiting fees associated with the hiring of company personnel and the addition of finance and human resource personnel. Lightbridge expects that general and administrative expenses for the remainder of fiscal 1997 will continue to be incurred at a higher percentage of total revenues than in the comparable period of fiscal 1996.

   OTHER INCOME (EXPENSE), NET. Other income (expense) historically has consisted predominantly of interest income and expense. Interest expense consists of interest expense, commitment fees and other similar fees payable with respect to Lightbridge's bank line of credit, subordinated notes and capital leases. Other income (expense) in the six months ended June 30, 1997 consisted predominantly of interest income and expense. Interest expense decreased by 53.9% to $0.2 million in the six months ended June 30, 1997 from $0.4 million in the six months ended June 30, 1996. Interest income, which historically had not been significant, increased to $0.6 million during the six months ended June 30, 1997, as a result of the investment of the proceeds from Lightbridge's initial public offering in October 1996.

   PROVISION FOR (BENEFIT FROM) INCOME TAXES. During the six months ended June 30, 1997, a net income tax benefit of $94,000 was derived from the reversal of Lightbridge's deferred tax asset valuation allowance of $0.7 million, the utilization of the tax credits, which aggregated $0.4 million, offset by a provision of $1.0 million. No significant provision for or benefit from income taxes was recorded in the six months ended June 30, 1996.

SUPPLEMENTAL DISCUSSION OF FISCAL YEAR ENDED DECEMBER 31, 1996
 COMPARED WITH THE TWELVE MONTHS ENDED DECEMBER 31, 1995

   REVENUES. Total revenues increased by 45.2% to $29.5 million in the year ended December 31, 1996 from $20.3 million in the twelve months ended December 31, 1995. Transaction revenues increased by 17.1% to $22.2 million in the year ended December 31, 1996 from $18.9 million in the twelve months ended December 31, 1995, primarily due to increased volume of wireless customer qualification and activation transactions processed for existing carrier clients and, to a lesser extent, new carrier clients. Software and consulting revenues increased to $7.4 million in the year ended December 31, 1996 from $1.4 million in the twelve months ended December 31, 1995. This increase was attributable to increased consulting and customized software integration services provided to both existing and new clients and revenues from Lightbridge's Channel Solutions products and services. The increase in revenues from consulting services and customized software integration services in 1996 resulted primarily from projects undertaken for one client, which projects Lightbridge currently expects will continue at least through the end of 1997.

   COST OF REVENUES. Cost of revenues increased by 18.0% to $15.4 million in the year ended December 31, 1996 from $13.1 million in the twelve months ended December 31, 1995, while decreasing as a percentage of total revenues to 52.2% from 64.3%. The dollar increase in costs resulted principally from increases in transaction volume, costs attributable to expansion of Lightbridge's staff and systems capacity, and amortization of capitalized software. The decrease in cost of revenues as a percentage of total revenues primarily reflected a higher percentage of transaction revenues from on-line processing than teleservices operations, a higher percentage of revenues from customized software integration services and software licenses, and increased utilization of Lightbridge's operating and networking systems.

   DEVELOPMENT. Development expenses increased by 5.3% to $4.4 million in the year ended December 31, 1996 from $4.2 million in the twelve months ended December 31, 1995, while decreasing as a percentage of total revenues to 14.8% from 20.4%. The dollar increase in costs resulted principally from the hiring of additional personnel to support the continued enhancement of products and services and the development of new products and services including customized software integration services, as well as the initial two modules in the Telecommunications Intelligence suite. The decrease in development expenses as a percentage of total revenues reflected the significant growth in Lightbridge's total revenues. Lightbridge did not capitalize any software development costs during the year ended December 31, 1996 and capitalized $535,000 of internally developed software development costs during the twelve months ended December 31, 1995.

   SALES AND MARKETING. Sales and marketing expenses increased by 86.7% to $4.2 million in the year ended December 31, 1996 from $2.3 million in the twelve months ended December 31, 1995, and increased as a percentage of total revenues to 14.3% from 11.1%. The increase in costs was due to the addition of direct sales personnel, increased commissions resulting from the higher level of revenues, the addition of marketing personnel and increased use of marketing programs, including trade shows.

   GENERAL AND ADMINISTRATIVE. General and administrative expenses increased by 4.3% to $2.8 million in the year ended December 31, 1996 from $2.7 million in the twelve months ended December 31, 1995, and decreased as a percentage of total revenues to 9.4% from 13.1%. The dollar increase in general and administrative expenses resulted from the addition of general and administrative headcount and other outside services, offset in part by a decrease in legal costs associated with certain litigation settled in 1996.

   OTHER INCOME (EXPENSE), NET. Other expense (net) decreased 68.4% to $305,000 in the year ended December 31, 1996 from $965,000 in the twelve months ended December 31, 1995, principally due to decreased interest expense and increased interest income. Interest expense decreased to $754,000 in the year ended December 31, 1996 from $985,000 in the twelve months ended December 31, 1995. Interest income, which historically had not been significant, increased to $422,000 in the year ended December 31, 1996 from $2,000 in the twelve months ended December 31, 1995 as a result of the investment of proceeds received from the issuance of Series D convertible preferred stock in April 1996 and Lightbridge's initial public offering in October 1996.

   PROVISION FOR INCOME TAXES. The income tax provision was $160,000 for the year ended December 31, 1996. Lightbridge had an effective tax rate of 6.6% for the year ended December 31, 1996, principally due to the application of net operating loss carryforwards from previous years. Lightbridge incurred a net loss for the twelve months ended December 31, 1995 and did not record a benefit for income tax for the period. At December 31, 1996, Lightbridge had no remaining net operating loss carryforwards for federal income tax purposes.

FISCAL YEAR ENDED DECEMBER 31, 1996 COMPARED WITH FISCAL YEAR ENDED SEPTEMBER 30, 1995

   REVENUES. Total revenues increased by 52.7% to $29.5 million in the year ended December 31, 1996 from $19.4 million in the year ended September 30, 1995. Transaction revenues increased by 20.4% to $22.2 million in the year ended December 31, 1996 from $18.4 million in the year ended September 30, 1995, primarily due to increased volume of wireless customer qualification and activation transactions processed for existing carrier clients and, to a lesser extent, new carrier clients. Software and consulting revenues increased to $7.4 million in the year ended December 31, 1996 from $0.9 million in the year ended September 30, 1995. This increase was attributable to increased consulting and customized software integration services provided to both existing and new clients and revenues from Lightbridge's Channel Solutions products and services. The increase in revenues from customized software integration services in 1996 resulted primarily from projects undertaken for one client, which projects Lightbridge currently expects will continue at least through the end of 1997.

   COST OF REVENUES. Cost of revenues increased by 22.4% to $15.4 million in the year ended December 31, 1996 from $12.6 million in the year ended September 30, 1995, while decreasing as a percentage of total revenues to 52.2% from 65.2%. The dollar increase in costs resulted principally from increases in transaction volume, costs attributable to expansion of Lightbridge's staff and systems capacity and amortization of capitalized software. The decrease in cost of revenues as a percentage of total revenues primarily reflected a higher percentage of transaction revenues from on-line processing than teleservices operations, a higher percentage of revenues from customized software integration services and software licenses and increased utilization of Lightbridge's operating and networking systems.

   DEVELOPMENT. Development expenses increased by 13.4% to $4.4 million in the year ended December 31, 1996 from $3.9 million in the year ended September 30, 1995, while decreasing as a percentage of total revenues to 14.8% from 20.0%. The increase in dollar costs resulted principally from the hiring of additional personnel to support the continued enhancement of products and services and the development of new products and services including customized software integration services, as well as the initial two modules in the Telecommunications Intelligence suite. The decrease in development expenses as a percentage of total revenues reflected the significant growth in Lightbridge's total revenues. Lightbridge did not capitalize any software development costs during the year ended December 31, 1996 and capitalized $597,000 of internally developed software development costs during the year ended September 30, 1995.

   SALES AND MARKETING. Sales and marketing expenses increased by 122.2% to $4.2 million in the year ended December 31, 1996 from $1.9 million in the year ended September 30, 1995, and increased as a percentage of total revenues to 14.3% from 9.8%. The increase in costs was due to the addition of direct sales personnel, increased commissions resulting from the higher level of revenues, the addition of marketing personnel and increased use of marketing programs, including trade shows.

   GENERAL AND ADMINISTRATIVE. General and administrative expenses increased by 7.1% to $2.8 million in the year ended December 31, 1996 from $2.6 million in the year ended September 30, 1995, and decreased as a percentage of total revenues to 9.4% from 13.3%. The dollar increase in general and administrative expenses resulted from the addition of general and administrative personnel and other outside services, offset in part by a decrease in legal costs associated with certain litigation which was settled in 1996.

   OTHER INCOME (EXPENSE), NET. Other expense (net) decreased 63.1% to $305,000 in the year ended December 31, 1996 from $826,000 in the year ended September 30, 1995. Interest expense decreased by 12.7% to $754,000 in the year ended December 31, 1996 from $864,000 in the year ended September 30, 1995. Interest income, which historically had not been significant, increased to $422,000 in the year ended December 31, 1996 from $38,000 in the year ended September 30, 1995 as a result of the investment of proceeds received from the issuance of Series D redeemable convertible preferred stock in April 1996 and Lightbridge's initial public offering of Lightbridge Common in October 1996.

   PROVISION FOR INCOME TAXES. The income tax provision was $160,000 for the year ended December 31, 1996. Lightbridge had an effective tax rate of 6.6% for the year ended December 31, 1996, principally due to the application of net operating loss carryforwards from previous years. Lightbridge incurred a net loss for the year ended September 30, 1995 and did not record a benefit for income tax for the period.

FISCAL YEAR ENDED SEPTEMBER 30, 1995 COMPARED WITH FISCAL YEAR ENDED SEPTEMBER 30, 1994

   REVENUES. Total revenues increased by 44.4% to $19.4 million in fiscal 1995 from $13.4 million in fiscal 1994. Transaction revenues increased by 42.6% to $18.4 million in fiscal 1995 from $12.9 million in fiscal 1994, principally from increased volume of wireless customer qualification and activation transactions processed for existing carrier clients. Software and consulting revenues increased by 91.3% to $947,000 in fiscal 1995 from $496,000 in fiscal 1994, primarily due to an increase in customized software development for existing clients.

   COST OF REVENUES. Cost of revenues increased by 70% to $12.6 million in fiscal 1995 from $7.4 million in fiscal 1994, and increased as a percentage of total revenues to 65.2% from 55.3%. The increase in costs resulted primarily from increases in transaction volume and increases in personnel costs attributable to Lightbridge's Teleservices Group and other business operations. In fiscal 1995, Lightbridge relocated its Teleservices Group to a larger facility, resulting in increased facilities costs. Lightbridge made significant investments in fiscal 1995 in its computing platform, as well as in increased networking and systems capacity. The increase in cost of revenues as a percentage of total revenues reflected continued investment in Lightbridge's service delivery infrastructure.

   DEVELOPMENT. Development expenses increased by 66.7% to $3.9 million in fiscal 1995 from $2.3 million in fiscal 1994, and increased as a percentage of total revenues to 20% from 17.3%. The increase in costs was principally attributable to the hiring of additional personnel to support the continued enhancement of Lightbridge's existing products and services and the development of new products and services, including Channel Solutions and Telecommunications Intelligence products and services. This increase was offset in part by the capitalization of $980,000 of software development costs for internally developed products and for certain purchased technology. Lightbridge did not capitalize any software development costs in fiscal 1994.

   SALES AND MARKETING. Sales and marketing expenses increased by 133.4% to $1.9 million in fiscal 1995 from $0.8 million in fiscal 1994, and increased as a percentage of total revenues to 9.8% from 6.1%. The increase in costs was due principally to increased commissions resulting from the higher level of transaction revenues, an increase in sales and marketing personnel and an increase in recruiting, training and other expenses related to the expansion of Lightbridge's sales and marketing organization. The increase was also attributable to Lightbridge's increased participation in trade shows and conferences and additional advertising in trade publications.

   GENERAL AND ADMINISTRATIVE. General and administrative expenses increased by 57.2% to $2.6 million in fiscal 1995 from $1.6 million in fiscal 1994, and increased as a percentage of total revenues to 13.3% from 12.3%. The increase in costs was principally due to hiring of additional personnel to support Lightbridge's growth and, to a lesser extent, legal costs associated with certain litigation settled in 1996.

   OTHER INCOME (EXPENSE), NET. Interest expense increased by 252% to $864,000 in fiscal 1995 from $246,000 in fiscal 1994. This increase principally consisted of interest attributable to the issuance of subordinated notes in August 1995, as well as a higher level of borrowings for working capital purposes under Lightbridge's bank line of credit. In addition, interest on capital leases increased as the result of significant investments in Lightbridge's infrastructure, which were financed primarily through the leasing of equipment accounted for as capital leases.

   PROVISION FOR INCOME TAXES. Lightbridge recorded a net loss in fiscal 1995 and did not record a provision for or benefit from income taxes. As a result of Lightbridge's net operating loss carryforwards from previous years, the provision for income taxes in fiscal 1994 consisted of alternative minimum taxes.

LIQUIDITY AND CAPITAL RESOURCES

   Prior to its initial public offering, Lightbridge funded its operations primarily through private placements of equity and debt securities, cash generated from operations, bank borrowings and equipment financings.

   In October 1996, Lightbridge consummated an initial public offering in which 4,370,000 shares of Lightbridge Common were sold at an initial public offering price of $10.00 per share. The total shares consisted of 3,021,868 shares sold by Lightbridge and 1,348,132 shares sold by certain stockholders of Lightbridge. Proceeds to Lightbridge, net of underwriting discounts and commissions and associated costs, were approximately $27.1 million. These proceeds were used to repay certain debt obligations of Lightbridge, to repurchase certain shares of Lightbridge Common, and to fund working capital and other general corporate purposes.

   Prior to its initial public offering, Lightbridge financed its operations in part with the proceeds of four offerings of convertible preferred stock and two offerings of subordinated debt. Lightbridge sold shares of its Series A redeemable convertible preferred stock in February 1991 for an aggregate purchase price of $1.0 million, shares of its Series B redeemable convertible preferred stock in December 1991 for an aggregate purchase price of $1.1 million and shares of its Series C redeemable convertible preferred stock in June, July and August of 1993 for an aggregate purchase price of $0.6 million. In August 1994, Lightbridge sold $2.1 million in principal amount of its 8% subordinated notes, together with warrants exercisable to purchase up to 525,000 shares of Lightbridge Common. In August 1995, Lightbridge sold $1.2 million in principal amount of its 16% subordinated notes, together with warrants exercisable to purchase up to 287,750 shares of Lightbridge Common. Lightbridge sold shares of its Series D redeemable convertible preferred stock in April 1996 for an aggregate purchase price of $6.0 million. A portion of the proceeds of the Series D redeemable convertible preferred stock was applied to repay the 16% subordinated notes.

   Lightbridge's capital expenditures in the years ended September 30, 1994 and 1995, the three months ended December 31, 1995, the year ended December 31, 1996 and the six months ended June 30, 1997 aggregated $3.6 million, $3.7 million, $0.3 million, $2.5 million and $3.5 million, respectively. The capital expenditures consisted of purchases of fixed assets, principally for Lightbridge's services delivery infrastructure, and teleservices call center and computer equipment for development activities. Lightbridge leases its facilities and certain equipment under non-cancelable capital and operating lease agreements that expire at various dates through December 2004.

   Lightbridge has a $4.0 million working capital line of credit and a $2.0 million equipment line of credit with Silicon Valley Bank. The working capital line of credit is secured by a pledge of Lightbridge's accounts receivable, equipment and intangible assets, and borrowing availability (approximately $3.3 million at June 30, 1997) is based on the amount of qualifying accounts receivable. Advances under the working capital line of credit bear interest at Silicon Valley Bank's prime rate plus .25% (8.50% at December 31, 1996 and 8.75% at June 30, 1997) and advances under the equipment line of credit bear interest at Silicon Valley Bank's prime rate plus .75% (9.0% at December 31, 1996 and 9.25% at June 30, 1997). The working capital line of credit also provides for the issuance of letters of credit, which reduce the amount Lightbridge may borrow under the line of credit and are limited to $1,250,000 in the aggregate. At December 31, 1996 and June 30, 1997, there were no borrowings outstanding under the working capital line of credit and borrowings of $763,000 and $611,000, respectively, were outstanding under the equipment line of credit.
The agreements contain covenants that, among other things, prohibit the declaration or payment of dividends and require Lightbridge to maintain certain financial ratios which Lightbridge believes are not restrictive to the business operations. The working capital line of credit expires in June 1998, and the equipment line of credit expires in June 1999.

   As of June 30, 1997, Lightbridge had cash and cash equivalents of $23.3 million, short-term investments of $1.0 million and working capital of $30.1 million. Lightbridge believes that its current cash balances and the funds available under its existing lines of credit will be sufficient to fund its cash obligations in connection with the Merger and to finance Lightbridge's operations and capital expenditures for at least the next twelve months.

INFLATION

   Although certain of Lightbridge's expenses increase with general inflation in the economy, inflation has not had a material impact on Lightbridge's financial results to date.

RECENT ACCOUNTING PRONOUNCEMENTS

   In February 1997, the Financial Accounting Standards Board released Statement of Financial Accounting Standards No. 128, "Earnings Per Share" (SFAS 128), which is effective for fiscal 1997. SFAS 128 will require Lightbridge to restate amounts previously reported as earnings per share to comply with the requirements of SFAS 128. Lightbridge will adopt SFAS 128 in the fourth quarter of 1997. See Note 2 to the Unaudited Condensed Consolidated Financial Statements of Lightbridge included elsewhere herein.

   In June 1997, the Financial Accounting Standards Board released Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" (SFAS
130), which is effective for fiscal years beginning after December 15, 1997. SFAS 130 establishes standards for the reporting and display of comprehensive income and its components (revenues, expenses, gains and losses) in a full set of general purpose financial statements.

   In June 1997, the Financial Accounting Standards Board released Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" (SFAS 131), which is effective for periods beginning after December 15, 1997. SFAS 131 establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to shareholders.

                            BUSINESS OF LIGHTBRIDGE

   Lightbridge develops, markets and supports a network of integrated products and services that enable wireless telecommunications carriers to improve their customer acquisition and retention processes. Lightbridge's comprehensive software-based solutions are delivered primarily on an outsourcing and service bureau basis, which allows wireless carriers to focus internal resources on their core business activities. Lightbridge's solutions combine the advantages of distributed access and workflow management, centrally managed client-specified business policies, and links to carrier and third-party systems. The open architecture underlying Lightbridge's software applications supports the development of flexible, integrated solutions, regardless of the type of wireless service provided by a client and independent of the client's computing environment.

   Lightbridge offers on-line, real-time transaction processing and call center support solutions to aid carriers in qualifying and activating applicants for wireless service, as well as software-based sales support services for traditional distribution channels, such as dealers, agents and direct mobile sales forces, and emerging distribution channels, such as mass market retail stores, home shopping and stand-alone kiosks. Lightbridge develops and implements interfaces that fully integrate its acquisition system with carrier and third-party systems, such as those for billing, point-of-sale, activation and order fulfillment. Lightbridge recently introduced software-based decision support tools and services that enable carriers to reduce subscriber churn and to make more informed business decisions about their subscribers, markets and distribution channels.

   Lightbridge was incorporated in Delaware in June 1989 under the name Credit Technologies, Inc. Effective November 1, 1994, Lightbridge changed its name to Lightbridge, Inc. In September 1996, Lightbridge organized a wholly owned subsidiary, Lightbridge Security Corporation, as a Massachusetts securities corporation to buy, hold and sell securities.

PRODUCTS AND SERVICES

   Telesto, Lightbridge's network of software-based acquisition and retention products and services permits a wireless carrier to select applications and functions to create an integrated, customized solution addressing the carrier's particular needs. Lightbridge's products and services are provided by five solutions groups:

GROUP                          FUNCTIONS
----                           ---------
Customer Acquisition System    On-line, real-time transaction processing services to aid wireless carriers in qualifying and activating applicants for wireless service, including proprietary databases and processing modules to evaluate existing subscribers and detect potential subscription fraud.

Teleservices                   Call center support services to assist wireless carriers in acquiring and activating applicants for wireless service, including qualification and activation, analyst reviews, telemarketing to existing and new subscribers, back-up and disaster recovery for acquisition and activation services, and customer care.

Channel Solutions              Software products and services and consulting services to support a variety of distribution channels, including software applications for in-store use, laptop applications for mobile sales professionals and an interactive multimedia kiosk.

Telecommunications             Software-based decision support tools and related consulting services to
 Intelligence                  allow wireless carriers to access data and analyze the marketplace in order to make more informed business decisions about their customers, markets and distribution channels.

Business Integration           Consulting services, software and tools to link wireless carrier legacy systems and third-party systems to Lightbridge's systems, as well as other consulting services to help wireless carriers improve business processes.

CUSTOMER ACQUISITION SYSTEM

   Lightbridge's Customer Acquisition System ("CAS") includes on-line, real-time transaction processing services for the qualification and activation of applicants for wireless service.

   CAS accepts applicant information on-line from a variety of carrier distribution points, such as retail stores. Upon receipt of information, the system begins a series of steps required to determine the applicant's qualification for the carrier's service through inquiry into Lightbridge proprietary databases, such as ProFile, and external sources, such as credit bureaus. The complete applicant file is evaluated by the system and a determination regarding the applicant's creditworthiness is made based on centrally managed client-specified business policies. If an issue is raised regarding qualification of an applicant, the system electronically routes the application to a Lightbridge or carrier credit analyst for review and action. The point-of-sale is then notified when a determination is made. If service is to be activated at that time, the system receives, verifies and translates the information necessary to establish the billing account and activate service, transmitting data to the carrier's billing and activation systems. Throughout the process, Lightbridge's client/server system manages the routing of the application and the flow of information, both within the system and, as necessary, to appropriate individuals for their involvement, all in a secure, controlled environment.

   Introduced in 1989 and enhanced over time, CAS typically enables carriers to qualify applicants and activate service in five to ten minutes while screening for subscriber fraud, thereby assisting the carriers to close sales at the time when the customer is ready to purchase. Although CAS typically requires no human intervention beyond the initial data entry, it permits a carrier to implement policies requiring analyst intervention in carrier-specified situations. When intervention is required, CAS facilitates the on-line handling of exceptions by, among other things, queuing exceptions to manage workflow.
CAS includes the following modules, all of which are fully integrated:

   . Credit Decision System ("CDS") is an integrated qualification system for carriers to acquire qualified applicants rapidly. Using redundant, high-speed data lines to five major credit bureaus, CDS typically provides consumer and business credit decisions in under 20 seconds, based on automated analysis of credit information using a credit policy specified by the carrier. CDS can be integrated with a carrier's existing customer acquisition and billing systems and can be modified quickly to reflect changes in a carrier's credit policies.

   . Fraud Sentinel is a suite of fraud management tools, available separately or together. Lightbridge believes that Fraud Sentinel is the only pre-screening tool for detection and prevention of subscription fraud available in the wireless industry today. The components of Fraud Sentinel are:

          ProFile, a proprietary intercarrier database of accounts receivable write-offs and service shut-offs, provides on-line pre-screening of applicants, on-going screening of existing subscribers, and notification if an application is processed for a subscriber whose account has been previously written off by a carrier.

          Fraud Detect, a multifaceted fraud detection tool provided under agreement with Trans Union Corporation, analyzes data such as an applicant's Social Security Number, date of birth, address, telephone number and driver's license information and identifies any discrepancies. Fraud Detect became commercially available through Lightbridge in the second quarter of 1996.

          Postalpro, a tool to validate addresses, enables a carrier to detect false addresses, incorrect ZIP codes and contradictions between addresses and ZIP codes before a potential subscriber's service is activated. Postalpro became commercially available during the first quarter of 1997.

   . InSight is a proprietary database containing information about existing accounts and previous applicants. InSight also evaluates existing subscribers who apply for additional services on the basis of their payment histories. InSight can decrease costs for carriers by reducing the number of credit bureau inquiries and the number of applications requiring manual review.

   . Workstation offerings present data electronically to the appropriate person for decision or action and then automatically route data to the next step in the process. Workstation offerings are:

          Credit workstation allows a carrier's credit analyst to enter information or to evaluate applications that were entered at a remote location.

          Activation workstation allows the user to review, correct or reprocess activation requests returned from the billing system due to an error.

          Fulfillment workstation provides the information necessary to fulfill orders for wireless handsets and accessories at a remote or third-party fulfillment operation.

   Pricing of CAS is on a per qualification or activation basis and varies substantially with the term of the contract under which services are provided, the volume of transactions, and the other products and services selected and integrated with the services.

Teleservices

   Lightbridge's Teleservices Group provides a range of call center support solutions for the subscriber acquisition and activation process. Lightbridge first offered a Teleservices call center solution to the wireless marketplace in 1990 with its 800-FOR-CREDIT service. Since that time, Lightbridge's Teleservices offerings have expanded to include not only credit decisions and activations, but also analyst reviews, telemarketing to existing and new subscribers, back-up and disaster recovery for acquisition and activation services, and customer care. Teleservices solutions can be provided using CAS or a carrier's own customer acquisition system. Lightbridge's clients typically utilize Teleservices solutions as part of an overall sales and distribution strategy to expand or engage in special projects without incurring the overhead associated with building and maintaining a call center. Pricing of Teleservices solutions is on a per transaction basis and varies with the term of the contract under which services are provided, the volume of transactions processed and the other products and services selected and integrated with the services.

Channel Solutions

   Lightbridge's Channel Solutions consist of products and services that support a growing range of distribution channels. The components of Channel Solutions include:

   . POPS, a Windows-based application typically used in carrier-owned or dealer/agent store locations, features a graphical user interface that allows even inexperienced sales staff to conduct qualification and activation transactions quickly via a dial-up or network connection to CAS. POPS is being marketed both as a new solution and as a replacement to Lightbridge's DOS-based application.

   . SAMS, a laptop application, provides a "virtual office" for carriers' mobile sales professionals. The SAMS suite contains a number of tools needed by sales staff, such as coverage maps and product catalogs, as well as the ability to handle qualification and activation transactions via landline, cellular or wireless data connection to CAS. Third-party modules can be integrated into SAMS to provide additional functionality.

   . Iris, an interactive multimedia kiosk, uses touch screen technology to provide potential subscribers with educational information ranging from the basic operation of a cellular telephone to the form of monthly bills, display the carrier's coverage area and provide information about available services and telephone models. Iris incorporates a credit card reader for payments and allows a customer to purchase a telephone and complete an application for service, which can then be processed automatically. Iris can dispense a telephone itself or can provide for delivery or in-store pick-up.

   . Retail Management System ("RMS") is a point-of-sale client/server application designed to help telecommunications retailers manage the sale of telecommunications products more efficiently. RMS handles credit screening, transaction and payment processing, service activation, cash drawer management, inventory and purchasing management and management reporting. RMS became commercially available in the first quarter of 1997.

   POPS, SAMS, Iris and RMS are licensed to clients and require customization and integration with other products and systems to varying degrees. Pricing of POPS, SAMS, Iris and RMS varies with the configurations selected, the number of locations licensed and the degree of customization required.

Telecommunications Intelligence

   Lightbridge's Telecommunications Intelligence Group provides software-based decision support tools to help carriers analyze their marketplace to improve business operations. As carriers encounter increasing competition and a growing and changing market, Lightbridge believes that the ability to gather, analyze and interpret business data and then take appropriate actions will be essential to their success. Telecommunications Intelligence is currently comprised of the following two modules:

   . Channel Wizard allows a carrier to analyze its distribution channel performance by market, subscriber type or other factors, to assist the carrier in making decisions designed to reduce customer acquisition costs and improve channel performance. Channel Wizard is designed to provide up-to-date information in a format that is easy for users without statistical training to operate. Channel Wizard became commercially available in the second quarter of 1996.

   . Churn Prophet is an analytical tool designed to help carriers reduce churn and increase customer retention. Churn Prophet uses predictive modeling technology to identify characteristics of subscribers who have canceled service in the past and to develop predictions as to which subscribers are likely to cancel service in the future. Customer retention efforts can then be targeted more cost effectively to the subscribers most likely to cancel service. Churn Prophet became commercially available in the fourth quarter of 1996, and version 2.0 of Churn Prophet was released in September 1997.

   Channel Wizard and Churn Prophet are licensed to clients and require customization and integration with other products and systems to varying degrees. Pricing of Channel Wizard and Churn Prophet varies with the number of users and the degree of customization required.

   The Telecommunications Intelligence Group also provides a range of consulting services, including churn analysis and data warehouse design.

Business Integration

   Lightbridge's Business Integration Group provides consulting, software and tools to link carrier and third-party systems to Lightbridge's systems to enable those carriers to process qualification and activation transactions through Lightbridge's systems. To facilitate the development of these interfaces, Lightbridge developed CAS_COMM, a library of software functions for the remote host that enables third-party systems to connect to CAS. CAS_COMM is an application layer protocol that gives CAS the appearance of a local process to the third-party system. CAS_COMM runs on DEC VMS, Microsoft Windows NT and certain Unix platforms and supports both TCP/IP and DECnet.

   The Business Integration Group also provides a range of other consulting services to wireless carriers, employing Lightbridge's expertise and experience in the wireless telecommunications industry. For example, the Business Integration Group helps carriers develop solutions for work flow optimization, management of bad debt, distribution channel analysis and sales automation. Lightbridge charges for consulting services on a per diem basis and also undertakes smaller consulting projects on a fixed-fee basis.

TECHNOLOGY

     Lightbridge's development efforts have created a proprietary multi-layered software architecture that facilitates the development of application products. This design conforms to the three standard tiers of presentation (front-ends), business logic and database services, each independent of the others. The architecture supports the development of Lightbridge's core products and provides a discrete platform that enables the rapid creation of client-specific requirements. In addition, the architecture is open in terms of its ability to interface with third-party systems, as well as with Lightbridge's Windows-based products. Lightbridge can therefore offer its clients the ability to use and enhance legacy systems and third-party systems (such as billing systems) while implementing the market-oriented products offered by Lightbridge.

     At the most fundamental layer of its architecture, Lightbridge has written a common, independent library of code that provides a foundation for reusability and, equally importantly, independence from hardware platforms and operating systems. The common library currently supports Unix and OpenVMS. The Lightbridge products are portable and able to run on the most suitable hardware platform for the computing needs.

     A critical element of Lightbridge's development has been the creation and enhancement of Allegro, a proprietary peer-to-peer, client/server, transaction management system. Allegro encapsulates a sequence of independent, application servers into a complete transaction, customized for the client's customer acquisition requirements. The solutions may include front-end data capture, customer qualification, fulfillment of physical distribution and connectivity to back office systems such as billing. To an individual user, however, Lightbridge products offer the front-end appearance of a "single virtual machine." Allegro features include data validation, exception handling, process queues, manual review queues and transaction monitors.

     Lightbridge servers each perform only a single function, without knowledge of the other steps in the transaction processes or their computing environment. Third-party software products are encapsulated so that they are integrated seamlessly into the Allegro system. As a result, the Allegro network is scalable and includes software redundancy.

     The wireless marketplace continues to grow rapidly and requires quick reaction to evolving market conditions. To meet this requirement, Lightbridge has incorporated a set of software and tools with which its trained staff can provide the rapid customization of front-ends, business rules, system interfaces and reporting. The customization is independent of the core products, so that Lightbridge can provide client-specific enhancements while continuing to develop regular releases of major product enhancements.

CLIENTS

     Revenues attributable to Lightbridge's 10 largest clients accounted for approximately 90%, 90% and 81% of Lightbridge's revenues in the years ended September 30, 1994 and 1995 and December 31, 1996, respectively. Four clients each accounted for greater than ten percent of Lightbridge's total revenues in the years ended September 30, 1994 and 1995, and two clients each accounted for more than ten percent of total revenues in the year ended December 31, 1996. AT&T Wireless Services, Inc. ("AT&T Wireless") accounted for 29% and GTE Mobile accounted for 15% of Lightbridge's revenues for the year ended December 31, 1996. During 1996, GTE Mobile changed the way it accessed Lightbridge's CAS during the year ended December 31, 1995, and then terminated its client relationship with Lightbridge as of June 30, 1997. As a result, Lightbridge's revenues from GTE Mobile decreased significantly during fiscal 1996 and the first half of fiscal 1997, before being curtailed completely as of June 30, 1997. See "Lightbridge Management's Discussion and Analysis of Financial Condition and Results of Operations--Overview" and Note 2 to Lightbridge's Audited Consolidated Financial Statements.

     Lightbridge's agreements with its clients set forth the terms on which Lightbridge will provide products and services for the clients, but do not typically require the clients to purchase any particular type or quantity of Lightbridge's products or services or to pay any minimum amount for products or services. Lightbridge's agreement with GTE Mobile and certain subsidiaries of GTE Mobile, which provided that the contract may be terminated by GTE Mobile as of June 30 of any year upon sixty days' prior notice, was terminated as of June 30, 1997. Lightbridge has an agreement with AT&T Wireless for the provision of credit decision services. The agreement will expire on December 31, 1999 unless it is terminated earlier, upon not less than sixty days' prior written notice. AT&T Wireless has the right to extend the term of the agreement an additional two years. The agreement with AT&T Wireless does not require that AT&T Wireless purchase any particular type or quantity of Lightbridge's products or services, although it does contain provisions requiring payment of minimum amounts.

SALES AND MARKETING

     Lightbridge's sales strategy is to establish, maintain and foster long-term relationships with its clients. Lightbridge's sales and client services activities are led by "relationship teams," each of which includes a senior management team sponsor. Lightbridge employs a team approach to selling in order to develop a consultative relationship with existing and prospective clients. Directors of solutions groups and product managers, as well as other executive, technical, operational and consulting personnel, are frequently involved in the business development and sales process. The teams conduct needs assessments and, working with the client, develop a customized solution to meet the client's particular needs. The sales cycle for Lightbridge's products and services is typically six to twelve months, although the period may be substantially longer in some cases.

     Lightbridge expanded its sales and marketing group during 1996 and the first half of 1997 by hiring additional staff experienced in the wireless telecommunications industry.

     Lightbridge's marketing activities include public relations, advertising, participation in industry trade shows and panels, substantive articles in trade journals and targeted direct mail.

ENGINEERING, RESEARCH AND DEVELOPMENT

     Lightbridge believes that its future success will depend in part on its ability to continue to enhance its existing product and service offerings and to develop new products and services to allow carriers to respond to changing market requirements. Lightbridge's research and development activities consist of both long-term efforts to develop and enhance products and services and short-term projects to make modifications to respond to immediate client needs. In addition to internal research and development efforts, Lightbridge intends to continue its strategy of gaining access to new technology through strategic relationships and acquisitions where appropriate. Lightbridge spent approximately $2.3 million, $3.9 million, $4.4 million and $2.7 million on engineering, research and development in the years ended September 30, 1994, 1995 and December 31, 1996 and the six months ended June 30, 1997, respectively.

COMPETITION

     The market for services to wireless carriers is highly competitive and subject to rapid change. The market is fragmented, and a number of companies currently offer one or more services competitive with those offered by Lightbridge. In addition, many wireless carriers are providing or can provide, internally, products and services competitive with those Lightbridge offers. Trends in the wireless telecommunications industry, including greater consolidation and technological or other developments that make it simpler or more cost-effective for wireless carriers to provide certain services themselves, could affect demand for Lightbridge's services and could make it more difficult for Lightbridge to offer a cost-effective alternative to a wireless carrier's own capabilities. In addition, Lightbridge anticipates continued growth in the wireless carrier services industry and, consequently, the entrance of new competitors in the future.

     Lightbridge believes that the principal competitive factors in the wireless carrier services industry include the ability to identify and respond to subscriber needs, quality and breadth of service offerings, price and technical expertise. Lightbridge believes that its ability to compete also depends in part on a number of competitive factors outside its control, including the ability to hire and retain employees, the development by others of products and services that are competitive with Lightbridge's products and services, the price at which others offer comparable products and services and the extent of its competitors' responsiveness to subscriber needs.

     Many of Lightbridge's current and potential competitors have significantly greater financial, marketing, technical and other competitive resources than Lightbridge. As a result, Lightbridge's competitors may be able to adapt more quickly to new or emerging technologies and changes in subscriber requirements or may be able to devote greater resources to the promotion and sale of their products and services. There can be no assurance that Lightbridge will be able to compete successfully with its existing competitors or with new competitors. In addition, competition could increase if new companies enter the market or if existing competitors expand their service offerings. An increase in competition could result in price reductions or the loss of market share by Lightbridge and could have a material adverse effect on Lightbridge's business, financial condition, results of operations and cash flow.

     To remain competitive in the wireless carrier services industry, Lightbridge will need to continue to invest in engineering, research and development, and sales and marketing. There can be no assurance that Lightbridge will have sufficient resources to make such investments or that Lightbridge will be able to make the technological advances necessary to remain competitive. In addition, current and potential competitors have established or may in the future establish collaborative relationships among themselves or with third parties, including third parties with whom Lightbridge has a relationship, to increase the visibility and utility of their products and services. Accordingly, it is possible that new competitors or alliances may emerge and rapidly acquire a significant market share. If this were to occur, Lightbridge's business, financial condition, results of operations and cash flow could be materially and adversely affected.

GOVERNMENT REGULATION

     The FCC, under the terms of the Communications Act of 1934, as amended, regulates interstate communications and use of the radio spectrum. Although Lightbridge is not required to and does not hold any licenses or other authorizations issued by the FCC, the wireless carriers that constitute Lightbridge's clients are regulated at both the federal and state levels. Federal and state regulation may decrease the growth of the wireless telecommunications industry, affect the development of the PCS or other wireless markets, limit the number of potential clients for Lightbridge's services, impede Lightbridge's ability to offer competitive services to the wireless telecommunications market, or otherwise have a material adverse effect on Lightbridge's business, financial condition, results of operations and cash flow. The Telecommunications Act of 1996, which in large measure deregulated the telecommunications industry, has caused, and is likely to continue to cause, significant changes in the industry, including the entrance of new competitors, consolidation of industry participants and the introduction of bundled wireless and wireline services. Those changes could in turn subject Lightbridge to increased pricing pressures, decrease the demand for Lightbridge's products and services, increase Lightbridge's cost of doing business or otherwise have a material adverse effect on Lightbridge's business, financial condition, results of operations and cash flow.


     As a result of offering its ProFile product, Lightbridge is subject to the requirements of the Fair Credit Reporting Act as well as various state laws and regulations. Although Lightbridge's business activities are not otherwise within the scope of federal or state regulations applicable to credit bureaus and financial institutions, Lightbridge must take into account such regulations in order to provide products and services that help its clients comply with such regulations. Lightbridge monitors regulatory changes and implements changes to its products and services as appropriate. Although Lightbridge attempts to protect itself by written agreements with its clients, failure to reflect the provisions of such regulations in a timely or accurate manner could possibly subject Lightbridge to liabilities that could have a material adverse effect on Lightbridge's business, financial condition, results of operations and cash flow.

PROPRIETARY RIGHTS

     Lightbridge's success is dependent upon proprietary technology. Lightbridge relies on a combination of copyrights, the law of trademarks, trade secrets and employee and third-party non-disclosure agreements to establish and protect its rights in its software products and proprietary technology. Lightbridge protects the source code versions of its products as trade secrets and as unpublished copyrighted works, and has internal policies and systems designed to limit access to and require the confidential treatment of its trade secrets. Lightbridge operates its Credit Decision System software on an outsourcing basis for its clients. In the case of its Channel Solutions and Telecommunications Intelligence products, Lightbridge provides the software under license agreements that grant clients the right to use, but contain various provisions intended to protect Lightbridge's ownership of and the confidentiality of the underlying copyrights and technology. Lightbridge requires its employees and other parties with access to its confidential information to execute agreements prohibiting unauthorized use or disclosure of Lightbridge's technology. In addition, all of Lightbridge's employees are required as a condition of employment to enter into non-competition and confidentiality agreements with Lightbridge.

     There can be no assurance that the steps taken by Lightbridge to protect its proprietary rights will be adequate to prevent misappropriation of its technology or independent development by others of similar technology. It may be possible for unauthorized parties to copy certain portions of Lightbridge's products or reverse engineer or obtain and use information that Lightbridge regards as proprietary. Lightbridge has no patents and existing copyright and trade secret laws offer only limited protection. Lightbridge's non-competition agreements with its employees may be enforceable only to a limited extent, if at all. In addition, the laws of some foreign countries do not protect Lightbridge's proprietary rights to the same extent as do the laws of the United States. Lightbridge has been and may be required from time to time to enter into source code escrow agreements with certain clients and distributors, providing for release of source code in the event Lightbridge breaches its support and maintenance obligations, files for bankruptcy or ceases to continue doing business.

     Lightbridge's competitive position may be affected by limitations on its ability to protect its proprietary information. However, Lightbridge believes that patent, trademark, copyright, trade secret and other legal protections are less significant to Lightbridge's success than other factors, such as the knowledge, ability and experience of Lightbridge's personnel, new product and service development, frequent product enhancements, customer service and ongoing product support.

     Certain technologies used in Lightbridge's products and services are licensed from third parties. Lightbridge generally pays license fees on these technologies and believes that if the license for any such third-party technology were terminated, it would be able to develop such technology internally or license equivalent technology from another vendor, although no assurance can be given that such development or licensing can be effected without significant delay or expense.

     Although Lightbridge believes that its products and technology do not infringe on any existing proprietary rights of others, there can be no assurance that third parties will not assert such claims against Lightbridge in the future or that such future claims will not be successful. Lightbridge could incur substantial costs and diversion of management resources with respect to the defense of any claims relating to proprietary rights, which could have a material adverse effect on Lightbridge's business, financial condition, results of operations and cash flow. Furthermore, parties making such claims could secure a judgment awarding substantial damages, as well as injunctive or other equitable relief, which could effectively block Lightbridge's ability to make, use, sell, distribute or market its products and services in the United States or abroad. Such a judgment could have a material adverse effect on Lightbridge's business, financial condition, results of operations and cash flow. In the event a claim relating to proprietary technology or information is asserted against Lightbridge, Lightbridge may seek licenses to such intellectual property. There can be no assurance, however, that such a license could be obtained on commercially reasonable terms, if at all, or that the terms of any offered licenses will be acceptable to Lightbridge. The failure to obtain the necessary licenses or other rights could preclude the sale, manufacture or distribution of Lightbridge's products and, therefore, could have a material adverse effect on Lightbridge's business, financial condition, results of operations or cash flow. The cost of responding to any such claim may be material, whether or not the assertion of such claim is valid.

EMPLOYEES

     As of September 1, 1997, Lightbridge had a total of 319 employees, of which 270 were full-time and 49 were part-time or seasonal. The number of personnel employed by Lightbridge varies seasonally. None of Lightbridge's employees is represented by a labor union, and Lightbridge believes that its employee relations are good.

     The future success of Lightbridge will depend in large part upon its continued ability to attract and retain highly skilled and qualified personnel. Competition for such personnel is intense, particularly for sales and marketing personnel, software developers and service consultants.

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

PROPERTIES

     In March 1997 Lightbridge entered into a seven year lease for approximately 46,000 square feet in Burlington, Massachusetts. In August 1997 Lightbridge relocated its headquarters from Waltham, Massachusetts to the Burlington facility, and it currently subleases a portion of the 39,000 square foot facility in Waltham. Lightbridge's teleservices group is located in a 27,000 square foot leased facility, also in Waltham, Massachusetts. The leases for both Waltham facilities expire between 1999 and 2001.

                           MANAGEMENT OF LIGHTBRIDGE

EXECUTIVE OFFICERS AND DIRECTORS

     The executive officers and directors of the Company and their ages as of September 1, 1997 are as follows:

          NAME                     AGE      POSITION
          ----                     ---      --------
          Pamela D.A. Reeve         48      President, Chief Executive Officer and Director

          William G. Brown          37      Chief Financial Officer, Vice President of
                                             Finance and Administration, and Treasurer

          Michael A. Perfit         41      Senior Vice President of Technology

          Richard H. Antell         49      Vice President of Software Development

          Douglas E. Blackwell      41      Vice President of Service Delivery

          Andrew I. Fillat(1)       49      Director

          Torrence C. Harder(1)     53      Director

          Douglas A. Kingsley(2)    35      Director

          D. Quinn Mills(2)         55      Director

          ______________

          (1)  Member of the Compensation Committee
          (2)  Member of the Audit Committee

     PAMELA D.A. REEVE has served as the President of Lightbridge since November 1989, as Chief Executive Officer of Lightbridge since September 1993 and as a director of Lightbridge since November 1989. From November 1989 to September 1993, Ms. Reeve also served as Chief Operating Officer of Lightbridge. Prior to joining Lightbridge, Ms. Reeve was employed by The Boston Consulting Group. Ms. Reeve is President of the Massachusetts Software Council and also serves as a director of PageMart Wireless, Inc., a provider of wireless messaging services.

     WILLIAM G. BROWN has served as Chief Financial Officer, Vice President of Finance and Administration, and Treasurer of Lightbridge since June 1989. Prior to joining Lightbridge, Mr. Brown was Manager of Financial Reporting and Analysis for Bolt, Beranek and Newman, Inc. and was employed at Deloitte, Haskins and Sells.

     MICHAEL A. PERFIT, a founder of Lightbridge, has served as Senior Vice President of Technology of Lightbridge since June 1991. From June 1989 to May 1991, Mr. Perfit served as Vice President of Engineering of Lightbridge. Prior to joining Lightbridge, Mr. Perfit was Vice President of Appex, Inc. and held engineering and technical support positions at Interactive Management Systems.

     RICHARD H. ANTELL has served as Vice President of Software Development of Lightbridge since February 1996. From June 1991 to January 1996, Mr. Antell was Vice President of Engineering of Lightbridge. Prior to joining Lightbridge, Mr. Antell served as Vice President of Application Development of Applied Expert Systems, Inc. and Project Leader of Index Systems, Inc.

     DOUGLAS E. BLACKWELL has served as Vice President of Service Delivery of Lightbridge since November 1995. From October 1994 to October 1995, Mr. Blackwell served as Vice President of Operations of Lightbridge. From February 1991 to September 1994, Mr. Blackwell was employed as Vice President of Operations of Thomson Financial Services, Inc., an on-line financial transaction and information services firm. Prior to February 1991, Mr. Blackwell was employed at Nolan, Norton and Co., an affiliate of KPMG/Peat Marwick.

     ANDREW I. FILLAT has served as a director of Lightbridge since April 1996. Since July 1995, Mr. Fillat has served as Senior Vice President of Advent International Corporation, a venture capital investment firm. From April 1989 to June 1995, Mr. Fillat served as Vice President of Advent International Corporation.

     TORRENCE C. HARDER, a founder of Lightbridge, has served as a director of Lightbridge since June 1989. Mr. Harder has been the President and a director of Harder Management Company, a registered investment advisory firm, since its establishment in 1971. He has also been the President and a director of Entrepreneurial Ventures, Inc. and Entrepreneurial Inc., venture capital investment firms, since their foundings in 1987 and 1990, respectively.

     DOUGLAS A. KINGSLEY has served as a director of Lightbridge since April 1996. Since January 1996, Mr. Kingsley has been Vice President of Advent International Corporation, a venture capital investment firm. From September 1990 to December 1995, Mr. Kingsley was an investment manager at Advent International Corporation. Mr. Kingsley is a director of LeCroy Corporation, a manufacturer of electronic instrumentation.

     D. QUINN MILLS has served as a director of Lightbridge since June 1990. Since 1976, Dr. Mills has served as the Albert J. Weatherhead, Jr. Professor of Economics at the Harvard Business School.

     Lightbridge's Board of Directors is divided into three classes. One class of directors is elected each year at the annual meeting of stockholders for a term of office expiring after three years. Mr. Fillat and Dr. Mills serve in the class whose term expires in 1998; Mr. Harder and Ms. Reeve serve in the class whose term expires in 1999; and Mr. Kingsley serves in the class whose term expires in 2000. Each director will serve until the expiration of his or her term and thereafter until a successor is duly elected and qualified.

     The Board of Directors of Lightbridge has a Compensation Committee which provides recommendations concerning salaries and incentive compensation for employees of and consultants to Lightbridge. In addition, the Board of Directors of Lightbridge has an Audit Committee, which reviews the results and scope of the audit and other services provided by Lightbridge's independent auditors.

     Directors of Lightbridge serve without compensation. Under Lightbridge's 1996 Incentive and Non-Qualified Stock Option Plan, non-employee directors of Lightbridge are eligible to receive automatic formula grants of nonqualified options.

     Executive officers of Lightbridge are elected annually by the Board of Directors and serve at its discretion or until their successors are duly elected and qualified.

EXECUTIVE COMPENSATION

     Summary Compensation Table. The following table provides certain summary information concerning compensation paid to the Lightbridge's President and Chief Executive Officer and its four other most highly compensated executive officers (collectively, the "Lightbridge Named Executive Officers") for the fiscal year ended December 31, 1996.

                          SUMMARY COMPENSATION TABLE

                                                                                           LONG TERM
                                                                                          COMPENSATION
                                                                                              AWARDS
                                                                                        ----------------
                                                                                            SECURITIES
                                                             ANNUAL COMPENSATION            UNDERLYING         ALL OTHER
                                                           -----------------------
NAME AND PRINCIPAL POSITION(S)                              SALARY($)   BONUS($)            OPTIONS(#)        COMPENSATION (1)
----------------------------------------------------      ----------  -----------      ----------------     ------------------
Pamela D.A. Reeve...................................       $  165,000  $ 60,000                   --             $2,475
President and Chief Executive Officer
Richard H. Antell...................................          105,000    40,000               90,000                 --
Vice President of Software Development
William G. Brown....................................          108,462    65,000               70,000              1,488
Chief Financial Officer, Vice President of
  Finance and Administration, and Treasurer
Douglas E. Blackwell................................          105,000    40,000               90,000                787
Vice President of Service Delivery
Michael A. Perfit...................................           92,700    20,000                   --                695
Senior Vice President of Technology

_________________
(1) Represents matching contributions made by Lightbridge pursuant to the Lightbridge, Inc. 401(k) Plan.

     Option Grants in Last Fiscal Year. The following table sets forth certain information with respect to grants of stock options to the only Named Executive Officers to whom stock options were granted during fiscal 1996:

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                           INDIVIDUAL GRANTS
                                -------------------------------------------------------------------------
                                                                                                             POTENTIAL REALIZABLE
                                    NUMBER OF       PERCENT OF TOTAL                                          VALUE AT ASSUMED
                                   SECURITIES           OPTIONS                                             ANNUAL RATE OF STOCK
                                   UNDERLYING          GRANTED TO          EXERCISE                        PRICE APPRECIATION FOR
                                     OPTIONS          EMPLOYEES IN          PRICE         EXPIRATION          OPTION TERM(3)
                                                                                                         --------------------------

                                   GRANTED(#)        FISCAL YEAR(1)       ($/SH)(2)          DATE           5%($)         10%($)
                                --------------     -----------------     -----------     ------------    -----------  -------------
Richard H. Antell.............      20,000(4)             11.0%            $2.00          4-24-06        $  25,156    $    63,750
                                    70,000(5)                               8.50          6-14-06          374,192        948,277

William G. Brown..............      70,000(5)              8.6              8.50          6-14-06          374,192        948,277

Douglas E. Blackwell..........      70,000(4)             11.0              2.00          4-24-06           88,045        223,124
                                    20,000(5)                               8.50          6-14-06          106,912        270,936

__________________
(1) In fiscal 1996 Lightbridge granted to employees options to purchase an aggregate of 625,800 shares of Lightbridge Common pursuant to its 1990 Incentive and Nonqualified Stock Option Plan and options to purchase an aggregate of 191,300 shares of Lightbridge Common pursuant to its 1996 Incentive and Non-Qualified Stock Option Plan.
(2) All options were granted at fair market value on the date of grant as determined by the Compensation Committee, which determined the market value of Lightbridge Common based on various factors, including the illiquid nature of an investment in Lightbridge Common, Lightbridge's historical financial performance and Lightbridge's future prospects.
(3) Amounts reported in this column represent hypothetical values that may be realized upon exercise of the options immediately prior to the expiration of their term, assuming the specified compounded rates of appreciation of the price of Lightbridge Common over the term of the options. These numbers are calculated based on rules promulgated by the Securities and Exchange Commission and do not represent Lightbridge's estimate of future stock price growth. Any actual gains on stock option exercises and Lightbridge Common holdings depend on the timing of such exercise and the future performance of Lightbridge Common. There can be no assurance that the rates of appreciation assumed in this table will be achieved or that the amounts reflected will be received by the Lightbridge Named Executive Officers. This table does not take into account any appreciation in the price of Lightbridge Common from the date of grant to the current date. The values shown are net of the option exercise price but do not include deductions for taxes or other expenses associated with the exercise.
                                              [footnotes continued on next page]

(4) All options were granted as incentive stock options that become exercisable as to 20% of the shares subject thereto on the date of grant and an additional 5% at the end of each three-month period thereafter.
(5) All options were granted as incentive stock options that become exercisable as to 20% of the shares subject thereto on the first anniversary of the date of grant and an additional 5% at the end of each three-month period thereafter.

     Option Exercises and Fiscal Year-End Values. The following table sets forth certain information concerning stock options exercised during fiscal 1996 and stock options held as of December 31, 1996 by each of the Lightbridge Named Executive Officers.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                SHARES                            NUMBER OF SECURITIES                VALUE OF UNEXERCISED
                               ACQUIRED         VALUE            UNDERLYING UNEXERCISED               IN-THE-MONEY OPTIONS
                                  ON          REALIZED         OPTIONS AT FISCAL YEAR-END           AT FISCAL YEAR-END($)(1)
                                                            --------------------------------    --------------------------------
         NAME                 EXERCISE(#)       ($)         EXERCISABLE(#)  UNEXERCISABLE(#)    EXERCISABLE($)  UNEXERCISABLE($)
         ----                 -----------       ---         --------------  ----------------    --------------  ----------------
Pamela D.A. Reeve........          --               --         362,000          108,000         $3,042,645         $ 888,930
Richard H. Antell........       5,800         $ 38,686          70,200          164,000            570,552           721,250
William G. Brown.........          --               --          47,000          153,000            385,001           654,793
Douglas E. Blackwell.....      22,000          136,000          21,000          117,000            137,813           703,813
Michael A. Perfit........          --               --              --               --                 --                --

___________________
(1) Value is based on the last sale price of Lightbridge Common ($8.5625 per share) on December 31, 1996, as reported by the Nasdaq National Market, less the applicable option exercise price. These values have not been and may never be realized. Actual gains upon exercise, if any, will depend on the value of Lightbridge Common on the date of the sale of the shares.

EMPLOYMENT AGREEMENT

     In August 1996 Lightbridge executed an employment agreement with Pamela D.A. Reeve pursuant to which Lightbridge agreed to employ Ms. Reeve as President and Chief Executive Officer at an initial base salary of $165,000 per year.
Ms. Reeve's base salary for 1997 is $200,000. The employment agreement is terminable at will by either party, but if Ms. Reeve's employment is terminated by Lightbridge for any reason, other than death or disability, within one year after a change of control of Lightbridge or if Lightbridge terminates Ms. Reeve's employment at any time without cause, Lightbridge is required to continue to pay Ms. Reeve's salary for a period of twelve months after such termination, offset by any amounts received by Ms. Reeve from subsequent employment during such period.

                     PRINCIPAL STOCKHOLDERS OF LIGHTBRIDGE

     The following table sets forth certain information regarding the beneficial ownership of Lightbridge Common as of September 1, 1997 by (i) each person known by Lightbridge to own beneficially more than five percent of the outstanding shares of Lightbridge Common, (ii) each director of Lightbridge, (iii) each of the Lightbridge Named Executive Officers and (iv) all directors and executive officers of Lightbridge as a group:

                                                                                               SHARES BENEFICIALLY OWNED(2)
                                                                                              ----------------------------
     NAME AND ADDRESSES(1)                                                                     NUMBER              PERCENT
     ---------------------                                                                     ------              -------
     Advent International Investors II Limited Partnership
     Advent Partners Limited Partnership
     Global Private Equity II Limited Partnership(3)......................................    2,000,000           12.9%
       101 Federal Street
       Boston, Massachusetts 02110

     Torrence C. Harder (4)...............................................................    1,598,717           10.3

     Massachusetts Capital Resource Company(5)............................................    1,309,958            8.2
       420 Boylston Street
       Boston, Massachusetts 02116

     Pamela D.A. Reeve(6).................................................................      808,214            5.1

     D. Quinn Mills(7)....................................................................      431,451            2.8

     Michael A. Perfit(8).................................................................      307,194            2.0

     William G. Brown(9)..................................................................      132,500              *

     Richard H. Antell(10)................................................................      105,200              *

     Douglas E. Blackwell(11).............................................................       81,250              *

     Andrew I. Fillat(12).................................................................        5,500              *

     Douglas A. Kingsley(13)..............................................................        5,500              *

     All directors and executive officers as a group (9 persons)(14)......................    3,475,526           21.5

________________________
*    Less than 1%.
(1) Unless otherwise specified, the address is in care of Lightbridge, 67 South Bedford Street, Burlington, Massachusetts 01803.

(2) Unless otherwise noted, each person or group identified possessed sole voting and investment power with respect to such shares, subject to community property laws where applicable. Shares not outstanding but deemed beneficially owned by virtue of the right of a person or group to acquire them within sixty days of September 1, 1997 are treated as outstanding only for purposes of determining the amount and percent owned by such person or group. As of September 1, 1997, 15,538,251 shares of Lightbridge Common were outstanding.


                                       [footnotes continued on next page]

(3) Consists of 1,668 shares held by Advent International Investors II Limited Partnership, 93,332 shares held by Advent Partners Limited Partnership and 1,905,000 shares held by Global Private Equity II Limited Partnership. Advent International Corporation is the general partner of Advent International Investors II Limited Partnership, Advent Partners Limited Partnership and Advent International Limited Partnership, which is the general partner of Global Private Equity II Limited Partnership. Because Advent International Corporation is controlled by a group of four persons, none of whom may act independently and a majority of whom must act in concert to exercise voting or investment power over the holdings of such entity, individually, no individual in this group is deemed to share such voting or investment power.

(4) Includes 280,000 shares beneficially owned by a trust for the benefit Mr. Harder's children, 7,400 shares owned by Mr. Harder's wife and children, 822,460 shares owned by a trust of which Mr. Harder is the trustee and beneficiary, 20,000 shares held by the Torrence C. Harder Cultural Foundation, of which Mr. Harder is the trustee, 236,672 shares held by Entrepreneurial Ventures, Inc., 1,469 shares held by Entrepreneurial, Inc., 50,000 shares held by Entrepreneurial Limited Partnership IV and 12,500 shares purchasable upon exercise of a warrant held by Entrepreneurial Limited Partnership III. Mr. Harder is the President of Entrepreneurial Ventures, Inc., the President of Entrepreneurial, Inc. and a general partner of both Entrepreneurial Limited Partnership III and Entrepreneurial Limited Partnership IV. Mr. continued on Harder is a director of Lightbridge.

(5) Includes 500,000 shares currently purchasable upon exercise of a warrant. William J. Torpey, Jr. is the President, and Joan C. McArdle is the Vice President, of Massachusetts Capital Resource Company, and as a result of these relationships, Mr. Torpey and Ms. McArdle may be deemed to be the beneficial owners of the shares held by Massachusetts Capital Resource Company.

(6) Includes 4,400 shares held in trust for the benefit of Ms. Reeve's children and 395,000 shares subject to stock options exercisable within 60 days of September 1, 1997. Ms. Reeve is the President and Chief Executive Officer and a director of Lightbridge.

(7) Includes 341,466 shares held by the D. Quinn Mills Profit Sharing Plan. Dr. Mills is a director of Lightbridge.

(8) Consists of 319,194 shares held by various trusts and a pension plan for the benefit of Mr. Perfit and 4,000 shares purchasable upon exercise of a warrant held by various trusts and a pension plan for the benefit of Mr. Perfit. Mr. Perfit is the Senior Vice President of Technology of Lightbridge.

(9) Includes 8,800 shares held in various trusts for the benefit of Mr. Brown's children, niece and nephew and 52,500 shares subject to stock options exercisable within 60 days of September 1, 1997. Mr. Brown disclaims beneficial ownership of 2,200 shares held in trusts for the benefit of his niece and nephew. Mr. Brown is the Chief Financial Officer, Vice President of Finance and Administration and Treasurer of Lightbridge.

(10) Consists of 93,900 shares subject to stock options exercisable within 60 days of September 1, 1997. Mr. Antell is the Vice President of Software Development of Lightbridge.

(11) Consists of 59,250 shares subject to stock options exercisable within 60 days of September 1, 1997. Mr. Blackwell is the Vice President of Service Delivery of Lightbridge.

(12) Consists of shares held by Advent Partners Limited Partnership. Mr. Fillat holds a limited partnership interest in Advent Partners Limited Partnership representing beneficial ownership of the shares listed in the table. Mr. Fillat is a director of Lightbridge.

(13) Consists of shares held by Advent Partners Limited Partnership. Mr. Kingsley holds a limited partnership interest in Advent Partners Limited Partnership representing beneficial ownership of the shares listed in the table. Mr. Kingsley is a director of Lightbridge.

(14) Represents shares described in Notes 3, 6, 7, 8, 9, 10, 11, 12 and 13.

                   DESCRIPTION OF LIGHTBRIDGE CAPITAL STOCK

     The authorized capital stock of Lightbridge consists of 60,000,000 shares of Lightbridge Common and 5,000,000 shares of preferred stock, $.01 par value per share ("Lightbridge Preferred"). As of September 1, 1997 there were outstanding (i) 15,538,251 shares of Lightbridge Common held by 183 holders of record and (ii) options to purchase 1,763,292 shares of Lightbridge Common.

     The following summary of certain provisions of Lightbridge Common and Lightbridge Preferred does not purport to be complete and is subject to, and qualified in its entirety by, the provisions of the Lightbridge Charter and applicable law. See also "Comparison of Stockholders' Rights."

LIGHTBRIDGE COMMON

     Holders of Lightbridge Common are entitled to one vote per share for each share held of record on all matters submitted to a vote of stockholders. Holders of Lightbridge Common do not have cumulative voting rights, and therefore the holders of a majority of the shares of Lightbridge Common voting for the election of directors may elect all of Lightbridge's directors standing for election. Subject to preferences that may be applicable to the holders of outstanding shares of Lightbridge Preferred, if any, the holders of Lightbridge Common are entitled to receive such lawful dividends as may be declared by the Board of Directors of Lightbridge. In the event of a liquidation, dissolution or winding up of the affairs of Lightbridge, whether voluntary or involuntary, and subject to the rights of the holders of outstanding shares of Lightbridge Preferred, if any, the holders of shares of Lightbridge Common shall be entitled to receive pro rata all of the remaining assets of Lightbridge available for distribution to its stockholders. Lightbridge Common has no preemptive, redemption, conversion or subscription rights. All outstanding shares of Lightbridge Common are, and the shares of Lightbridge Common to be issued pursuant to the Merger will be, fully paid and nonassessable. The issuance of Lightbridge Common or of rights to purchase Lightbridge Common could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, a majority of the outstanding voting stock of Lightbridge.

LIGHTBRIDGE PREFERRED

     The Board of Directors of Lightbridge is authorized, subject to any limitations prescribed by Delaware Law, to provide for the issuance of Lightbridge Preferred in one or more series, to establish from time to time the number of shares to be included in each such series, to fix the powers, designations, preferences and relative, participating, optional or other rights, and the qualifications, limitations or restrictions thereof, of the shares of each such series and to increase (but not above the total number of authorized shares of Lightbridge Preferred) or decrease (but not below the number of shares of such series then outstanding) the number of shares of any such series without further vote or action by the stockholders. The Board of Directors of Lightbridge is authorized to issue Lightbridge Preferred with voting, conversion and other rights and preferences that could adversely affect the voting power or other rights of the holders of Lightbridge Common. Although Lightbridge has no current plans to issue such shares, the issuance of Lightbridge Preferred or of rights to purchase Lightbridge Preferred could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, a majority of the outstanding voting stock of Lightbridge.

WARRANTS

     Lightbridge has issued warrants to purchase an aggregate of 847,016 shares of Lightbridge Common, subject to certain antidilution adjustments. The warrants to purchase 747,016 shares of Lightbridge Common have an exercise price of $2.00 per share, and the warrants to purchase 100,000 shares of Lightbridge Common have an exercise of $10.00 per share. All of the warrants are exercisable in full. The warrants expire on dates between September 1999 and July 2001. The holders of the warrants are entitled to certain registration rights in respect of the shares of Lightbridge Common issuable upon exercise of the warrants.

ANTI-TAKEOVER EFFECTS OF PROVISIONS OF THE RESTATED CHARTER AND BY-LAWS AND OF DELAWARE LAW

     RESTATED CHARTER AND BY-LAWS. The Restated Charter and the Restated By-Laws contain certain provisions that could discourage potential takeover attempts and make more difficult attempts by stockholders to change Lightbridge's management. The Restated Charter authorizes the directors to issue, without stockholder approval, shares of Lightbridge Preferred in one or more series and to fix the voting powers, preferences and rights and the qualifications, limitations and restrictions thereof. The Restated By-Laws provide for the division of the Board of Directors into three classes as nearly equal in size as possible with staggered three-year terms. See "Management of Lightbridge." The classification of the Board of Directors could make it more difficult for a third party to acquire, or discourage a third party from acquiring, control of Lightbridge. The Restated Charter provides that stockholders may act only at meetings of stockholders and not by written consent in lieu of a stockholders' meeting. The Restated By-Laws provide that nominations for directors may not be made by stockholders at any annual or special meeting thereof unless the stockholder intending to make a nomination notifies Lightbridge of its intentions a specified number of days in advance of the meeting and furnishes to Lightbridge certain information regarding itself and the intended nominee. These provisions could delay any stockholder actions that are favored by the holders of a majority of the outstanding stock of Lightbridge until the next stockholders' meeting. These provisions may also discourage another person or entity from making a tender offer for Lightbridge Common, because such person or entity, even after acquiring a majority of the outstanding stock of Lightbridge, could only take action at a duly called stockholders' meeting and not by written consent. The Restated By-Laws also provide that special meetings of Lightbridge's stockholders may be called only by the President or a majority of the directors and require advance notice of business to be brought by a stockholder before any annual or special meeting of stockholders and the provision of certain information to Lightbridge regarding such stockholder and others known to be supporting such proposal and any material interest they may have in the proposed business.

     DELAWARE ANTI-TAKEOVER STATUTE. Lightbridge is subject to Section 203 of the Delaware Law which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that such stockholder became an interested stockholder, unless (i) prior to such date, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder; (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (x) by persons who are directors and also officers and (y) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or (iii) on or subsequent to such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

     Section 203 defines "business combination" to include (i) any merger or consolidation involving the corporation and the interested stockholder; (ii) any sale, transfer, pledge or other disposition involving the interested stockholder of 10% or more of the assets of the corporation; (iii) subject to certain exceptions, any transaction which results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; (iv) any transaction involving the corporation which has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or (v) the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation. In general, Section 203 defines an "interested stockholder" as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person associated with, affiliated with or controlling or controlled by such entity or person.

LIMITATION OF LIABILITY

     The Restated Charter provides that no director of Lightbridge shall be personally liable to Lightbridge or to any stockholder for monetary damages arising out of such director's breach of fiduciary duty, except to the extent that the elimination or limitation of liability is not permitted by the Delaware Law. The Delaware Law, as currently in effect, permits charter provisions eliminating the liability of directors for breach of fiduciary duty, except that directors remain liable for (i) any breach of the director's duty of loyalty to a company or its stockholders, (ii) any acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) any payment of a dividend or approval of a stock purchase that is illegal under
Section 174 of the Delaware Law or (iv) any transaction from which the director derived an improper personal benefit. A principal effect of this provision of the Restated Charter is to limit or eliminate the potential liability of Lightbridge's directors for monetary damages arising from breaches of their duty of care, unless the breach involves one of the four exceptions described in (i) through (iv) above. The provision does not prevent stockholders from obtaining injunctive or other equitable relief against directors, nor does it shield directors from liability under federal or state securities laws.

     The Restated Charter and the Restated By-Laws further provide for the indemnification of Lightbridge's directors and officer to the fullest extent permitted by Section 145 of the Delaware Law, including circumstances in which indemnification is otherwise discretionary.

STOCK TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for Lightbridge Common is American Stock Transfer & Trust Company.

                       SELECTED FINANCIAL DATA OF CORAL

   The following selected financial data of Coral for the three years ended December 31, 1994, 1995 and 1996 and as of December 31, 1995 and 1996 have been derived from Coral's audited Financial Statements included elsewhere in this Proxy Statement/Prospectus. The report of Price Waterhouse LLP, independent accountants for Coral, with respect to those Financial Statements contains an explanatory paragraph with respect to Coral's recurring losses from operations and accumulated deficit, which raise substantial doubt about Coral's ability to continue as a going concern. Selected financial data for the six months ended June 30, 1996 and 1997 and as of June 30, 1997 have been derived from Coral's unaudited Financial Statements included elsewhere in this Proxy Statement/Prospectus. In the opinion of Coral's management, the unaudited financial information presented reflects all adjustments, consisting only of normal, recurring adjustments, necessary for a fair presentation of the financial information for each such period. Operating results for the six months ended June 30, 1997 are not necessarily indicative of the results that may be expected for any other interim period or for the year ending December 31, 1997. This data should be read in conjunction with the Financial Statements of Coral and Notes thereto and the other financial information of Coral included elsewhere in this Proxy Statement/Prospectus. See "Coral Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                                                                                    SIX MONTHS
                                                                         YEAR ENDED DECEMBER 31,                   ENDED JUNE 30,
                                                            -------------------------------------------------    -----------------
                                                             1992      1993         1994      1995      1996       1996      1997
                                                            ------   -------      -------   -------   -------    -------   -------
STATEMENT OF OPERATIONS DATA:                                                            (IN THOUSANDS)
Revenue:
  Software licenses.......................................  $   --   $   215      $ 1,036   $ 2,485   $ 7,263    $  2165   $ 2,924
  Services and other......................................     699       179          240       625       638        202       623
  Hardware................................................      --       110          141       780       791        219       163
                                                            ------   -------      -------   -------   -------    -------   -------
     Total revenue........................................     699       504        1,417     3,890     8,692      2,586     3,710
                                                            ------   -------      -------   -------   -------    -------   -------
Cost of revenue:
  Software licenses.......................................      --        58          122       526       561        182       363
  Services and other......................................     140        75          258       645       816        319       491
  Hardware................................................      --       111          128       738       618        150       158
                                                            ------   -------      -------   -------   -------    -------   -------
     Total cost of revenue................................     140       244          508     1,909     1,995        651     1,012
                                                            ------   -------      -------   -------   -------    -------   -------
Gross profit..............................................     559       260          909     1,981     6,697      1,935     2,698
Operating expenses:
  Research and development................................     514       414          573     2,160     2,792      1,285     1,766
  Sales and marketing.....................................     133       158          645     1,870     3,579      1,487     1,639
  General and administrative..............................     417       677          886     1,351     2,533      1,026     1,473
  Stock offering costs(1).................................      --        --           --        --       676         --        --
                                                            ------   -------      -------   -------   -------    -------   -------
     Total operating expenses.............................   1,064     1,249        2,104     5,381     9,580      3,798     4,878
                                                            ------   -------      -------   -------   -------    -------   -------
Loss from operations......................................    (505)     (989)      (1,195)   (3,400)   (2,883)    (1,863)   (2,180)
Other income (expense), net...............................       3       (61)         (33)        9        15        (52)       (2)
                                                            ------   -------      -------   -------   -------    -------   -------
Loss before extraordinary item............................    (502)   (1,050)      (1,228)   (3,391)   (2,868)    (1,915)   (2,182)
Extraordinary item:
Gain on extinguishment of debt and other liabilities (2)..      --        --           --        --       243         --        --
                                                            ------   -------      -------   -------   -------    -------   -------
Net loss..................................................  $ (502)  $(1,050)     $(1,228)  $(3,391)  $(2,625)   $(1,915)  $(2,182)
                                                            ======   =======      =======   =======   =======    =======   =======

                                                                         DECEMBER 31,                      JUNE 30,
                                                            -------------------------------------     ------------------
                                                             1992     1993       1994      1995        1996       1997
                                                            ------   -------    -------   -------     -------    -------
                                                                                 (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents.................................  $  215   $    62    $    83   $ 1,023     $ 2,335    $    62
Total assets..............................................     312       355      1,092     2,958       5,770      3,730
Long-term debt, net of current portion....................     167       500         22       146         286        146
Stockholders' equity (deficit)(3).........................    (450)   (1,518)      (754)      138       1,573       (568)

______________
(1) During 1996, Coral incurred $676,100 of costs associated with the filing of a registration statement with the Commission for an initial public offering of shares of Coral Common. Subsequent to December 31, 1996, Coral withdrew its registration statement with respect to its initial public offering. As a result, costs associated with the offering were expensed in the year ended December 31, 1996.
(2) In September 1996, Coral paid $415,000 in full settlement of a previously recorded net liability of $658,300, resulting in a gain of $243,300.
(3) Coral has never declared or paid any cash dividends on any class of Coral Capital Stock.

                 CORAL MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

   The following discussion and analysis should be read in conjunction with "Selected Financial Data of Coral" and the Financial Statements of Coral and Notes thereto included elsewhere in this Proxy Statement/Prospectus. The following discussion contains forward-looking statements that involve risks and uncertainties, such as statements of Coral's plans, objectives, expectations and intentions. In evaluating such statements, Coral stockholders should consider specifically the risk factors set forth below and identified elsewhere in this Proxy Statement/Prospectus. See "Forward-Looking Statements."

OVERVIEW

   Coral was founded in 1991 and develops, markets and supports software solutions for the wireless telecommunications industry. Prior to the fourth quarter of 1993, Coral operated as a development stage company with revenue consisting solely of software development fees. The report of Price Waterhouse LLP, independent accountants for Coral, with respect to Coral's Financial Statements as of December 31, 1995 and 1996 and for the years ended December 31, 1994, 1995 and 1996 contains an explanatory paragraph with respect to Coral's recurring losses from operations and accumulated deficit, which raise substantial doubt about Coral's ability to continue as a going concern. See Note 12 to the Financial Statements of Coral.

   Coral did not begin to generate significant revenue until the second quarter of 1995. During 1995, 1996 and the six months ended June 30, 1997, approximately 51.1%, 62.7% and 58.0%, respectively, of Coral's total revenue was attributable to licenses of FraudBuster, Coral's fraud profiling software product. In addition, a significant portion of Coral's service and hardware revenue for these periods was directly attributable to the licensing of FraudBuster.

   Coral generates revenue from software licenses, services (including maintenance, installation and training), development and consulting contracts, and certain hardware sold in conjunction with software licenses. Coral's software license agreements typically provide for an initial license fee and an annual maintenance fee for a defined number of subscribers, as well as additional license and maintenance fees for net subscriber additions. This provides a potential ongoing revenue stream, which enables Coral to benefit from growth in the subscriber base of its customers. Coral also has entered into license agreements that provide for either a one-time license fee or a monthly license fee, each of which has an annual maintenance fee with no additional fee based on incremental subscriber growth. Revenue from initial license fees with end users is recognized when the product has been delivered and Coral has satisfied all significant performance obligations, unless terms of the sales arrangement provide for customer acceptance that is based on non-standard performance or other terms. In the latter case, revenue is recognized when the customer accepts the product pursuant to those terms. Revenue for incremental subscriber growth, if any, is recognized at the date subscriber growth is calculated and the revenue is earned pursuant to the terms of the relevant software license agreement. Monthly license fees are recognized as earned on a monthly basis. Maintenance revenue is recognized ratably over the term of the maintenance agreement. Service revenue for installation and training is recognized as the service is performed. Revenue from development and consulting contracts is generally recognized as the services are performed, using the percentage of completion method. Hardware is sold only in conjunction with software licenses when required by the customer and such revenue is deferred until the related license revenue is recognized.

   Coral licenses its software products through a direct sales force, international sales agents and distributors. Distributors include vendors of telecommunications switching equipment, computer hardware and database software. Sales agreements with distributors typically do not include any rights of return or provisions for the future adjustment of the selling price. Coral recognizes revenue from these transactions at the time the products are shipped to the distributor, unless payment terms are contingent on the distributor's subsequent resale or other significant matters. In those latter cases, revenue is not recognized until the contingencies are resolved. To date, a significant portion of Coral's revenue in any particular period has been attributable to a limited number of customers which are comprised of both distributors and wireless service providers that purchased products and services directly from Coral. Coral expects a relatively small number of customers will continue to represent a significant percentage of its total revenue for the foreseeable future, although the companies that comprise the largest customers in any given quarter are expected to change from quarter to quarter. License revenue from all distributors accounted for approximately 33.1%, 42.6% and 70.3% of Coral's total revenue in 1995, 1996 and the six months ended June 30, 1997, respectively. Revenue from international installations accounted for approximately 34.7%, 16.0% and 25.2% of Coral's total revenue in 1995, 1996 and the six months ended June 30, 1997, respectively, and Coral expects that international revenue may, in the future, account for a significant portion of Coral's total revenue. International revenue is subject to a number of inherent risks, including increased practical and legal difficulties in accounts receivable collection.

     Cost of software license revenue primarily includes fees paid to third-party software vendors, as well as costs associated with implementation of the application software when necessary. Cost of service revenue consists primarily of expenses for personnel engaged in customer support, installation, training and consulting services. Cost of hardware consists of hardware purchased from third party vendors plus shipping costs. Coral's gross margin has varied significantly in the past and may vary significantly in the future, depending primarily on the mix of services and products licensed or sold by Coral.
Coral's software licenses have a substantially higher gross margin than its services and hardware revenue. Therefore, to the extent Coral's total revenue for any particular period includes a higher proportion of lower margin services or hardware, there will be an adverse effect on Coral's operating results.

     The sale of Coral's software products to wireless carriers typically involves a lengthy sales cycle ranging from 6 to 18 months. The length of the sales cycle for Coral's products has caused, and may continue to cause, material fluctuations in Coral's revenue and operating results on a quarterly and annual basis. As a result, period-to-period comparisons on a quarterly or annual basis are not necessarily meaningful and should not be relied upon as indicators of Coral's future performance.

RESULTS OF OPERATIONS

     The following table presents certain items from Coral's statements of operations expressed as a percentage of total revenue for the respective periods.


                                                                           AS A PERCENTAGE OF TOTAL REVENUE
                                                          ---------------------------------------------------------------------
                                                             YEARS ENDED DECEMBER 31,                SIX MONTHS ENDED JUNE 30,
                                                          --------------------------------        -----------------------------
                                                             1994         1995       1996           1996                1997
                                                          ----------    --------    --------       --------           ---------
Revenue:
    Software licenses...............................         73.1%          63.9%      83.6%          83.7%             78.8%
    Services and other..............................         16.9           16.1        7.3            7.8              16.8
    Hardware........................................         10.0           20.0        9.1            8.5               4.4
                                                           ------         ------     ------         ------            ------
               Total revenue........................        100.0          100.0      100.0          100.0             100.0
                                                           ------         ------     ------         ------            ------
Cost of revenue:
    Software licenses...............................          8.6           13.5        6.5            7.0               9.8
    Services and other..............................         18.2           16.6        9.4           12.3              13.2
    Hardware........................................          9.1           19.0        7.1            5.8               4.3
                                                           ------         ------     ------         ------            ------
               Total cost of revenue................         35.9           49.1       23.0           25.1              27.3
                                                           ------         ------     ------         ------            ------
Gross profit........................................         64.1           50.9       77.0           74.9              72.7
                                                           ------         ------     ------         ------            ------
Operating expenses:
     Research and development.......................         40.4           55.5       32.1           49.7              47.6
     Sales and marketing............................         45.5           48.1       41.2           57.5              44.2
     General and administrative.....................         62.5           34.7       29.1           39.7              39.7
     Stock offering costs...........................           --             --        7.8             --                --
                                                           ------         ------     ------         ------            ------
               Total operating expenses.............        148.4          138.3      110.2          146.9             131.5
                                                           ------         ------     ------         ------            ------
Loss from operations................................        (84.3)         (87.4)     (33.2)         (72.0)            (58.8)
Other income (expense), net.........................         (2.4)           0.2        0.2           (2.0)               --
                                                           ------         ------     ------         ------            ------
Loss before extraordinary item......................        (86.7)         (87.2)     (33.0)         (74.0)            (58.8)
Extraordinary item:
    Gain on extinguishment of debt and other
        liabilities.................................           --             --        2.8             --                --
                                                           ------         ------     ------         ------            ------

Net loss............................................       (86.7)%        (87.2)%    (30.2)%        (74.0)%           (58.8)%
                                                           ======         ======     ======         ======            ======

SIX MONTHS ENDED JUNE 30, 1996 AND 1997

     REVENUE. Total revenue increased 43.5% from $2.6 million in the six months ended June 30, 1996 to $3.7 million in the six months ended June 30, 1997.

          Software Licenses. Revenue from software licenses increased 35.1% from $2.2 million in the six months ended June 30, 1996 to $2.9 million in the six months ended June 30, 1997 and represented 83.7% and 78.8%, respectively, of total revenue in these periods. The increase in software license revenue for the six months ended June 30, 1997 was primarily attributable to revenue from a ChurnAlert license and, to a lesser extent, to increased revenue from FraudBuster licenses during this period.

          Services and Other. Service revenue increased over 200% from $202,000 in the six months ended June 30, 1996 to $623,700 in the six months ended June 30, 1997 and represented 7.8% and 16.8%, respectively, of total revenue in these periods. Service revenue was higher in the 1997 period due to increased maintenance revenue resulting from an increase in cumulative software licenses sold by Coral.

          Hardware. Hardware revenue decreased from $219,000 in the six months ended June 30, 1996 to $162,700 in the six months ended June 30, 1997 and represented 8.5% and 4.4%, respectively, of total revenue in these periods. The decrease in hardware revenue resulted from a lack of hardware being sold in conjunction with new software licenses. The only sale of hardware in 1997 was for a hardware upgrade to a customer that originally purchased a FraudBuster license and related hardware in 1994.

     COST OF REVENUE. Cost of revenue was $650,600 and $1,012,300 for the six months ended June 30, 1996 and 1997, respectively. Overall gross profit as a percentage of total revenue decreased from 74.9% in the six months ended June 30, 1996 to 72.7% in the six months ended June 30, 1997. This decrease was primarily attributable to a decrease in software license revenue as a percentage of total revenue and an increase in service revenue, which contributes a lower gross margin.

          Software Licenses. Cost of software licenses increased from $182,000 in the six months ended June 30, 1996 to $362,600 in the six months ended June 30, 1997. Software license gross profit as a percentage of software license revenue decreased from 91.6% in the six months ended June 30, 1996 to 87.6% in the six months ended June 30, 1997. This decrease was primarily attributable to higher third-party software costs as a percentage of total software license revenue. The increase in third-party software expenses as a percentage of total software license revenue was a result of a third-party software license upgrade by an existing customer.

          Services and Other. Cost of services increased from $318,500 in the six months ended June 30, 1996 to $490,900 in the six months ended June 30, 1997, but decreased as a percentage of service revenue from 157.7% in the six months ended June 30, 1996 to 78.7% in the six months ended June 30, 1997. This decrease as a percentage of revenue was due primarily to increased maintenance fee revenue resulting from a larger customer base as well as more cost efficient customer support operations. In addition, during the 1996 period Coral incurred expenses to hire and train personnel in anticipation of increased customer installations and future support requirements.

          Hardware. Cost of hardware increased from $150,100 in the six months ended June 30, 1996 to $158,800 in the six months ended June 30, 1997, and increased as a percentage of hardware revenue from 68.5% in the six months ended June 30, 1996 to 97.6% in the six months ended June 30, 1997. This increase in the 1997 period was due to Coral's decision to provide a hardware upgrade to an existing customer at a nominal margin.

     RESEARCH AND DEVELOPMENT. Research and development costs primarily consist of salaries and other personnel-related expenses, supplies, depreciation of development equipment and third party contract resources used in the development of Coral's software products. Research and development expenses increased from $1.3 million in the six months ended June 30, 1996 to $1.8 million in the six months ended June 30, 1997, primarily due to costs related to enhancing existing products and the development of new products. Research and development expenses represented 49.7% and 47.6% of total revenue in the six months ended June 30, 1996 and 1997, respectively. Coral has not capitalized any software costs to date.

     SALES AND MARKETING. Sales and marketing expenses consist primarily of salaries and other personnel-related expenses including commissions, promotional activities, public relations, consulting services and travel expenses related to sales and marketing activities. Sales and marketing expenses increased from $1.5 million in the six months ended June 30, 1996 to $1.6 million in the six months ended June 30, 1997. This increase was due to increased sales commissions resulting from higher levels of revenue, as well as slightly higher expenses associated with international sales activity and promotional spending. Sales and marketing expenses represented 57.5% and 44.2% of total revenue in the six months ended June 30, 1996 and 1997, respectively.

     GENERAL AND ADMINISTRATIVE. General and administrative expenses consist primarily of salaries and other personnel-related expenses, as well as occupancy, insurance and professional services expenses. General and administrative expenses increased from $1.0 million in the six months ended June 30, 1996, to $1.5 million in the six months ended June 30, 1997. This increase was primarily due to a severance agreement with an officer of Coral, the addition of executive management and support personnel, as well as facility expansion and other related expenses necessary to manage Coral's operations.

     PROVISION (BENEFIT) FOR INCOME TAXES. Income taxes are accounted for in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." Due to Coral's history of pre-tax losses and uncertainty surrounding the timing of realizing the benefits of its favorable tax attributes, Coral has recorded a valuation allowance against all of its net deferred tax assets as of June 30, 1997.

YEARS ENDED DECEMBER 31, 1994, 1995, AND 1996

     REVENUE. Total revenue increased from $1.4 million in 1994 to $3.9 million in 1995 and to $8.7 million in 1996, due to significant increases in software license revenue during such periods.

          Software Licenses. Software license revenue was $1.0 million, $2.5 million, and $7.3 million in 1994, 1995 and 1996, respectively. Software license revenue consisted primarily of licenses of Coral's FraudBuster product in all three years.

          Services and Other. Service revenue was $239,700, $624,700 and $637,700, in 1994, 1995 and 1996, respectively. In 1994 and 1995, respectively, service revenue consisted of product development fees for both FraudBuster and ChurnAlert of $203,000 and $373,000. The remaining service revenue in 1994 and 1995 was primarily from maintenance, installation and training fees derived from Coral's software product licenses. In 1996 service revenue was derived primarily from maintenance fees and, to a lesser extent, from training and installation fees.

          Hardware. Hardware revenue was $140,800, $780,500, and $790,800, in 1994, 1995 and 1996, respectively. The increase in hardware revenue from 1994 to 1995 was a result of the increase in software license sales. Although software license sales continued to grow in 1996, hardware revenue in aggregate terms remained relatively flat due to decreased customer demand for Coral to provide hardware in conjunction with its software product licenses.

     COST OF REVENUE. Cost of revenue was $508,300, $1.9 million and $2.0 million in 1994, 1995 and 1996, respectively. Overall gross profit as a percentage of revenue decreased from 64.1% in 1994 to 50.9% in 1995 and increased to 77.0% in 1996. Overall gross profit fluctuated as a percentage of total revenue due to changes in the amount of lower margin service and hardware revenue as a percentage of total revenue.

          Software Licenses. The cost of software licenses increased from $122,000 in 1994 to $526,000 in 1995, and increased to $560,600 in 1996, each as a direct result of increased revenue from software licenses. Software license gross profit decreased as a percentage of software license revenue from 88.2% in 1994 to 78.8% in 1995, and increased to 92.3% in 1996. The changes in gross profit of software licenses were the result of changes in the average license fee of Coral's application software licenses, as well as the cost of third party software associated with specific software application licenses.

          Services and Other. Cost of services increased from $258,000 in 1994 to $644,700 in 1995, and increased to $816,000 in 1996. Cost of services as a percentage of service revenue decreased from 107.5% in 1994 to 103.2% in 1995, and increased to 128.0% in 1996. Cost of services in absolute dollars increased in 1995 and 1996 due to an increase in customer support personnel and related maintenance expenses incurred in anticipation of new customer installations and future support requirements.

          Hardware. Cost of hardware increased from $128,300 in 1994 to $738,300 in 1995, and decreased to $617,900 in 1996, primarily due to changing levels of hardware sold in conjunction with software licenses. Cost of hardware as a percentage of hardware revenue increased from 91.1% in 1994 to 94.6% in 1995, and decreased to 78.1% in 1996. The decrease in 1996 was a result of Coral obtaining significant discounts on larger hardware purchases.

     RESEARCH AND DEVELOPMENT. Research and development expenses were $572,700, $2.2 million and $2.8 million in 1994, 1995 and 1996, respectively, and represented 40.4%, 55.5% and 32.1% of Coral's total revenue in such periods.
The increases in absolute dollars in 1995 and 1996 were the result of increased personnel and related expenses for the enhancement of existing products and the research and development of new products.

     SALES AND MARKETING. Sales and marketing expenses were $645,300, $1.9 million and $3.6 million in 1994, 1995 and 1996, respectively, and represented 45.6%, 48.1% and 41.2% of Coral's total revenue in such periods. Prior to 1994, Coral relied primarily on reseller and distribution channels for the marketing and sale of Coral's products. In late 1994, Coral began building a direct sales force as well as an infrastructure to manage distribution channels, which significantly contributed to the increase in sales and marketing expenses. The increase in sales and marketing expenses from 1994 to 1995 was a result of increased personnel and related expenses for Coral's continued development of a direct sales force and distribution channels, which in 1995 began to expand into international markets. The increase from 1995 to 1996 was primarily attributable to additional personnel and related expenses for selling, marketing and promotional activities.

     GENERAL AND ADMINISTRATIVE. General and administrative expenses were $885,600, $1.4 million and $2.5 million in 1994, 1995 and 1996, respectively, and represented 62.5%, 34.7% and 29.1% of Coral's total revenue in such periods. The increase in general and administrative expenses in each period primarily resulted from increased personnel, facilities, professional services and other expenses necessary to manage and support Coral's growth.

     STOCK OFFERING COSTS. During 1996 Coral incurred $676,100 of costs associated with the filing of a registration statement with the Commission. Subsequent to December 31, 1996, Coral withdrew its registration statement with respect to its initial public offering and expensed all related costs.

     PROVISION (BENEFIT) FOR INCOME TAXES. Coral did not report any tax provision (benefit) during any of three years ended December 31, 1994, 1995 or 1996. Coral recorded a valuation allowance against all of its net deferred tax assets as of each of these respective year ends.

     EXTRAORDINARY GAIN ON EXTINGUISHMENT OF DEBT AND OTHER LIABILITIES. During 1996 Coral extinguished a previously recorded net liability of $658,300. Coral settled the above obligation for $415,000, resulting in a $243,300 extraordinary gain. Coral incurred $127,200 in legal fees associated with this transaction that were included in general and administrative expenses.

LIQUIDITY AND CAPITAL RESOURCES

     Coral has funded its operations to date primarily through the private placements of equity and debt securities, capital equipment leases, and, to a lesser extent, bank borrowings. Since inception, Coral has raised $10.9 million of gross proceeds from the sale of its capital stock. Net cash used in operations for 1994, 1995, 1996, and the six months ended June 30, 1997, totalled $1.3 million, $3.0 million, $1.5 million and $2.0 million, respectively.

     Net cash used in investing activities for 1994, 1995, 1996, and the six months ended June 30, 1997, totalled $195,000, $316,000, $522,000 and $478,000, respectively. Investment activities have been primarily for the purchase of hardware and software used in product development, as well as fixtures and equipment to support Coral's operations. During 1995, Coral secured a $750,000 capital equipment lease line, all of which has been used. The lease line requires monthly payments over three years, commencing from the date of the funding of each equipment schedule.

     In addition to the capital equipment lease line, Coral has a $750,000 and a $530,000 revolving variable rate note with a bank. At June 30, 1997 and September 25, 1997, Coral had drawn down $500,000 and $740,000, respectively, on the $750,000 note and had drawn down the full amount of the $530,000 note. The $750,000 and $530,000 notes mature on April 26, 1998, and October 22, 1997, respectively, and provide for monthly interest payments at the bank's prime rate plus 1.25%, with the principal due at maturity. The notes are secured by all cash, accounts receivable, furniture and equipment, inventory and all transferable third party software rights of Coral. The amount that can be drawn on the notes is limited to the sum of 70% of accounts receivable which are no more than 60 days past due, 50% of the net book value of equipment owned by Coral, and 50% of the net book value of Coral's inventory.

     Coral may receive, on occasion, advance payments prior to delivery and acceptance of its products and services. Such advance payments are treated as deferred revenue until such time as performance requirements and customer acceptance are achieved.

     A hardware manufacturer advanced Coral $400,000 in 1992 for the development of one of Coral's products to operate on the manufacturer's hardware. Coral has an agreement with the hardware manufacturer by which Coral earns revenue based on a percentage of the sales price of the manufacturer's hardware sold by Coral. Any revenue earned by Coral from the sale of the manufacturer's hardware will first be applied to this advance. The $400,000 advance has been recorded as deferred revenue until earned from the sale of the manufacturer's hardware. At June 30, 1997, deferred revenue related to this agreement was $385,000.

     As of June 30, 1997, Coral is involved in two matters that could result in future liabilities to Coral. An interference proceeding has been declared by the United States Patent and Trademark office between an issued patent and a patent application of Coral and a patent application by another company (the "Interference"). Coral's patent and patent application involve certain technology that is an essential part of its current FraudBuster product. Coral is currently in negotiations with the other company regarding the Interference; however, Coral is currently unable to determine whether it will be able to settle the Interference on terms satisfactory to Coral, the ultimate outcome, or the range of possible loss in this matter. Coral is also involved in a dispute in which a customer asserts it is owed approximately $153,000 in past royalties from Coral. Coral believes it is owed amounts by the customer for services previously rendered which would fully offset any amount owed to the customer. Coral is currently unable to predict the ultimate outcome of this uncertainty or the range of potential loss should an unfavorable outcome occur. The outcome of these uncertainties could have a material adverse effect on Coral's business, financial condition, results of operations and cash flow. See Note 10 to the Financial Statements of Coral.

     For the six months ended June 30, 1997, Coral incurred a net loss of $2.2 million and experienced net cash outflows of $2.3 million, resulting in a working capital deficit of $1.6 million at June 30, 1997. If the Merger is not consummated, Coral intends to fund its future cash requirements, to the extent not provided by operations, by seeking additional equity or debt financing while continuing to pursue other potential business combinations.

                               BUSINESS OF CORAL

     Coral provides client-server software products for the wireless telecommunications industry to enable carriers to reduce fraud and customer turnover, or "churn," and increase operating efficiencies. Coral's products are based upon its core technology, which provides several key advantages, including rapid product development, portability, technology independence and enhanced scalability. Coral's fraud management software, FraudBuster, includes a fraud profiler and subscription monitoring techniques and is designed to combat most currently identified types of wireless fraud. Unlike many other fraud prevention techniques, which address specific types of fraud, FraudBuster detects multiple types of existing and emerging fraud, including cloning, subscription fraud, tumbling fraud and cellular telephone theft. Coral's churn prevention product, ChurnAlert, allows carriers to analyze and identify potential churn candidates before they seek customer service assistance or deactivate service.

PRODUCTS

     Coral currently offers two principal products. FraudBuster, which was introducted in June 1993, combats most common known types of fraud by tracking subscriber usage patterns and alerting carrier of suspected fraud. ChurnAlert, which was introduced in September 1995, analyzes a carrier's customer base to identify subscribers likely to discontinue service or churn.

     FRAUDBUSTER. FraudBuster, Coral's principal product, is a fraud management software product that includes a fraud profiler and subscription fraud monitoring functionality and is designed to identify most commonly known types of wireless fraud (e.g., cloning, subscription, tumbling and cellular theft). FraudBuster collects subscriber account information and call usage data from telecommunications switches, billing systems and other commonly accepted data sources to create individual subscriber profiles that are continuously updated, referenced and analyzed on a near real-time, call-by-call basis. In addition, for enhanced fraud detection FraudBuster monitors usage limits and identifies suspicious call activity, including simultaneous call attempts, calls to suspicious locations, abnormally high usage and calls from different cities in illogical time sequences. When suspicious account activity occurs, FraudBuster notifies the carriers with details of the questionable activity and suggests responses. FraudBuster addresses the evolving needs of carriers to include more sophisticated customer care capabilities to proactively manage the impact of fraud on their subscribers. For example, FraudBuster can enable the carrier's billing system to automatically credit subscribers for fraudulent calls charged to their account before they are invoiced. By using a client-server architecture, FraudBuster may be located anywhere on the carrier's premises, including at the switching center or at the carrier's business offices.
Cellular carriers may locate the servers in a switching center for closer monitoring and management of the application, with the clients residing in the departments using the applications. FraudBuster was introduced in June 1993 and is now installed in analog, digital and PCS carriers.

     CHURNALERT. ChurnAlert is a software product that enables carriers to use adjustable analyses to proactively address the needs of subscribers who are likely to terminate service, or churn. Most other currently available churn products are reactive in that they merely provide information about a subscriber in response to a query from the customer service representative when the subscriber calls customer service to deactivate service, which is often too late to prevent the subscriber from churning. ChurnAlert collects information from multiple data sources (e.g., switches and billing systems), analyzes key churn indicators, such as competitive rate plans and quality of service, and assigns a probability "value" based on the output of various analyses. ChurnAlert also incorporates a customer evaluation feature that permits a user to assign higher customer care priorities to specific segments of subscribers, such as heavy users. ChurnAlert provides carriers visibility to the vulnerability of their subscriber bases to competitor rate plans and promotions and enables carriers to model scenarios for other key indicators of churn, such as feature usage and network quality. By utilizing a client-server architecture, ChurnAlert may be located anywhere on the carrier's premises. For example, cellular carriers may locate the servers in a switching center for closer monitoring and management of the application, with the clients residing in the departments using the applications. ChurnAlert was introduced in September 1995.

PRODUCT DEVELOPMENT

     Coral believes that its future success will depend on its ability to maintain and improve its current technologies, enhance its existing products and develop new products that meet an expanding range of carrier requirements. At June 30, 1997, Coral's development staff consisted of 27 employees. For 1994, 1995 and 1996 and the six months ended June 30, 1997, Coral's expenditures on research and development were $572,700, $2.2 million, $2.8 million and $1.8 million, respectively. To date, Coral has not capitalized any software development costs.

     Coral's success depends in part on the timely introduction and success of new products or product enhancements. A significant delay in the introduction of, or the presence of a defect in, one or more new products or product enhancements could have a material adverse effect on the ultimate success of such products or product enhancements and on Coral's business, operating results and financial condition. Further, because of the revenue typically associated with initial shipments of a new product or product enhancement, delaying the introduction of a new product or product enhancement expected near the end of a fiscal quarter may materially adversely affect operating results for that quarter or beyond. The process of developing software products such as those offered by Coral is extremely complex and is expected to become more complex and expensive in the future as new platforms and technologies emerge. In the past, Coral has experienced significant delays in the introduction of certain new products and product enhancements and Coral anticipates that there will be similar delays in developing and introducing new products and product enhancements in the future. There can be no assurance that new products or product enhancements will be introduced on schedule or at all or that they will achieve market acceptance or generate significant revenue. Software products as complex as those offered by Coral may contain undetected errors when first introduced or when new versions are released. There can be no assurance that, despite testing by Coral, errors will not be found in new products or product enhancements after commencement of commercial shipments, resulting in loss of or delay in market acceptance, which could have a material adverse effect on Coral's business, operating results and financial condition.

TECHNOLOGY

     Coral's products are based upon its core technology, which provides several key development advantages, including enabling Coral to quickly develop new applications, to rapidly port Coral's applications to alternative third party software platforms and to offer carriers technology-independent solutions that are scalable for rapid growth. Coral's core technology allows new applications to be built by using applets and services that were developed for previous releases of other applications. An "applet" is a self-contained mini-application that provides complete application functionality for a given task. This strategy permits consistent re-use of applets and services reducing the amount of code that it must develop and maintain, enabling rapid development of new applications and improving the quality of the code through reuse. In addition, the flexibility of Coral's core technology will enable Coral to reduce the development time for native language versions of its existing products for use in foreign countries. Coral has encapsulated many of the external links of its core technology in order to insulate it from changes or obsolescence of third party hardware and software. Coral's core technology provides enhanced scalability to permit the rapid and efficient growth of the wireless subscriber bases and the deployment of new software technologies. Coral believes that these features (rapid development, portability, protection against technology obsolescence and enhanced scalability) provide carriers with a significant development advantage in integrating evolving technologies into Coral's products for increased application efficiency and performance. Coral's core technology operates on Hewlett-Packard and Sun Microsystems hardware platforms, and includes interfaces to Oracle and Informix databases, allowing for flexible configuration to each customer's environment. In addition, the core technology enables Coral to offer applications that support all air interfaces and IS-41 and GSM network protocols, permitting multi-national wireless carriers to utilize Coral's products in diverse technology and standards settings.

SALES, MARKETING AND DISTRIBUTION

     Coral markets its products to cellular, PCS and other wireless carriers domestically and internationally. Products are distributed through Coral's direct sales force, international sales agents and distributors. Coral licenses its products pursuant to agreements that typically provide for an initial license fee and annual maintenance for a defined number of subscribers, as well as additional license and maintenance fees for net subscriber additions. Coral's products typically require a significant investment by the carrier and involve multilevel testing, integration, implementation and support requirements. As a result, product sales cycles generally range from 6 to 18 months.

     The end users of Coral's products are domestic and international wireless telecommunications providers. Revenue from international installations accounted for approximately 27.2%, 34.7%, 16.0% and 25.2% of Coral's total revenue in 1994, 1995, 1996 and the six months ended June 30, 1997, respectively, and Coral expects that international revenue will continue to account for a significant portion of Coral's total revenue. Coral expects to expand its sales efforts outside of the U.S., which will require significant management attention and financial resources. International revenue is subject to inherent risks, including unexpected changes in regulatory requirements, tariffs and other trade barriers, political and economic instability in foreign markets, difficulties in staffing and management and integration of foreign operations, longer payment cycles, greater difficulty in accounts receivable collection, currency fluctuations and potentially adverse tax consequences. Since most of Coral's foreign sales are denominated in U.S. dollars, Coral's products may also become less price competitive in countries in which local currencies decline in value relative to the U.S. dollar.

CUSTOMERS AND CUSTOMER SUPPORT

     Lucent Technologies accounted for 49.3% and 47.3% of Coral's total revenue in 1996 and the six months ended June 30, 1997, respectively.

     Coral provides its customers with support including project management, database navigation and trouble shooting, product training, technical expertise in network communications and interface development, as well as hardware and software installation skills. As part of its standard maintenance services, Coral provides support services five days a week, eight hours per day, via telephone, remote login, e-mail, and, if necessary, on-site assistance. Coral offers a range of support packages for additional fees, including support seven days a week, 24 hours per day. Coral also offers consulting services to its customers for a separate fee.

COMPETITION

     The markets for Coral's software products are new, intensely and increasingly competitive, rapidly evolving and subject to rapid technological change. Coral's competitors include computer hardware and software providers, telecommunications services and billing providers and range from small companies with limited resources to large companies with substantially greater financial, technical and marketing resources than those of Coral. In addition, Coral competes against the internal development efforts of Coral's customers and potential customers. As a result, some of Coral's competitors may be able to adapt more quickly to new or emerging technologies and changes in customer requirements, or to devote greater resources to the promotion and sale of their products than Coral. Further, existing companies may broaden their product lines or increase their focus to compete more directly with Coral's current and future products. Currently, Coral's principal competitors are GTE-TSI in the United States and Digital Equipment Corporation in international markets. Coral's FraudBuster product competes with a number of other profiler products and several alternative technologies, including RF signature systems, PINs and authentication. In addition, Coral has licensed the source code for FraudBuster to AirTouch for the purpose of enabling AirTouch to use, reproduce and develop enhancements to FraudBuster in AirTouch's markets and to sublicense FraudBuster to cellular carriers in which AirTouch directly owns at least a 10% equity interest, in exchange for a royalty to Coral on such sublicenses. As a result, AirTouch could compete with Coral in those markets covered by cellular carriers in which AirTouch owns such an equity interest. GTE-TSI is also Coral's primary competitor in the churn prevention software market. To the extent that competitors achieve higher product quality, lower price, greater functionality or other advantages relative to Coral's products, Coral's business, operating results and financial condition could be materially and adversely affected. There can be no assurance that Coral will have the resources required to respond effectively to market or technological changes or to compete successfully in the future. Furthermore, increasing competition in the wireless telecommunications industry may cause prices to fall, which may materially and adversely affect Coral's business, operating results, financial condition and cash flow.

     Current and potential competitors have established or may in the future establish cooperative relationships among themselves or with third parties to increase the ability of their products to address the needs of Coral's prospective customers. Accordingly, it is possible that new competitors or alliances may emerge and rapidly acquire significant market share. If this were to occur, Coral's business, operating results, financial condition and cash flow would be materially adversely affected.

INTELLECTUAL PROPERTY

     Coral regards its software as proprietary and relies primarily on a combination of patent, trademark, copyright and trade secret laws, employee and third-party nondisclosure agreements and other methods to protect its proprietary rights. Coral currently has two issued U.S. patent and five applications pending in the U.S. Patent and Trademark Office, six applications for foreign patents pending and four Patent Cooperation Treaty applications preserving Coral's ability to obtain patent protection in a number of foreign countries. There can be no assurance that any of such pending patent applications will result in the issuance of any patents, or that Coral's current patent or any future patents will provide meaningful protection to Coral. In particular, there can be no assurance that third parties have not or will not develop equivalent technologies or products that avoid infringing Coral's current patent or any future patents or that Coral's current patent or any future patents would be held valid and enforceable by a court having jurisdiction over a dispute involving such patents. In addition, since patent applications in the United States are not publicly disclosed until the patent issues and foreign patent applications generally are not publicly disclosed for at least a portion of the time that they are pending, applications may have been filed by entities other than Coral which, if issued as patents, may relate to Coral's products. There can be no assurance that third parties will not assert infringement claims against Coral in the future based on existing patents or future patents or that such claims will not be successful.

     Coral does not include in its products any mechanism to prevent or inhibit unauthorized copying. Unauthorized copying is common within the software industry, and if a significant amount of unauthorized copying of Coral's products were to occur, Coral's business, operating results, financial condition and cash flow could be materially and adversely affected. Furthermore, Coral may enter into transactions in countries where intellectual property laws are not well developed and where legal protection of Coral's rights may be ineffective. Also, as the number of software products in the industry increases, and the possibility for overlapping functionality increases, software developers may increasingly become subject to infringement claims. There can be no assurance that third parties will not assert infringement claims against Coral with respect to current or future products. From time to time, Coral receives notices from third parties claiming infringement of intellectual property rights of such parties. Coral investigates these claims and responds as it deems appropriate. However, there can be no assurance that Coral's response will satisfy the party sending the notice, or that such party will not institute a claim against Coral. The scope of protection accorded to patents covering software-related inventions is evolving and is subject to a significant degree of uncertainty. Any claims or litigation, with or without merit, could be costly, time-consuming and could result in a diversion of management's attention, which could have a material adverse effect on Coral's business, operating results, financial condition and cash flow. In addition, such claims could cause product shipment delays or require Coral to enter into royalty or licensing agreements which may not be available on terms acceptable to Coral or at all, any of which could have a material adverse effect on Coral's business, operating results, financial condition and cash flow. There has been substantial litigation regarding copyright, trademark and other intellectual property rights involving computer software companies and there can be no assurance that Coral will not be subject to litigation regarding these matters in the future. Adverse determinations in such claims or litigation could also have a material adverse effect on Coral's business, operating results, financial condition and cash flow.

     One of Coral's issued U.S. patents relates to specific aspects of its fraud detection and profiling technology, including aspects that have been or may in the future be used in FraudBuster or other Coral products. Coral filed a continuation application for this issued patent to pursue additional claims. Coral received notice from the United States Patent and Trademark Office that the issued patent and the continuation application are the subject of the interference, in which Coral has been determined to be the junior party.

     Interference actions may be complex and expensive, and the outcome of such actions is often difficult to predict. Accordingly, Coral is considering opportunities to settle the interference action on terms acceptable to Coral. Any such settlement may require paying royalty fees and/or licensing of Coral's patent rights which may diminish their value to Coral. In addition, there can be no assurance that Coral will pursue a settlement or that a settlement would be reached on terms acceptable to Coral. In the event that Coral could not settle any such interference action and were declared to lose the interference, it could lose some or all of the claims in Coral's existing patent and/or the continuation application and be subject to patent infringement claims for its use of the technology in question. Any such action or claim could have a material adverse effect on Coral's business, operating results, financial condition and cash flow.

     Coral recently has settled an alleged trademark infringement matter with Tadiran Telecommunications regarding Coral's use of the name "Coral Systems, Inc." The settlement, among other things, provides that in exchange for a one-time payment, Coral shall take reasonable steps to clarify any actual confusion regarding its use of the name "Coral Systems, Inc." and shall enter binding arbitration to alleviate any such confusion (although the award of any arbitration cannot require Coral to cease using the name "Coral Systems, Inc.").

EMPLOYEES

     As of September 1, 1997, Coral had 67 employees, including 24 in research and development, 8 in customer support, 8 in domestic sales, 3 in international sales, 2 in consulting services, 8 in marketing, and 14 in finance and administration. Coral also retains consultants from time to time to assist it with particular software development projects. Coral believes that its future success will depend in part on its ability to attract, motivate and retain highly qualified personnel. None of Coral's employees is represented by a collective bargaining agreement, nor has Coral experienced any work stoppage. Coral considers its employee relations to be good.

FACILITIES

     Coral currently leases approximately 24,000 square feet in Longmont, Colorado as its only office. The lease on Coral's premises will expire in February 1999. Coral believes that such facilities are adequate for its current needs and that suitable additional space will be available in the future as needed on commercially reasonable terms.

LEGAL PROCEEDINGS

     The Interference has been declared by the United States Patent and Trademark office between an issued patent and a patent application of Coral and a patent application by another company. Coral's patent and patent application involve certain technology that is an essential part of its current FraudBuster product. Coral is currently in negotiations with the other company regarding the Interference; however, Coral is currently unable to determine whether it will be able to settle the Interference on terms satisfactory to Coral, the ultimate outcome, or the range of possible loss in this matter. The outcome of this uncertainty could have a material adverse effect on Coral's business, operating results, financial condition and cash flow.

     From time to time, Coral has been involved in litigation relating to claims arising out of its operations in the ordinary course of business. As of the date of this Proxy Statement/Prospectus, Coral is not a party to any legal proceedings other than the interference.

                        PRINCIPAL STOCKHOLDERS OF CORAL

     The following table sets forth certain information regarding the beneficial ownership of Coral Stock as of October 1, 1997 by (i) all persons known by Coral to own beneficially more than five percent of the outstanding shares of each class or series of Coral stock, (ii) each director of Coral, (iii) all current executive officers of Coral and (iv) all current directors and executive officers of Coral as a group:

                                                                                   CONVERTIBLE PREFERRED STOCK(2)
                                                                    -------------------------------------------------------------
                                               COMMON STOCK(2)          SERIES A              SERIES B             SERIES C
                                              -----------------     -----------------    -----------------      -----------------
NAMES AND ADDRESSES(1)                        NUMBER    PERCENT     NUMBER    PERCENT    NUMBER    PERCENT      NUMBER    PERCENT
----------------------------------------      ------    -------     ------    -------    ------    -------      ------    -------
Five Percent Stockholders
----------------------------------------
Eric A. Johnson(3)......................     1,198,653     34.2%        --         --        --         --          --         --
     8015 North 63rd Street
     Longmont, Colorado 80503
CVM Equity Fund III(4)..................     1,131,525     34.0         --         --        --         --          --         --
     4845 Pearl East Circle, Suite 300
     Boulder, Colorado 80301
Howard Kaushansky(5)....................       333,574      9.5         --         --        --         --          --         --
Michael D. Liss.........................       290,040      8.9         --         --        --         --          --         --
     119 State Park Road
     Chester, New Jersey 07930
The Blake Family Partnership(6).........       271,207      8.3         --         --        --         --          --         --
     65 Baynard Park Road
     Hilton Head, South Carolina 29928
Kirlan I, L.P...........................            --       --    250,000       12.5%       --         --          --         --
     221 First Avenue West
     Seattle, Washington  98119
Rand Capital Corporation................            --       --    200,000       10.0        --         --          --         --
     1300 Rand Building
     Buffalo, Texas  14203
The W. James Price Revocable Trust
  dated 11/6/91.........................            --       --    100,000        5.0        --         --          --         --
     6885 North Ocean Boulevard
     Ocean Ridge, Florida  33435
Gorguze Investments, L.P................            --       --    100,000        5.0        --         --          --         --
     11975 El Camino Real
     San Diego, California  92130
Gordon L. Smith.........................            --       --    100,000        5.0        --         --          --         --
     300 East Lombard Street
     Baltimore, Maryland  21202
Cincinnati Bell Information
   Systems, Inc.........................        85,935      2.6         --         --        --         --   1,824,920      100.0
     600 Vine Street
     Cincinnati, Ohio 45201
Vertex Investment (II) Ltd..............        79,668      2.4         --         --   578,703       27.8          --         --
     3 Lagoon Drive, Suite 220
     Redwood City, California 94065
Bessemer Venture Partners III L.P.(7)...        70,308      2.1         --         --   510,700       24.5          --         --
     1025 Old Country Road, Suite 205
     Westbury, New York 11590
David J. Cowan(8).......................        70,556      2.2         --         --   512,500       24.6          --         --
Unterberg Harris Private Equity
  Partners(9)...........................        36,431      1.1         --         --   385,648       18.5          --         --
     65 East 55th Street, 18th Floor
     New York, New York 10022
P/A Fund, L.P...........................        34,012      1.0         --         --   360,040       17.3          --         --
     518 Broad Street
     Sewickley, Pennsylvania 15143

Directors Not Listed Above
----------------------------------------
Robert J. Marino(10)....................            --       --         --         --        --         --          --         --
Bruce K. Graham(11).....................            --       --         --         --        --         --          --         --
Thomas G. Washing(12)...................        72,888      2.2     40,000        2.0        --         --          --         --
William F. Nicklin(13)..................        56,521      1.7     85,000        4.3    10,000          *          --         --
Jeffrey R. Hultman(14)..................        14,125        *         --         --        --         --          --         --


                                                                                   CONVERTIBLE PREFERRED STOCK(2)
                                                                    -------------------------------------------------------------
                                               COMMON STOCK(2)          SERIES A              SERIES B             SERIES C
                                              -----------------     -----------------    -----------------      -----------------
NAMES AND ADDRESSES(1)                        NUMBER    PERCENT     NUMBER    PERCENT    NUMBER    PERCENT      NUMBER    PERCENT
----------------------------------------      ------    -------     ------    -------    ------    -------      ------    -------
Executive Officers Not Listed Above
----------------------------------------
Kyle D. Hubbart(15).....................       124,878      3.7         --         --        --         --          --         --
Thomas Fedro(16)........................        55,625      1.7         --         --        --         --          --         --
John A. Fraser(17)......................        50,000      1.7         --         --        --         --          --         --
Timothy Hayes(18).......................        50,000      1.7         --         --        --         --          --         --
Thomas F. Prosia(19)....................         9,375        *         --         --        --         --          --         --
All directors and executive officers
  as a group (11 persons)(20)...........       837,542     22.1    125,000        6.3   522,500       25.1          --         --


________________
*    Less than 1%.
(1) Unless otherwise specified, the address is in care of Coral, 1500 Kansas Avenue, Suite 2E, Longmont, Colorado 80501.
(2) Unless otherwise noted, each person or group identified possessed sole voting and investment power with respect to such shares, subject to community property laws where applicable. Shares not outstanding but deemed beneficially owned by virtue of the right of a person or group to acquire them within 60 days of October 1, 1997 are treated as outstanding only for purposes of determining the amount and percent owned by such person or group. As of October 1, 1997, there were outstanding 3,276,134 shares of Coral Common, 2,000,000 shares of Coral Series A, 2,083,333 shares of Coral Series B and 1,824,920 shares of Coral Series C outstanding.
(3) Includes 100,000 shares of Coral Common held in trust for the benefit of Mr. Johnson's children and 231,726 shares of Coral Common subject to stock options exercisable within 60 days of October 1, 1997. Mr. Johnson resigned as President of Coral in May 1997 and resigned as Chairman of the Board and Chief Executive Officer of Coral on September 10, 1997.
(4) Includes 48,968 shares of Coral Common purchasable upon the exercise of outstanding warrants.
(5) Includes 221,074 shares of Coral Common subject to stock options and warrants exercisable within 60 days of October 1, 1997. Mr. Kaushansky is the Vice President of Strategic Planning, General Counsel and Secretary of Coral.
(6) Includes 267,457 shares of Coral Common purchasable upon the exercise of outstanding warrants within 60 days of October 1, 1997.
(7) Consists of (i) 67,411 shares of Coral Common and 489,657 shares of Coral Series B held by Bessemer Venture Partners III, L.P. and (ii) 2,897 shares of Coral Common and 21,043 shares of Coral Series B held by BVP III Special Situations L.P.
(8) Consists of the shares described in footnote (7). Mr. Cowan is a partner of Deer III & Co., which is the general partner of Bessemer Venture Partners III, L.P. and Bessemer III Special Situations L.P. and, as such, may be deemed to share voting and investment power with respect to such shares. Mr. Cowan disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein. Mr. Cowan is a director of Coral.
(9) Consists of (i) 30,019 shares of Coral Common and 307,786 shares of Coral Series B held by Unterberg Harris Private Equity Partners L.P. and (ii) 6,412 shares of Coral Common and 77,862 shares of Coral Series B held by Unterberg Harris Private Equity Partners C.V.
(10) Mr. Marino is the President and Chief Executive Officer of Cincinnati Bell Information Systems, Inc. and disclaims beneficial ownership of the shares held by Cincinnati Bell Information Systems, Inc. Mr. Marino is a director of Coral.
(11) Mr. Graham formerly was a Vice President of Vertex Management Inc., which provides investment advice to Vertex Investment (II) Ltd. Mr. Graham disclaims beneficial ownership of the shares owned by Vertex Investment
     (II) Ltd. Mr. Graham is a director of Coral.
(12) Includes 28,250 shares of Coral Common subject to a repurchase option in favor of Coral which expires ratably through February 1999. Also includes 1,492 shares of Coral Common and 25,000 shares of Coral Series A held by Mr. Washing's spouse, 597 shares of Coral Common and 10,000 shares of Coral Series A held by a child of Mr. Washing and 5,000 shares of Coral Series A held in a trust for the benefit of a child of Mr. Washing. Mr. Washing disclaims beneficial ownership of the shares held by his spouse.
(13) Includes 22,601 shares of Coral Common purchasable upon the exercise of outstanding warrants and 28,250 shares of Coral Common subject to stock options exercisable within 60 days of October 1, 1997.
(14) Consists of shares of Coral Common subject to stock options exercisable within 60 days of October 1, 1997.
(15) Includes 64,879 shares of Coral Common subject to stock options exercisable within 60 days of October 1, 1997. Mr. Hubbart is the Chief Financial Officer and Treasurer of Coral.
(16) Consists of shares of Coral Common subject to stock options exercisable within 60 days of October 1, 1997. Mr. Fedro is the Vice President of Sales and Consulting Services of Coral.
(17) Consists of shares of Coral Common subject to stock options exercisable within 60 days of October 1, 1997. Mr. Fraser is the President of Coral.
(18) Consists of shares of Coral Common subject to stock options exercisable within 60 days of October 1, 1997. Mr. Hayes is the Executive Vice President of Engineering and Development of Coral.
(19) Consists of shares of Coral Common subject to stock options exercisable within 60 days of October 1, 1997. Mr. Prosia is the Vice President of Marketing of Coral.
(20) Includes the shares described in Notes 3, 5, 8, 10, 11, 12, 13, 14, 15,
     16, 17, 18, 19 and 20.

                               LIGHTBRIDGE, INC.
                  UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                  BALANCE SHEET AND STATEMENTS OF OPERATIONS

OVERVIEW

     On September 9, 1997, Lightbridge and Coral entered into the Reorganization Agreement, pursuant to which Lightbridge proposes to acquire all of the outstanding shares of Coral Capital Stock. Under the Reorganization Agreement, the acquisition would be effected by a merger of Acquisition Corp., a wholly owned subsidiary of Lightbridge, with and into Coral, with the Surviving Corporation becoming a wholly owned subsidiary of Lightbridge. Coral provides client-server software products for the wireless telecommunications industry to enable carriers to reduce fraud and customer turnover, or "churn," and increase operating efficiencies.

     Pursuant to the Merger, each of the outstanding shares of Coral Capital Stock, other than any duly qualified dissenting share, would convert into a fraction of a share of Lightbridge Common determined as set forth in the Reorganization Agreement, which determination would be based on the Calculation Price and subject to the Adjustment Amount. If the Calculation Price is between $10.8375 and $14.6625, Lightbridge would issue (and reserve for issuance upon exercise of outstanding Coral options and warrants) an aggregate of 1,286,863 shares of Lightbridge Common, subject to decrease for the Adjustment Amount. If the Calculation Price is less than $10.8375 or greater than $14.6625, the number of shares of Lightbridge Common issued (and reserved for issuance) would equal the quotient of $13,946,375 or $18,868,625, respectively, divided by the Calculation Price, in each case subject to decrease for the Adjustment
Amount.

     In addition, as a result of the Merger, each Option and Warrant outstanding at the Effective Time, whether vested or unvested, would entitle its holder, upon exercise (if and when vested) following the Effective Time, to receive that number of whole shares of Lightbridge Common equal to the product of the number of shares of Coral Common that were issuable upon exercise of such Option or Warrant immediately prior to the Effective Time (without regard to vesting) multiplied by the conversion rate for a single share of Coral Common, rounded down to the nearest whole number of shares of Lightbridge Common. In addition, following the Effective Time, the per share exercise price for the Lightbridge Common issuable upon exercise of each Option and Warrant would be equal to the per share exercise price thereof immediately prior to the Effective Time divided by the conversion rate for a single share of Coral Common.

     The acquisition of Coral by Lightbridge would include approximately $16 million of in-process research and development technology that would be written-off by Lightbridge in the quarter ending December 31, 1997.

     The Unaudited Pro Forma Condensed Consolidated Financial Statements of Lightbridge consist of an Unaudited Pro Forma Condensed Consolidated Balance Sheet as of June 30, 1997 and Unaudited Pro Forma Condensed Consolidated Statements of Operations for the year ended December 31, 1996 and the six months ended June 30, 1997. The Unaudited Pro Forma Condensed Consolidated Financial Statements and related pro forma adjustments thereto should be read in conjunction with the Consolidated Financial Statements of Lightbridge and Notes thereto, as well as the Financial Statements of Coral and Notes thereto, appearing elsewhere in this Proxy Statement/Prospectus.

BASIS OF ACCOMPANYING UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

     The results of Coral's operations would be included in Lightbridge's operating results after the Closing, which is expected to occur in the quarter ending December 31, 1997. The Unaudited Pro Forma Condensed Consolidated Balance Sheet assumes that Lightbridge's acquisition of Coral occurred on June 30, 1997. The Unaudited Pro Forma Condensed Consolidated Statements of Operations combine the historical results of operations for Lightbridge and Coral for the year ended December 31, 1996 and the six months ended June 30, 1997 and assume that the acquisition occurred on January 1, 1996.

The Unaudited Pro Forma Condensed Consolidated Financial Statements do not reflect any cost savings and synergies that might be achieved from the Merger.

     The Unaudited Pro Forma Condensed Consolidated Balance Sheet includes the effect of the write-off of certain in-process research and development technology of $16,040,901. However, the Unaudited Pro Forma Condensed Consolidated Statements of Operations do not consider the effect of this write-off or other non-recurring charges, expected by Lightbridge management to approximate $750,000, that may result from the integration of Coral into Lightbridge. Lightbridge expects to incur these charges during the quarters ending December 31, 1997 and March 31, 1998.

     On October 6, 1997, the last reported sale price per share of Lightbridge Common on the Nasdaq National Market was $15.875. The Unaudited Pro Forma Condensed Consolidated Financial Statements assume that the Calculation Price will exceed $14.6625 and that therefore the market value, based on the Calculation Price, of the shares of Lightbridge Common issued (or reserved for issuance) in connection with the Merger will equal $18,868,625, subject to decrease for the Adjustment Amount. For purposes of the Unaudited Pro Forma Condensed Consolidated Financial Statements, Lightbridge management has assumed that the Adjustment Amount will be $400,000, consisting principally of legal, accounting and other expenses expected to be incurred by Coral and paid by Lightbridge in connection with the Merger. THE ACTUAL PURCHASE PRICE MAY DIFFER MATERIALLY FROM THE PRELIMINARY ESTIMATES REFLECTED IN THE UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS. See "The Merger Proposal-- Calculation of Merger Consideration."

     The Unaudited Pro Forma Condensed Consolidated Balance Sheet includes Lightbridge's direct transaction costs associated with the Merger. These direct costs consist principally of investment advisory, legal, accounting and appraisal fees. The actual allocation of the final purchase price may differ from the preliminary estimate reflected in the Unaudited Pro Forma Condensed Consolidated Financial Statements. There can be no assurance that Lightbridge will not incur additional charges in subsequent quarters to reflect costs associated with the Merger or that Lightbridge will be able to integrate the operations of Coral successfully.

     Lightbridge management believes that the assumptions underlying the pro forma adjustments used to prepare the Unaudited Pro Forma Condensed Consolidated Financial Statements provide a reasonable basis for presenting the significant effects of the Merger. The Unaudited Pro Forma Condensed Consolidated Financial Statements are not necessarily indicative of the results that would have been reported had such events actually occurred on the date specified, nor are they indicative of Lightbridge's future results of operations.

PRO FORMA ADJUSTMENTS

     The following is a summary of the pro forma adjustments made in connection with the preparation of the Unaudited Pro Forma Condensed Consolidated Financial Statements. Such adjustments are based upon a preliminary purchase price of:


995,252 shares of Lightbridge Common at
  an average stock price of $16.175 per share              $16,098,201
Assumed liabilities:
  Accounts payable and accrued expenses                      2,850,600
  Short-term borrowings and current
    portion of subordinated notes payable                      768,500
  Deferred revenues                                          1,457,300
  Long-term debt                                               146,400
Lightbridge transaction fees:
  Investment advisory                                          500,000
  Professional fees                                            300,000
Coral transaction fees:
  Investment advisory                                          500,000
  Professional fees                                            150,000
                                                           -----------

                                 Total                     $22,771,001
                                                           ===========

     Pro Forma Condensed Consolidated Balance Sheet Adjustments
     ------------------------------------------------------------

     (1)  To record preliminary goodwill pursuant to the Merger.

     (2)  To record acquired technology pursuant to the Merger.

     (3) To record direct costs of the Merger, including (a) financial advisory, legal, accounting and appraisal fees incurred by Lightbridge and (b) certain legal, accounting and other professional fees incurred or to be incurred by Coral that are payable by Lightbridge pursuant to the Reorganization Agreement.

     (4) To record a deferred tax liability related to the acquired technology, at an assumed tax rate of 38%.

     (5) To record the 995,252 shares of Lightbridge Common to be issued by Lightbridge in connection with the Merger, based on a preliminary Calculation Price of $16.175 per share.

     (6) To record the write-off of certain in-process research and development technology.

     Pro Forma Condensed Consolidated Statements of Operations Adjustments
     -----------------------------------------------------------------------

     (7) To record the amortization of acquired technology over the remaining life of the existing version of the acquired technology (twenty-six months).

     (8)  To record property and equipment depreciation adjustments.

     (9)  To record the amortization of goodwill over three years.

     (10) To record the income tax effect of pro forma adjustments at an assumed tax rate of 38% of pre-tax income or loss.

     (11) To eliminate the effect of common stock equivalents on the historical weighted average number of shares of common stock.

                               LIGHTBRIDGE, INC.

           UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

                                 JUNE 30, 1997

                                                                               Coral
                                                  Lightbridge,  Inc.          Systems, Inc.        Pro Forma
                                                    Historical                Historical          Adjustments          Pro Forma
                                                -------------------          ------------         -----------         ----------
          ASSETS
---------------------------
Current assets:
    Cash and cash equivalents....................    $   23,298,904           $    62,100                             $  23,361,004
     Short-term investments......................         1,038,190                    --                                 1,038,190
     Accounts receivable--net....................         8,676,897             1,978,700                                10,655,597
     Other current assets........................         1,457,391               136,400                                 1,593,791
                                                     --------------           -----------                             -------------
         Total current  assets...................        34,471,382             2,177,200                                36,648,582
Property and equipment--net......................         6,006,817             1,506,200                                 7,513,017
Deferred tax asset...............................           863,406                    --                                   863,406
Goodwill.........................................                --                    --         $  2,721,000(1)         2,721,000
Other assets.....................................           903,167                46,700              450,000(2)         1,399,867
                                                     --------------           -----------         ------------        -------------
            Total assets.........................    $   42,244,772           $ 3,730,100         $  3,171,000         $ 49,145,872
                                                     ==============           ===========         ============        =============

LIABILITIES AND STOCKHOLDERS' EQUITY
------------------------------------
Current liabilities:
     Accounts payable and accrued liabilities....    $    2,221,997           $ 1,926,100        $ 2,374,500(3)      $    6,522,597
     Short-term borrowings and current portion of
       subordinated notes payable................           805,205               768,500                 --              1,573,705
     Current portion of obligations under capital
       leases....................................           648,955                    --                 --                648,955
     Deferred revenues...........................           506,403             1,072,300                                 1,578,703
     Deferred tax liability......................                --                    --            171,000(4)             171,000
     Dividends payable on redeemable convertible
       preferred stock...........................           166,876                    --                 --                166,876
                                                        -----------           -----------         ----------           ------------
         Total current  liabilities..............         4,349,436             3,766,900          2,545,500             10,661,836
Obligations under capital leases.................            32,399                    --                 --                 32,399
Long-term debt...................................           305,371               146,400                 --                451,771
Deferred revenue and other.......................                --               385,000                 --                385,000
Subordinated notes payable.......................         1,335,115                    --                 --              1,335,115
                                                        -----------            -----------        ----------           ------------
            Total liabilities....................         6,022,321              4,298,300         2,545,500             12,866,121
                                                        -----------            -----------        ----------           ------------

Commitments and contingencies

Stockholders' equity:
     Preferred stock.............................                --                     --                --                     --
     Common stock................................           154,697                     --             9,953(5)             164,650
     Additional paid-in capital...................       36,342,717                     --        16,088,248(5)          52,430,965
     Warrants....................................           605,125                     --                --                605,125
     Retained earnings  (deficit).................          744,875                     --       (16,040,901)(6)        (15,296,026)
                                                        -----------           ------------       -----------            -----------
         Total...................................        37,847,414                     --            57,300             37,904,714
Less treasury stock, at cost.....................        (1,624,963)                    --                --             (1,624,963)

                                                        -----------           ------------       -----------           ------------
            Total stockholders' equity..............     36,222,451                     --            57,300             36,279,751
                                                        -----------           ------------       -----------           ------------
            Total  liabilities and stockholders'
               equity............................      $ 42,244,772            $ 4,298,300       $ 2,602,800           $ 49,145,872
                                                       ============            ===========       ===========           ============

                               LIGHTBRIDGE, INC.

      UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

                     FOR THE YEAR ENDED DECEMBER 31, 1996

                                                                          Coral
                                        Lightbridge,  Inc.             Systems, Inc.                Pro Forma            Pro Forma
                                           Historical                   Historical                 Adjustments           Results
                                        -----------------              -------------                -----------          ---------
Revenues...............................    $29,544,852                 $ 8,691,800                                     $ 38,236,652
Cost of revenues.......................     15,433,548                   1,994,500                $    208,000(7)        17,636,048
                                           -----------                 -----------                ------------         ------------

Gross profit...........................     14,111,304                   6,697,300                    (208,000)          20,600,604
                                           -----------                 -----------                ------------         ------------

Operating expenses:
     Development.......................      4,380,293                   2,792,300                     (41,320)(8)        7,131,273
     Sales and marketing...............      4,225,302                   3,578,600                      52,150 (8)        7,856,052
     General and administrative........      2,768,424                   2,533,700                     (48,486)(8)
                                                                                                       907,000 (9)        6,160,638
     Stock offering costs..............             --                     676,100                                          676,100
                                           -----------                 -----------                ------------         ------------

Total operating expenses...............     11,374,019                   9,580,700                     869,344           21,824,063
                                           -----------                 -----------                ------------         ------------

Income (loss) from operations..........      2,737,285                  (2,883,400)                 (1,077,344)          (1,223,459)

Other income (expense):
     Interest income...................        421,608                          --                          --              421,608
     Interest expense..................       (753,623)                         --                          --             (753,623)

     Other non-operating income........         26,727                      15,100                          --               41,827
                                           -----------                 -----------                ------------         ------------

Income (loss) before provision
  for income taxes.....................      2,431,997                  (2,868,300)                 (1,077,344)          (1,513,647)

Provision for (benefit  from)
  income taxes.........................        159,500                          --                    (469,500)(10)        (310,000)

                                           -----------                 -----------                ------------         ------------
Net income (loss)......................    $ 2,272,497                 $(2,868,300)(a)            $   (607,844)        $ (1,203,647)
                                           ===========                 ===========                ============         ============

Net income (loss) per common
  share................................          $0.16                                                                       ($0.09)

                                                 =====                                                                 ============

Weighted average number of shares of
  common and common equivalent shares
  outstanding..........................     14,433,722                                              (1,758,657)(11)
                                           ===========                                                 995,252  (5)      13,670,317
                                                                                                                       ============

(a) Reflects Coral Systems, Inc.'s loss before extraordinary item for the year ended December 31, 1996.

                               LIGHTBRIDGE, INC.

      UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

                    FOR THE SIX MONTHS ENDED JUNE 30, 1997


                                                                     Coral
                                             Lightbridge, Inc.   Systems, Inc.     Pro Forma           Pro Forma
                                                 Historical        Historical     Adjustments           Results
                                           -------------------   ------------     ------------         ----------
Revenues...................................        $17,830,688    $  3,710,300                        $21,540,988
Cost of revenues...........................          8,320,091       1,012,300   $    104,000 (7)       9,436,391
                                                   -----------    ------------   ------------         -----------
Gross profit...............................          9,510,597       2,698,000       (104,000)         12,104,597
                                                   -----------    ------------   ------------         -----------

Operating expenses:
     Development...........................          2,682,213       1,766,300        (20,660)(8)       4,427,853
     Sales and marketing...................          2,604,549       1,639,000         26,075 (8)       4,269,624
     General and administrative............          2,122,617       1,472,600        (24,293)(8)
                                                                                      453,500 (9)       4,024,424
                                                   -----------    ------------   ------------         -----------
Total operating expenses...................          7,409,379       4,877,900        434,622          12,721,901
                                                   -----------    ------------   ------------         -----------
Income (loss) from operations..............          2,101,218      (2,179,900)      (538,622)           (617,304)
Other income (expense):
     Interest income.......................            647,241              --             --             647,241
     Interest expense......................           (191,542)             --             --            (191,542)
     Other non-operating income (expense)..             15,524          (1,700)            --              13,824
                                                   -----------    ------------   ------------         -----------

Income (loss) before provision
  for income taxes.........................          2,572,441      (2,181,600)      (538,622)           (147,781)
Provision for (benefit from) income taxes..            (93,509)             --        170,209(10)          76,700
                                                   -----------    ------------   ------------         -----------
Net income (loss)..........................        $ 2,665,950     ($2,181,600)  $   (708,831)        $  (224,481)
                                                   ===========    ============   ============         ===========

Net income (loss) per common share.........              $0.16                                             ($0.01)
                                                   ===========                                        ===========

Weighted average number of shares of
  common and common equivalent shares
  outstanding..............................         16,341,201                     (1,720,780)(11)
                                                   ===========                        995,252  (5)     15,615,673
                                                                                                      ===========

                      COMPARISON OF STOCKHOLDERS' RIGHTS

     Upon consummation of the Merger, the stockholders of Coral, a Delaware corporation, will become stockholders of Lightbridge, also a Delaware corporation. The following description summarizes the rights of holders of Lightbridge and Coral stock under Delaware Law.

ACTION BY WRITTEN CONSENT

     Under Section 228 of the Delaware Law, unless otherwise provided in a corporation's certificate of incorporation, any action required or permitted to be taken at an annual or special meeting of stockholders may be taken without such a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action to be taken is signed by the holders of outstanding stock representing the number of shares necessary to take such action at a meeting at which all shares entitled to vote were present.

     The Lightbridge Charter prohibits stockholder action by written consent. The Coral Charter does not prohibit stockholder action by written consent.

CLASS VOTES

     The Delaware Law does not require separate class votes of all voting classes in order to approve charter amendments, mergers or sales of substantially all assets. Section 242 of the Delaware Law, however, provides that all classes of stock, even a nonvoting class of stock, shall vote on charter amendments that increase or decrease the aggregate number of authorized shares of such class, increase or decrease the par value of such class, or adversely affect the rights of holders of shares of such class.

     The Lightbridge Charter does not provide for additional class voting. The Coral Charter provides that the holders of the Coral Series B, voting as a separate class, shall be entitled to elect two directors, the holders of the Coral Series A and Coral Series C, each voting as a separate class, shall be entitled to elect one director each and the holders of the Coral Common, voting as a separate class, shall be entitled to elect three directors. The Coral Charter also provides that the Coral Series A, Coral Series B and Coral Series C shall vote together as a separate class in order to approve certain actions by Coral. In addition, the Coral Charter provides that the holders of Coral Series A, Coral Series B and Coral Series C each shall vote as a separate class with respect to the authorization or issuance of any equity security senior to, or on parity with the rights and preferences of, each of the classes of preferred stock. The Coral Charter also provides that the Coral Series A shall vote as a separate class with respect to any alteration or change in the rights and preferences of the Coral Series A.

STOCKHOLDER VOTING

     Section 251 of the Delaware Law requires a majority vote of the shares of stock of each constituent corporation outstanding and entitled to vote in order to effectuate a merger between two Delaware corporations.

     The Lightbridge Charter does not require additional votes in order to effectuate a merger between two Delaware corporations. The Coral Charter provides that a merger of Coral with or into any other corporation or entity must be approved by (i) the holders of a majority of the then-outstanding Coral Common and (ii) the holders of a majority of the then-outstanding Coral Series A, Coral Series B and Coral Series C (treating each share of preferred stock as being equal to the number of Coral Common into which each share of preferred stock shall then be convertible) voting as a single class.

CERTAIN BUSINESS COMBINATIONS

     Section 203 of the Delaware Law prohibits a corporation from engaging in any business combination with an interested stockholder (defined as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person associated with, affiliated with or controlling or controlled by such entity or person) for a period of three years after the time that the stockholder became an interested stockholder unless (i) prior to that time, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, (ii) upon consummation of the transaction pursuant to which the person became an interested stockholder, such stockholder owned 85% or more of the outstanding voting stock at the time the transaction commenced (excluding shares owned by directors and officers and shares owned by employee stock option plans in which the participants cannot determine confidentially whether or not the shares would be tendered in response to a tender or an exchange offer) or (iii) at or subsequent to the time of the transaction, the business combination is approved by the corporation's board of directors and by a vote at a meeting (and not by written consent) of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

     Section 203 only applies to Delaware corporations that have a class of voting stock (i) listed on a national securities exchange, (ii) authorized for quotation by the Nasdaq Stock Market, Inc. or (iii) held of record by more than 2,000 stockholders. A Delaware corporation may elect in its original certificate of incorporation, or by amending its certificate of incorporation or by-laws, that it will not be governed by Section 203. Any such amendment must be approved by the stockholders and may not be further amended by the board of directors.

     Since Lightbridge is authorized for quotation by the Nasdaq Stock Market, Inc., Lightbridge is subject to the anti-takeover provisions of Section 203 of the Delaware Law. Section 203 currently does not apply to Coral, since it does not meet any of the criteria set forth above. Lightbridge has not elected to be excluded from being governed by Section 203.

DIVIDENDS

     Section 170 of the Delaware Law allows a Delaware corporation to pay dividends out of surplus or, if there is no surplus, out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year.

APPRAISAL RIGHTS

     Section 262 of the Delaware Law provides for appraisal rights only in the case of a statutory merger or consolidation of the corporation where the petitioning stockholder does not consent to the transaction. In addition, no appraisal rights are available where the corporation is to be the surviving corporation and a vote of its stockholders is not required under Section 251(f) or (g) of the Delaware Law. In addition, there are no appraisal rights, unless otherwise provided for in a corporation's certificate of incorporation, for shares of stock listed on a national securities exchange or held by more than 2,000 holders of record, unless such stockholders would be required to accept anything other than shares of stock of the surviving corporation, shares of another corporation so listed or held by such number of holders of record, cash in lieu of fractional shares of such stock, or any combination thereof.

     Neither the Lightbridge Charter nor the Coral Charter provides for additional appraisal rights. For more information concerning dissenters' right under Delaware Law, see "Other Matters Related to the Merger--Appraisal Rights of Dissenting Stockholders" and ANNEX B hereto.

REDEEMABLE SHARES

     Section 151 of the Delaware Law permits both common and preferred stock to be made subject to redemption at the option of the corporation, at the option of the stockholder or upon the happening of a specified event, subject to certain limitations.

     The Lightbridge Common is not redeemable. None of the Coral Common, Coral Series A, Coral Series B and Coral Series C are redeemable.

AMENDMENT OF BY-LAWS

     Section 109 of the Delaware Law provides that the stockholders entitled to vote have the power to adopt, amend or repeal by-laws and that a corporation may confer, in its certificate of incorporation, such powers on the board of directors.

     Under the Lightbridge Charter, the Lightbridge By-Laws may be altered, amended or repealed or new by-laws may be adopted by the affirmative vote of a majority of the directors. Similarly, the Coral Charter allows the Board of Directors of Coral to make, amend, supplement or repeal the Coral Bylaws, but any such bylaws will be subject to the power of the stockholders to change or repeal them.

LIMITATION ON DIRECTORS' LIABILITY; INDEMNIFICATION OF OFFICERS AND DIRECTORS

     Section 102 of the Delaware Law allows a corporation to include in its certificate of incorporation a provision that limits or eliminates the personal liability of directors to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director. Section 102 of the Delaware Law does not, however, permit a corporation to limit or eliminate the personal liability of a director for (i) any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) intentional or negligent payment of unlawful dividends or stock purchase or redemption or (iv) any transaction from which the director derived an improper personal benefit.

     Both the Lightbridge Charter and the Coral Charter provide for limitations on the personal liability of any director to the extent permitted by Delaware Law.

     Section 145 of the Delaware Law provides that a corporation may indemnify any of its officers and directors party to any action, suit or proceeding by reason of the fact that he or she was a director, officer, employee or agent of the corporation by, among other things, a majority vote consisting of directors who were not parties to such action, suit or proceeding, provided that such officer or director acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation.

     The Lightbridge Charter and the Lightbridge By-Laws provide for the indemnification of Lightbridge's officers and directors to the extent permitted by Delaware Law. Similarly, the Coral Bylaws provide for the indemnification of Coral's directors and executive officers to the extent permitted by Delaware Law.

CLASSIFIED BOARD OF DIRECTORS

     Delaware law permits, but does not require, a classified board of directors, with staggered terms under which one-half or one-third of the directors are elected for terms of two or three years, respectively.

     The Lightbridge By-Laws provide that the Board of Directors be divided into three classes. One class of directors is elected each year at the annual meeting of stockholders for a term of office of three years. Andrew I. Fillat and D. Quinn Mills serve in the class whose term expires in 1998; Torrence C. Harder and Pamela D.A. Reeve serve in the class whose term expires in 1999; and Douglas A. Kingsley serves in the class whose term expires in 2000. Each director will serve until the expiration of his or her term and thereafter until a successor is duly elected and qualified. Neither the Coral Charter nor the Coral Bylaws provide that the Board of Directors be divided into classes.

REMOVAL OF DIRECTORS

     Under Section 141 of the Delaware Law, any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of the shares entitled to vote at an election of directors, except (i) unless the certificate of incorporation otherwise provides, in the case of a corporation having a classified board, stockholders may effect such removal only for cause or (ii) in the case of a corporation having cumulative voting, if less than the entire board is to be removed, no director may be removed without cause if the votes cast against his removal would be sufficient to elect him if then cumulatively voted at an election of the entire board of directors.

     The Lightbridge By-Laws provide that directors may be removed only for cause by the affirmative vote of the holders of at least two-thirds of the capital stock issued and outstanding and entitled to vote at an election of directors. Coral does not have a classified board or cumulative voting.

NEWLY CREATED DIRECTORSHIPS AND VACANCIES

     Section 223 of the Delaware Law provides that vacancies and newly created directorships may be filled by a majority of the directors then in office, even if the number of directors then in office is less than a quorum, or by a sole remaining director unless (i) otherwise provided in a corporation's certificate of incorporation or by-laws or (ii) the certificate of incorporation directs that a particular class is to elect such director, in which case any other directors elected by such class, or a sole remaining director, shall fill such vacancy. In addition, if, at the time of filling any vacancy or newly created directorship, the directors then in office constitute less than a majority of the whole board, the Delaware Court of Chancery may, upon application of stockholders holding at least ten percent of the shares outstanding at the time and entitled to vote for such directors, summarily order an election to be held to fill any such vacancies or newly created directorships, or to replace the directors chosen by the directors then in office. Such elections are to be conducted in accordance with the procedures provided by the Delaware Law. Unless otherwise provided in the certificate of incorporation or by-laws, when one or more directors resign from the board, effective at a future date, a majority of directors then in office, including those who have so resigned, may vote to fill the vacancy.

     The Lightbridge By-laws provide that vacancies, including those resulting from an enlargement of the board, shall be filled by the vote of a majority of the directors then in office, although less than a quorum, or by the sole remaining director. The Coral Bylaws provide that, unless otherwise provided in the Coral Charter, any vacancies and newly created directorships resulting from any increase in the number of directors shall be filled by a majority of the directors then in office, even if less than a quorum, unless the Board of Directors determines that such vacancy or newly created directorship shall be filled by the stockholders. The Coral Charter provides that if there are more than seven directors, the holders of the Coral Series C shall have certain rights with respect to the election of any additional director.

SPECIAL MEETINGS

     Under Section 211 of the Delaware Law, special meetings of stockholders may be called by the board of directors and by such other person or persons authorized to do so by the corporation's certificate of incorporation or by-laws.

     Under the Lightbridge By-Laws, a special meeting of stockholders may be called by the president and shall be called by the president or secretary at the request in writing of a majority of the Board of Directors. Under the Coral Bylaws, a special meeting of stockholders may be called by (i) the Chairman of the Board of Directors, (ii) the chief executive officer, (iii) the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directors or (iv) by the holders of shares entitled to cast not less than ten percent of the votes at such meeting.

INSPECTION RIGHTS

     Section 220 of the Delaware Law provides that any stockholder, upon written demand stating the purpose of the inspection, shall have the right to inspect for any proper purpose the corporation's stock ledger, a list of its stockholders, and its other books and records.

ELECTION

     In accordance with the Lightbridge By-laws, the Board of Directors will consist of not less than two nor more than nine directors and the number of directors shall be determined by resolution of the Board of Directors and may be increased or decreased at any time or from time to time by the directors by a vote of a majority of the directors then in office, except that any decrease by vote of the directors shall only be made to eliminate vacancies existing by reason of the death, resignation or removal of one or more directors. The Board of Directors of Lightbridge is divided into three classes. One class of directors is elected each year at the annual meeting of stockholders for a term of three years. Each director serves until the expiration of his or her term and thereafter until a successor is duly elected and qualified. There are currently five members on the Board of Directors.

     In accordance with the Coral Charter, the Board of Directors is currently fixed at seven members. In addition, the holders of Coral Series B, voting as a separate class, have the right to elect two directors, the holders of Coral Series A and Coral Series C, each voting as a separate class, have the right to elect one director each, and the holders of the Coral Common, voting as a separate class, have the right to elect three directors. Directors of Coral are elected at each annual meeting, serve a term of one year and hold office until a successor is elected and qualified.

     Upon consummation of the Merger, holders of Coral Capital Stock would become holders of Lightbridge Common. Thereafter, holders of Coral Series A, Coral Series B and Coral Series C would no longer be entitled to certain rights and privileges provided for in the Coral Charter, including dividend and liquidation preferences, conversion rights and certain other protective rights. Holders of Coral Series A, Coral Series B and Coral Series C also would lose the right to vote as separate classes concerning certain corporate transactions. In addition, each holder of Coral Capital Stock would have a percentage ownership of Lightbridge Common that is substantially less than the holder's current percentage ownership of Coral Capital Stock. Accordingly, holders of Coral Capital Stock would have a significantly smaller voting influence over the affairs of Lightbridge than they currently possess over the affairs of Coral.

     Appraisal rights are available to stockholders of Coral with respect to the Merger. See "The Merger Proposal--Appraisal Rights."

                                 LEGAL MATTERS

     The legality of the Lightbridge Common to be issued in connection with the Merger and certain federal tax matters related to the Merger are being passed upon for Lightbridge by Foley, Hoag and Eliot LLP, Boston, Massachusetts. Certain federal tax consequences of the Merger are being passed upon for holders of Coral Capital Stock by Cooley Godward LLP, Boulder, Colorado.

                                    EXPERTS

     The consolidated balance sheets of Lightbridge and subsidiary as of December 31, 1995 and 1996 and the related consolidated statements of operations, stockholders' equity (deficiency), and cash flows for the years ended September 30, 1994 and 1995, the three months ended December 31, 1995, and the year ended December 31, 1996 included and incorporated in this Proxy Statement/Prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report which is included and incorporated by reference herein, and have been so included and incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     The financial statements of Coral as of December 31, 1995 and 1996 and for each of the three years in the period ended December 31, 1996 included in this Proxy Statement/Prospectus have been so included in reliance upon the report (which contains an explanatory paragraph relating to Coral's ability to continue as a going concern, as described in Note 12 to the Financial Statements) of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                          Page
                                                                                          ----
LIGHTBRIDGE
AUDITED CONSOLIDATED FINANCIAL STATEMENTS
   Independent Auditors' Report.........................................................  F-2
   Consolidated Balance Sheets as of December 31, 1995 and 1996.........................  F-3
   Consolidated Statements of Operations for the years ended September 30, 1994 and 1995, the three months ended December 31, 1995 and the year ended
      December 31, 1996.................................................................  F-4
   Consolidated Statements of Stockholders' Equity (Deficiency) for the years ended September 30, 1994 and 1995, the three months ended December 31,
      1995 and the year ended December 31, 1996.........................................  F-5
   Consolidated Statements of Cash Flow for the years ended September 30, 1994 and 1995, the three months ended December 31, 1995 and the year ended
      December 31, 1996.................................................................  F-6
   Notes to Consolidated Financial Statements...........................................  F-7

UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
   Balance Sheets as of June 30, 1997 and December 31, 1996.............................  F-19
   Income Statements for the Six Months Ended June 30, 1997 and June 30, 1996...........  F-20
   Statements of Cash Flow for the Six Months Ended June 30, 1997 and June 30,
   1996.................................................................................  F-21
   Notes to Unaudited Condensed Consolidated Financial Statements.......................  F-22

CORAL

   Report of Independent Accountants....................................................  F-24
   Balance Sheet as of December 31, 1995 and 1996 and June 30, 1997 (unaudited).........  F-25
   Statements of Operations for the years ended December 31, 1994, 1995 and 1996 and the six months ended June 30, 1996 and 1997 (unaudited).......................  F-26
   Statements of Changes in Stockholders' Equity (Deficit) for the years ended
      December 31, 1994, 1995 and 1996 and the six months ended
      June 30, 1997 (unaudited).........................................................  F-27
   Statements of Cash Flows for the years ended December 31, 1994, 1995 and 1996 and the six months ended June 30, 1996 and 1997 (unaudited).......................  F-29
   Notes to Financial Statements........................................................  F-30

                          INDEPENDENT AUDITORS' REPORT


To the Board of Directors
of Lightbridge, Inc.

     We have audited the accompanying consolidated balance sheets of Lightbridge, Inc. and subsidiary as of December 31, 1995 and 1996, and the related consolidated statements of operations, stockholders' equity (deficiency), and cash flows for the years ended September 30, 1994 and 1995, the three months ended December 31, 1995, and the year ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Companies at December 31, 1995 and 1996, and the results of their operations and their cash flows for the years ended September 30, 1994 and 1995, the three months ended December 31, 1995, and the year ended December 31, 1996 in conformity with generally accepted accounting principles.


DELOITTE & TOUCHE LLP




Boston, Massachusetts
February  4, 1997 (Except for Note 2 "Recent Accounting Pronouncement," and
Note 4, as to which the dates are March 5, 1997)

                        LIGHTBRIDGE, INC. AND SUBSIDIARY


                           CONSOLIDATED BALANCE SHEETS


                                                                                       DECEMBER 31,
                                                                             -----------------------------
                                                                                  1995           1996
                                                                                  ----           ----
                                      ASSETS
                                      ------
Current assets:
    Cash and cash equivalents..........................................     $    58,064     $27,900,802
    Accounts receivable-net............................................       4,578,143       7,249,106
    Accounts receivable from related parties...........................         149,894         281,703
    Other current assets...............................................         144,294         970,735
                                                                            -----------     -----------
              Total current assets.....................................       4,930,395      36,402,346
Property and equipment-net............................................        4,881,655       4,271,880
Capitalized software development costs-net............................          762,084         355,838
Deposits...............................................................         225,807         150,731
Note receivable from related party.....................................              --          55,210
Other assets...........................................................         254,625         529,650
                                                                            -----------     -----------
              Total assets.............................................     $11,054,566     $41,765,655
                                                                            ===========     ===========


            LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIENCY)
            -------------------------------------------------
Current liabilities:
    Accounts payable and accrued expenses..............................     $ 3,025,038     $ 3,216,968
    Short-term borrowings and current portion of subordinated notes
        payable........................................................       1,500,000         555,205
    Current portion of obligations under capital leases................       2,073,895       1,533,899
    Deferred revenues..................................................          74,800         422,875
    Dividends payable on redeemable convertible preferred stock........         166,876         166,876
    Related parties:
       Interest payable................................................          44,096          37,453
       Current portion of subordinated notes payable...................              --          12,500
                                                                            -----------     -----------
              Total current liabilities................................       6,884,705       5,945,776
Obligations under capital leases.......................................       1,502,128         100,301
Subordinated notes payable:
    Unaffiliated parties...............................................       2,848,837       2,041,515
    Related parties....................................................         164,298          79,420
                                                                            -----------     -----------
              Total liabilities........................................      11,399,968       8,167,012
                                                                            -----------     -----------
Commitments and contingencies (Note 5)
Redeemable convertible preferred stock at redemption value
    (liquidation preference of $3,343,494 at December 31, 1995)........       3,176,618              --
                                                                            -----------     -----------
Stockholders' equity (deficiency):
    Preferred stock; $.01 par value, 0 and 5,000,000 shares authorized, no shares issued or outstanding at December 31, 1995 and 1996,
        respectively...................................................              --              --
    Common stock, $.01 par value; 60,000,000 shares authorized;
        6,575,098 and 15,369,697 shares issued; 6,573,950 and
        14,568,549 shares outstanding at December 31, 1995 and 1996,
        respectively...................................................          65,751         153,698
    Additional paid-in capital.........................................              --      36,296,969
    Warrants...........................................................         406,375         605,125
    Accumulated deficit................................................      (3,993,572)     (1,921,075)
                                                                            -----------     -----------
              Total....................................................      (3,521,446)     35,134,717
    Less treasury stock, at cost.......................................            (574)     (1,536,074)
                                                                            -----------     -----------
              Total stockholders' equity (deficiency)..................      (3,522,020)     33,598,643
                                                                            -----------     -----------
              Total liabilities and stockholders' equity (deficiency)..     $11,054,566     $41,765,655
                                                                            ===========     ===========


                 See notes to consolidated financial statements

                        LIGHTBRIDGE, INC. AND SUBSIDIARY


                      CONSOLIDATED STATEMENTS OF OPERATIONS


                                                                THREE MONTHS
                                    YEARS ENDED SEPTEMBER 30,      ENDED        YEAR ENDED
                                  ----------------------------   DECEMBER 31,  DECEMBER 31,
                                       1994         1995            1995          1996
                                   -----------  -----------      ----------    -----------
Transaction revenues (Includes
  sales to a related party of
  $104,278, $59,017, $10,644
  and $3,125, respectively)....    $12,902,142  $18,403,464      $6,053,688   $22,158,773
Software and other revenues....        495,721      947,003         458,362     7,386,079
                                   -----------  -----------      ----------   -----------
Total revenues.................     13,397,863   19,350,467       6,512,050    29,544,852
Cost of revenues...............      7,415,356   12,607,879       3,484,175    15,433,548
                                   -----------  -----------      ----------   -----------
Gross profit...................      5,982,507    6,742,588       3,027,875    14,111,304
                                   -----------  -----------      ----------   -----------
Operating Expenses:
    Development................      2,317,454    3,864,000       1,144,973     4,380,293
    Sales and marketing........        814,891    1,901,716         794,687     4,225,302
    General and administrative.      1,643,496    2,583,912         700,640     2,768,424
                                   -----------  -----------      ----------   -----------
Total operating expenses.......      4,775,841    8,349,628       2,640,300    11,374,019
                                   -----------  -----------      ----------   -----------
Income (loss) from operations..      1,206,666   (1,607,040)        387,575     2,737,285
Other income (expense):
    Interest income:
       Related parties.........         12,604        8,688           1,551         4,807
       Other...................          9,384       29,006             510       416,801
    Interest expense:
       Related parties.........        (20,753)     (39,276)        (11,657)      (89,142)
       Other...................       (224,927)    (824,292)       (295,454)     (664,481)
    Other nonoperating income
      (expense)................         (9,802)          --          (7,920)       26,727
                                   -----------  -----------      ----------   -----------
Income (loss) before provision
  for income taxes.............        973,172   (2,432,914)         74,605     2,431,997
Provision for income taxes.....         22,900           --           2,400       159,500
                                   -----------  -----------      ----------   -----------
Net income (loss)..............    $   950,272  $(2,432,914)     $   72,205   $ 2,272,497
                                                ===========      ==========   ===========
Accretion of preferred stock          (182,544)
  dividends....................    -----------
Net income available for common
  stock........................    $   767,728
                                   ===========
Net income per common share....    $      0.10
                                   ===========
Weighted average number of common
  and common equivalent shares
  outstanding..................      7,796,000
                                   ===========
Pro forma net income (loss) per
  common share.................                 $     (0.19)     $     0.01   $      0.16
                                                ===========      ==========   ===========
Pro forma weighted average number
  of common and common equivalent
  shares outstanding...........                  12,661,576      13,161,680    14,433,722
                                                ===========      ==========    ==========


                 See notes to consolidated financial statements

                        LIGHTBRIDGE, INC. AND SUBSIDIARY


          CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIENCY)


                                                                                                                          TOTAL
                                                                               ADDITIONAL                             STOCKHOLDERS'
                                     COMMON STOCK         TREASURY STOCK        PAID-IN                 ACCUMULATED      EQUITY
                                 -------------------------------------------    CAPITAL     WARRANTS      DEFICIT     (DEFICIENCY)
                                   SHARES     AMOUNT     SHARES     AMOUNT     ---------   -----------  ------------  ------------

Balance, October 1, 1993.......   6,412,132  $ 64,121        --  $        --   $  274,284   $      --    $(2,457,177) $(2,118,772)
Issuance of common stock
 for cash......................      86,100       861        --           --        8,263          --             --        9,124
Issuance of stock purchase
 warrants......................          --        --        --           --           --     262,500             --      262,500
Dividends on redeemable
  convertible preferred
  stock........................          --        --        --           --     (182,544)         --             --     (182,544)
Net income.....................          --        --        --           --           --          --        950,272      950,272
                                 ----------  --------  --------  -----------  -----------    --------    -----------  -----------
Balance, September 30, 1994....   6,498,232    64,982        --           --      100,003     262,500     (1,506,905)  (1,079,420)

Issuance of common stock
 for cash......................       2,516        25        --           --          142          --             --          167
Issuance of stock purchase
 warrants......................          --        --        --           --           --     143,875             --      143,875
Dividends on redeemable
   convertible preferred
   stock.......................          --        --        --           --     (100,145)         --        (82,399)    (182,544)
Repurchase of common stock for
   cash........................          --        --     1,148        (574)           --          --             --         (574)
Net loss.......................          --        --        --           --           --          --     (2,432,914)  (2,432,914)
                                 ----------  --------  --------  -----------  -----------    --------    -----------  -----------
Balance, September 30, 1995....   6,500,748    65,007     1,148        (574)           --     406,375     (4,022,218)  (3,551,410)

Issuance of common stock
 for cash......................      74,350       744        --           --        2,076          --             --        2,820
Dividends on redeemable
   convertible preferred
   stock.......................          --        --        --           --       (2,076)         --        (43,559)     (45,635)
Net income.....................          --        --        --           --           --          --         72,205       72,205
                                 ----------  --------  --------  -----------  -----------    --------    -----------  -----------
Balance, December 31, 1995.....   6,575,098    65,751     1,148        (574)           --     406,375     (3,993,572)  (3,522,020)

Issuance of common stock
 for cash......................     115,120     1,152        --           --      156,420          --             --      157,572
Exercise of common stock
 warrants......................     410,287     4,103        --           --       27,147     (31,250)            --           --
Repurchase of common stock for
 cash..........................          --        --   800,000   (1,535,500)          --          --             --   (1,535,500)
Dividends on redeemable
   convertible preferred
   stock.......................          --        --        --           --     (136,905)         --             --     (136,905)
Expenses paid on behalf of
   stockholder.................          --        --        --           --           --          --       (200,000)    (200,000)
Issuance of common stock, net of
   issuance costs..............   3,021,868    30,219        --           --   27,030,857          --              --  27,061,076
Conversion of preferred stock to
   common stock................   5,247,324    52,473        --           --    9,219,450          --              --   9,271,923
Compensation cost of issuance of
   warrant.....................          --        --        --           --           --     230,000              --     230,000
Net income.....................          --        --        --           --           --          --      2,272,497    2,272,497
                                 ----------  --------  --------  -----------  -----------    --------    -----------  -----------
Balance, December 31, 1996.....  15,369,697  $153,698  801,148   $(1,536,074) $36,296,969    $605,125    $(1,921,075) $33,598,643
                                 ==========  ========  ========  ===========  ===========    ========    ===========  ===========


                 See notes to consolidated financial statements

                       LIGHTBRIDGE, INC. AND SUBSIDIARY


                     CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                          THREE MONTHS
                                              YEARS ENDED SEPTEMBER 30,       ENDED       YEAR ENDED
                                            ---------------------------    DECEMBER 31,   DECEMBER 31,
                                                 1994         1995             1995          1996
                                            ------------  --------------   -------------  ------------
Cash flows from operating activities:
  Net income (loss) ....................     $   950,272    $(2,432,914)   $    72,205     $ 2,272,497
  Adjustments to reconcile net income
    (loss) to net cash provided by
    (used in) operating activities:
  Depreciation and amortization ........       1,000,057      2,567,767        864,192       3,557,699
  Amortization of discount on notes ....           4,219         76,500         87,853          63,975
  Compensation expense related to
    warrant grant ......................              --             --             --         230,000
  Changes in assets and liabilities:
    Accounts receivable ................      (1,278,988)       (77,307)    (1,840,094)     (2,802,772)
    Other assets .......................        (269,299)      (173,594)       (30,014)       (731,600)
    Accounts payable and accrued
      liabilities ......................         341,878        935,172        725,504         185,287
    Deferred revenues ..................        (254,721)       167,536       (153,850)        348,075
                                             -----------    -----------    -----------     -----------
      Net cash provided by (used in)
      operating activities .............         493,418      1,063,160       (274,204)      3,123,161
                                             -----------    -----------    -----------     -----------

Cash flows used in investing activities:
    Purchases of property and equipment         (339,223)    (1,391,679)      (184,186)     (2,339,797)
    Capitalization of software costs ...              --       (980,453)            --              --
    Other assets .......................              --             --             --        (350,000)
                                             -----------    -----------    -----------     -----------
      Net cash used in investing
        activities......................        (339,223)    (2,372,132)      (184,186)     (2,689,797)
                                             -----------    -----------    -----------     -----------
Cash flows from financing activities:
    Proceeds from notes payable and
      warrants..........................       2,350,000      1,901,000        500,000              --
    Proceeds from equipment line
      borrowings........................              --             --             --         763,013
    Payments on notes payable ..........         (50,000)            --             --      (2,651,000)
    Payments under capital lease
      obligations.......................        (823,085)    (1,884,512)      (525,391)     (2,144,187)
    Proceeds from initial public
      offering .........................              --             --             --      27,061,076
    Proceeds from issuance of common
      stock.............................           9,124            167          2,820         157,572
    Payments toward the purchase of
      treasury stock ...................              --           (574)            --      (1,535,500)
    Expenses paid on behalf of
      stockholder ......................              --             --             --        (200,000)
    Proceeds from issuance of mandatory
      redeemable convertible preferred
      stock, net .......................              --             --             --       5,958,400
                                             -----------    -----------    -----------     -----------
      Net cash provided by (used in)
        financing activities ...........       1,486,039         16,081        (22,571)     27,409,374
                                             -----------    -----------    -----------     -----------
Net increase (decrease) in cash and
   cash equivalents ....................       1,640,234     (1,292,891)      (480,961)     27,842,738
Cash and cash equivalents, beginning
   of period ..........................          191,682      1,831,916        539,025          58,064
                                             -----------    -----------    -----------     -----------
Cash and cash equivalents, end of
period .................................     $ 1,831,916    $   539,025    $    58,064     $27,900,802
                                             ===========    ===========    ===========     ===========
Cash paid for interest .................     $   283,272    $   904,605    $   176,271     $   836,869
                                             ===========    ===========    ===========     ===========
Cash paid for income taxes .............     $     5,300    $    25,000    $    15,700     $    87,413
                                             ===========    ===========    ===========     ===========


                 See notes to consolidated financial statements

                       LIGHTBRIDGE, INC. AND SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1. BUSINESS AND TECHNOLOGY ACQUISITIONS

     Business--Lightbridge, Inc. (formerly Credit Technologies, Inc.) (the "Company") was incorporated in June 1989 under the laws of the state of Delaware. Effective November 1, 1994, the Company changed its name and reincorporated as Lightbridge, Inc. During 1995, the Board of Directors passed a resolution to change the Company's fiscal year end to December 31. The Company develops and markets customer acquisition solutions for the wireless telecommunications industry. In September 1996, the Company organized a wholly owned subsidiary, Lightbridge Security Corporation, as a Massachusetts securities corporation for tax purposes, to buy, hold and sell securities.

     In September 1996, the Company completed an initial public offering (the "IPO") whereby 3,021,868 shares of its Common Stock ($.01 par value) were sold by the Company, 778,132 shares by selling shareholders and 570,000 additional shares sold by selling shareholders pursuant to the exercise of the over-allotment option by the underwriters at $10.00 per share. The net proceeds of the IPO, after deducting underwriters' commissions and fees and offering costs, were approximately $27.1 million. These proceeds were used to repay certain debt obligations of the Company, to repurchase certain shares of the common stock of the Company and to fund working capital and other general corporate purposes.

     Technology Acquisitions--During the year ended September 30, 1995, the Company completed the following technology acquisitions:

     o In November 1994, the Company purchased the technology for a pen-based software product for $400,000.

     o In February 1995, the Company purchased the software technology for a multimedia kiosk for $45,000. The Company is also obligated to make royalty payments to the former owners based on future sales of the product.

     The costs associated with these acquisitions were recorded as capitalized software costs, since such products had reached technological feasibility at the date of acquisition.


2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Basis of Presentation and Principles of Consolidation--These consolidated financial statements include the accounts of the Company and its subsidiary. All intercompany accounts and transactions have been eliminated in consolidation.

     Cash and Cash Equivalents--Cash and cash equivalents include short-term, highly liquid instruments, which consist primarily of money market accounts, purchased with remaining maturities of three months or less.

     Property and Equipment--Property and equipment is recorded at cost. Depreciation is provided using the straight-line method over the estimated useful lives of the respective assets ranging from three to seven years. Leasehold improvements are amortized over the term of the lease or the lives of the assets, whichever is shorter.

     Revenue Recognition and Concentration of Credit Risk--Revenues from processing of qualification and activation transactions for wireless telecommunications carriers are recognized in the period when services are performed. Revenues derived from software implementation projects are recognized throughout the performance period of the contracts. Revenues arising from the prepayment of fees or from licensing agreements where the Company has continuing vendor obligations are deferred.

     Substantially all of the Company's customers are providers of wireless telephone service and are generally granted credit without collateral. The Company's revenues vary throughout the year with the period of highest revenue generally occurring during the period October 1 through December 31. The allowance for doubtful accounts at September 30, 1994 and 1995 and at December 31, 1995 and 1996 was $25,000, $9,000, $22,200 and $18,000, respectively. The
Company recorded bad debt expense of $25,000, $0, $13,200 and $0 and had write-offs, net of recoveries associated with accounts receivable of $0, $16,000, $0 and $4,200 for the years ended September 30, 1994, 1995, the three months ended December 31, 1995 and the year ended December 31, 1996.


     Customers exceeding 10% of the Company's revenues during the years ended September 30, 1994 and 1995, the three months ended December 31, 1995, and the year ended December 31, 1996 are as follows:


                                                     PERCENT OF REVENUES
                                 -----------------------------------------------------------
                                     YEARS ENDED           THREE MONTHS
                                    SEPTEMBER 30,             ENDED            YEAR ENDED
                                 --------------------      DECEMBER 31,        DECEMBER 31,
CUSTOMER                           1994         1995          1995                1996
--------                         -------     --------    ----------------    ---------------
       A......................      32%         31%                 22%               15%
       B......................      12          11                  18                29
       C......................      10          *                    *                 *
       D......................      10          11                  10                 *
       E......................       *          10                  11                 *
                                 -------     --------    ----------------    ---------------
                                    64%         63%                 61%               44%
                                 =======     ========    ================    ===============


     * For periods in which a customer represented less than 10% of revenues, such customer's percent of revenue for that period is not presented.



     Income Taxes--The Company has adopted the provisions of Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income
Taxes." SFAS No. 109 requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the financial reporting and tax bases of existing assets and liabilities. Deferred income tax assets are principally the result of net operating loss carryforwards and differences in depreciation and amortization for financial statement purposes and income tax purposes, and are recognized to the extent realization of such benefits is more likely than not.

     Software Development Costs--Software development costs are capitalized after establishment of technological feasibility as provided for under SFAS No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed."

     During the year ended September 30, 1995, the Company capitalized approximately $980,400 of software development costs associated with the development of two new products, including the costs of purchasing certain technology (see Note 1). Capitalized software development costs are being amortized to cost of revenues using the straight-line method over 24 months which results in the highest levels of amortization. Accumulated amortization was approximately $218,000 and $625,000 at December 31, 1995 and 1996, respectively.

     Development Costs--Development costs, which consist of research into and development of new products and services, are expensed as incurred, except costs which may be subject to capitalization under the provisions of SFAS No. 86.


     Supplemental Cash Flow Information--The Company entered into the following noncash transactions:


                                             YEARS ENDED           THREE MONTHS
                                            SEPTEMBER 30,             ENDED       YEAR ENDED
                                        -----------------------     DECEMBER 31,  DECEMBER 31,
                                            1994        1995          1995          1996
                                        ----------   ----------     --------      --------
 Capital lease obligations
  incurred For the acquisition
  of equipment.....................     $3,256,900   $2,268,605     $118,057       $202,364
                                        ==========   ==========     ========       ========


     In both April and September of 1996, the Company reacquired 200,000 shares of its common stock from a former director. These repurchases were partially financed through the issuance of two separate 8% notes payable in the amount of $226,667 and $260,000. Such notes were repaid during 1996.

     Pro Forma Income (Loss) Per Common Share--Pro forma income (loss) per common share is based on the weighted average number of common and dilutive common equivalent shares (common stock options and warrants) outstanding and assumes that all series of redeemable convertible preferred stock had been converted to common stock for all pro forma periods presented. Common equivalent shares are not included in the per share calculations where the effect of their inclusion would be anti-dilutive, except in accordance with the requirements of Securities and Exchange Commission Staff Accounting Bulletin No. 83. That Bulletin requires all common shares issued and options or warrants to purchase common stock granted by the Company during the twelve-month period prior to the filing of a proposed initial public offering be included in the calculation as if they were outstanding for all periods. For purposes of applying the Bulletin, the Company has used the initial public offering price of $10 per share.


     Historical income (loss) per share, which includes the conversion of the redeemable convertible preferred stock on the actual date of conversion, was as follows:


                                                        THREE MONTHS
                                        YEAR ENDED          ENDED          YEAR ENDED
                                       SEPTEMBER 30,     DECEMBER 31,     DECEMBER 31,
                                           1995             1995             1996
                                      --------------   --------------    -------------
Net Income (loss) ................     $(2,432,914)     $    72,205      $ 2,272,497
Accretion of preferred dividends .        (182,544)         (45,635)        (136,905)
                                       -----------      -----------      -----------
Net income (loss) available for
   common stock ..................     $(2,615,458)     $    26,570      $ 2,135,592
                                       ===========      ===========      ===========

Net income (loss) per common
   share..........................     $     (0.35)            --        $       .23
                                       ===========      ===========      ===========

Weighted average number of common
   and common equivalent shares
   outstanding ...................       7,414,252        7,914,356        9,185,274
                                       ===========      ===========      ===========


     Fair Value of Financial Instruments--In the opinion of management, the estimated fair value of the Company's financial instruments, which include cash equivalents, accounts receivable and long-term debt, approximates their carrying value.

     Impairment of Long-Lived Assets--In March 1995, the Financial Accounting Standards Board ("FASB") issued SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." SFAS No. 121 addresses the accounting for the impairment of long-lived assets, certain identifiable intangibles and goodwill when events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The adoption of SFAS No. 121 in 1996 did not have a material impact on the Company's results of operations, financial position or cash flows.

     Stock-Based Compensation--In November 1995, the FASB issued SFAS No. 123, "Accounting for Stock-Based Compensation." SFAS No. 123 addresses the financial accounting and reporting standards for stock-based compensation plans and permits an entity to either record the effects of stock-based employee compensation plans in its financial statements or present pro forma disclosures in the notes to the financial statements. Compensation expense associated with awards to non-employees is required to be measured using a fair value method. In connection with the adoption of SFAS No. 123 during 1996, the Company elected to provide the appropriate disclosures in the notes to the financial statements for employee compensation plans. Since the Company does not expect to make significant equity awards to outsiders in the future, adoption of SFAS No. 123 is not expected to impact the Company's future consolidated results of operations, financial position or cash flows.

   Recent Accounting Pronouncement--

          Earnings Per Share--In February 1997, the FASB released SFAS No. 128, "Earnings Per Share," which will be effective for fiscal 1997. SFAS No. 128 will require the Company to restate amounts previously reported as earnings per share to comply with the requirements of SFAS No. 128; while the Company is in the process of evaluating the impact of SFAS No. 128, it does not expect that adoption will have a dilutive effect on previously reported earnings per share.

          Significant Estimates--The preparation of financial statements in conformity with generally accepted accounting principles necessarily requires management to make estimates. These estimates include provisions for bad debts, certain accrued liabilities, recognition of revenue and expenses, and recoverability of deferred tax assets. These estimates could change; however, the Company does not expect any changes in the near term that would have a significant impact on the financial statements.

          Stock Split--On June 14, 1996, the Board of Directors authorized a two for one stock split effective on July 15, 1996. All shares and per share information included in the financial statements has been restated to reflect this stock split. In addition, during 1996, the number of shares of authorized common stock was increased to 60,000,000.

          Reclassifications--Certain reclassifications have been made to the 1994 and 1995 financial statements to conform with the 1996 presentation.


3. PROPERTY AND EQUIPMENT


     Property and equipment consisted of the following:


                                                          DECEMBER 31,
                                               --------------------------------
                                                    1995                1996
                                               -------------       ------------
       Furniture and fixtures ..........        $    117,876       $    261,379
       Leasehold improvements ..........             867,726            776,634
       Computer equipment ..............           1,161,052          2,603,936
       Computer equipment under capital
            leases .....................           6,972,938          5,846,954
       Computer software ...............             829,436            953,602
                                                ------------       ------------
                                                   9,949,028         10,442,505
       Less accumulated depreciation and
            amortization ...............          (5,067,373)        (6,170,625)
                                                ------------       ------------
       Property and equipment--net .....        $  4,881,655       $  4,271,880
                                                ============       ============


     Accumulated amortization of equipment under capital leases was $3,606,915 and $4,400,628 at December 31, 1995 and 1996, respectively.


4. NOTES PAYABLE


     The carrying value of notes payable consisted of the following:


                                                  DECEMBER 31, 1995           DECEMBER 31, 1996
                                               -----------------------    -------------------------
                                                 HELD BY       HELD BY     HELD BY        HELD BY
                                                 RELATED    UNAFFILIATED   RELATED      UNAFFILIATED
                                                 PARTIES       PARTIES     PARTIES        PARTIES
                                               ---------    ------------   ---------   -------------

       Line-of-credit/demand note
          borrowings.......................    $     --      $1,500,000     $    --     $       --
       Equipment line borrowings...........          --              --          --        763,013
       8% subordinated notes...............      90,045       1,798,549      91,920      1,833,707
       16% subordinated notes..............      74,253       1,050,288          --             --
                                               ---------    -----------     -------     ----------
       Total...............................     164,298       4,348,837      91,920      2,596,720
       Less current portion................          --       1,500,000      12,500        555,205
                                               ---------    -----------     -------     ----------
       Long-term portion...................    $164,298      $2,848,837     $79,420     $2,041,515
                                               ========     ===========     =======     ==========


     Line of Credit--Prior to 1996, the Company had a line of credit agreement with a bank (the "Bank Agreement") which permitted the Company to borrow up to $2,000,000 ($1,000,000 during 1994) subject to certain borrowing formulae established by the bank. Interest based on prime plus .5% was charged on any outstanding borrowings. In December 1995, the Bank Agreement was amended to reduce the amount of permitted borrowings to $1,500,000 and the outstanding borrowings under the Bank Agreement, $1,500,000, were converted to a demand note due in March 1996 (the "Demand Note Agreement"). The weighted average annual interest rate for outstanding borrowings during the years ended September 30, 1994 and 1995 and the three months ended December 31, 1995 approximated 9.75%, 9.9% and 9.5%, respectively.

     During 1996, the Company converted the existing demand note agreement (the "Amended Bank Agreement") to a line of credit which increased the maximum borrowing limit to $4,000,000, subject to a borrowing base formula, decreased the interest rate to prime plus .25% and extended the agreement to June 1997. The weighted average annual interest rate on outstanding borrowings during 1996 was 9.4%. The Amended Bank Agreement contains certain restrictions which, among others, limits the Company's ability to pay cash dividends and requires the Company to achieve defined levels of quarterly earnings and tangible net worth, as well as meeting defined ratios of senior liabilities to net worth and quick assets. Borrowings under the Amended Bank Agreement are collateralized by the Company's accounts receivable, equipment and intangible assets.

     The Amended Credit Agreement was further amended on March 5, 1997 to provide for the issuance of letters of credit. Outstanding letters of credit reduce the amount the Company may borrow under the Amended Credit Agreement and are limited to $1,250,000 in the aggregate.

     Line of Credit-Equipment--The Company has a $2,000,000 line of credit available for equipment purchases (the "Equipment Line"). Borrowings under the Equipment Line are payable in 30 monthly installments of principal and interest commencing January, 1997 and ending June, 1999. Interest on the Equipment Line is payable at prime plus .75%. The weighted average annual interest rate for outstanding borrowings under the Equipment Line during the year ended December 31, 1996 approximated 8.78%.

     16% Subordinated Notes--In August 1995, the Company issued $1,151,000 of 16% subordinated notes to certain holders of the Company's redeemable preferred stock, with immediately exercisable warrants for the purchase of 287,750 shares of the Company's common stock. Interest on the notes was accrued monthly, and principal and accrued interest were payable on January 31, 1996. Such repayment obligations were extended by the note holders until the Company completed the placement of its Series D Preferred Stock on April 4, 1996 (See Note 6). The warrants are exercisable through June 30, 2001 at a price of $2 per share and have been appraised and recorded at an aggregate market value of $143,875. The related discount on the subordinated note ($143,875 at time of issuance) has been accreted over the originally scheduled term of the notes. Interest expense for the year ended September 30, 1995, the three months ended December 31, 1995 and the year ended December 31, 1996 includes approximately $38,900, $78,500 and $26,475 of accretion, respectively. The Company repaid principal and interest related to these notes in full upon the sale of its Series D Preferred Stock. The amount outstanding related to these notes was classified as long term at December 31, 1995, reflecting the Company's refinancing of this obligation through the issuance of Series D Preferred Stock.

     8% Subordinated Notes--In August 1994, the Company issued $2,100,000 of subordinated notes to certain holders of the Company's common and mandatory redeemable preferred stock, with immediately exercisable warrants for the purchase of 525,000 shares of the Company's common stock. The warrants are exercisable through June 30, 2001 at a price of $2 per share and have been appraised and recorded at an aggregate market value of $262,500. The related discount on the subordinated notes ($262,500 at time of issuance) is being accreted over the term of the notes. Interest expense for the years ended September 30, 1994 and 1995, the three months ended December 31, 1995 and the year ended December 31, 1996 includes accretion related to these notes of approximately $4,200, $37,500, $9,375 and $37,500, respectively. Interest on the notes is payable quarterly at an annual rate of 8%. Principal is payable in quarterly installments of $131,250 beginning on September 30, 1997 through maturity (2001). The notes are redeemable at the Company's option at par plus declining premiums at various dates.

5. COMMITMENTS AND CONTINGENCIES

     Leases--The Company leases computer and other equipment under various noncancelable leases which have been capitalized for financial reporting purposes. The Company has noncancelable operating lease agreements for office space and certain equipment.


Future minimum payments under capital and operating leases consist of the following at December 31, 1996:


     YEAR ENDING                                                                          OPERATING
     DECEMBER 31                                                     CAPITAL LEASES        LEASES
                                                                    ---------------  ------------------
          1997................................................       $ 1,621,547         $1,612,947
          1998................................................           104,695          1,441,581
          1999................................................                --          1,410,652
          2000................................................                --          1,269,630
          2001................................................                --            781,692
                                                                     -----------         ----------
          Total minimum lease payments........................         1,726,242         $6,516,502
                                                                                         ==========
          Less amount representing interest...................           (92,042)
                                                                     -----------
          Present value of future minimum lease payments......         1,634,200
          Less current portion................................        (1,533,899)
                                                                     -----------
          Long-term portion...................................       $   100,301
                                                                     ===========


     Rent expense for operating leases was approximately $454,000, $1,503,000, $405,000, and $1,797,000 for the years ended September 30, 1994 and 1995, for the three months ended December 31, 1995, and for the year ended December 31, 1996, respectively.

     Litigation--During 1996, the Company and certain affiliates (the "Entrepreneurial Partnerships") (collectively, the "Plaintiffs") reached an agreement to settle various lawsuits between the Plaintiffs and a former director of the Company (see Note 10). In addition to settling all claims and disputes, the former director agreed, in exchange for payments of $25,500 each, to grant the Company and the Entrepreneurial Partnerships' various options to purchase the Company's common stock from the former director (the "Settlement Shares"). The Company's purchase option permitted the Company to purchase Settlement Shares in 200,000 share allotments during each of three specified periods of time through February 1997 at purchase prices of $1.70, $1.95 and $2.20 per share during the first, second and final share allotments, respectively. In the event that the Company chose not to immediately pay for the Settlement Shares, a portion of the purchase price (66.67%) could be financed by issuing the former director an 8% two-year note. During 1996, the Company exercised its option to purchase 600,000 settlement shares of which a portion were temporarily financed during the year and subsequently repaid in October 1996.

     In connection with the exercise of the options by the Entrepreneurial Partnerships, on March 28, 1996 the Company loaned an aggregate of $113,333 to the Entrepreneurial Partnerships at an interest rate of 16%. Such amount was repaid in May 1996. In May 1996, the Company repurchased for cash consideration an additional 200,000 shares of its common stock from certain Entrepreneurial Partnerships at a price of $1.70 per share and reimbursed the Entrepreneurial Partnerships, by means of a distribution, for certain legal fees and expenses incurred by them in connection with the litigation against the former director in the amount of $200,000.

6. REDEEMABLE CONVERTIBLE PREFERRED STOCK

     During 1996, the holders of the Company's Series A, B, C, and D redeemable convertible preferred stock (collectively, the "Preferred Stock" ) converted their holdings into shares of the Company's common stock.


     Activity related to the classes of redeemable convertible preferred stock prior to conversion was as follows:


                                       SERIES A      SERIES B      SERIES C       SERIES D         TOTAL
                                    -----------    -----------    ----------    -----------     -----------
Balances, October 1, 1993.........  $ 1,130,475    $ 1,204,729    $ 597,567     $        --     $ 2,932,771
Dividends accreted................       15,668             --           --                          15,668
                                    -----------    -----------    ---------     -----------     -----------

Balances, September 30, 1994......    1,146,143      1,204,729      597,567              --       2,948,439
Dividends accreted................       60,978         76,104       45,462              --         182,544
                                    -----------    -----------    ---------     -----------     -----------

Balances, September 30, 1995......    1,207,121      1,280,833      643,029              --       3,130,983
Dividends accreted................       15,244         19,026       11,365              --          45,635
                                    -----------    -----------    ---------     -----------     -----------

Balances, December 31, 1995.......    1,222,365      1,299,859      654,394              --       3,176,618
Stock issued, net of issuance
   costs of $41,600 ..............           --             --           --       5,958,400       5,958,400
Dividends accreted................       45,731         57,083       34,091              --         136,905
Conversion to common stock........   (1,268,096)    (1,356,942)    (688,485)     (5,958,400)     (9,271,923)
                                    -----------    -----------    ---------     -----------     -----------
Balances, December 31, 1996.......  $        --    $        --    $      --    $         --     $        --
                                    ===========    ===========    =========     ===========     ===========


     During 1991, the Company issued 630,516 shares of redeemable convertible preferred stock ("Series A Preferred Stock") for an aggregate purchase price of $1,000,000, of which 315,258 shares were issued to a third-party investor and 315,258 shares were issued to certain Entrepreneurial Partnerships which are related parties.

     Also during 1991, the Company issued 620,000 shares of redeemable convertible preferred stock ("Series B Preferred Stock") for an aggregate purchase price of $1,085,000.

     In June 1993, the Company issued 200,789 shares of redeemable convertible preferred stock ("Series C Preferred Stock") for an aggregate purchase price of $602,367.

     In April 1996, the Company issued 1,000,000 shares of redeemable convertible preferred stock ("Series D Preferred Stock") for an aggregate purchase price of $6,000,000.

     Conversion and Liquidation Preferences--Each share of Series A and Series D Preferred Stock was convertible into two shares of common stock. Each share of Series B and Series C Preferred Stock was convertible into approximately 2.42 and 2.40 shares of common stock, respectively. The Preferred Stock was convertible upon a sale of the Company's stock or net assets for an amount in excess of $7,500,000, with a minimum price per share of $5.25. In the event of a liquidation, merger, consolidation, or sale of the Company's assets, the holders of the various classes of Preferred Stock were entitled to receive a liquidation preference equal to their aggregate purchase price plus accreted and unpaid dividends outstanding prior to any distributions to holders of common stock of the Company. Each share of Preferred Stock entitled the holder to the number of votes per share equivalent to the number of common shares into which each share of preferred stock was then convertible.

     Dividends--On October 1, 1992, the Series A and Series B Preferred Stock began accruing dividends at the rate of 8% per annum. The Series C Preferred Stock began accruing dividends at the rate of 8% per annum beginning on October 1, 1993. Prior to the issuance of the Series D Preferred Stock, the Series A, Series B and Series C Preferred Stock dividends were payable in cash for fiscal years in which the Company has net income in excess of $500,000 and accruable in all other years. Accrued dividends outstanding for any year were payable in cash in subsequent years to the extent net income exceeded the required minimum of $500,000 by an additional $500,000. No dividends were paid in the years ended September 30, 1994 and 1995 or the three months ended December 31, 1995. In connection with the issuance of the Series D Preferred Stock, the Series A, Series B and

Series C Preferred Stock dividends became payable in cash or by subordinated promissory note for fiscal years in which the Company's net income was $1,000,000 or more, to the extent of the lesser of 20% of net income in excess of $1,000,000 or all dividends then payable. For financial reporting purposes, the dividends were accreted ratably over the period the Preferred Stock was expected to be outstanding to the extent not required to be paid. Dividends payable for all periods presented consisted of $80,076 and $86,800 required to be paid on the Series A and Series B Preferred Stock, respectively, as a result of the Company's 1994 net income. The Company expects to pay those dividends in 1997.


     Redemption--Prior to the issuance of the Series D Preferred Stock, the Series A and Series B Preferred Stock had a mandatory redemption date of December 31, 1997 and the Series C Preferred Stock had a mandatory redemption date of December 31, 1999. Since the issuance of the Series D Preferred Stock, holders of two-thirds of all shares of Series A, B and C Preferred Stock could have, commencing on April 1, 2000 and on the same date in each following year, required the Company to redeem 1/3 of their shares. The redemption amount equaled the higher of the fair market value of the preferred stock as of the fiscal year end closest to the redemption date or an amount equal to the aggregate purchase price plus accrued dividends outstanding.


7. COMMON STOCK OPTION PLANS AND WARRANTS

     1990 Incentive and Nonqualified Stock Option Plan--Under the Company's 1990 Incentive and Nonqualified Stock Option Plan, the Company could grant either incentive or nonqualified stock options to officers, directors, employees or consultants for the purchase of up to 2,400,000 shares of common stock. Options were granted with an exercise price equal to the common stock's market value at the date of grant, as determined by the Board of Directors, and would expire ten years later. No further grants will be made under the 1990 Incentive and Nonqualified Stock Option Plan.

     1996 Employee Stock Plans--On June 14, 1996, the Board of Directors authorized and the stockholders approved the adoption of the 1996 Incentive and Nonqualified Stock Option Plan and the 1996 Stock Purchase Plan for the issuance of options or sale of shares to employees. Both plans became effective immediately after the closing of the Company's IPO:

     - 1996 Incentive and Nonqualified Stock Option Plan--The 1996 Incentive and Nonqualified Stock Option Plan provides for the issuance of up to 1,000,000 options to purchase shares of common stock. Options may be either qualified incentive stock options or nonqualified stock options at the discretion of the Board of Directors. Exercise prices will be either fair market value on the date of grant, in the case of incentive stock options, or set by the Board of Directors at the date of grant, in the case of nonqualified options.

     - 1996 Employee Stock Purchase Plan--The 1996 Stock Purchase Plan provides for the sale of up to 100,000 shares of common stock to employees. Employees will be allowed to purchase shares at a discount from the lower of fair value at the beginning or end of the purchase periods through payroll deductions.

     The following table presents activity under all stock option plans:


                                                               WEIGHTED AVERAGE     GRANT DATE
                                          NUMBER OF OPTIONS     EXERCISE PRICE    FAIR VALUE (1)
                                          ------------------- ------------------- ----------------
Outstanding at October 1, 1993...........           991,184               $0.06
     Granted.............................           200,000                0.38        $  76,000
     Exercised...........................           (86,100)               0.04
     Forfeited...........................          (388,984)               0.05
                                          -------------------
Outstanding at September 30, 1994........           716,100                0.16
     Granted.............................           321,700                0.62          199,454
     Exercised...........................            (2,516)               0.07
     Forfeited...........................           (21,584)               0.12
                                          -------------------
Outstanding at September 30, 1995........         1,013,700                0.31
     Granted.............................           233,500                0.75          175,125
     Exercised...........................           (74,350)               0.04
     Forfeited...........................          (100,150)               0.50
                                          -------------------
Outstanding at December 31, 1995.........         1,072,700                0.40
     Granted.............................           817,100                5.40        4,412,340
     Exercised...........................           (52,620)               0.64
     Forfeited...........................          (105,880)               0.84
                                          -------------------
Outstanding at December 31, 1996.........         1,731,300                2.74
                                          ===================


(1) Exercise prices on grant date have equaled fair market value accordingly, no compensation expense has been recorded in the accompanying financial statements.


     The number of options exercisable at the dates presented below and their weighted average exercise price were as follows:


                                               Weighted
                                                Average
                            Options           Exercisable
                          Exercisable            Price
                         ---------------    ----------------
September 30, 1994              296,565               $0.06
September 30, 1995              457,055                0.10
December 31, 1995               426,835                0.13
December 31, 1996               684,705                0.51


   The fair value of options on their grant date was measured using the Black/Scholes option pricing model. Key assumptions used to apply this pricing model are as follows:


                                                                           THREE MONTHS          YEAR ENDED
                                                                          ENDED DECEMBER        DECEMBER 31,
                                                                             31, 1995               1996
                                                                         -----------------    -----------------
Risk-free interest rate.........................................         5.51% - 5.86%        5.36% - 6.69%
Expected life of option grants..................................            2-6 years            1-6 years
Expected volatility of underlying stock.........................              31%                   31%
Expected dividend payment rate, as a percentage of
   the stock price on the date of grant.........................               --                    --


     It should be noted that the option pricing model used was designed to value readily tradable stock options with relatively short lives. The options granted to employees are not tradable and have contractual lives of up to ten years. However, management believes that the assumptions used to value the options and the model applied yield a reasonable estimate of the fair value of the grants made under the circumstances.

   The following table sets forth information regarding options outstanding at December 31, 1996:


                                                                               WEIGHTED        WEIGHTED
                                                                  WEIGHTED     AVERAGE         AVERAGE
                                                     NUMBER       AVERAGE     REMAINING     EXERCISE PRICE
                        NUMBER OF     RANGE OF      CURRENTLY     EXERCISE   CONTRACTUAL    FOR CURRENTLY
         PLAN            OPTIONS   EXERCISE PRICES  EXERCISABLE    PRICE     LIFE (YEARS)    EXERCISABLE
------------------------------------------------------------------------------------------- -----------------
1990 Incentive Stock
Option Plan..........    948,300    $0.04 - 0.75     545,985     $ 2.71          7                $0.20
                         391,700        2.00         116,460       2.00          9.5               2.00
                         200,000        8.50              --       8.50          9.5                --

1996 Incentive Stock
Option Plan..........     12,000        7.75           2,400       7.75           10               7.75
                          99,300        8.13          19,860       8.13           10               8.13
                          80,000       12.38              --      12.38           10                 --


     The Company uses the intrinsic value method to measure compensation expense associated with grants of stock options to employees. Had the Company used the fair value method to measure compensation, reported net income and earnings per share would have been as follows:


                                        THREE MONTHS           YEAR ENDED
                                       ENDED DECEMBER 31,      DECEMBER 31,
                                            1995                 1996
                                      -----------------     ----------------
Income before provision for income
  taxes                                         $64,188           $1,892,716
Provision for income taxes                        2,200              125,000
                                      -----------------     ----------------
Net income                                      $61,988           $1,767,716
                                      =================     ================
Net income per common share                     $  0.01           $     0.12
                                      =================     ================


     The pro forma effect on net income and earnings per share for the three months ended December 31, 1995 and the year ended December 31, 1996 is not representative of the pro forma effect in future years because it does not take into consideration pro forma compensation expense related to grants made prior to the three months ended December 31, 1995.

     Common Stock Warrants--The Company has issued warrants to purchase 1,270,038 shares of the Company's common stock at exercise prices ranging from $0.793 to $2.00 per share. Warrants issued prior to August 1994 were assigned nominal value based upon management's estimate of their fair market value. Warrants issued in connection with the Company's issuance of subordinated notes (see Note 4) have been ascribed an aggregate value of $406,375. During 1996, warrant holders with warrants to purchase 457,288 shares of common stock exercised such warrants in conjunction with the IPO. The warrant holder surrendered a portion of the warrants, valued at the IPO price of the common stock, in lieu of payment of the cash exercise price. In addition, a director exercised a warrant for 3,234 shares in conjunction with the IPO which was valued at the IPO price of common stock. In June 1996, a warrant holder exercised a warrant for 62,500 shares which had an exercise price of $2.00 per share. In conjunction with the IPO, the Company issued warrants to a former director to purchase 100,000 shares of common stock at the IPO price. The compensation expense recognized for this warrant grant was $230,000 and was determined by using the Black/Scholes pricing model. At December 31, 1996, warrants to purchase shares of common stock aggregated 847,016 (747,016 shares at an exercise price of $2.00 and 100,000 shares at an exercise price of $10.00.) Such shares are subject to certain antidilutive adjustments.

     Reserved Shares--The Company has reserved 3,577,016 shares of common stock for issuance for the stock purchase plan and the exercise of stock options and warrants.

          8. INCOME TAXES

     In October 1993, the Company implemented the provisions of SFAS No. 109. The cumulative effect of this change did not have a material effect on the Company's results of operations, financial position or cash flows as a result of the valuation allowance established at the time of adoption.


     The income tax (benefit) provision for the years ended September 30, 1994 and 1995, the three months ended December 31, 1995, and for the year ended December 31, 1996 consisted of the following:


                                                                                   THREE MONTHS
                                                    YEARS ENDED SEPTEMBER 30,         ENDED         YEAR ENDED
                                                   -----------------------------   DECEMBER 31,    DECEMBER 31,
                                                       1994            1995           1995            1996
                                                   -------------   -------------  --------------  --------------
Current:
    Federal.....................................     $ 299,341        $ --           $2,400        $141,400
    State.......................................        89,156          --              --           18,100
Deferred:
    Federal.....................................      (278,341)         --              --              --
    State.......................................       (87,256)         --              --              --
                                                     ----------       -----          ------        --------
Income tax provision............................     $  22,900        $ --           $2,400        $159,500
                                                     ==========       =====          ======        ========


     The tax effects of temporary differences that give rise to significant portions of deferred tax assets are as follows:


                                                         SEPTEMBER 30,                   DECEMBER 31,
                                                 ------------------------------  ------------------------------
                                                     1994              1995            1995           1996
                                                     ----              ----            ----           ----
     Deferred tax assets:
          Depreciation and amortization.......   $ 161,518        $   332,841       $  370,598     $ 579,759
          Accrued expenses and reserves.......      94,871            216,802          227,085        86,669
          Tax credit and loss carryforwards...     282,962            946,098          842,847        60,189
     Valuation allowance......................    (539,351)        (1,495,741)      (1,440,530)     (726,617)
                                                 ---------        -----------       ----------     ---------
     Net deferred tax asset...................   $      --        $        --       $       --     $      --
                                                 =========        ===========       ===========    =========


     The net change in the valuation allowance for the years ended September 30, 1994 and 1995, the three month period ended December 31, 1995 and the year ended December 31, 1996 was an increase (decrease) of $(409,258), $956,390, $(55,211)
and $(713,913), respectively. At December 31, 1996, the Company had no remaining net operating loss carryforwards for federal income tax purposes. A valuation allowance was established against the deferred tax assets as their realization is not assured.


     The following is a reconciliation of income taxes at the federal statutory rate to the Company's effective tax rate:


                                                                   YEARS ENDED           THREE MONTHS
                                                                  SEPTEMBER 30,             ENDED        YEAR ENDED
                                                                -------------------       DECEMBER 31,  DECEMBER 31,
                                                                1994           1995         1995           1996
                                                                ----           ----         ----           ----
     Statutory federal income tax rate ...........                34%          (34)%          34%            34%
     Loss producing no tax benefit ...............                --            34            --             --
     Alternative minimum tax asset, not assured of
        realization ..............................                 2            --             3              2
     State taxes, net of federal benefit .........                --            --            --              1
     Other, net ..................................                --            --            --              4
     Net operating loss carryforwards ............               (34)           --           (34)           (34)
                                                                 ---           ---           ---            ---
     Effective tax rate ..........................                 2%           -- %           3%             7%
                                                                 ===           ===           ===            ===


9. EMPLOYEE PROFIT SHARING PLAN

     The Company has a 401(k) Employee Profit Sharing Plan (the "Plan"). Under the Plan, the Company, at its discretion, may make contributions to match employee contributions. All employees of the Company are eligible to participate, subject to employment eligibility requirements. Vesting of employer contributions occurs ratably over a five-year period. Employer contributions amounted to approximately $27,500, $43,000, $20,000 and $91,000 for the years ended September 30, 1994 and 1995, the three months ended December 31, 1995, and the year ended December 31, 1996, respectively.

10. RELATED-PARTY TRANSACTIONS

     Under an agreement dated February 28, 1990, the Company granted an exclusive license to RentGrow, Inc. ("RentGrow"), a company having certain common investors with the Company, to use the Company's Credit Decision System in the rental real estate market. Under the terms of the agreement, the Company was to receive $250,000, comprised of five installments in varying amounts through August 1996. The final payment was not made in August 1996. In 1997, the Company received from RentGrow a three year 11.25% promissory note in the principal amount of $75,584 representing the final payment and other amounts owed to the Company at December 31, 1996. In addition, this agreement provides for the Company to maintain the licensed software, at RentGrow's option, at an annual amount equal to 15% of the license amount, which the Company believes exceeds the cost of providing such maintenance.

     The Company has received advances from various Entrepreneurial Partnerships and their general partners and has issued preferred stock to various Entrepreneurial Partnerships. The Company leased computer equipment from various Entrepreneurial Partnerships. The general partners of these partnerships are also stockholders of the Company. In 1992, the Company sold and leased back equipment from an Entrepreneurial Partnership resulting in a gain of $12,518, which was deferred and amortized over the capital lease term. The amount deferred was $2,781, $0, $0 and $0 as of September 30, 1994 and 1995 and December 31, 1995 and 1996, respectively.

     On August 26, 1996, the Company entered into an agreement with the former director pursuant to which the Company paid $75,000 to the former director and granted the former director the warrant (described in Note 7) to purchase 100,000 shares of the Company's Common Stock at the IPO price in exchange for the execution of certain agreements related to the IPO.

                        LIGHTBRIDGE, INC. AND SUBSIDIARY
                UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

                                                    June 30, 1997   December 31, 1996
                                                   ---------------  -----------------
                ASSETS
                ------
Current assets:
   Cash and cash equivalents                          $23,298,904        $27,900,802
   Short-term investments                               1,038,190                 --
   Accounts receivable - net                            8,676,897          7,530,809
   Other current assets                                 1,457,391            970,735
                                                   ---------------  -----------------
        Total current assets                           34,471,382         36,402,346
Property and equipment - net                            6,006,817          4,271,880
Deferred tax asset                                        863,406                 --
Other assets                                              903,167          1,091,429
                                                   ---------------  -----------------
        Total assets                                  $42,244,772        $41,765,655
                                                   ===============  =================


    LIABILITIES AND STOCKHOLDERS' EQUITY
    ------------------------------------

Current liabilities:
   Accounts payable and accrued liabilities           $ 2,221,997        $ 3,254,421
   Short-term borrowings and current portion
     of subordinated notes payable                        805,205            567,705
   Current portion of obligations under
     capital leases                                       648,955          1,533,899
   Deferred revenues                                      506,403            422,875
   Dividends payable on redeemable convertible
     preferred stock                                      166,876            166,876
                                                   ---------------  -----------------
        Total current liabilities                       4,349,436          5,945,776
Obligations under capital leases                           32,399            100,301
Notes payable                                             305,371            457,808
Subordinated notes payable                              1,335,115          1,663,127
                                                   ---------------  -----------------
        Total liabilities                               6,022,321          8,167,012
                                                   ---------------  -----------------
Commitments and contingencies

Stockholders' equity:
   Preferred stock, $.01 par value; 5,000,000 shares
     authorized; no shares issued or outstanding
     at June 30, 1997 and December 31, 1996,
      respectively                                             --                 --

   Common stock, $.01 par value; 60,000,000 shares
     authorized; 15,468,752 and 15,369,697 shares
     issued; 14,641,460 and 14,568,549 shares
     outstanding at June 30, 1997 and December 31,
     1996, respectively                                   154,697            153,698
   Additional paid-in capital                          36,342,717         36,296,969
   Warrants                                               605,125            605,125
   Retained earnings (deficit)                            744,875         (1,921,075)
                                                   ---------------  -----------------
        Total                                          37,847,414         35,134,717
   Less treasury stock, at cost                        (1,624,963)        (1,536,074)
                                                   ---------------  -----------------
        Total stockholders' equity                     36,222,451         33,598,643
                                                   ---------------  -----------------
        Total liabilities and stockholders' equity    $42,244,772        $41,765,655
                                                   ===============  =================

      See notes to unaudited condensed consolidated financial statements

                       LIGHTBRIDGE, INC. AND SUBSIDIARY
              UNAUDITED CONDENSED CONSOLIDATED INCOME STATEMENTS

                                           Six Months Ended June 30,
                                          ----------------------------
                                              1997           1996
                                              ----           ----
Revenues (includes sales to related
 party of $0 and $3,125, respectively)     $17,830,688    $13,263,057
Cost of revenues                             8,320,091      7,762,426
                                          -------------  -------------
Gross profit                                 9,510,597      5,500,631
                                          -------------  -------------
Operating expenses:
     Development                             2,682,213      1,970,735
     Sales and marketing                     2,604,549      1,665,797
     General and administrative              2,122,617      1,172,095
                                          -------------  -------------
Total operating expenses                     7,409,379      4,808,627
                                          -------------  -------------
Income from operations                       2,101,218        692,004
Other income (expense):
     Interest income                           647,241         44,253
     Interest expense                         (191,542)      (415,543)
     Other non-operating income - net           15,524          1,286
                                          -------------  -------------
Income before provision for income taxes     2,572,441        322,000
Provision for (benefit from) income taxes      (93,509)        19,500
                                          -------------  -------------
Net income                                 $ 2,665,950    $   302,500
                                          =============  =============

Net income per common share                      $0.16
                                          =============
Weighted average number of common and
 common equivalent shares outstanding       16,341,201
                                          =============
Pro forma net income per common share                           $0.02
                                                         =============
Pro forma weighted average number of
 common and common equivalent shares
 outstanding                                               13,793,911
                                                         =============

      See notes to unaudited condensed consolidated financial statements

                       LIGHTBRIDGE, INC. AND SUBSIDIARY
           UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW

                                                   Six Months Ended June 30,
                                                  ---------------------------
                                                      1997           1996
                                                  -------------  ------------
Cash Flows From Operating Activities:
   Net income                                      $ 2,665,950   $   302,500
   Adjustments to reconcile net income to net
    cash provided by operating activities:
      Depreciation and amortization                  1,696,167     1,665,679
      Amortization of discount on notes                  9,484        35,534
      Deferred tax asset                              (863,406)           --
   Changes in assets and liabilities:
      Accounts receivable and other
       current assets                               (1,632,744)     (649,755)
      Accounts payable and accrued liabilities      (1,032,424)     (888,580)
      Deferred revenues                                 83,528       733,981
      Other assets                                      93,006      (388,860)
                                                  -------------  ------------
   Net cash provided by operating activities         1,019,561       810,499
                                                  -------------  ------------
Cash Flows Used in Investing Activities:
      Purchases of property and equipment           (3,494,550)     (463,646)
      Purchase of investments                       (2,069,323)           --
      Redemption of investments                      1,031,133            --
                                                  -------------  ------------
   Net cash used in investing activities            (4,532,740)     (463,646)
                                                  -------------  ------------

Cash Flows From (Used In) Financing Activities:
      Payments on notes payable                       (152,437)           --
      Payments on subordinated notes payable          (100,000)   (1,151,000)
      Principal payments under capital lease
       obligations                                    (883,029)   (1,077,348)
      Proceeds from issuance of common stock            46,747       136,158
      Payments toward the purchase of treasury
       stock                                                --      (478,833)
      Expenses paid on behalf of stockholder                --      (260,000)
      Proceeds from issuance of mandatory
       redeemable convertible preferred
       stock, net                                           --     5,958,400
                                                  -------------  ------------
   Net cash provided by (used in) financing
    activities                                      (1,088,719)    3,127,377
                                                  -------------  ------------
Net increase (decrease) in cash and cash
 equivalents                                        (4,601,898)    3,474,230
Cash and cash equivalents, beginning of period      27,900,802        58,064
                                                  -------------  ------------
Cash and cash equivalents, end of period           $23,298,904   $ 3,532,294
                                                  =============  ============

      See notes to unaudited condensed consolidated financial statements

                       LIGHTBRIDGE, INC. AND SUBSIDIARY

        NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1.  Basis of Presentation:

     The consolidated financial statements included herein have been prepared by Lightbridge, Inc. (the "Company"), without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. Although certain information and footnote disclosures normally included in the Company's annual financial statements have been omitted, the Company believes that the disclosures are adequate to make the information presented not misleading and reflect all adjustments (consisting only of normal recurring adjustments) which are necessary for a fair presentation of results of operations for such periods. Results of interim periods may not be indicative of results for the full year. It is suggested that these financial statements be read in conjunction with the consolidated financial statements and notes thereto included in the Company's Annual Report on Form 10-K for the year ended December 31, 1996.

2.  Significant Accounting Policies:

Net Income Per Common Share

     Net income per common and per common equivalent share are computed using the weighted average number of common and dilutive common equivalent shares outstanding during the period, using the provisions of Accounting Principles Board Opinion No. 15, "Earnings per Share." Dilutive common equivalent shares represent shares issuable upon exercise of stock options and warrants, calculated using the treasury stock method. Primary and fully diluted earnings per share were the same for the three and six month periods ended June 30, 1997.

     Pro forma income per common share for the three month and six month periods ended June 30, 1996 is based on the weighted average number of common and dilutive common equivalent shares (common stock options and warrants) outstanding and assumes that all series of redeemable convertible preferred stock had been converted to common stock as of January 1, 1996. Common equivalent shares are not included in the per share calculations where the effect of their inclusion would be anti-dilutive, except in accordance with the requirements of Securities and Exchange Commission Staff Accounting Bulletin No.
83. That Bulletin requires all common shares issued and options or warrants to purchase common stock granted by the Company during the twelve-month period prior to the filing of a proposed initial public offering be included in the calculation as if they were outstanding for all periods. For purposes of applying the Bulletin, the Company has used the initial public offering price of $10 per share from the Company's offering in October 1996.

     In February 1997, the Financial Accounting Standards Board released Statement of Financial Accounting Standards (SFAS) No. 128, "Earnings per Share," which the Company will adopt in the fourth quarter of 1997. Had SFAS No. 128 been effective for the three months and six months ended June 30, 1997 and 1996, reported earnings per share would have been as follows:

                                      Six Months Ended
                                          June 30,
                                     -------------------
                                       1997       1996
                                     --------   --------
      Basic......................      $0.18     $0.02
      Diluted....................       0.16      0.02

Income Taxes

     In October 1993, the Company adopted SFAS No. 109. "Accounting for Income Taxes." In connection with the adoption, the Company recorded a deferred tax asset relating to the tax benefit of operating losses, and differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. At that time the Company provided a full valuation allowance equal to the entire deferred tax asset as the

Company believed it was more likely than not that the deferred tax asset would not be realized.


     During the first quarter of 1997, the Company determined that the valuation allowance was no longer necessary for the existing deferred tax assets and deferred tax assets arising during the quarter, and recorded an income tax benefit of approximately $644,000.

Reclassifications

     Certain reclassifications have been made to the 1996 financial statements to conform with the 1997 presentation.

                        Report of Independent Accountants


To the Board of Directors and
Stockholders of Coral Systems, Inc.

In our opinion, the accompanying balance sheet and the related statements of operations, of changes in stockholders' equity (deficit) and of cash flows present fairly, in all material respects, the financial position of Coral Systems, Inc. at December 31, 1996 and 1995, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 12 to the financial statements, the Company has suffered recurring losses from operations and has an accumulated deficit that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 12. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Price Waterhouse LLP
Boulder, Colorado
April 9, 1997, except as to Note 10 and Note 12, which are as of September 30,
  1997

Coral Systems, Inc.

Balance Sheet
================================================================================


                                                                                     December 31,                   June 30,
                                                                          ----------------------------------      -------------
                                                                               1995               1996                1997
                                                                          ---------------     --------------      -------------
                                                                                                                   (Unaudited)
Assets
Current assets:
 Cash and cash equivalents                                                    $  1,022,500      $  2,334,900       $     62,100
 Accounts receivable                                                             1,119,300         1,929,800          1,978,700
 Other current assets                                                              149,300           123,800            136,400
                                                                              ------------      ------------       ------------
        Total current assets                                                     2,291,100         4,388,500          2,177,200
                                                                              ------------      ------------       ------------

Property and equipment, net                                                        625,800         1,341,900          1,506,200

Other assets                                                                        41,100            39,100             46,700
                                                                              ------------      ------------       ------------

                                                                              $  2,958,000      $  5,769,500       $  3,730,100
                                                                              ============      ============       ============

Liabilities and Stockholders' Equity (Deficit)

Current liabilities:
 Accounts payable                                                             $    412,900      $    680,300       $    551,500
 Accrued liabilities                                                               526,100         1,066,300          1,374,600
 Current portion of long-term debt                                                 796,700           403,600            768,500
 Deferred revenue                                                                  463,700         1,375,500          1,072,300
                                                                              ------------      ------------       ------------
        Total current liabilities                                                2,199,400         3,525,700          3,766,900
                                                                              ------------      ------------       ------------

Deferred revenue and other                                                         475,200           385,000            385,000

Long-term debt                                                                     145,800           286,300            146,400

Commitments and contingencies

Stockholders' Equity (Deficit)
  Series A preferred stock, $.001 par value; 2,000,000 shares
    authorized, issued and outstanding                                               2,000             2,000              2,000
  Series B preferred stock, $.001 par value; 2,083,333 shares
    authorized, issued and outstanding                                               2,083             2,083              2,083
  Series C preferred stock, $.001 par value; 1,850,000 shares authorized; 1,824,920 shares issued and outstanding at
    December 31, 1996 and June 30, 1997 (unaudited)                                  --                1,825              1,825
  Preferred stock $.001 par value; 9,066,667 shares authorized;  no
    shares issued or outstanding                                                     --                --                 --
  Common stock, $.001 par value; 20,000,000 shares authorized at
    December 31, 1995; 30,000,000 shares authorized at
    December 31, 1996, and June 30, 1997 (unaudited); 4,265,508,
    3,256,397 and 3,273,472 shares issued at December 31, 1995 and
    1996, and June 30, 1997 (unaudited), respectively                                4,265             3,256              3,273
  Additional paid-in capital                                                     6,449,252        10,484,536         10,525,519
  Accumulated deficit                                                           (6,296,000)       (8,921,000)       (11,102,600)
  Less treasury stock at cost; 966,965, 750 and 1,500 shares at
    December 31, 1995 and 1996, and June 30, 1997 (unaudited),
    respectively                                                                   (24,000)             (200)              (300)
                                                                              ------------      ------------       ------------
Total stockholders' equity (deficit)                                               137,600         1,572,500           (568,200)
                                                                              ------------      ------------       ------------

                                                                              $  2,958,000      $  5,769,500       $  3,730,100
                                                                              ============      ============       ============


The accompanying notes are an integral part of these financial statements.

Coral Systems, Inc.

Statement of Operations
================================================================================


                                                              Year Ended December 31,              Six Months Ended June 30,
                                                     -----------------------------------------    --------------------------
                                                        1994            1995           1996          1996           1997
                                                     -----------    -----------    -----------    -----------    -----------
                                                                                                  (Unaudited)    (Unaudited)
Revenue:
 Software licenses                                   $ 1,036,400    $ 2,484,600    $ 7,263,300    $ 2,164,800    $ 2,923,900
 Services and other                                      239,700        624,700        637,700        202,000        623,700
 Hardware                                                140,800        780,500        790,800        219,000        162,700
                                                     -----------    -----------    -----------    -----------    -----------
        Total revenue                                  1,416,900      3,889,800      8,691,800      2,585,800      3,710,300
Cost of revenue:
 Software licenses                                       122,000        526,000        560,600        182,000        362,600
 Services and other                                      258,000        644,700        816,000        318,500        490,900
 Hardware                                                128,300        738,300        617,900        150,100        158,800
                                                     -----------    -----------    -----------    -----------    -----------
        Total cost of revenue                            508,300      1,909,000      1,994,500        650,600      1,012,300
                                                     -----------    -----------    -----------    -----------    -----------
        Gross profit                                     908,600      1,980,800      6,697,300      1,935,200      2,698,000
                                                     -----------    -----------    -----------    -----------    -----------
Operating expenses:
 Research and development                                572,700      2,159,700      2,792,300      1,284,700      1,766,300
 Sales and marketing                                     645,300      1,869,700      3,578,600      1,487,200      1,639,000
 General and administrative                              885,600      1,351,000      2,533,700      1,026,400      1,472,600
 Stock offering costs                                    --             --             676,100        --             --
                                                     -----------    -----------    -----------    -----------    -----------
        Total operating expenses                       2,103,600      5,380,400      9,580,700      3,798,300      4,877,900
                                                     -----------    -----------    -----------    -----------    -----------
Loss from operations                                  (1,195,000)    (3,399,600)    (2,883,400)    (1,863,100)    (2,179,900)
Other income (expense), net                              (32,800)         8,700         15,100        (52,200)        (1,700)
                                                     -----------    -----------    -----------    -----------    -----------
Loss before extraordinary item                        (1,227,800)    (3,390,900)    (2,868,300)    (1,915,300)    (2,181,600)
Extraordinary gain on
 extinguishment of debt
 and other liabilities                                   --             --             243,300        --             --
                                                     ===========    ===========    ===========    ===========    ===========
Net loss                                             $(1,227,800)   $(3,390,900)   $(2,625,000)   $(1,915,300)   $(2,181,600)
                                                     ===========    ===========    ===========    ===========    ===========

  The accompanying notes are an integral part of these financial statements.

Coral Systems, Inc.

Statement Of Changes in Stockholders' Equity (Deficit)
--------------------------------------------------------------------------------


                                                Series A               Series B               Series C
                                            Preferred Stock        Preferred Stock        Preferred Stock
                                         ---------------------  ---------------------  ---------------------
                                           Shares      Amount     Shares      Amount     Shares      Amount
                                         ----------  ---------  ----------  ---------  ----------  ---------
Balance at December 31, 1993
Exercise of stock options and warrants
Conversion of bridge loan
Private placement of Series A preferred
  stock, net                              2,000,000     $2,000
Net loss
                                         ----------  ---------  ----------  ---------  ----------  ---------
Balance at December 31, 1994              2,000,000      2,000
Private placement of Series B preferred
  stock, net                                                     2,083,333     $2,083
Exercise of stock options and warrants
  and other stock issued for services
Purchase of treasury stock
Net loss
                                         ----------  ---------  ----------  ---------  ----------  ---------
Balance at December 31, 1995              2,000,000      2,000   2,083,333      2,083
Purchase of treasury stock
Retirement of treasury stock
Private placement of Series C preferred
  stock, net                                                                            1,824,920     $1,825
Exercise of stock options and warrants
Net loss
                                         ----------  ---------  ----------  ---------  ----------  ---------
Balance at December 31, 1996              2,000,000      2,000   2,083,333      2,083   1,824,920      1,825
Exercise of stock options and warrants
  (unaudited)
Expense upon issuance of stock options
  (unaudited)
Purchase of treasury stock (unaudited)
Net loss (unaudited)
                                         ----------  ---------  ----------  ---------  ----------  ---------
Balance at June 30, 1997 (unaudited)      2,000,000     $2,000   2,083,333     $2,083   1,824,920     $1,825
                                         ==========  =========  ==========  =========  ==========  =========

                                              Common Stock        Additional
                                         ----------------------     Paid-In     Accumulated
                                            Shares      Amount      Capital       Deficit
                                         -----------  ---------  ------------  -------------
Balance at December 31, 1993               3,731,728     $3,732   $   173,768   $ (1,677,300)
Exercise of stock options and warrants       196,758        197         1,303
Conversion of bridge loan                    195,872        195       129,805
Private placement of Series A preferred
  stock, net                                                        1,858,300
Net loss                                                                          (1,227,800)
                                         -----------  ---------  ------------  -------------
Balance at December 31, 1994               4,124,358      4,124     2,163,176     (2,905,100)
Private placement of Series B preferred
  stock, net                                                        4,269,317
Exercise of stock options and warrants
  and other stock issued for services        141,150        141        16,759
Purchase of treasury stock
Net loss                                                                          (3,390,900)
                                         -----------  ---------  ------------  -------------
Balance at December 31, 1995               4,265,508      4,265     6,449,252     (6,296,000)
Purchase of treasury stock
Retirement of treasury stock              (1,074,400)    (1,074)     (187,326)
Private placement of Series C preferred
  stock, net                                                        4,191,375
Exercise of stock options and warrants        65,289         65        31,235
Net loss                                                                          (2,625,000)
                                         -----------  ---------  ------------  -------------
Balance at December 31, 1996               3,256,397      3,256    10,484,536     (8,921,000)
Exercise of stock options and warrants
  (unaudited)                                 17,075         17         3,483
Expense upon issuance of stock options
  (unaudited)                                                          37,500
Purchase of treasury stock (unaudited)
Net loss (unaudited)                                                              (2,181,600)
                                         -----------  ---------  ------------  -------------
Balance at June 30, 1997 (unaudited)       3,273,472     $3,273   $10,525,519   $(11,102,600)
                                         ===========  =========  ============  =============

  The accompanying notes are an integral part of these financial statements.

                                                                     Total
                                             Treasury Stock      Stockholders'
                                         ----------------------     Equity
                                           Shares      Amount      (Deficit)
                                         ----------  ----------  -------------
Balance at December 31, 1993                676,887    $(18,000)   $(1,517,800)
Exercise of stock options and warrants                                   1,500
Conversion of bridge loan                                              130,000
Private placement of Series A preferred
  stock, net                                                         1,860,300
Net loss                                                            (1,227,800)
                                         ----------  ----------  -------------
Balance at December 31, 1994                676,887     (18,000)      (753,800)
Private placement of Series B preferred
  stock, net                                                         4,271,400
Exercise of stock options and warrants
  and other stock issued for services                                   16,900
Purchase of treasury stock                  290,078      (6,000)        (6,000)
Net loss                                                            (3,390,900)
                                         ----------  ----------  -------------
Balance at December 31, 1995                966,965     (24,000)       137,600
Purchase of treasury stock                  108,185    (164,600)      (164,600)
Retirement of treasury stock             (1,074,400)    188,400
Private placement of Series C preferred
  stock, net                                                         4,193,200
Exercise of stock options and warrants                                  31,300
Net loss                                                            (2,625,000)
                                         ----------  ----------  -------------
Balance at December 31, 1996                    750        (200)     1,572,500
Exercise of stock options and warrants
  (unaudited)                                                            3,500
Expense upon issuance of stock options
  (unaudited)                                                           37,500
Purchase of treasury stock (unaudited)          750        (100)          (100)
Net loss (unaudited)                                                (2,181,600)
                                         ----------  ----------  -------------
Balance at June 30, 1997 (unaudited)          1,500    $   (300)   $  (568,200)
                                         ==========  ==========  =============

  The accompanying notes are an integral part of these financial statements.

Coral Systems, Inc.

Statement Of Cash Flows
================================================================================

                                                                                                             For the Six Months
                                                                    Year Ended December 31,                    Ended June 30,
                                                          ------------------------------------------     --------------------------
                                                              1994           1995           1996            1996           1997
                                                          -----------     -----------    -----------     -----------    -----------
                                                                                                         (Unaudited)    (Unaudited)
Cash Flows From Operating Activities
Net loss                                                  $(1,227,800)    $(3,390,900)   $(2,625,000)    $(1,915,300)   $(2,181,600)
Adjustments to reconcile net loss to net
  cash used in operating activities:
    Depreciation and amortization                              90,100         198,700        460,100         195,200        309,100
    Write-offs of uncollectible  receivables                       --              --        175,700          64,400             --
    (Gain) loss on disposal of property and equipment              --          (2,600)        (5,500)         (5,400)         5,000
    Extraordinary gain                                             --              --       (243,300)             --             --
    Stock option compensation expense                                                                                        37,500
    Changes in:
      Accounts receivable                                    (604,000)       (378,500)    (1,107,600)       (752,100)       (48,900)
      Other assets                                             (7,000)       (177,600)      (106,500)       (378,800)       (20,200)
      Accounts payable and accrued liabilities                158,600         576,900      1,008,000         648,500        179,500
      Deferred revenue                                        291,200         163,400        905,900         153,200       (303,200)
                                                          -----------     -----------    -----------     -----------    -----------
      Net cash used in operating activities                (1,298,900)     (3,010,600)    (1,538,200)     (1,990,300)    (2,022,800)
                                                          -----------     -----------    -----------     -----------    -----------

Cash Flows From Investing Activities
Proceeds from sale of property and equipment                       --         198,300        206,800         206,400             --
Property and equipment additions                             (195,400)       (514,000)      (729,200)       (307,200)      (478,400)
                                                          -----------     -----------    -----------     -----------    -----------
    Net cash used in investing activities                    (195,400)       (315,700)      (522,400)       (100,800)      (478,400)
                                                          -----------     -----------    -----------     -----------    -----------

Cash Flows From Financing Activities
Proceeds from sale of preferred stock, net                  1,580,300       3,874,500      4,193,200       4,193,200             --
Proceeds from sale of common stock                              1,500          13,900         31,300           1,300          3,500
Purchase of treasury stock                                         --          (6,000)      (164,600)             --           (100)
Proceeds from the issuance of bridge loans and
    long-term debt                                            205,200         760,000        250,000         100,000        350,000
Payment on borrowings                                        (271,900)       (376,500)      (936,900)       (196,800)      (125,000)
                                                          -----------     -----------    -----------     -----------    -----------
    Net cash from financing activities                      1,515,100       4,265,900      3,373,000       4,097,700        228,400
                                                          -----------     -----------    -----------     -----------    -----------

Net increase (decrease) in cash and cash equivalents           20,800         939,600      1,312,400       2,006,600     (2,272,800)
Cash and cash equivalents, beginning of period                 62,100          82,900      1,022,500       1,022,500      2,334,900
                                                          -----------     -----------    -----------     -----------    -----------
Cash and cash equivalents, end of period                  $    82,900     $ 1,022,500    $ 2,334,900     $ 3,029,100    $    62,100
                                                          ===========     ===========    ===========     ===========    ===========

Supplemental Disclosure of Noncash Activities
   and Other Cash Flow Information
Conversion of bridge loans to preferred stock             $   280,000     $   400,000    $        --     $        --      $      --
Conversion of accrued liabilities to debt                      36,200          11,600          5,000           5,000             --
Conversion of bridge loan to common stock                     130,000              --             --              --             --
Capital lease obligations                                          --         253,000        515,000         459,600             --
Issuance of note payable to acquire stock                          --              --             --              --             --
Interest paid                                                  73,700          26,700         86,400          41,200         45,700
Transfer of other assets to property and equipment                 --              --        134,000         134,000             --

  The accompanying notes are an integral part of these financial statements.

Coral Systems, Inc.

Notes to Financial Statements
================================================================================


1.  Nature of Business and Summary of Significant Accounting Policies

            Coral Systems, Inc. (the "Company") was incorporated in August 1991. The Company develops and provides software solutions for the wireless telecommunications industry. The solutions enable carriers to reduce fraud and customer turnover and increase operating efficiencies.

Summary of Significant Accounting Policies

Revenue Recognition

            The Company generates revenue from software licenses; services (including maintenance, installation and training); development and consulting contracts; and certain hardware sold in conjunction with software licenses. The Company's software license agreements typically provide for an initial license fee and annual maintenance based on a defined number of subscribers, as well as additional license and maintenance fees for net subscriber additions. The Company also has entered into license agreements that provide for either a one-time license fee or a monthly license fee with no additional fees based on incremental subscriber growth.

            Revenue from initial license fees with end users is recognized when the product has been delivered and the Company has satisfied all significant performance obligations, unless terms of the sales arrangement provide for customer acceptance that is based on non-standard performance or other terms. In the latter case, revenue is recognized when the customer accepts the product pursuant to those terms. Revenue for incremental subscriber growth, if any, is recognized at the date subscriber growth is calculated and the revenue is earned pursuant to the terms of the relevant software license agreement. Monthly license fees are recognized as earned on a monthly basis. Maintenance revenue is recognized ratably over the term of the maintenance agreement. Service revenue for installation and training is recognized as the services are performed. Revenue from development and consulting contracts is generally recognized as the services are performed, using the percentage of completion method. Hardware is sold only in conjunction with software licenses when required by the customer and such revenue is deferred until the related license revenue is recognized.

            Sales agreements with distributors typically do not include any rights of return or provisions for the future adjustment of the selling price. The Company recognizes revenue from these transactions at the time the products are shipped to the distributor, unless payment terms are contingent on the distributor's subsequent resale or other significant matters. In those latter cases, revenue is not recognized until the contingencies are resolved.

Concentration of Credit Risk

            Accounts receivable are concentrated in the wireless telecommunications industry, with both domestic and international customers. During the years ended December 31, 1994, 1995 and 1996, and the six months ended June 30, 1997, the Company recognized approximately 89%, 77%, 59%, and 80% (unaudited) of its revenue from four, five, two, and two (unaudited) customers, respectively.

Coral Systems, Inc.

================================================================================


            Financial instruments which potentially subject the Company to concentrations of credit risk are primarily accounts receivable and cash equivalents. The Company performs ongoing credit evaluations of its customers' financial condition and, generally, requires no collateral from its customers. The Company has a cash investment policy which restricts investments to ensure preservation of principal and maintenance of liquidity.

Cash and Cash Equivalents

            The Company considers cash on hand, deposits in banks, and investment instruments purchased with original maturities of less than three months to be cash and cash equivalents. Cash equivalents are carried at amortized cost which approximates fair value.

Property and Equipment

            Property and equipment are recorded at cost. Depreciation is computed using straight-line and accelerated methods over the estimated useful lives of the respective assets which range from three to seven years. Maintenance and repairs are expensed as incurred.

Software Development Costs

            Research and development costs are expensed as incurred. Statement of Financial Accounting Standards No. 86 (SFAS No. 86) requires the capitalization of certain software development costs once technological feasibility is established. The capitalized cost is then amortized on a straight-line basis over the estimated product life, or on the ratio of current revenue to total projected product revenue, whichever is greater. To date, the period between achieving technological feasibility and the general availability of such software has been short. Consequently, software development costs qualifying for capitalization have been insignificant and therefore, the Company has not capitalized any software development costs to date.

Estimates

            The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent liabilities as well as the reported amounts of revenue and expenses. Actual results could differ from these estimates.

Coral Systems, Inc.

================================================================================


Fair Value of Financial Instruments

            The carrying amounts of the Company's financial instruments, including cash, short-term trade receivables and payables and long-term debt, approximate their fair values.

Stock Compensation Plans

            The Company applies APB Opinion No. 25, Accounting for Stock Issued to Employees, in accounting for its stock option and employee stock purchase plans. The Company has adopted the disclosure provisions of SFAS No. 123, Accounting for Stock-Based Compensation.

Export Sales

            The Company had export sales to the following countries:


                                                 December 31,
                        ---------------------------------------------------------------
                            1994                       1995                    1996
                        ------------              -------------           -------------
    Sweden              $    378,900              $      43,100           $      --
    Mexico                     --                       231,700                  41,300
    Germany                    --                       266,900                 209,500
    Puerto Rico                7,300                    118,900                  72,000
    Malaysia                   --                       689,300                   6,000
    Great Britain              --                         --                    742,600
                        ============              =============           =============
                        $    386,200              $   1,349,900           $   1,071,400
                        ============              =============           =============


Adoption of New Accounting Standards

            The Company has adopted Statement of Financial Accounting Standards No. 121 Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of. Adoption of this standard did not have a material effect on the Company's financial position and results of operations.

Unaudited Interim Financial Data

            The interim financial data as of June 30, 1997, and for the six months ended June 30, 1996, and June 30, 1997, is unaudited; however, in the opinion of management of the Company, the interim data includes all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results for the interim periods presented. All data presented in these notes at such date and for such periods is unaudited.

Coral Systems, Inc.

================================================================================


2.  Property and Equipment

            Property and equipment consist of the following:


                                                                                    December 31,
                                                                       -------------------------------------
                                                                            1995                   1996
                                                                       --------------         --------------
       Furniture and office equipment                                    $    410,000           $    804,900
       Computer equipment                                                     293,300                982,900
       Purchased software                                                     210,700                280,700
                                                                       --------------         --------------
                                                                              914,000              2,068,500
       Less accumulated depreciation and amortization                        (288,200)              (726,600)
                                                                       --------------         --------------
                                                                         $    625,800           $  1,341,900
                                                                       ==============         ==============


            Included in property and equipment are the following amounts for equipment under capital lease:


                                                                                    December 31,
                                                                       -------------------------------------
                                                                            1995                   1996
                                                                       --------------         --------------
       Equipment under capital lease                                     $    253,000           $    768,000
       Less accumulated amortization                                          (30,400)              (244,100)
                                                                       --------------         --------------
                                                                         $    222,600           $    523,900
                                                                       ==============         ==============


3.     Accrued Liabilities

            At December 31, 1996, accrued liabilities greater than 5% of total current liabilities consist of accrued compensation of $300,500 and accrued vacation of $206,100, while at December 31, 1995, accrued liabilities greater than 5% of total current liabilities consisted of accrued reseller fees of $229,000 and accrued interest of $129,600.

            At June 30, 1997, the Company accrued $264,200 (unaudited) for a severance agreement with an officer of the Company. The amount accrued represents an estimate of the Company's liability under this agreement. The severance will be paid in equal payments over 18 months.

Coral Systems, Inc

================================================================================


4.  Long-Term Debt, Extraordinary Item and Available Credit

        Long-term debt, including capitalized lease obligations consists of the following:

                                                                                        December 31,
                                                                                  ------------------------
                                                                                      1995        1996
                                                                                  ------------------------

Line of credit with bank; interest at bank's prime plus 2% through May 1995, prime plus 1.50% from June 1995 to May 1996, and prime plus 1.25% thereafter
  (actual rate of 9.5% at December 31, 1996); due April 1998; secured by all cash, accounts receivable, equipment, inventory and transferable third-party
  rights                                                                           $ 207,000    $ 150,000

Capital lease obligation; interest at 11.55%; payable in monthly installments
  of $25,300 through September 1999; secured by equipment                            223,900      539,900

Convertible note payable to systems integrator; interest at 8% through
  May 31, 1995, 18% thereafter; due June 1, 1995; unsecured                          500,000        --

Note payable to bank; interest at prime plus 2% (actual rate of 10.5% at
  December 31, 1995); payable in monthly installments of $2,700 through
  May 1996; secured by equipment                                                      11,600        --
                                                                                   ---------    ---------
                                                                                     942,500      689,900
Less current portion                                                                (796,700)    (403,600)
                                                                                   =========    =========
                                                                                   $ 145,800    $ 286,300
                                                                                   =========    =========

     At June 30, 1997, the Company had $250,000 (unaudited) available to draw on a $750,000 (unaudited) line of credit with a bank. The line of credit expires on April 26, 1998.

Future maturities of long-term debt at December 31, 1996, are as follows:

         1997                                                           $454,400
         1998                                                            260,000
         1999                                                             47,500
                                                                       ---------
                                                                         761,900
         Less amount representing interest                               (72,000)
                                                                       ---------
                                                                       $ 689,900
                                                                       =========

     In September 1996, the Company extinguished a previously recorded net liability of $658,300, consisting of a $500,000 note payable plus accrued interest, and a separate liability due to a systems integrator, partially offset by receivables owed to the Company by the systems integrator. The Company paid $415,000 resulting in a net gain of $243,300 which was recorded as an extraordinary item. The Company also paid $127,200 of legal expenses associated with this matter, which were included in general and administrative expenses.

Coral Systems, Inc.

================================================================================

5. Capital Stock, Options and Warrants

Stock Split

     In October 1996, a one-for-two reverse split of the Company's common stock was consummated. All common stock share and per share information and all preferred stock conversion rates presented in these financial statements have been restated for all periods presented to reflect the reverse stock split.

Preferred Stock

     In March 1996, the Company's certificate of incorporation was amended to increase the authorized shares of preferred stock from 5,000,000 shares to 15,000,000 shares consisting of: 2,000,000 shares of Series A preferred stock, 2,083,333 shares of Series B preferred stock, 1,850,000 shares of Series C preferred stock and 9,066,667 shares undesignated as to series.

     Series A and Series C preferred stock are convertible at the option of the holder into common stock on a two-for-one basis; Series B preferred stock is convertible on a one-for-one basis. In the event of a qualified public offering, all preferred shares will automatically convert to common stock. Additionally, all preferred shares have certain voting rights on an as-converted basis and a liquidation preference equal to the original purchase price plus a pro rata portion of remaining liquidation proceeds in excess of the liquidation preference proceeds paid to common stockholders.

Employee Stock Purchase Plan

     In August 1996, the Company's Board of Directors approved the Employee Stock Purchase Plan (the "Purchase Plan") with 450,000 shares of common stock reserved for issuance thereunder. The Purchase Plan is intended to qualify as an employee stock purchase plan within the meaning of Section 423 of the Internal Revenue Code. Under the Purchase Plan, the Board of Directors may authorize participation by eligible employees, including officers, in periodic offerings following the adoption of the Purchase Plan. Employees, other than part-time or seasonal employees and 5% stockholders, are eligible to participate in the currently authorized offerings if they are employed by the Company or an affiliate of the Company incorporated in the U.S. Employees may elect to have up to 15% of their earnings withheld and applied to the purchase of common stock at a price equal to 85% of the lower of the fair market value of the common stock on the commencement date of each offering period or the relevant purchase date. The Board has currently authorized an offering commencing on the effective date of an initial public offering of the Company's common stock. No shares of common stock have been issued to participants in the Purchase Plan to date.

Coral Systems, Inc.

================================================================================


Stock Options and Warrants

     In October 1992, the Company adopted a stock option plan with 941,690 shares reserved for issuance to employees, directors and consultants of the Company. Subsequent to 1992, the Board of Directors increased the number of authorized shares reserved under the Company's 1992 Stock Option Plan to 2,089,189. Options granted under the plan expire ten years from the date of grant and generally vest over a period of three to four years.

     The Company had 958,723 warrants outstanding and fully exercisable at December 31, 1996. At December 31, 1996, 503,007 of the warrants were held by an officer, a present director and a former director of the Company. The warrants have five to ten year terms and expire from 1998 through 2003.

     The following is a summary of stock option and warrant activity for the years ended December 31, 1994, 1995 and 1996:




                                                             Weighted                            Weighted
                                                              Average                             Average
                                                             Exercise                            Exercise
                                         Warrants             Price            Options            Price
                                        ----------         ----------         ---------        ----------
   Outstanding December 31, 1993         1,204,236         $   0.1641           545,045        $   0.0926
          Granted                           43,002             2.0000           149,500            0.2000
          Forfeited                       (112,852)            0.0027           (52,843)           0.1117
          Exercised                       (146,284)            0.0027           (50,474)           0.0265
                                        ----------         ----------         ---------        ----------
   Outstanding December 31, 1994           988,102             0.2864           591,228            0.1237
          Granted                           29,000             0.2000           457,753            0.1853
          Forfeited                          --                 --             (158,925)           0.2732
          Exercised                        (18,331)            0.0027          (108,819)           0.1238
                                        ----------         ----------         ---------        ----------
   Outstanding December 31, 1995           998,771             0.2891           781,237            0.1326
          Granted                            --                 --              469,250            4.2112
          Forfeited                          --                 --              (49,150)           0.2165
          Exercised                        (40,048)            0.7431           (25,241)           0.0585
                                        ----------         ----------         ---------        ----------
   Outstanding December 31, 1996           958,723             0.2701         1,176,096            1.7641
                                        ==========         ==========         =========        ==========


     The weighted average minimum value of options granted during the year ended December 31, 1995 and 1996, was $.06 per share and $1.33 per share, respectively. The weighted average minimum value of warrants granted during the year ended December 31, 1995, is $.06 per share.

Coral Systems, Inc.

================================================================================


            The following table summarizes information about exercisable stock options and warrants as of the following dates:


                                                         Weighted Average
                                              Shares      Exercise Price
                                             ---------  ------------------
         December 31, 1995      Options       284,009           $.09
                                Warrants      998,771           $.29

         December 31, 1996      Options       463,846           $.10
                                Warrants      958,723           $.27

            The following table summarizes information about stock options and warrants outstanding at December 31, 1996:


                                                             Weighted Average
                                                                Remaining
                   Range of           Outstanding            Contractual Life
                Exercise Price        at 12/31/96                12/31/96
              ------------------     -------------         --------------------
Options         $0.027 - $1.50           891,846                   7.36
Options         $6.00  - $9.00           284,250                   9.00
Warrants        $0.003 - $2.00           958,723                   4.31


            At December 31, 1996, there were 728,559 shares available for grant under the stock option plan.

Coral Systems, Inc.

================================================================================


            The Company applies APB Opinion 25 in accounting for its stock compensation plans through December 31, 1996, and no compensation expense has been recognized in the financial statements as all grants were made with exercise prices not less than fair value. Had compensation expense for the Company's stock option plan been determined based on the minimum values at the grant dates for awards under the plan for grants made in 1995 and 1996 consistent with the method of accounting prescribed by FASB Statement 123, the Company's net loss and loss per share would have been increased to the pro forma amounts indicated below:


                                         Year ended December 31,
                                     -------------------------------
                                         1995                1996
                                     ------------       ------------
Net loss       As reported            $(3,390,900)       $(2,625,000)
               Pro forma               (3,398,100)        (2,788,200)


            In accordance with the guidance provided under SFAS 123, fair values are based on minimum values. The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in the year ended December 31, 1995 and 1996: dividend yield of zero; expected volatility of zero; risk-free interest rates ranging from 5.62% to 7.13%; and an expected term of six years. The risk-free rate used in the calculation is the yield on the grant date of a U.S. Treasury Strip with a maturity equal to the expected term of the option.

6.  Income Taxes

            The Company's net deferred tax assets consist of the following (in thousands):


                                                          December 31,
                                                -------------------------------
                                                   1995                1996
                                                ------------       ------------
Net operating loss carryforwards                 $2,146,500         $3,040,900
Deferred revenue and other                          163,600            227,500
Tax credit carryforwards                            125,000            125,000
                                                -----------        -----------
    Gross deferred tax assets                     2,435,100          3,393,400
Less deferred tax asset valuation allowance
                                                 (2,435,100)        (3,393,400)
                                                ===========        ===========
    Net deferred tax asset                       $     --           $     --
                                                ===========        ===========


            Based upon the Company's accumulated deficit and history of recurring net losses, the ultimate realization of the deferred tax asset does not appear to be more likely than not. Accordingly, a valuation allowance has been provided against all potential future tax benefits.

Coral Systems, Inc.

================================================================================


     The benefit for income taxes differs from the amount computed by applying the U.S. federal income tax rate of 34% to loss before income taxes as follows (in thousands):


                                                                                                  December 31,
                                                                                  --------------------------------------------
                                                                                       1994             1995          1996
                                                                                  --------------    -----------    -----------
U.S. federal income tax benefit at statutory rate                                    $   417,500    $ 1,152,900    $   892,500

Increases (decreases) resulting from:
Unrecognized benefit of net operating loss carryforwards and future net deductions      (492,000)    (1,288,800)      (958,300)
Non-deductible items and other                                                            74,500        135,900         65,800
                                                                                     -----------    -----------    -----------
Benefit for income taxes                                                             $      --      $      --      $      --
                                                                                     ===========    ===========    ===========

     At December 31, 1996, the Company has net operating loss carryforwards aggregating approximately $8,109,000 which expire between 2006 and 2010. The Internal Revenue Code places certain limitations on the annual amount of net operating loss carryforwards which can be utilized if certain changes in the Company's ownership occur. Such defined changes occurred in 1994 and 1995. Those changes have substantially limited the amount of net operating loss benefit that may be utilized in any given taxable year to approximately $30,000 for pre-January 1994 net operating losses and approximately $180,000 for pre-March 1995 net operating losses. Future changes in the Company's ownership may further limit the use of the carryforward benefits. There can be no assurance that the IRS will not challenge the Company's factual and legal determination related to ownership changes.

7.  Related Party Transactions

     During the years ended December 31, 1994, 1995 and 1996, and the six months ended June 30, 1997 (unaudited), the Company paid directors of the Company approximately $85,500, $58,500, $79,800, and $40,700, respectively, for their services and expenses as Board members and consultants.

     During 1995, the Company paid an additional $54,000 and issued 14,000 shares of common stock to a director of the Company for services performed in connection with the Series B preferred stock private placement.

8.  Employee Benefits

     During 1995, the Company established a 401(k) defined contribution plan covering substantially all employees meeting minimum age and service requirements. Participation in the plan is optional. Employer contributions are made to the plan solely at the discretion of the Board of Directors. To date, no Company contributions have been made.

Coral Systems, Inc.

================================================================================

9.  Commitments

     The Company conducts its operations from leased facilities. Future minimum non-cancelable rental payments for this facilities lease and other equipment leases are as follows as of December 31, 1996:



                                                       Operating
                                                    Lease Obligations
                                                    -----------------
            1997                                          $312,500
            1998                                           219,300
            1999                                           201,800
            2000                                            23,800
                                                          --------
                                                          $757,400
                                                          ========

     Rent expense related to the above operating leases approximated $80,000, $147,500, and $216,800 for the years ended December 31, 1994, 1995 and 1996, respectively.

10.  Contingencies

     Subsequent to December 31, 1996, an interference proceeding was declared by the United States Patent and Trademark office between an issued patent and a patent application of the Company and a patent application by another company (the "Interference"). The Company's patent and patent application involve certain technology that is an essential part of its current FraudBuster(R) product. The Company is currently in negotiations with the other company regarding the Interference. The Company is currently unable to determine whether it will be able to settle the Interference on terms satisfactory to the Company or the ultimate outcome or the range of possible loss in this matter.

     The Company is currently involved in a dispute in which a customer asserts it is owed approximately $153,000 in past royalties from the Company. The Company believes it is owed amounts by the customer for unrecognized services previously rendered which would fully offset any amount owed to the customer. The Company is currently unable to predict the ultimate outcome of this matter or estimate the range of potential loss should an unfavorable outcome occur.

     The outcome of these uncertainties could have a material adverse effect on the Company's financial position, results of operations or cash flows.

11.  Stock Offering Costs

     During 1996, the Company incurred $676,100 of costs associated with the filing of a registration statement with the Securities and Exchange Commission for the sale of shares of its common stock to the public. Subsequent to December 31, 1996, the Company suspended the initial public offering. As a result, costs associated with the offering have been expensed in the statement of operations for the year ended December 31, 1996.

Coral Systems, Inc.

================================================================================

12.  Subsequent Events

     Subsequent to December 31, 1996, the Company's financial position has deteriorated. The Company has incurred a net loss of $2,181,600 and experienced net cash outflows from operations of $2,022,800 for the six-month period ended June 30, 1997 (unaudited). At June 30, 1997, the Company has an accumulated deficit of $11,102,600 (unaudited). As of September 30, 1997, the Company had exhausted substantially all available lines of credit. As a result, there is substantial doubt about whether the Company can continue as a going concern. During July 1997, the Company entered into a plan and agreement of merger with another company. Management believes that consummation of the merger will provide the Company with sufficient working capital and other financial resources to allow the Company to continue operations. If the merger is not consummated, the Company intends to seek additional financing through sales of equity instruments, another business combination, or other means.

     Subsequent to December 31, 1996, the Company drew an additional $240,000 on the line of credit discussed in Note 4. In addition, on July 22, 1997, the Company entered into a second line of credit arrangement with a bank for $530,000, which matures on October 22, 1997. The Company had drawn the entire amount of its available credit at September 30, 1997.

================================================================================

                                                                         ANNEX A


                      AGREEMENT AND PLAN OF REORGANIZATION



                                     AMONG



                               LIGHTBRIDGE, INC.,



                           SEECROSS ACQUISITION CORP.



                                      AND



                              CORAL SYSTEMS, INC.



                         Dated as of September 9, 1997




================================================================================

                               TABLE OF CONTENTS
                               -----------------

Article 1.  The Merger
Section 1.1.     Certificate of Merger.................................................................       A-1
Section 1.2.     Closing Date..........................................................................       A-1
Section 1.3.     Effective Time........................................................................       A-2
Section 1.4.     Effect on Capital Stock...............................................................       A-2
Section 1.5.     Exchange of Coral Certificates........................................................       A-5
Section 1.6.     Other Effects.........................................................................       A-6
Section 1.7.     Dissenting Shares.....................................................................       A-6
Section 1.8.     Holders' Agent........................................................................       A-7
Section 1.9.     Distributions.........................................................................       A-7
Section 1.10.    Post-Closing Balance Sheet Adjustment.................................................       A-7
Section 1.11.    Taking of Necessary Action; Further Action............................................       A-8
Section 1.12.    Tax Treatment.........................................................................       A-9

Article 2.  Representations and Warranties of Coral
Section 2.1.     Corporate Status......................................................................       A-9
Section 2.2.     Corporate Documents...................................................................       A-9
Section 2.3.     Capital Structure.....................................................................       A-9
Section 2.4.     Authority.............................................................................      A-10
Section 2.5.     Investments...........................................................................      A-11
Section 2.6.     Financial Statements..................................................................      A-11
Section 2.7.     Compliance with Applicable Laws.......................................................      A-12
Section 2.8.     Litigation............................................................................      A-12
Section 2.9.     Properties............................................................................      A-13
Section 2.10.    Contracts.............................................................................      A-14
Section 2.11.    Taxes.................................................................................      A-15
Section 2.12.    Benefit Plans.........................................................................      A-16
Section 2.13.    Absence of Certain Events.............................................................      A-17
Section 2.14.    Officers, Directors and Key Employees.................................................      A-19
Section 2.15.    Potential Conflicts of Interest.......................................................      A-19
Section 2.16.    Finder's Fees.........................................................................      A-19
Section 2.17.    Bank Accounts.........................................................................      A-19
Section 2.18.    Environmental Matters.................................................................      A-20
Section 2.19.    Insurance.............................................................................      A-21
Section 2.20.    Employee Relations....................................................................      A-21
Section 2.21.    Proprietary Rights....................................................................      A-21
Section 2.22.    Certain Loans.........................................................................      A-23
Section 2.23.    Customers, Suppliers and Sales Agents.................................................      A-23
Section 2.24.    Warranties and Indemnities............................................................      A-23
Section 2.26.    No Existing Discussions...............................................................      A-24
Section 2.27.    Registration Statement; Proxy Statement/Prospectus....................................      A-24
Section 2.28.    Full Disclosure.......................................................................      A-24

Article 3.  Representations and Warranties of Lightbridge and
            Acquisition Corp.
Section 3.1.     Corporate Status......................................................................      A-24
Section 3.2.     Capital Structure.....................................................................      A-25
Section 3.3.     Authority.............................................................................      A-25
Section 3.4.     SEC Documents.........................................................................      A-26
Section 3.5.     Absence of Certain Events.............................................................      A-26
Section 3.6.     Litigation............................................................................      A-26


                                      (i)




Section 3.7.     Finder's Fees.........................................................................      A-27
Section 3.8.     Registration Statement; Proxy Statement/Prospectus....................................      A-27
Section 3.9.     Full Disclosure.......................................................................      A-27

Article 4.  Covenants of Coral as to Conduct of Business
Section 4.1.     Ordinary Course.......................................................................      A-27
Section 4.2.     Corporate Documents...................................................................      A-27
Section 4.3.     Capital Structure.....................................................................      A-27
Section 4.4.     Compliance with Applicable Laws.......................................................      A-28
Section 4.5.     Investments and Acquisitions..........................................................      A-28
Section 4.6.     Indebtedness..........................................................................      A-28
Section 4.7.     Proceedings...........................................................................      A-28
Section 4.8.     Properties............................................................................      A-28
Section 4.9.     Contracts.............................................................................      A-28
Section 4.10.    Taxes.................................................................................      A-29
Section 4.11.    Benefit Plans.........................................................................      A-29
Section 4.12.    Insurance.............................................................................      A-29
Section 4.13.    Employee Matters......................................................................      A-29
Section 4.14.    Proprietary Rights....................................................................      A-29
Section 4.15.    General...............................................................................      A-29

Article 5.  Additional Covenants
Section 5.1.     Registration Statement................................................................      A-29
Section 5.2.     Coral Stockholders Meeting............................................................      A-30
Section 5.3.     Charter Amendment.....................................................................      A-30
Section 5.4.     Access to Information.................................................................      A-30
Section 5.5.     Confidentiality.......................................................................      A-30
Section 5.6.     Public Disclosure.....................................................................      A-31
Section 5.7.     Exclusivity...........................................................................      A-31
Section 5.8.     State Statutes........................................................................      A-31
Section 5.9.     Tax Matters...........................................................................      A-32
Section 5.10.    Options and Warrants..................................................................      A-32
Section 5.11.    Expenses..............................................................................      A-32
Section 5.12.    Other Agreements......................................................................      A-32
Section 5.13.    Nasdaq................................................................................      A-32
Section 5.14.    Indemnification of Coral's Officers and Directors.....................................      A-33
Section 5.15.    Patent Interference Proceeding........................................................      A-33
Section 5.16.    Legends...............................................................................      A-33
Section 5.17.    Consents; Further Assurances..........................................................      A-33
Section 5.18.    Updates of Schedule...................................................................      A-34

Article 6.  Conditions Precedent
Section 6.1.     Conditions to Each Party's Obligations................................................      A-34
Section 6.2.     Conditions to Obligations of Lightbridge and Acquisition Corp.........................      A-35
Section 6.3.     Conditions to Obligations of Coral....................................................      A-36

Article 7.  Indemnification
Section 7.1.     Agreement to Indemnify................................................................      A-37
Section 7.2.     Survival of Indemnity.................................................................      A-37
Section 7.3.     Escrow................................................................................      A-38
Section 7.4.     Additional Provisions.................................................................      A-38
Section 7.5.     Survival of Representations and Warranties and Covenants..............................      A-38


                                      (ii)


Article 8.  Termination, Amendment and Waiver
Section 8.1.     Termination...........................................................................       A-38
Section 8.2.     Effect of Termination.................................................................       A-39
Section 8.3.     Amendment.............................................................................       A-39
Section 8.4.     Extension; Waiver.....................................................................       A-39

Article 9.  Miscellaneous
Section 9.1.     Notices...............................................................................       A-40
Section 9.2.     Construction..........................................................................       A-40
Section 9.3.     Exhibits and Schedule.................................................................       A-40
Section 9.4.     Entire Agreement, Assignability, etc..................................................       A-41
Section 9.5.     Validity..............................................................................       A-41
Section 9.6.     Further Assurances....................................................................       A-41
Section 9.7.     Jurisdiction and Venue................................................................       A-41
Section 9.8.     Governing Law.........................................................................       A-41
Section 9.9.     Counterparts..........................................................................       A-41




                                     (iii)

   This Agreement and Plan of Reorganization dated as of September 9, 1997 (this "Agreement") is entered into among Lightbridge, Inc., a Delaware corporation ("Lightbridge"), SeeCross Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Lightbridge ("Acquisition Corp."), and Coral Systems, Inc., a Delaware corporation ("Coral").

                                    RECITALS

   The parties hereto desire to effect a reorganization in which Acquisition Corp. shall be merged into Coral, with the surviving corporation to be a wholly owned subsidiary of Lightbridge, all of the issued and outstanding shares of capital stock of Coral ("Coral Capital Stock") to be converted into shares of common stock, $.01 par value, of Lightbridge ("Lightbridge Common") and all of the outstanding options and warrants to purchase Coral Capital Stock to become exercisable (if and when vested) to acquire shares of Lightbridge Common, all upon the terms and conditions set herein.

   Following the execution of this Agreement, Lightbridge will file with the Securities and Exchange Commission ("SEC") a registration statement on Form S-4 covering the shares of Lightbridge Common to be issued in the proposed merger. Upon the effectiveness of such registration statement, Coral will deliver the proxy statement/prospectus contained in such registration statement to the holders of Coral Capital Stock in connection with the solicitation of proxies to approve this Agreement and the merger contemplated hereby.

   Concurrently with the execution of this Agreement and in order to induce Lightbridge to enter into this Agreement, (i) each of the holders of Coral Capital Stock designated with an asterisk on Exhibit A is delivering to
                                             ---------
Lightbridge a duly executed voting agreement in the form of Exhibit B (each a
                                                            ---------
"Voting Agreement") pursuant to which, among other things, the executing holder has granted to certain representatives of Lightbridge an irrevocable proxy to vote all of the holder's shares of Coral Capital Stock in favor of the approval of this Agreement and the merger contemplated hereby and (ii) the holders of a majority of the outstanding shares of each class of Coral Capital Stock have delivered to Coral an action by consent of stockholders dated as of the date hereof, pursuant to which such holders have duly approved and adopted a certificate of amendment to the amended and restated certificate of incorporation of Coral in the form of Exhibit C (the "Charter Amendment") in
                                      ---------
order to amend and waive certain rights of holders of Coral Capital Stock that would otherwise apply to the merger contemplated by this Agreement.

   Now, Therefore, Lightbridge, Acquisition Corp. and Coral hereby agree as follows:

                            ARTICLE 1.  THE MERGER

    Section 1.1. CERTIFICATE OF MERGER. Subject to and upon the terms and conditions of this Agreement, and on the basis of the agreements, covenants, representations and warranties herein contained, at the closing of the transactions contemplated by this Agreement (the "Closing"), the Surviving Corporation (as defined in Section 1.6) shall execute a certificate of merger (the "Certificate of Merger") in substantially the form of Exhibit D, providing
                                                           ---------
for the statutory merger of Acquisition Corp. with and into Coral (the "Merger") as of the time (the "Effective Time") of filing of the Certificate of Merger with the Secretary of State of the State of Delaware. At the Effective Time, shares of Coral Capital Stock issued and outstanding immediately prior to the Effective Time will be converted into fully paid and nonassessable shares of Lightbridge Common, in accordance with Section 1.4.

    Section 1.2. CLOSING DATE. The Closing shall be held on the business day following the date of the Coral Stockholders Meeting (as defined in Section 5.2) and shall take place at the office of Foley, Hoag & Eliot LLP, Boston, Massachusetts, at 10 A.M., Eastern time, or on such other date, or at such other time and place, as the parties may agree upon in writing. The date on which the Closing is to be held is herein referred to as the "Closing Date."

    Section 1.3. EFFECTIVE TIME. Subject to the provisions of this Agreement and the Certificate of Merger, the Certificate of Merger, together with the required related certificates, shall be filed in accordance with the applicable provisions of the Delaware General Corporation Law ("Delaware Law") as soon as practicable after the Closing. The Merger shall become effective as of the Effective Time.

    Section 1.4. EFFECT ON CAPITAL STOCK. At the Effective Time, by virtue of the Merger and without any action on the part of any party:

      1.4.1. All of the 1,000 issued and outstanding shares of common stock, $.01 par value, of Acquisition Corp. shall be converted into an aggregate of 1,000 shares of common stock, $.01 par value, of the Surviving Corporation. Each stock certificate representing shares of common stock, $.01 par value, of Acquisition Corp. prior to the Effective Time shall represent an equal number of shares of common stock, $.01 par value, of the Surviving Corporation from and after the Effective Time.

      1.4.2. Each outstanding share of Coral Capital Stock (except Dissenting Shares, as defined in Section 1.7.1) shall be converted, subject to the indemnification and escrow provisions of Article 7, into the right to receive the consideration set forth below. The maximum number of shares of Lightbridge Common to be issued in exchange for the acquisition by Lightbridge of all outstanding shares of Coral Capital Stock and for reservation upon exercise of all unexpired and unexercised options and warrants to acquire Coral Capital Stock shall be the Aggregate Share Number (as defined in Section 1.4.4). No adjustment shall be made in the number of shares of Lightbridge Common issued in the Merger as a result of any cash proceeds received by Coral from the date hereof to the Effective Time pursuant to the exercise of options, warrants or other rights to acquire Coral Capital Stock. Subject to the terms and conditions of this Agreement, as of the Effective Time, by virtue of the Merger and without any action on the part of Acquisition Corp., Coral or the holder of any shares of the Coral Capital Stock, the following shall occur:

          (a) Each share of common stock, $.001 par value, of Coral ("Coral Common") will be exchanged for the Common Consideration (as defined in
      Section 1.4.4).

          (b) Each share of Series A Preferred Stock, $.001 par value, of Coral ("Coral Series A") will be exchanged for the Series A Consideration (as defined in Section 1.4.4).

          (c) Each share of Series B Preferred Stock, $.001 par value, of Coral ("Coral Series B") will be exchanged for the Series B Consideration (as defined in Section 1.4.4).

          (d) Each share of Series C Preferred Stock, $.001 par value, of Coral ("Coral Series C") will be exchanged for the Series C Consideration (as defined in Section 1.4.4).

          (e) Each outstanding option to purchase shares of Coral Common (each an "Option") previously issued under the Coral Systems, Inc. Amended and Restated Stock Option Plan adopted August 29, 1996, including the predecessor Coral Systems, Inc. Stock Option Plan effective October 27, 1992 (together, the "Option Plan"), whether vested or unvested, shall entitle its holder, upon exercise of such Option (if and when vested) following the Effective Time, to receive that number of whole shares of Lightbridge Common equal to the product of the number of shares of Coral Common that were issuable upon exercise of such Option immediately prior to the Effective Time (without regard to vesting) multiplied by the Common Consideration, rounded down to the nearest whole number of shares of Lightbridge Common. In addition, following the Effective Time, the per share exercise price for the Lightbridge Common issuable upon exercise of each Option shall be equal to the quotient of the exercise price per share of Coral Common at which such Option was exercisable immediately prior to the Effective Time divided by the number of shares of Lightbridge Common that constitute the Common Consideration, rounded up to the nearest whole cent. Following the Effective Time, each Option shall continue to have, and be subject to, the same terms and conditions set forth in the Option Plan and as provided in the option agreement governing such Option immediately prior to the Effective Time, except as set forth in this Section. It is the intention of the parties that the Options qualify following the Effective Time as incentive stock options, as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), to the extent they qualified as incentive stock options immediately prior to the Effective Time.

          (f) Each outstanding warrant to purchase shares of Coral Common (each a "Warrant"), whether vested or unvested, shall entitle its holder, upon exercise of such Warrant (if and when vested) following the Effective Time, to receive that number of whole shares of Lightbridge Common equal to the product of the number of shares of Coral Common that were issuable upon exercise of such Warrant immediately prior to the Effective Time (without regard to vesting) multiplied by the Common Consideration, rounded down to the nearest whole number of shares of Lightbridge Common. In addition, following the Effective Time, the per share exercise price for the Lightbridge Common issuable upon exercise of each Warrant shall be equal to the quotient of the exercise price per share of Coral Common at which such Warrant was exercisable immediately prior to the Effective Time divided by the number of shares of Lightbridge Common that constitute the Common Consideration, rounded up to the nearest whole cent. Following the Effective Time, each Warrant shall continue to have, and be subject to, the same terms and conditions set forth in the Warrant immediately prior to the Effective Time, except as set forth in this Section.

      1.4.3. No fractional shares of Lightbridge Common shall be issuable in connection with the Merger. The number of shares of Lightbridge Common allocable to all outstanding shares of Coral Capital Stock and to be reserved for exercise of all Options and Warrants shall equal the Aggregate Share Number and, to the extent the calculations pursuant to Section 1.4.2 produce fractional shares or an aggregate number greater or less than the Aggregate Share Number, the number of shares of Lightbridge Common allocable to individual holders of Coral Capital Stock, Options and Warrants shall be appropriately adjusted.

      1.4.4. The following terms used in this Section 1.4 shall have the indicated meanings:

             (a) The "Aggregate Preference" shall mean a number of shares of Lightbridge Common equal to the quotient of:

                 (i) the sum of (A) the product of $0.66 multiplied by the number of shares of Coral Common outstanding immediately prior to the Effective Time, (B) the product of $1.00 multiplied by the number of shares of Coral Series A outstanding immediately prior to the Effective Time, (C) the product of $2.16 multiplied by the number of shares of Coral Series B outstanding immediately prior to the Effective Time, (D) the product of $2.3207 multiplied by the number of shares of Coral Series C outstanding immediately prior to the Effective Time, and (E) the product of $0.66 multiplied by the number of shares of Coral Common issuable (without regard to vesting) upon the exercise of all unexpired and unexercised Options and Warrants outstanding immediately prior to the Effective Time, divided by

                 (ii) the Calculation Price.

             (b) The "Aggregate Share Number" shall mean a number of shares of Lightbridge Common equal to:

                 (i) if the Calculation Price is greater than or equal to $10.8375 but less than or equal to $14.6625, 1,286,863;

                 (ii) if the Calculation Price is less than $10.8375, the quotient of $13,946,375 divided by the Calculation Price, rounded down to the nearest whole number of shares of Lightbridge Common; or

                 (iii) if the Calculation Price is greater than $14.6625, the quotient of $18,868,625 divided by the Calculation Price, rounded down to the nearest whole number of shares of Lightbridge Common;

          less the number of shares of Lightbridge Common equal to the quotient of (A) the Offset Expenses (as defined in Section 5.11) plus the Final Adjustment Amount (as defined in Section 1.10) divided by (B) the Calculation Price.

             (c) The "Calculation Price" shall equal the average of the last sales prices of Lightbridge Common on the Nasdaq National Market for each of the ten trading days immediately preceding the Closing Date.

             (d) The "Common Consideration" shall mean the number of shares of Lightbridge Common equal to the sum of (i) $0.66 divided by the Calculation Price, plus (ii) the Remainder Amount.

             (e) The "Remainder Amount" shall equal the quotient of (i) the Aggregate Share Number minus the Aggregate Preference, divided by (ii) the sum of (A) the number of shares of Coral Common outstanding immediately prior to the effective time, (B) the number of shares of Coral Common into which the shares of Coral Series A outstanding immediately prior to the Effective Time are then convertible, (C) the number of shares of Coral Common into which the shares of Coral Series B outstanding immediately prior to the Effective Time are then convertible, (D) the number of shares of Coral Common into which the shares of Coral Series C outstanding immediately prior to the Effective Time are then convertible and (E) the number of shares of Coral Common issuable (without regard to vesting) upon the exercise of all unexpired and unexercised Options and Warrants outstanding immediately prior to the Effective Time.

             (f) The "Series A Consideration" shall mean the number of shares of Lightbridge Common equal to the sum of (i) $1.00 divided by the Calculation Price, plus (ii) the Remainder Amount multiplied by the number of shares of Coral Common into which a share of Coral Series A is convertible immediately prior to the Effective Time.

             (g) The "Series B Consideration" shall mean the number of shares of Lightbridge Common equal to the sum of (i) $2.16 divided by the Calculation Price, plus (ii) the Remainder Amount multiplied by the number of shares of Coral Common into which a share of Coral Series B is convertible immediately prior to the Effective Time.

             (h) The "Series C Consideration" shall mean the number of shares of Lightbridge Common equal to the sum of (i) $2.3207 divided by the Calculation Price, plus (ii) the Remainder Amount multiplied by the number of shares of Coral Common into which a share of Coral Series C is convertible immediately prior to the Effective Time.

             (i) The "Stock Consideration Number" shall mean a portion of the Aggregate Share Number equal to the sum of (i) the Common Consideration multiplied by the number of shares of Coral Common outstanding immediately prior to the Effective Time, (ii) the Series A Consideration multiplied by the number of shares of Coral Series A outstanding immediately prior to the Effective Time, (iii) the Series B Consideration multiplied by the number of shares of Coral Series B outstanding immediately prior to the Effective Time, and (iv) the Series C Consideration multiplied by the number of shares of Coral Series C outstanding immediately prior to the Effective Time.

    Section 1.5. EXCHANGE OF CORAL CERTIFICATES. Lightbridge hereby appoints American Stock Transfer & Trust Company to act as exchange agent (the "Exchange Agent") in the Merger, to act in accordance with the terms hereof and with such other instructions as Lightbridge may provide from time to time at or prior to the Closing. Prior to the filing of the Registration Statement with the SEC, Lightbridge shall appoint a commercial bank having at least $50,000,000 in assets and reasonably acceptable to Coral (or American Stock Transfer & Trust Company) to act as escrow agent (the "Escrow Agent") in accordance with the terms hereof and the Escrow Agreement (as defined in Section 6.2.3(e)). At the Closing, the holders of Coral Capital Stock (the "Stockholders") shall surrender to the Exchange Agent the stock certificates (the "Coral Certificates") representing the outstanding shares of Coral Capital Stock. As soon as practicable after the Effective Time, and in any event within five business days thereafter, Lightbridge shall deliver or cause to be delivered to the Exchange Agent, stock certificates registered in the names of the Stockholders and representing a number of shares of Lightbridge Common (the "Irrevocable Shares") equal to thirty percent of the maximum Stock Consideration Number reasonably estimated by Lightbridge to be issuable after giving effect to the post-closing adjustments provided for in Section 1.10, all as determined to enable Foley, Hoag & Eliot LLP to deliver the tax opinion contemplated by
Section 6.2.8. As soon as practicable after the Final Adjustment Amount has been determined pursuant to Section 1.10, Lightbridge shall deliver or cause to be delivered (i) to the Exchange Agent, stock certificates registered in the names of the Stockholders and representing a number of shares of Lightbridge Common equal to the number, if any (the "Additional Shares"), by which (A) one-third of the Stock Consideration Number exceeds (B) the number of shares delivered pursuant to the preceding sentence and (ii) to the Escrow Agent, stock certificates registered in the names of the Escrow Agent and representing a number of shares (the "Escrow Shares") equal to the portion of the Stock Consideration Number not delivered to the Exchange Agent pursuant to the preceding clause (A) and the preceding sentence. Upon the delivery of such stock certificates to the Exchange Agent and the Escrow Agent, the Coral Certificates shall forthwith be canceled. On the first business day occurring six months after the Closing Date, the Exchange Agent shall send to Stockholders who have duly surrendered their Coral Certificates by overnight courier certificates representing the Irrevocable Shares and the Additional Shares, if any, provided that if, in connection with its tax opinion contemplated by Section 6.2.8, Foley, Hoag & Eliot LLP shall require that the stock certificates representing the Irrevocable Shares be delivered to Stockholders at an earlier date, the Exchange Agent shall deliver such certificates at such earlier time to Stockholders who have duly surrendered their Coral Certificates. In the event stock certificates representing the Irrevocable Shares are delivered in accordance with the foregoing proviso, the Irrevocable Shares shall not be transferable until six months after the Closing Date and such stock certificates shall bear transfer legends to such effect. Coral shall use reasonable business efforts to cause all of the Coral Certificates to be surrendered prior to the Closing; if, however, any of the Coral Certificates are presented to the Surviving Corporation after the Effective Time for any reason, they shall be delivered to the Exchange Agent and exchanged in accordance with this Section. In the event any Coral Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Coral Certificates, upon the making of an affidavit of that fact by the holder thereof, the shares of Lightbridge Common issuable with respect thereto pursuant to Section 1.4, provided that Lightbridge may, in its discretion and as a condition precedent to the issuance thereof, require such holder to deliver a bond in such sum as Lightbridge may reasonably direct as indemnity against any claim that may be made against Lightbridge or the Exchange Agent with respect to the Coral Certificates alleged to have been lost, stolen or destroyed. The shares of Lightbridge Common delivered to the Exchange Agent and the Escrow Agent shall be deemed to have been delivered in full satisfaction of all rights pertaining to the shares of Coral Capital Stock represented by the Coral Certificates. It is acknowledged that the holders of Coral Capital Stock, by virtue of the Merger, shall have no further rights as stockholders of Coral or the Surviving Corporation following the Merger, including any rights pursuant to
(i) the Stock Purchase Agreement dated as of November 1, 1991 by and between Coral and CVM Equity Fund III, Ltd., (ii) the Series A Convertible Preferred Stock Purchase Agreement dated as of January 26, 1994 by and between Coral and the Purchasers named therein, (iii) the Series B Preferred Stock Purchase Agreement dated as of March 2, 1995 by and among Coral and the Purchasers named therein, (iv) the Series C Preferred Stock Purchase Agreement dated as of March 21, 1996 by and between Coral and Cincinnati Bell Information Systems Inc. and
(v) the Amended and Restated Investors' Rights Agreement dated as of March 21, 1996 by and among Coral and the Stockholders named therein (collectively, the "Coral Stockholders Agreements").

    Section 1.6. OTHER EFFECTS.  At the Effective Time:

      (a) the separate existence of Acquisition Corp. shall cease and Acquisition Corp. shall be merged with and into Coral, with Coral remaining as the surviving corporation (the "Surviving Corporation");

      (b) the certificate of incorporation and by-laws of Acquisition Corp. shall be the certificate of incorporation and by-laws of the Surviving Corporation;

      (c) the directors and officers of Acquisition Corp. shall be the directors and officers of the Surviving Corporation; and

      (d) the Merger shall, from and after the Effective Time, have all of the effects provided by Delaware Law.

    Section 1.7. DISSENTING SHARES.

      1.7.1. Notwithstanding any provision of this Agreement to the contrary, the shares of Coral Capital Stock of any Stockholder who has demanded and perfected appraisal rights for such shares in accordance with Delaware Law and who, as of the Effective Time, has not effectively withdrawn or lost such appraisal rights ("Dissenting Shares"), shall not be exchanged for or represent a right to receive Lightbridge Common pursuant to Section 1.4, but the holder thereof shall only be entitled to such rights as are granted by Delaware Law.

      1.7.2. Notwithstanding the provisions of Section 1.7.1, if any Stockholder who demands appraisal of shares of Coral Capital Stock under Delaware Law shall effectively withdraw the right to appraisal, then, as of the later of the Effective Time and the occurrence of such event, such shares shall automatically be exchanged for and represent only the right to receive Lightbridge Common, without interest thereon, upon surrender of the stock certificate representing such shares to the Exchange Agent.

      1.7.3. Coral shall give Lightbridge (a) prompt notice of any written demands for appraisal of any shares of Coral Capital Stock, withdrawals of such demands, and any other instruments served pursuant to Delaware Law and received by Coral which relate to any such demand for appraisal and (b) the opportunity to participate in all negotiations and proceedings which take place prior to the Effective Time with respect to demands for appraisal under Delaware Law. Coral shall not, except with the prior written consent of Lightbridge, voluntarily make any payment with respect to any demands for appraisal of Coral Capital Stock or offer to settle any such demands.

    Section 1.8. HOLDERS' AGENT. Pete Bloomer (or another Person designated by Coral) shall, by virtue of the Merger and the resolutions to be adopted at the Coral Stockholders Meeting (as defined in Section 5.2), be irrevocably appointed attorney-in-fact and authorized and empowered to act, for and on behalf of any or all of the Stockholders (with full power of substitution in the premises) in connection with the determination of the Final Adjustment Amount pursuant to
Section 1.10, the indemnity provisions of Article 7 as they relate to the Stockholders generally, the Escrow Agreement, the notice provisions of this Agreement and such other matters as are reasonably necessary for the consummation of the transactions contemplated hereby, including to act as the representative of the Stockholders to review and authorize all set-offs, claims and other payments authorized or directed by the Escrow Agreement and dispute or question the accuracy thereof, to compromise on their behalf with Lightbridge any claims asserted thereunder and to authorize payments to be made with respect thereto, and to take such further actions as are authorized in this Agreement. The above-named representative, as well as any subsequent representative of the Stockholders appointed by such representative (or, after such representative's death or incapacity, elected by vote of holders of a majority of Coral Capital Stock outstanding immediately prior to the Effective Time), is referred to herein as the "Holders' Agent." The Holders' Agent shall not be liable to any Stockholder, Lightbridge, the Surviving Corporation or any other person with respect to any action taken or omitted to be taken by the Holders' Agent under or in connection with this Agreement or the Escrow Agreement unless such action or omission results from or arises out of fraud, gross negligence, willful misconduct or bad faith or the part of the Holders' Agent. The Stockholders shall severally indemnify the Holders' Agent and hold the Holders' Agent harmless against any loss, liability or expense incurred without fraud, gross negligence, willful misconduct or bad faith on the part of the Holders' Agent and arising out of or in connection with the acceptance or administration of the duties of the Holders' Agent hereunder, including the reasonable fees and expenses of any legal counsel retained by the Holders' Agent. Each of Lightbridge and Acquisition Corp. and each of their respective affiliates shall be entitled to rely on such appointment and treat the Holders' Agent as the duly appointed attorney-in-fact of each Stockholder. Each Stockholder who votes in favor of the Merger pursuant to the terms hereof, by such vote, without any further action, and each Stockholder who receives shares of Lightbridge Common in connection with the Merger, by acceptance thereof and without any further action, confirms such appointment and authority and acknowledges and agrees that such appointment is irrevocable and coupled with an interest, it being understood that the willingness of Lightbridge and Acquisition Corp. to enter into this Agreement is based, in part, on the appointment of a representative to act on behalf of the Stockholders.

    Section 1.9. DISTRIBUTIONS. Subject to applicable law, no dividends or other distributions with respect to Lightbridge Common declared or made after the Effective Time and with a record date after the Effective Time will be paid to the holder of any unsurrendered Coral Certificate with respect to the shares of Lightbridge Common represented thereby until the holder of record of such Coral Certificate shall surrender such Coral Certificate. Subject to applicable law, following surrender of any such Coral Certificate, there shall be paid to the record holder of shares of Lightbridge Common issued in exchange therefor, without interest, at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such shares of Lightbridge Common, provided that any stock dividend shall not be delivered to such recordholder prior to the delivery, pursuant to this Agreement, of the Lightbridge Common on which such stock dividend was declared.

    Section 1.10. POST-CLOSING BALANCE SHEET ADJUSTMENT.

      1.10.1. Following the Closing Date, Lightbridge and the Surviving Corporation will prepare a balance sheet of Coral as of immediately prior to the time of the Closing (the "Preliminary Closing Balance Sheet"). The Preliminary Closing Balance Sheet will be prepared in accordance with generally accepted accounting principles applied on a basis, and using methodologies, consistent with the Financial Statements (as defined in Section 2.6), except that the Preliminary Closing Balance Sheet may omit footnotes and related disclosures normally contained in audited balance sheets prepared in accordance with generally accepted accounting principles. Lightbridge will then cause Deloitte &

   Touche LLP, Lightbridge's independent accountants ("Lightbridge's Accountants"), to audit the Preliminary Closing Balance Sheet and to issue their report thereon, and Lightbridge will reflect in the Preliminary Closing Balance Sheet such adjustments, if any, as are proposed by Lightbridge's Accountants based upon their audit.

      1.10.2. On or before the forty-fifth day following the Closing Date, Lightbridge will deliver to the Holders' Agent the Preliminary Closing Balance Sheet, the audit report of Lightbridge's Accountants with respect thereto, and a statement of the Preliminary Adjustment Amount. The Preliminary Adjustment Amount shall be the difference between negative $1,245,500 and the working capital (total current assets less total current liabilities) of Coral as reflected on the Preliminary Closing Balance Sheet; provided, however, that the Preliminary Adjustment Amount shall not reflect any reductions in the working capital of Coral attributable to any of the items listed in Section 1.10 of the Schedule.

      1.10.3. Within fifteen days after his receipt of the Preliminary Closing Balance Sheet and statement of the Preliminary Adjustment Amount, the Holders' Agent shall notify Lightbridge whether he accepts or disputes the Preliminary Adjustment Amount. If the Holders' Agent accepts the Preliminary Closing Balance Sheet and the Preliminary Adjustment Amount, or fails to notify Lightbridge of any dispute with respect thereto within said fifteen-day period, the Preliminary Closing Balance Sheet shall be deemed to be the "Final Closing Balance Sheet" and the Preliminary Adjustment Amount shall be deemed to be final, conclusive and binding upon the parties (the "Final Adjustment Amount"). During such fifteen-day period and until the determination of the Final Adjustment Amount, the Holders' Agent will be provided with access to such financial books and records of Coral as he may reasonably request in order to confirm the accuracy of the Preliminary Closing Balance Sheet. If the Holders' Agent disputes the accuracy of the Preliminary Closing Balance Sheet or the Preliminary Adjustment Amount, he shall in such notice set forth in reasonable detail those items that he believes are not fairly presented in conformity with Section 1.10.1 above and the reasons for his opinion. The parties shall then meet and in good faith use their best efforts to try to resolve their disagreements over the disputed items. If the parties resolve their disagreements over the disputed items in accordance with the foregoing procedure, the Preliminary Closing Balance Sheet and the Preliminary Adjustment Amount, with those modifications to which the parties shall have agreed, shall be deemed to be the Final Closing Balance Sheet and the Final Adjustment Amount. If the parties have not resolved their disagreements over the disputed items on the Preliminary Closing Balance Sheet or the Preliminary Adjustment Amount within fifteen days after the notice of dispute from the Holders' Agent, the parties shall forthwith jointly request an independent, national accounting firm mutually agreed upon by Lightbridge's Accountants and the Holders' Agent (the "Accounting Arbitrator") to make a binding determination of those disputed items in accordance with this Agreement. The Accounting Arbitrator will have no more than forty-five days from the date of referral and no more than thirty days from the final submission of information or testimony by the parties to render its decision with respect to the disputed items concerning the Preliminary Closing Balance Sheet and the Preliminary Adjustment Amount, which decision shall be final and binding upon the parties and enforceable as an arbitration award pursuant to the Massachusetts Uniform Arbitration Act for Commercial Disputes, Mass. Gen. Laws Ann. ch. 251 or the Federal Arbitration Act, 9 U.S.C. (S)(S)1 et seq. The Preliminary Closing Balance Sheet and the Preliminary Adjustment Amount, with those adjustments determined by the Accounting Arbitrator to be necessary, shall be deemed to be the Final Closing Balance Sheet and the Final Adjustment Amount. The fees and expenses of the Accounting Arbitrator engaged pursuant to this Section shall be borne equally by the Stockholders and by Lightbridge (with the portion attributable to the Stockholders being treated as an additional Offset Expense, further decreasing the Aggregate Share Number pursuant to
   Section 1.4.4).

    Section 1.11. TAKING OF NECESSARY ACTION; FURTHER ACTION. If, at any time after the Effective Time, any such further action is necessary or desirable to carry out the purposes of this Agreement and to vest the

Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Coral and Acquisition Corp., the officers and directors of Coral and Acquisition Corp. are fully authorized in the name of their respective corporations or otherwise to take, and shall take, all such lawful and necessary action.

    Section 1.12. TAX TREATMENT. The parties intend that the Merger shall be treated as a reorganization under Section 368 of the Code.

              ARTICLE 2.  REPRESENTATIONS AND WARRANTIES OF CORAL

   Coral hereby represents and warrants to Lightbridge and Acquisition Corp. as follows, subject to such exceptions as are specifically disclosed under appropriate section headings in the disclosure schedule attached hereto and made a part hereof (the "Schedule"):

    Section 2.1. CORPORATE STATUS. Coral is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with all requisite corporate power to own, lease and operate its properties and to carry on its business as now being conducted. Coral is duly qualified to do business as a foreign corporation, and is in good standing, in each other jurisdiction in which it owns or leases property or conducts business, except where the failure to be so qualified does not have any effect that is, or is reasonably likely to be, materially adverse to its business, results of operations, properties, assets, liabilities, prospects or condition (financial or otherwise) (a "Coral Material Adverse Effect").

    Section 2.2. CORPORATE DOCUMENTS. Coral has delivered to Lightbridge true and complete copies of its amended and restated certificate of incorporation, as amended to date (the "Coral Charter"), and its bylaws, as amended to date (the "Coral Bylaws"). The Coral Charter and the Coral Bylaws are in full force and effect, and no further amendment or restatement thereof has been adopted or proposed, except for the Charter Amendment. Coral is not in Violation of any provision of the Coral Charter or the Coral Bylaws. The minute books and stock records of Coral, which have heretofore been made available to Lightbridge, are true and complete and are the only minute books and stock records of Coral. The Schedule sets forth the current directors and officers of Coral.

    Section 2.3. CAPITAL STRUCTURE. The authorized Coral Capital Stock consists of (a) 30,000,000 shares of Coral Common, of which 3,276,234 shares are outstanding as of the date hereof; (b) 2,000,000 shares of Coral Series A, of which 2,000,000 shares are outstanding as of the date hereof; (c) 2,083,333 shares of Coral Series B, of which 2,083,333 shares are outstanding as of the date hereof; (d) 1,850,000 shares of Coral Series C, of which 1,824,920 shares are outstanding as of the date hereof; and (e) 9,066,667 shares of preferred stock, $.001 par value, none of which have been designated in series or are outstanding as of the date hereof. No shares of Coral Capital Stock are held as treasury stock. The name of each Stockholder, and the number and class of shares of Coral Capital Stock owned of record by such Stockholder, are set forth on the Schedule. All of the outstanding shares of Coral Capital Stock are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights created by statute, the Coral Charter, the Coral Bylaws or any agreement to which Coral is a party or is bound. No bonds, debentures, notes or other indebtedness of Coral having the right to vote (or convertible into securities having the right to vote) on any matters on which holders of Coral Capital Stock may vote ("Voting Debt") have been issued or are outstanding. Except for the Option Plan, Coral has never adopted or maintained any stock option plan or other plan providing for equity compensation of any person.
Coral has reserved 2,089,189 shares of Coral Common for issuance to employees and consultants pursuant to the Option Plan, of which 1,186,544 shares are subject to outstanding, unexercised Options as of the date hereof and 696,874 shares remain available for future grant as of the date hereof. The name of each holder of an Option or a Warrant, and the grant date of the Option or Warrant and the number of shares of Coral Common for which the Option or Warrant is exercisable, are set forth on the Schedule. Coral has never accelerated the vesting schedule of any of the outstanding Options, and no Option will be accelerated and become exercisable by reason of the transactions contemplated by this Agreement. All shares of Coral Common subject to issuance under the Options and the Warrants, upon issuance on the terms and conditions specified in the Options or Warrants pursuant to which they are issuable, shall be duly authorized, validly issued, fully paid and nonassessable. Coral is not a party to or bound by: (a) any option, warrant, call, right or agreement, other than the Options and the Warrants, obligating Coral to issue, deliver or sell additional shares of Coral Capital Stock or Voting Debt or to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call, right or agreement; (b) any voting trust, proxy or other agreement or understanding with respect to the voting of shares of Coral Capital Stock; or (c) any other agreement restricting the transfer of, or affecting rights with respect to, shares of Coral Capital Stock. The holders of the Options and the Warrants have been or will be given, or shall have properly waived, any required notice prior to the Merger.

    Section 2.4. AUTHORITY.

      2.4.1. Coral has all requisite corporate power to execute and deliver this Agreement and each of the Certificate of Merger, the Employment Agreements and the Non-Competition Agreement (each as defined herein and collectively the "Coral Corollary Agreements") and to consummate the transactions contemplated hereby and thereby. Subject only to the approval of this Agreement by the Stockholders, the execution and delivery of this Agreement and the Coral Corollary Agreements, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all requisite corporate action on the part of Coral and no other corporate proceedings on the part of Coral are necessary to authorize the execution and delivery of this Agreement or any of the Coral Corollary Agreements or to consummate the transactions contemplated hereby and thereby. Without limiting the foregoing, the Charter Amendment has been duly approved by the Stockholders. The vote required of the Stockholders to duly approve the Merger and this Agreement is a majority of the outstanding shares of the Coral Common and a majority of the outstanding shares of the Coral Series A, Coral Series B and Coral Series C, voting as a single class. The board of directors of Coral has unanimously approved the Merger, this Agreement and the Charter Amendment. This Agreement has been duly and validly executed and delivered by Coral and constitutes a legal, valid and binding obligation of Coral enforceable in accordance with its terms, all as may be subject to or affected by any bankruptcy, reorganization, insolvency, moratorium or similar laws of general application from time to time in effect and relating to or affecting the rights or remedies of creditors generally (the "Creditor Exception"). As of the Closing Date, each of the Coral Corollary Agreements will be duly and validly executed and delivered by Coral and will constitute a legal, valid and binding obligation of Coral enforceable in accordance with its terms, all as may be subject to or affected by the Creditor Exception.

      2.4.2. Subject only to the approval of this Agreement and the filing of the Charter Amendment with the Secretary of State of the State of Delaware, the execution and delivery by Coral of this Agreement do not, and the execution and delivery by Coral of the Coral Corollary Agreements and the consummation by Coral of the transactions contemplated hereby and thereby will not, result in any Violation (as defined below) of any provision of the Coral Charter, the Coral Bylaws, any material Contract (as defined in Section 2.10), any of the Permits (as defined in Section 2.7), or any judgment, order, decree, statute, law, ordinance, rule or regulation of any Governmental Entity (as defined below) applicable to Coral or its properties or assets. Coral does not have any plans, programs or agreements to which it is a party or subject pursuant to which payments may be required or acceleration of benefits may be required upon a change of control of Coral. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Coral at or prior to the Effective Time in connection with the execution and delivery by Coral of this Agreement or any of the Coral Corollary Agreements or the consummation by Coral of the transactions contemplated hereby and thereby, except for (i) the filing of the Charter Amendment and the Certificate of Merger with the Secretary of State of the State of Delaware and (ii) the filing of the Registration Statement (as defined in Section 5.1) with the SEC in accordance with the

   Securities Act of 1933, as amended (the "Securities Act"). As used herein:
   "Violation" means, with respect to a provision, (A) any material conflict with, material violation of or material default (with or without notice or lapse of time, or both) under such provision, (B) the arising of any right of termination, cancellation or acceleration of any obligation, or loss of any material benefit, under such provision, or (C) the arising of any material lien, pledge, claim, charge, security interest, mortgage, easement, servitude, refusal, claim of infringement or other restriction or encumbrance of any kind, including any restriction on use, voting (in the case of any security), transfer, receipt of income or exercise of any other attribute of ownership on assets; and "Governmental Entity" means any domestic or foreign court, administrative agency or commission, or other governmental authority or instrumentality.

    Section 2.5. INVESTMENTS. Coral does not directly or indirectly own, or have the right to acquire, any equity interest or investment in the equity capital of any Person (as defined below). Coral has no obligation to acquire any class of securities (including debt securities) issued by any Person. Coral has not owned or controlled any subsidiary corporation or any stock or other interest in any Person and is not a party to, and has not been a party to, or bound by any partnership, joint venture, voluntary association, cooperative or business trust agreement or arrangement other than in the ordinary course of business. Coral has delivered or made available to Lightbridge true and complete copies of any such agreements or arrangements that were entered into in the ordinary course of business and any provision of which is currently in effect. As used herein, "Person" means any individual, corporation, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Entity or any other entity.

    Section 2.6. FINANCIAL STATEMENTS.

      2.6.1. The audited balance sheets of Coral at each of December 31, 1994, 1995 and 1996 and the related audited statements of operations, changes in stockholders' equity and cash flows for the years then ended (including the notes thereto), and the unaudited balance sheets of Coral at June 30, 1996 and 1997 and the related unaudited statements of operations, changes in stockholders' equity and cash flows for the six-month periods then ended (including the notes thereto), as provided by Coral to Lightbridge, have been prepared in accordance with generally accepted accounting principles, applied on a consistent basis throughout the periods involved (except that the unaudited financial statements do not contain all the notes that may be required by generally accepted accounting principles and were or are subject to normal and recurring year-end adjustments that were not or are not expected to be material in amount), and fairly present in all material respects the financial condition of Coral as at the dates thereof and the results of its operations and its cash flows for the periods then ended. As used herein, "Financial Statements" means all of such financial statements and notes collectively, "1997 Balance Sheet" means the unaudited balance sheet of Coral at June 30, 1997, and "1997 Financial Statements" means the 1997 Balance Sheet and the related unaudited financial statements of Coral for the six months ended June 30, 1997 (including the notes thereto). The 1997 Financial Statements have been reviewed (but not audited) by Price Waterhouse LLP, independent accountants to Coral, in accordance with the procedures specified by the American Institute of Certified Public Accountants for a review of interim financial information as described in Statement on Auditing Standards No. 71, "Interim Financial Information." The books of account of Coral have been prepared and maintained in accordance with Coral's normal practice, consistent in all material respects with the accounting principles and policies reflected in the Financial Statements.

      2.6.2. All accounts receivable reflected on the 1997 Balance Sheet and Coral's books and records as of the date hereof represent sales actually made in the ordinary course of business and in a manner consistent with Coral's regular credit practices. The reserve for doubtful accounts reflected on the 1997 Balance Sheet has been established based upon and consistent with past practice and is, in Coral's reasonable judgment, adequate.

      2.6.3. Coral has no outstanding Indebtedness (as defined below) or other liabilities, asserted liabilities or obligations of any nature, whether absolute, accrued, contingent or otherwise, other than (a) those disclosed or reflected on the 1997 Financial Statements, (b) those not required under generally accepted accounting principles to be disclosed or reflected on the 1997 Financial Statements and (c) those incurred since June 30, 1997 in the ordinary course of business consistent with past practice. Without limiting the foregoing, Coral does not have any outstanding monetary obligations to either AirTouch Communications, Inc. or Cincinnati Bell Information Systems Inc. or their respective affiliates under Contracts existing as of, or terminated prior to, the date of this Agreement. Coral does not have any outstanding Indebtedness for borrowed money. For purposes of this Agreement, "Indebtedness" means (i) all items (except items of capital stock, stockholders' equity, surplus or retained earnings, and general contingency reserves) that in accordance with generally accepted accounting principles would be included in determining total liabilities as shown on the liability side of a balance sheet of Coral as at the date as of which such Indebtedness is to be determined, (ii) all indebtedness secured by any mortgage, pledge, lien, security interest or conditional sale or other title retention agreement to which any property or asset owned or held by Coral is subject, whether or not the indebtedness secured thereby shall have been assumed, and
   (iii) all indebtedness of others which Coral has directly or indirectly guaranteed, endorsed (otherwise than for collection or deposit in the ordinary course of business), sold or discounted with recourse or (contingently or otherwise) to purchase or repurchase or otherwise acquire, or in respect of which Coral has agreed to supply or advance funds (whether by way of loan, stock purchase, capital contribution or otherwise) or otherwise become directly or indirectly liable.

    Section 2.7. COMPLIANCE WITH APPLICABLE LAWS. Coral holds all permits, licenses, variances, certificates of occupancy, exemptions, orders, approvals and authorizations of all Governmental Entities that are material to the operation of its business (the "Permits"). All of the Permits are in full force and effect, and Coral has delivered or made available to Lightbridge true and complete copies of all of the Permits. Coral is in compliance with the terms of the Permits, except where any such failure so to comply, individually or in the aggregate with any other such failures, would not have a Coral Material Adverse Effect. No Violation of any of the Permits has been alleged by any Governmental Entity, and no proceeding is pending, or to the knowledge of Coral threatened, to revoke, suspend, cancel or limit any of the Permits. No action by Coral, Lightbridge, the Surviving Corporation or any other party is required in order that all of the Permits will remain in full force and effect following the Merger. The business of Coral is not being conducted in violation of or conflict with any law, ordinance or regulation or any order, judgment, injunction, award or decree of any Governmental Entity (collectively "Laws"), except where any such violation or conflict, individually or in the aggregate, would not have a Coral Material Adverse Effect and except for Environmental Laws, which are the subject of Section 2.18. As of the date of this Agreement, no investigation or review by any Governmental Entity with respect to Coral is pending or, to the knowledge of Coral, threatened, nor has any Governmental Entity indicated an intention to conduct the same, and, to Coral's knowledge, the continued use, occupancy and operation of the Leased Real Property (as defined in Section 2.9.2) as currently used, occupied and operated does not constitute a nonconforming use under any Law. Coral has no knowledge of any pending or anticipated change in any Law which would have a material adverse effect upon the current ownership, use, occupancy or operation of the Leased Real Property or any portion thereof.

    Section 2.8. LITIGATION. There is no claim, dispute, action, suit, appeal, legal, administrative or arbitral proceeding, or investigation, at law or in equity, pending against Coral, or involving any of its assets or properties, before any court, agency, authority, arbitration panel or other tribunal, and, to the knowledge of Coral, none has been threatened. To the knowledge of Coral, there are no facts that, if known to customers, Governmental Entities or other Persons, could reasonably be expected to result in any such claim, dispute, action, suit, appeal, legal, administrative or arbitral proceeding, or investigation that could reasonably be expected to have a Coral Material Adverse Effect. Coral is not named as a subject of any order, writ, injunction or decree of any court, agency, authority, arbitration panel or other tribunal, nor is it in default with respect to any notice, order, writ, injunction or decree. No judgment has been entered by, and no claim, dispute, action, suit, appeal, legal, administrative or arbitral proceeding, or investigation, at law or in equity, is pending or, to the knowledge of Coral, threatened that materially and adversely affects, or could reasonably be expected to materially and adversely affect, the ability of Coral to perform under this Agreement or that seeks to enjoin or prohibit any of the transactions contemplated by this Agreement.

    Section 2.9. PROPERTIES.

      2.9.1. Owned Properties. Coral does not own and has never owned any real property.

      2.9.2. Leased Properties. The Schedule sets forth a true and complete list of all leases, subleases, licenses, revocable use permits and other agreements (collectively, the "Real Property Leases") under which Coral uses or occupies any real property (the land and improvements covered by the Real Property Leases being herein called the "Leased Real Property"), which Schedule sets forth the date of and parties to each Real Property Lease. Coral has heretofore delivered to counsel for Lightbridge true and complete copies of all Real Property Leases, including all modifications thereof and all amendments and supplements thereto. Each Real Property Lease is valid, binding and in full force and effect, no written notice of default or termination thereunder is outstanding with respect to any Real Property Lease, all rent and other material sums due and payable by Coral under each Real Property Lease are current, with respect to each Real Property Lease Coral is not in material default in its obligations, and no event has occurred nor condition exists which, with the giving of notice or the lapse of time or both, would constitute a material default by Coral under any Real Property Lease. Coral holds the leasehold estate under and interest in each Real Property Lease free and clear of all liens, charges and encumbrances (together, "Encumbrances") except for (a) Encumbrances reflected in the 1997 Financial Statements (including overleases, governmental development plans and similar agreements to which Coral is not a party), (b) Encumbrances securing taxes, assessments, governmental charges or levies, or the claims of materialmen, carriers, landlords and like persons, all of which are not yet due and payable, (c) restrictions on use contained in Real Property Leases that do not materially restrict the property subject thereto from being used as such property is currently used or (d) imperfections of title and other minor Encumbrances that do not materially detract from the value or impair the use of the asset subject thereto or impair the operations of Coral (collectively, the Encumbrances described in clauses (a), (b), (c) and (d) shall be referred to as "Permitted Encumbrances"). Neither Coral nor any its officers, directors or Stockholders has any ownership, financial or other interest in the landlord under any Real Property Lease. Each Real Property Lease was negotiated on an arm's-length basis on commercially reasonable terms.

      2.9.3. Entire Premises. All of the land, buildings, structures and other improvements used by Coral in the conduct of Coral's business (the "Improvements") are included in the Leased Real Property. To the knowledge of Coral, Coral has taken no action and has suffered no action to occur that would materially adversely affect the interest of Coral in the Leased Real Property. Coral does not own or hold, and is not obligated under or a party to, any option, right of first refusal or other contractual right to purchase, acquire, sell or dispose of the Leased Real Property or any portion thereof or interest therein.

      2.9.4. Personal Property. The 1997 Balance Sheet reflects all of the material personal property used by Coral in its business or otherwise held by Coral, except for personal property acquired in the ordinary course of business by Coral since June 30, 1997 and personal property not required under generally accepted accounting principles to be reflected on the 1997 Balance Sheet. Coral has good and marketable title to, or adequate rights or licenses to use, all of the personal property listed on the 1997 Balance Sheet or thereafter acquired, in each case free and clear of any imperfection of title, lien, claim or encumbrance, except for (a) any lien, claim or encumbrance securing taxes, assessments, governmental charges or levies, or the claims of materialmen, carriers, landlords and like Persons, all of which are not yet due and payable, and (b) imperfections of title and other minor liens, claims and encumbrances that do not materially detract from the value or impair the use of the asset subject thereto.

      2.9.5. Condition of Property. The Leased Real Property and the owned and leased personal property of Coral necessary to the conduct of its business are in good operating condition and repair, ordinary wear and tear excepted. The Leased Real Property and personal property of Coral are sufficient for the continued operation of the business of Coral after the Closing in substantially the same manner as conducted prior to the Closing.

      2.9.6. Condemnation. To the knowledge of Coral, there is no threatened or contemplated condemnation proceeding affecting the Leased Real Property or any part thereof or any sale or other disposition of the Leased Real Property or any part thereof in lieu of condemnation.

      2.9.7. Casualty. No portion of the Leased Real Property has suffered any material damage by fire or other casualty which has not heretofore been substantially repaired and restored to its original condition.

      2.9.8. Space Leases. Coral has not entered into any lease, sublease, license or other agreement granting to any person other than Coral any right to the possession, use, occupancy or enjoyment of the Leased Real Property or any portion thereof.

    Section 2.10. CONTRACTS. As used herein, "Contracts" means written agreements, contracts, instruments, guaranties, powers of attorney, commitments, understandings, arrangements, promises, assurances, obligations or undertakings to which Coral is a party or by which or to which Coral's assets or properties are bound or subject. Coral has provided or made available to Lightbridge true and complete copies of the following Contracts:

   (a) Contracts with any current or former officer, director, employee, consultant, agent, representative or security holder, including any employment, consulting or deferred compensation agreement and any executive compensation, bonus or incentive plan agreement;

   (b) Contracts for the purchase, sale or lease of materials, supplies, equipment, goods, research and development, or capital assets, or the receipt of services, the performance of which will extend over a period of more than one year or involve consideration in excess of $50,000;

   (c) Contracts currently in effect that were entered into in the ordinary course of business and that involve executory payment of consideration to or by Coral in excess of $50,000;

   (d) Contracts for the sale of any assets or properties of Coral other than in the ordinary course of business or for the grant to any Person of any preferential rights to purchase any assets or properties of Coral;

   (e) Contracts establishing joint ventures or partnerships;

   (f) Contracts establishing franchise, distribution or sales agency arrangements;

   (g) Contracts under which Coral agrees to indemnify any party other than Contracts entered into in the ordinary course of business;

   (h) Contracts containing obligations or liabilities of any kind to holders of Coral Capital Stock as such;

   (i) Contracts relating to the acquisition by Coral of any operating business or any capital stock of any other Person;

   (j) Contracts containing options for the purchase of any asset tangible or intangible, for an aggregate purchase price of more than $50,000;

   (k) Contracts requiring the payment to any person of any override or similar commission or fee;

   (l) Contracts for the borrowing of money; and

   (m) any other Contracts that were not made in the ordinary course of business and that are, individually or in the aggregate, material to Coral.

With respect to each Contract referred to above:

   (1) the Contract is legal, valid and binding, is enforceable in accordance with its terms, and is in full force and effect;

   (2) the Contract will continue to be legal, valid and binding, enforceable in accordance with its terms, and in full force and effect on identical terms following the Merger;

   (3) neither Coral nor, to its knowledge, any other party to the Contract is in material breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default by Coral, or, to its knowledge, by any other party, or permit termination, modification or acceleration under the Contract; and

   (4) neither Coral nor, to its knowledge, any other party to the Contract has repudiated any material provision of the Contract;

provided that the foregoing representations and warranties are qualified by the Creditor Exception.

    Section 2.11. TAXES.

      2.11.1 Coral has timely filed in accordance with applicable law all Tax Returns (as defined below) required to be filed by or with respect to it, its operations and assets, and all Taxes (as defined below) shown as due on such Tax Returns have been paid. All Tax Returns filed by Coral with respect to Taxes were prepared in compliance with all applicable laws and regulations and were true and complete in all material respects as of the date on which they were filed or as subsequently amended to the date hereof. Coral has provided or otherwise made available to Lightbridge true and complete copies of federal, state, local and foreign Tax Returns of Coral for each of the years ended December 31, 1996, 1995 and 1994 and all revenue agent's reports and other written assertions of deficiencies or other liabilities for Taxes with respect to past periods for which the applicable statute of limitations has not expired. Coral will provide to Lightbridge copies of any such reports or written assertions received after the date hereof within ten days of their first being received by Coral.

      2.11.2. Coral has timely paid, or will timely pay on or prior to the Closing Date, all Taxes for which a notice of, or assessment or demand for, payment has been received or which are otherwise due and payable up to and including the Closing Date with respect to Coral, its operations and assets (in each case, whether or not shown on any Tax Return), except for Taxes that are being contested in good faith by appropriate proceedings (all of which are set forth on the Schedule) or for payment of which Taxes adequate reserves are reflected on the 1997 Balance Sheet.

      2.11.3 Coral has complied in all material respects with all applicable laws, rules and regulations relating to the withholding of Taxes and has timely collected or withheld and paid over (and up to the Closing Date will have timely collected or withheld and paid over) to the proper Governmental Entities all amounts required to be so collected or withheld and paid over for all periods up to the Closing Date under all applicable laws. There are not currently in effect any waivers or extensions of any applicable statute of limitations for the assessment or collection of Taxes with respect to any Tax Return that relates to Coral, and no request for any such waiver or extension is pending. There are no Tax rulings, requests for rulings or closing agreements relating to Coral that could affect its liability for Taxes for any period after the Closing Date.

      2.11.4 Coral has no current or potential contractual obligation to indemnify any other Person with respect to Taxes, and has no obligation to make distributions in respect of Taxes. No claim has ever been made by a taxing authority in a jurisdiction where Coral does not file Tax Returns that Coral is or may be subject to taxation by such jurisdiction. No power of attorney has been granted by Coral with respect to any matter relating to Taxes, which power of attorney is currently in force. Coral has not filed a consent under Code section 341(f) or any comparable provision of state law.

As used herein: "Taxes" means all taxes of any kind, charges, fees, customs, duties, imposts, levies or other assessments, including all net income, gross receipts, ad valorem, value added, transfer, gains, franchise, profits, inventory, net worth, capital stock, asset, sales, use, license, estimated, withholding, payroll, transaction, capital, employment, social security, workers compensation, unemployment, excise, severance, stamp, occupation, and property taxes, together with any interest and any penalties, additions to tax or additional amounts, imposed by any taxing authority; and "Tax Return" means all returns, declarations, reports, forms, estimates, information returns and statements required to be filed in respect of any Taxes or to be supplied to a taxing authority in connection with any Taxes.

    Section 2.12. BENEFIT PLANS.

      2.12.1 The Schedule sets forth a true and complete list of all employee benefit plans (whether or not they constitute employee benefit plans within the meaning of section 3(3) of Title IV of Employee Retirement Income Security Act of 1974, as amended), arrangements, policies or commitments (including any employment, consulting or deferred compensation agreement, executive compensation, bonus, incentive, pension, profit-sharing, savings, retirement, stock option, stock purchase or severance pay plan, any life, health, disability or accident insurance plan, or any holiday or vacation practice) as to which Coral or any Commonly Controlled Entity has any direct or indirect, actual or contingent liability (each a "Benefit Plan"). Coral has, with respect to each Benefit Plan, delivered to Lightbridge, where applicable, true and complete copies of: (a) all plan texts and agreements and related trust agreements or annuity contracts; (b) all summary plan descriptions and material employee communications; (c) the most recent annual report (Form 5500 series, including all schedules thereto); (d) the most recent actuarial valuation; (e) the most recent annual audited financial statement and opinion; (f) if the plan is intended to qualify under Code section 401(a) or 403(a), the most recent determination letter received from the Internal Revenue Service (the "IRS"); and (g) all material communications with any Governmental Entity, including the Pension Benefit Guaranty Corporation (the "PBGC") and the IRS.

      2.12.2 No Benefit Plan is subject to Title IV of Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or to Code section 412 or is a defined benefit plan within the meaning of ERISA section 3(35) or Code section 414(i). Coral and any entity which is under common control with Coral within the meaning of Code section 414(b), (c), (m) or (o) (a "Commonly Controlled Entity") has made all payments due from it to date with respect to each Benefit Plan. All amounts properly accrued as liabilities to or expenses of any Benefit Plan that have not been paid have been properly reflected on the 1997 Financial Statements. Each Benefit Plan conforms to, and its administration is in material compliance with, all applicable laws and regulations. There are no actions, liens, suits or claims pending or threatened (other than routine claims for benefits) with respect to any Benefit Plan. Each Benefit Plan which is intended to qualify under Code section 401(a) or 403(a) so qualifies. No event has occurred, and there exists no condition or set of circumstances, that presents a material risk of a partial termination (within the meaning of Code section 411(d)(3)) of any Benefit Plan. Coral does not have any Benefit Plan that is a "group health plan" (as defined in ERISA section 607(1)). No assets of Coral are allocated to or held in a "rabbi trust" or similar funding vehicle. Coral does not have any Benefit Plan that is a welfare plan within the meaning of ERISA section 3(1) (regardless of whether the plan is covered by ERISA) and that provides benefits to current or former employees beyond their retirement or other termination of service (other than coverage mandated by COBRA, the cost of which is fully paid by the current or former employee or his dependents); and there exists no (a) unfunded benefit obligations with respect to any employee of Coral which are not fairly reflected by reserves shown on Coral's most recent financial statements or (b) reserves, assets, surpluses or prepaid premiums with respect to any Benefit Plan that is a welfare plan within the meaning of ERISA section 3(1) (regardless of whether the plan is covered by ERISA).

      2.12.3. The consummation of the transactions contemplated by this Agreement will not (a) entitle any current or former any individual employed by Coral or any Commonly Controlled Entity to severance pay, unemployment compensation or any similar payment, (b) accelerate the time of payment or vesting, or increase the amount of any compensation due to, any current or former employed by Coral or any Commonly Controlled Entity, (c) constitute or involve a prohibited transaction (as defined in ERISA section 406 or Code section 4975), constitute or involve a breach of fiduciary responsibility within the meaning of ERISA section 502(1) or otherwise violate Part 4 of Title I of ERISA or (d) result in the payment of compensation that would, in combination with any other payment, result in an "excess parachute payment" within the meaning of Code section 280G(b).

      2.12.4. As of the Closing, neither Coral nor any Commonly Controlled Entity has incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act, as it may be amended from time to time, and within the six-month period immediately following the Closing, neither will incur any such liability or obligation if, during such six-month period, only terminations of employment in the normal course of operations occur.

      2.12.5. With respect to the Benefit Plans, individually and in the aggregate, no event has occurred, and to the knowledge of Coral, there exists no condition or set of circumstances in connection with which Coral could be subject to any material liability under ERISA, the Code or any other applicable law that is reasonably likely to have a Coral Material Adverse Effect, other than any liability for benefits claims and funding obligations payable in the ordinary course.

      2.12.6. With respect to the Benefit Plans, there are no funded benefit obligations for which contributions have not been made or properly accrued and there are no unfunded benefit obligations that have not been accounted for by reserves, or otherwise properly footnoted in accordance with generally accepted accounting principles, on the 1997 Balance Sheet, except for obligations that are not, individually and in the aggregate, reasonably likely to have a Coral Material Adverse Effect.

    Section 2.13. ABSENCE OF CERTAIN EVENTS. Except as contemplated by this Agreement, since June 30, 1997, Coral has conducted its business only in the ordinary course consistent with past practice. Without limiting the generality of the foregoing, during such period:

   (a) neither the business, properties nor assets of Coral have suffered a material adverse loss (whether or not covered by insurance) as the result of fire, explosion, earthquake, accident, labor trouble, condemnation or taking of property by any Governmental Entity, flood, windstorm, pestilence, embargo, riot, act of God or the public enemy or any other casualty or similar event;

   (b) Coral has not declared or paid any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of Coral Capital Stock;

   (c) Coral has not purchased, redeemed or otherwise acquired (or committed itself to purchase, redeem or acquire), directly or indirectly, any shares of Coral Capital Stock;

   (d) Coral has not made any acquisition of all or any part of the assets, properties, capital stock or business of any other Person, other than inventory, equipment and supplies acquired in the ordinary course of business consistent with past practice;

   (e) Coral has not, except in the ordinary course of business consistent with past practice, sold or otherwise disposed of any material assets of Coral;

   (f) Coral has not sold, assigned, transferred, conveyed or licensed, or committed itself to sell, assign, transfer, convey or license, any Proprietary Rights (as defined in Section 2.21), other than in the ordinary course of business;

   (g) Coral has not waived or released any right or claim of material value to its business, including any write-off or other compromise of any material account receivable of Coral;

   (h) Coral has not paid, directly or indirectly, any of its material liabilities before the same became due in accordance with its terms or otherwise than in the ordinary course of business consistent with past practice;

   (i) Coral has not made any payment or commitment to pay any severance or termination pay to any employee of Coral;

   (j) Coral has not made any wage or salary increase or bonus, or increase in any other direct or indirect compensation for or to any employee, officer, director, consultant, agent or other representative, other than in the ordinary course of business consistent with past practice;

   (k) Coral has not made any loan or advance to any of its Stockholders, officers, directors, employees, consultants, agents or other representatives (other than travel advances made in the ordinary course of business), or made any other loan or advance otherwise than in the ordinary course of business consistent with past practice;

   (l) Coral has not pledged or otherwise, voluntarily or involuntarily, encumbered any of its assets or properties, except for liens for current taxes which are not yet delinquent and purchase-money liens arising out of the purchase or sale of products made in the ordinary and usual course of business and in any event not in excess of $25,000 for any single item or $50,000 in the aggregate;

   (m) Coral has not materially changed any of its accounting methods, principles or procedures;

   (n) Coral has not materially changed any of its business policies or practices, including advertising, marketing, pricing, purchasing, personnel, sales or budget policies;

   (o) Coral has not suffered or incurred any damage, destruction or loss, whether or not covered by insurance, which will have or could reasonably be expected to have a Coral Material Adverse Effect; and

   (p) Coral has not entered into any agreement to do any of the foregoing.

    Section 2.14. OFFICERS, DIRECTORS AND KEY EMPLOYEES. The Schedule sets forth:

   (a) the name, position held and total compensation of each Person who is either an officer or director of Coral or an employee, consultant, agent or other representative of Coral whose current annual rate of compensation (including bonuses and commissions) exceeds $75,000;

   (b) details of all wage and salary increases or bonuses received by any such Person since September 1, 1996, and any accrual by Coral for, or commitment or agreement by Coral to pay, any wage or salary increase or bonus to any such Person; and

   (c) any arrangement or obligation of Coral to make any payment to any such Person as a result of, or conditioned on, the consummation of the transactions contemplated hereby.

Except as contemplated by Section 6.2.10, none of the Persons described in clause (a) above has given a written threat to Coral to cancel or otherwise terminate such Person's relationship with Coral.

    Section 2.15. POTENTIAL CONFLICTS OF INTEREST. Except for normal compensation received as employees, no officer or director of Coral, no holder of ten percent or more of the Coral Capital Stock (calculated as if all shares of Coral Series A, Coral Series B and Coral Series C were converted into Coral Common), and no entity known by Coral to be controlled by any such officer, director or stockholder:

   (a) has engaged in any transaction or transactions of the types described in
       Item 404 of Regulation S-X under the Securities Act, except in as described in the Preliminary Prospectus of Coral dated December 19, 1996;

   (b) owns directly or indirectly, in whole or in part, any material tangible or intangible property that Coral uses;

   (c) has any cause of action or other claim whatsoever against, or owes any amount to, Coral, except for claims in the ordinary course of business, such as for accrued vacation pay, and similar matters in agreements existing on the date hereof; or

   (d) has made any payment or commitment to pay any commission, fee or other amount to, or purchase or obtain or otherwise contract to purchase or obtain any goods or services from, any Person of which any officer or director of Coral is a partner or stockholder (excepting no more than five percent stockholdings for investment purposes in securities of publicly held companies).

    Section 2.16. FINDER'S FEES. Coral has not incurred any liability, contingent or otherwise, for brokerage fees, finder's fees, agent's commissions, financial advisory fees or other similar forms of compensation in connection with this Agreement or any of the transactions contemplated hereby, other than to Broadview Associates LLC under the engagement letter dated May 8, 1997.

    Section 2.17. BANK ACCOUNTS. Coral has provided or made available to Lightbridge true and complete written summaries of information regarding all accounts, lock boxes and safe deposit boxes maintained by Coral at banks, trust companies, securities or other brokers or other financial institutions, including the names of all Persons authorized to draw thereon or have access thereto.

    Section 2.18. ENVIRONMENTAL MATTERS.

      2.18.1. Coral has been in the past and is now in material compliance with all Environmental Laws (as defined below) and all material requirements of applicable permits, licenses, approvals and other authorizations pertaining thereto.

      2.18.2. Coral has received no notification that it is or could be, and there is no basis for it to become, and it is not, subject to any claim, action, obligation, proceeding, investigation or evaluation, directly or indirectly relating to any of its current or past operations, or those of any predecessor, or any by-product thereof, or any of its current or formerly owned, leased or operated properties, or those of any predecessor, that are reasonably likely to result in the incurrence of any material Environmental Liabilities and Costs (as defined below) by Coral.

      2.18.3. There are not now and never have been any underground storage tanks situated on any real property owned, leased or operated by Coral.

      2.18.4. Coral has entered into no agreement with any Governmental Entity or other Person by which responsibility was assumed for, either directly or indirectly, the conduct of any Remedial Action or the incurrence of any other Environmental Liabilities and Costs.

      2.18.5. Coral has not prepared, caused to be prepared or received any environmental audits, environmental risk assessments or site assessments. Coral is not a party to any Contract with respect to the removal or disposal of any Oil or Hazardous Material.

As used herein:

   (a) "Environment" shall mean all navigable waters, waters of the contiguous zone, ocean waters, natural resources, surface waters, ground water, drinking water supply, land surface, subsurface strata, ambient air, both inside and outside of buildings and structures, and plant and animal life on Earth;

   (b) "Environmental Laws" shall mean all federal, state, local and foreign laws, principles of common law, rules, regulations and codes, as well as orders, decrees, judgments or injunctions issued, promulgated, approved or entered thereunder relating to pollution, protection of the Environment or public health and safety, including the Release or threatened Release of Oil or Hazardous Material into the Environment or otherwise relating to presence, manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Oil or Hazardous Material;

   (c) "Environmental Liabilities and Costs" shall mean all costs, expenses or losses, whether direct or indirect, known or unknown, current or potential, past, present or future, arising from, relating to or imposed by, under or pursuant to Environmental Laws and in any way based on, arising out of or otherwise in respect of (1) the ownership or operation by Coral or any predecessor, of the businesses of Coral or (2) the condition or operation of any real property, assets, equipment or facilities owned, leased or operated by or related to the businesses of Coral (including, in each case, the disposal or arrangement for the disposal of any Oil or Hazardous Material, or other substances or wastes On-site or Off-site), including all such costs, expenses or losses (A) related to Remedial Actions, (B) necessary for compliance with any requirements of Environmental Laws and any applicable permits, licenses, approvals or other authorizations, (C) necessary to make full economic use of the property, assets, equipment and facilities of Coral (assuming that Coral's properties are operated for substantially the same purpose and at substantially the same levels as at the date hereof) and (D) related to reasonable fees, disbursements and expenses of counsel and consultants;

   (d) "Off-site" shall mean any property of any Person other than those properties included within the definition of On-site;

   (e) "Oil or Hazardous Material" shall mean any waste, pollutant, hazardous substance, toxic substance, hazardous waste, special waste, industrial substance or waste, petroleum or petroleum-derived substance or waste, asbestos-containing substance or waste, radioactive material or any constituent of any such substance or waste including any such substance regulated under or defined by any Environmental Law;

   (f) "On-site" shall mean any property owned, leased, or operated by Coral;

   (g) "Release" shall mean any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching, migration, or movement of Oil or Hazardous Material through the indoor or outdoor Environment; and

   (h) "Remedial Action" shall mean all actions reasonably necessary, whether voluntary or involuntary, to (A) clean up, remove or treat Oil or Hazardous Material in the indoor or outdoor Environment; (B) prevent the Release of Oil or Hazardous Material so that they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor Environment; or (C) perform investigations, remedial studies, restoration and post-remedial studies and monitoring on, in, under, above or about any assets or properties On-site or Off-site.

    Section 2.19. INSURANCE. Coral has delivered or made available to Lightbridge true and complete copies of all insurance policies or binders to which Coral is a party or under which Coral is covered and true and complete copies of all applications for insurance policies submitted by Coral. All insurance policies to which Coral is a party or that provide coverage to Coral are in full force and effect. Since September 1, 1995, Coral has not received any refusal of coverage, or any notice of suspension, revocation, modification or cancellation or any other indication that any insurance policy is no longer in full force or effect or that the issuer of any policy is not willing or able to perform its obligations thereunder or any notice from an insured to discontinue any coverage afforded to Coral and, to the knowledge of Coral, there is no basis for the issuance of any such notice or the taking of any such action. Coral has paid all premiums due and has otherwise performed all of its respective obligations under each such policy, except such as will not materially adversely affect Coral's coverage thereunder. There was no claim in excess of $5,000 asserted under any of the insurance policies of Coral for the period from September 1, 1995 to the date hereof. Coral is not party to, or bound by, any Contract requiring Coral (a) to name a third party as loss payee under any insurance policy or binder held by or on behalf of Coral or otherwise requiring Coral to obtain insurance for or on behalf of any third party or (b) to provide coverage to third parties (such as, for example, under leases or service agreements). There is no written self-insurance arrangement by or affecting Coral.

    Section 2.20. EMPLOYEE RELATIONS. Coral has never been a party to a collective bargaining agreement and has never made any final or binding offer to a labor union or association representing its employees with respect to any terms or conditions of employment. Coral has never had, nor is there now threatened, a union organizing effort, strike, picket, organized work stoppage or organized work slowdown. Coral has complied with all applicable laws relating to employment, equal opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health, and plant closings, except where the failure so to be in compliance would not have a Coral Material Adverse Effect.

    Section 2.21. PROPRIETARY RIGHTS.

      2.21.1. Coral owns, or is licensed or otherwise possesses legally enforceable rights to use, all patents, trademarks, trade names, service marks, copyrights, and any applications therefor, maskworks, schematics, technology, know-how, computer software programs or applications (in both source code and object code form), and tangible or intangible proprietary information or material (excluding Commercial Software, as defined below) that are material to the business of Coral as currently conducted or as proposed to be conducted by Coral (the "Proprietary Rights"), free and clear of any and all liens, claims and encumbrances.

      2.21.2. The Schedule sets forth a complete list of all patents, trademarks, registered copyrights, trade names and service marks, and any applications therefor, owned by Coral and included in the Proprietary Rights, specifying, where applicable, the jurisdictions in which each such Proprietary Right has been issued or registered or in which an application for such issuance and registration has been filed, including the respective registration or application numbers and the names of all registered owners. None of Coral's currently marketed software products has been registered for copyright protection with the United States Copyright Office or any foreign offices nor has Coral been requested to make any such registration. Coral has provided or made available to Lightbridge true and complete copies of all material licenses, sublicenses and other agreements as to which Coral is a party and pursuant to which Coral or any other person is authorized to use any Proprietary Right (excluding End-User Licenses, as defined below) or other trade secret material to Coral. Coral is not in Violation of any such license, sublicense or agreement except for such Violations that do not, in the aggregate, materially impair Coral's rights under such license, sublicense or agreement. Coral is not contractually obligated to pay any compensation to any third party in respect of the Proprietary Rights, the use thereof or the material covered thereby in connection with the services or products in respect of which the Proprietary Rights are being used. No claims with respect to the Proprietary Rights have been asserted or, to the knowledge of Coral, are threatened by any person nor are there any valid grounds, to the knowledge of Coral, for any material claims that are reasonably likely to be successful (a) to the effect that the business of Coral as currently conducted or as proposed to be conducted by Coral, including Coral's design, development, use, import, manufacture and sale of the products, technology (including products or technology currently under development) or services of Coral, infringes on or misappropriates any valid copyright, patent, trademark, service mark, trade secret or other valid proprietary rights of any other Person or constitutes unfair competition or trade practices under any Law, (b) against the use by Coral of any trademarks, service marks, trade names, trade secrets, copyrights, patents, technology, know-how or computer software programs and applications used in Coral's business as currently conducted or as proposed to be conducted by Coral, or (c) challenging the ownership by Coral, validity or effectiveness of any of the Proprietary Rights. All registered trademarks, service marks and copyrights owned by Coral and included in the Proprietary Rights are valid and subsisting, all necessary registration, maintenance and renewal fees in connection with such Proprietary Rights have been paid and all necessary documents and certificates in connection with such Proprietary Rights have been filed with the relevant Governmental Entities for the purposes of maintaining such Proprietary Rights. The Schedule lists all actions that must be taken by Coral within 120 days following the date hereof, including the payment of any registration, maintenance or renewal fees or the filing of any documents, applications or certificates required in connection with the maintenance, perfection, preservation or renewal of any Proprietary Rights. There is no material unauthorized use, infringement or misappropriation of any of the Proprietary Rights by any employee or former employee of Coral or, to Coral's knowledge, any other third party. No Proprietary Right or material product of Coral is subject to any outstanding decree, order, judgment, or stipulation restricting in any manner the licensing thereof by Coral. There are no Contracts between Coral and any other Person with respect to Proprietary Rights under which there is any dispute known to Coral regarding the scope of such Contract, or performance under such Contract, including with respect to any payments to be made or received by Coral thereunder.

      2.21.3. To the extent that any Proprietary Rights have been developed or created by a third party for which Coral has, directly or indirectly, paid, Coral has a written agreement with such third party with respect thereto and Coral thereby has obtained valid ownership of or rights sufficient for the conduct of Coral's business to all such Proprietary Rights by operation of law or by valid assignment or license, except where failure to do so would
   not have a Coral Material Adverse Effect.   Each employee, officer and
   consultant of Coral has executed a confidentiality agreement in substantially the form provided to Lightbridge, providing Coral with title and ownership to Proprietary Rights developed or used by such person in the conduct of Coral's business. All of such agreements are legal, valid, binding and enforceable in accordance with their terms, all as may be subject to or affected by the Creditor Exception. No employee, officer or consultant of Coral is in Violation of any provision of any employment or consulting contract, proprietary information and inventions agreement, non-competition agreement, or any other contract or agreement relating to the relationship of any such employee, officer or consultant with Coral or, to the knowledge of Coral, any previous employer.

As used herein:

   (a) "Commercial Software" means packaged commercially available software programs generally available to the public through retail dealers in computer software which have been licensed to Coral pursuant to End-User Licenses and which are used in Coral's business but are in no way a component of or incorporated in or specifically required to develop or support any of Coral's products and related trademarks, technology and know-how; and

   (b) "End-User Licenses" means any object code and end-user licenses granted to end-users in the ordinary course of business that permit use of software products without a right to modify, distribute or sublicense the same.

    Section 2.22. CERTAIN LOANS. There are no loans, receivables, advances or similar amounts owed to Coral by any director, officer, employee, consultant or Stockholder of Coral, or owing by any affiliate of any director or officer of Coral, nor is any amount owed by Coral to any of its directors, officers, employees or Stockholders other than normal compensation and advances in the ordinary course of business to officers and employees for reimbursable business expenses not exceeding $10,000 for any one individual.

    Section 2.23. CUSTOMERS, SUPPLIERS AND SALES AGENTS. Coral has provided to Lightbridge a true and complete written summary listing (a) each customer whose purchases accounted for more than five percent of Coral's net revenues during either the year ended December 31, 1996 or the six months ended June 30, 1997, together with the aggregate amount of such purchases in each such period, (b) each supplier from whom Coral purchased in excess of $50,000 worth of products or services during either the year ended December 31, 1996 or the six months ended June 30, 1997, together with the aggregate amount of such purchases in each such period, and (c) each sales agent of Coral, together with the territory and term of engagement of such agent. No customer, supplier or sales agent of Coral has canceled or otherwise terminated, or threatened in writing to cancel or otherwise terminate, its commercial relationship with Coral since September 1, 1996.

    Section 2.24. WARRANTIES AND INDEMNITIES. Each Coral product substantially meets the published specifications applicable to it and the standards set forth in the related documentation and marketing information and in Coral's representations and warranties (express and implied) to customers and sales agents. Coral has no obligations for any warranties or indemnities in connection with the conduct of its business prior to the Closing Date in excess of the amount accrued therefor on the 1997 Balance Sheet. No warranty and indemnity claims in excess of $50,000 have been made against Coral at any time since its incorporation.

   Section 2.25. BUSINESS ACTIVITY RESTRICTIONS. There is no agreement (noncompetition or otherwise), commitment, judgment, injunction, order or decree to which Coral is a party or otherwise binding upon Coral that has or reasonably could be expected to have the effect of prohibiting or impairing the conduct of Coral's business as presently conducted or as proposed to be conducted. Coral has not entered into any agreement under which Coral is restricted from selling, licensing or otherwise distributing any of its technology or products to, or providing services to, customers or potential customers or any class of customers, in any geographic area, during any period of time or in any segment of the market or line of business.

    Section 2.26. NO EXISTING DISCUSSIONS. As of the date hereof, Coral is not engaged, directly or indirectly, in any discussions or negotiations with any other Person with respect to a proposed Transaction (as defined in Section 5.7).

    Section 2.27. REGISTRATION STATEMENT; PROXY STATEMENT/PROSPECTUS. The information supplied by Coral for inclusion in the Registration Statement shall not, at the time the Registration Statement is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading.
The information supplied by Coral for inclusion in the Proxy Statement/Prospectus (as defined in Section 5.1) shall not, on the date the Proxy Statement/Prospectus is first mailed to the Stockholders, at the time of the Coral Stockholders Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Coral Stockholders Meeting which has become false or misleading. If at any time prior to the Effective Time any event relating to Coral or any of its affiliates, officers or directors should be discovered by Coral which should be set forth in an amendment to the Registration Statement or an amendment or supplement to the Proxy Statement/Prospectus, Coral shall promptly inform Lightbridge. Coral makes no representation or warranty with respect to any information supplied by Lightbridge that is contained in the Registration Statement or the Proxy Statement/Prospectus.

    Section 2.28. FULL DISCLOSURE. No representation or warranty made by Coral in this Agreement (as modified by the Schedule) or in any document or certificate delivered to Lightbridge by Coral pursuant to this Agreement, when taken together with the foregoing, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements made not misleading. Disclosure of any matter herein, including as set forth under any section of the Schedule, shall, if reasonable, be deemed to be set forth under any other section of the Schedule for which such matter is applicable. Notwithstanding any other provision of this Agreement (including any provision of the Schedule), disclosure in the Schedule of the existence of any Contract or other document shall not be deemed to disclose the contents of any provision thereof unless the disclosure with respect to such provision is reasonably evident from the face of the Schedule.

   ARTICLE 3.  REPRESENTATIONS AND WARRANTIES OF LIGHTBRIDGE AND ACQUISITION
CORP.

   Each of Lightbridge and Acquisition Corp., jointly and severally, represents and warrants to Coral as follows:

    Section 3.1. CORPORATE STATUS. Each of Lightbridge and Acquisition Corp. is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with all requisite corporate power to own, lease and operate its properties and to carry on its business as now being conducted. Each of Lightbridge and Acquisition Corp. is duly qualified to do business as a foreign corporation, and is in good standing, in each other jurisdiction in which it owns or leases property or conducts business, except where the failure to be so qualified does not have any effect that is, or is reasonably likely to be, materially adverse to the business, results of operations, properties, assets, liabilities, prospects or condition (financial or otherwise) of Lightbridge and its subsidiaries, taken as a whole (an "Lightbridge Material Adverse Effect").

    Section 3.2. CAPITAL STRUCTURE.

      3.2.1. The authorized and outstanding capital stock of Lightbridge consists of (a) 5,000,000 shares of preferred stock, $0.01 par value, none of which is issued and outstanding, and (b) 60,000,000 shares of Lightbridge Common, of which 14,700,010 shares were issued and outstanding as of August 1, 1997. All of the outstanding shares of Lightbridge Common are, and the shares of Lightbridge Common when issued and delivered to the Stockholders in accordance with this Agreement and the Certificate of Merger will be, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights created by statute, Lightbridge's certificate of incorporation or by-laws, or any agreement to which Lightbridge is a party or is bound. All outstanding shares of Lightbridge Common are listed on the Nasdaq National Market, and there are no proceedings to revoke or suspend such listing.

      3.2.2. The authorized capital stock of Acquisition Corp. consists of 1,000 shares of common stock, $.01 par value, of which 1,000 shares are outstanding and are held by Lightbridge of record and beneficially.

    Section 3.3. AUTHORITY.

      3.3.1. Lightbridge has all requisite corporate power and authority to execute and deliver this Agreement and each of the Escrow Agreement, the Employment Agreements and the Non-Competition Agreement (collectively the "Lightbridge Corollary Agreements") and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Lightbridge Corollary Agreements, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all requisite corporate action on the part of Lightbridge, and no other corporate proceedings on the part of Lightbridge are necessary to authorize the execution and delivery of this Agreement or any of the Lightbridge Corollary Agreements or to consummate the transactions contemplated hereby and thereby. The board of directors of Lightbridge has unanimously approved the Merger and this Agreement. This Agreement has been duly and validly executed and delivered by Lightbridge and constitutes a legal, valid and binding obligation of Lightbridge enforceable in accordance with its terms, all as may be subject to or affected by the Creditor Exception. As of the Closing Date, each of the Lightbridge Corollary Agreements will be duly and validly executed and delivered by Lightbridge and will constitute a legal, valid and binding obligation of Lightbridge enforceable in accordance with its terms, all as may be subject to or affected by the Creditor Exception. The execution and delivery of this Agreement do not, and the execution and delivery of the Lightbridge Corollary Agreements and the consummation of the transactions contemplated hereby and thereby will not, result in any Violation of any provision of (a) the certificate of incorporation or by-laws of Lightbridge or (b) any loan or credit agreement, note, mortgage, indenture, lease, employee benefit plan, other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Lightbridge or its properties or assets, except to the extent that a consent or waiver to any such Violation has been obtained as of the date hereof or is obtained prior to the Closing.

      3.3.2. Acquisition Corp. has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite corporate action on the part of Acquisition Corp., and no other corporate proceedings on the part of Acquisition Corp. are necessary to authorize the execution and delivery of this Agreement or to consummate the transactions contemplated hereby. The board of directors of Acquisition Corp. has unanimously approved the Merger and this Agreement. This Agreement has been duly and validly executed and delivered by Acquisition Corp. and constitutes a legal, valid and binding obligation of Acquisition Corp. enforceable in accordance with its terms, all as may be subject to or affected by the Creditor Exception. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby will not, result in any Violation of any provision of (a) the certificate of incorporation or by-laws of Acquisition Corp. or (b) any loan or credit agreement, note, mortgage, indenture, lease, employee benefit plan, other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Acquisition Corp. or its properties or assets.

      3.3.3. No consent, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity is required by or with respect to Lightbridge or Acquisition Corp. in connection with the execution and delivery of this Agreement by Lightbridge and Acquisition Corp. or the consummation of the transactions contemplated hereby, except for (a) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (b) the filing of the Registration Statement with the SEC in accordance with the Securities Act, (c) such other filings, consents, approvals, orders, authorizations, registrations and declarations as may be required under applicable federal and state securities laws (collectively "Securities Filings"), which Securities Filings will be made by the Effective Time, (d) the filing of such reports under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as may be required in connection with this Agreement and the transactions contemplated hereby, and (e) such other consents, authorizations, filings, approvals and registrations that if not obtained or made would not have an Lightbridge Material Adverse Effect or a material adverse effect on the transactions contemplated by this Agreement.

    Section 3.4. SEC DOCUMENTS. Lightbridge has furnished to Coral true and complete copies of Lightbridge's Annual Report on Form 10-K for the fiscal year ended December 31, 1996, its Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 1997 and June 30, 1997, and its definitive proxy statement for its 1997 Annual Meeting of Stockholders (collectively, the "SEC Documents"). As of their respective filing dates, (a) each of the SEC Documents complied in all material respects with the requirements of the Exchange Act and
(b) none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. As of the date hereof, the SEC Documents constitute all reports, statements and other documents required to be filed by Lightbridge under the Exchange Act since January 1, 1997. All documents required under the Exchange Act to be filed as exhibits to the SEC Documents have been filed as so required. The consolidated financial statements and notes thereto of Lightbridge included in the SEC Documents have been prepared in accordance with generally accepted accounting principles, applied on a consistent basis throughout the periods involved (except that the unaudited financial statements do not contain all the notes that may be required by generally accepted accounting principles and are subject to normal and recurring year-end adjustments that are not expected to be material in amount), and fairly present in all material respects the consolidated financial position of Lightbridge and its subsidiaries as at the dates thereof and their consolidated results of operations and cash flows for the periods covered therein. The unaudited condensed consolidated balance sheet of Lightbridge and its subsidiary contained in the SEC Documents, as of June 30, 1997, is hereafter referred to as the "Lightbridge Balance Sheet."

    Section 3.5. ABSENCE OF CERTAIN EVENTS. Since the date of the Lightbridge Balance Sheet, Lightbridge has not declared or paid any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of the capital stock of Lightbridge.

    Section 3.6. LITIGATION. No judgment has been entered by, and no claim, dispute, action, suit, appeal, legal, administrative or arbitral proceeding, or investigation, at law or in equity, is pending or, to the knowledge of Lightbridge or Acquisition Corp., threatened that materially and adversely affects, or could reasonably be expected to materially and adversely affect, the ability of Lightbridge or Acquisition Corp. to perform under this Agreement or that seeks to enjoin or prohibit any of the transactions contemplated by this Agreement.

    Section 3.7. FINDER'S FEES. Neither Lightbridge nor Acquisition Corp. has incurred any liability, contingent or otherwise, for brokerage fees, finder's fees, agent's commissions, financial advisory fees or other similar forms of compensation in connection with this Agreement or any of the transactions contemplated hereby, other than to Cowen & Company.

    Section 3.8. REGISTRATION STATEMENT; PROXY STATEMENT/PROSPECTUS. Subject to the accuracy of the representations of Coral made in Section 2.27, (a) the Registration Statement shall not, at the time the Registration Statement is filed with the SEC or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading and (b) the Proxy Statement/Prospectus shall not, on the date the Proxy Statement/Prospectus is first mailed to the Stockholders, at the time of the Coral Stockholders Meeting and at the Effective Time, include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which such statements were made, not false or misleading. Lightbridge shall promptly notify Coral upon the occurrence, at any time prior to the Effective Time, of any event relating to Lightbridge or Acquisition Corp. that should be set forth in an amendment or supplement to the Proxy Statement/Prospectus. Notwithstanding the foregoing, Lightbridge and Acquisition Corp. make no representation or warranty with respect to any information supplied by Coral that is contained in the Registration Statement or the Proxy Statement/Prospectus.

    Section 3.9. FULL DISCLOSURE. No representation or warranty made by Lightbridge in this Agreement or in any document or certificate delivered to Coral by Lightbridge pursuant to this Agreement, when taken together with the foregoing, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements made not misleading.

           ARTICLE 4.  COVENANTS OF CORAL AS TO CONDUCT OF BUSINESS

   During the period from the date of this Agreement and continuing until the Closing, Coral agrees that, except as expressly contemplated by this Agreement or as consented to by Lightbridge in writing:

    Section 4.1. ORDINARY COURSE. Coral shall carry on its business in the ordinary course consistent with prior practice, including the payment of all debts and taxes owed by Coral in substantially the same manner as heretofore.

    Section 4.2. CORPORATE DOCUMENTS. Coral shall not amend the Coral Charter or the Coral Bylaws, except as contemplated by the Charter Amendment.

    Section 4.3. CAPITAL STRUCTURE. Coral shall not (a) declare or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of Coral Capital Stock, (b) issue, deliver or sell, or authorize the issuance, delivery or sale of, any shares of capital stock of any class (except pursuant to exercises of outstanding Options and Warrants), any Voting Debt or any options, warrants, calls, rights or agreements that obligate Coral to issue, deliver or sell additional shares of Coral Capital Stock or Voting Debt or to grant, extend or enter into any such option, warrant, call, right or agreement, (c) split, combine or reclassify any Coral Capital Stock, (d) purchase, redeem or otherwise acquire, directly or indirectly, any securities of Coral, including shares of Coral Capital Stock, or (e) otherwise effect any reorganization, recapitalization or similar change with respect to Coral Capital Stock. Notwithstanding the foregoing, Coral may:

   (i) repurchase, pursuant to a stock repurchase or similar agreement in existence on the date hereof, shares of Coral Common at a price of no more than $1.00 per share from any person leaving the employment of the Company;

   (ii) cancel, with the consent of the holder thereof but without the delivery or payment of any consideration, any Option held by a person who is a non-employee director of Coral, to the extent that such Option will not, by its terms, vest prior to or as of the Effective Time and will, by its terms, expire as of the Effective Time as a result of the termination of such person's position as a director of Coral; and

 (iii) cancel, with the consent of the holder thereof, any Option outstanding as of the date hereof and initially issued at an exercise price of either $6.00 or $9.00 per share, and in exchange therefor, issue a new option under the Option Plan that shall (A) have an exercise price of $1.50 per share, (B) be exercisable for an aggregate number of shares such that the value of the new option is equal to the value of the canceled Option, as determined and agreed upon by Broadview Associates LLC and Cowen & Company using a Black-Scholes valuation methodology and
        (C) otherwise have terms, including the rate of vesting, identical to the canceled Option. Upon any such cancellation and exchange, the newly issued option shall be deemed to be an "Option" for all purposes of this Agreement.

Coral shall notify Lightbridge promptly after any action taken pursuant to the preceding clauses (i), (ii) and (iii).

    Section 4.4. COMPLIANCE WITH APPLICABLE LAWS. Coral shall duly comply in all material respects with all applicable laws, ordinances and regulations and all applicable orders, judgments, injunctions, awards and decrees of Governmental Entities.

    Section 4.5. INVESTMENTS AND ACQUISITIONS. Coral shall not (a) acquire any equity interest or investment exceeding five percent of the equity capital of any Person, (b) acquire by merging or consolidating with, by purchasing a substantial portion of the assets of, or by any other manner, any Person, (c) otherwise acquire or license any assets that are material, individually or in the aggregate, to Coral except in the ordinary course of business consistent with prior practice or (d) enter into any partnership, joint venture, voluntary association, cooperative or business trust agreement or arrangement, other than in the ordinary course of business consistent with prior practice.

    Section 4.6. INDEBTEDNESS. Coral shall not, and shall not propose to, incur any Indebtedness for borrowed money, incur any other Indebtedness except in the ordinary course of business, or guarantee any Indebtedness of others. Coral shall not pay, discharge or satisfy, in an amount in excess of $10,000 (in the aggregate), any claims, liabilities or obligations reflected or reserved against in the 1997 Balance Sheet, except in the ordinary course of business consistent with past practice.

    Section 4.7. PROCEEDINGS. Coral shall not commence any litigation. Coral shall cooperate and consult with Lightbridge with respect to any matters regarding any proceeding set forth under Section 2.8 in the Schedule, including any settlement proposed by any Person (including Lightbridge), and Coral shall not take any significant actions with respect to such proceedings (including the entering into of any such settlement) without the prior approval of Lightbridge, which approval shall not be unreasonably withheld.

    Section 4.8. PROPERTIES. Coral shall not lease or otherwise dispose of any of its property, individually or in the aggregate, except in the ordinary course of business consistent with prior practice.

    Section 4.9. CONTRACTS. Coral shall not (a) enter into any Contract or engage in any transaction not in the ordinary course of business consistent with past practice, (b) amend or otherwise modify any Contract pursuant to which any other party is granted marketing, distribution or similar rights of any type or scope with respect to any products of Coral, (c) amend or otherwise modify any Contract except in the ordinary course of business consistent with past practice, or (d) do or omit to do any act or permit any act or omission to act, which act or omission will result in a Violation of any material provision of any material Contract.

Coral shall cooperate and consult with Lightbridge with respect to the amendment of existing Contracts between Coral and Cincinnati Bell Information Systems Inc. and the resolution of existing disagreements under Contracts between Coral and AirTouch Communications, Inc. and its affiliate, including any amendment or settlement proposed by any Person (including Lightbridge), and Coral shall not take any significant actions with respect to such matters (including the entering into of any such amendment or settlement), except (a) such actions as will not materially affect Coral's relationship with such parties or (b) with the prior approval of Lightbridge, which approval shall not be unreasonably withheld.

    Section 4.10. TAXES. Coral shall not make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, enter into any closing agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes.

    Section 4.11. BENEFIT PLANS. Coral shall not adopt any Benefit Plan or amend any Benefit Plan in any material respect.

    Section 4.12. INSURANCE. Coral shall maintain insurance of the types, in the amounts and with deductibles and exclusions consistent with past business practice.

    Section 4.13. EMPLOYEE MATTERS. Coral shall not (a) adopt any collective bargaining agreement, (b) except as contemplated by Section 5.12, grant any severance or termination pay to any director, officer or other employee of Coral, (c) grant any general or uniform increase in the rates of pay of employees of Coral, (d) increase the compensation payable or to become payable to any officer or key salaried employee or (e) grant any increase in the benefits under any bonus plan or similar compensation arrangements. Coral shall use all reasonable efforts to notify Lightbridge in the event Coral shall learn (either directly or indirectly) that an officer or other employee of Coral proposes to terminate his or her employment with Coral, shall cooperate and consult with Lightbridge to determine the manner in which Coral should proceed with respect to such employee, and shall not voluntarily take any significant actions with respect to such employee's termination without the prior approval of Lightbridge, which approval shall not be unreasonably withheld.

    Section 4.14. PROPRIETARY RIGHTS. Coral shall not transfer to any Person any rights to Proprietary Rights, except in the ordinary course of business consistent with past practice.

    Section 4.15. GENERAL. Coral shall not take, propose to take, or agree in writing or otherwise to take any of the actions described in Sections 4.1 through 4.14 or any other action that would prevent Coral from performing, or cause Coral not to perform, its covenants and other obligations hereunder.

                       ARTICLE 5.  ADDITIONAL COVENANTS

    Section 5.1. REGISTRATION STATEMENT. Lightbridge shall prepare and file with the SEC a registration statement on Form S-4 that shall register under the Securities Act the shares of Lightbridge Common to be issued in the Merger (the "Registration Statement"). Lightbridge shall use all reasonable efforts to cause the Registration Statement to be filed as soon as practicable after the date hereof, and thereafter to be declared effective by the SEC as soon as practicable. Coral shall furnish all information concerning Coral and the holders of Coral Capital Stock as Lightbridge may reasonably request in connection with the Registration Statement or any other filings required to be made in connection with the Merger. Without limiting the foregoing, Coral shall provide, in accordance with all applicable laws, rules and regulations, for inclusion in the proxy statement/prospectus forming a part of the Registration Statement (the "Proxy Statement/Prospectus") and submission to its stockholders, proxy statement information for use in connection with the Coral Stockholders Meeting. The Proxy Statement/Prospectus shall include the recommendation of the board of directors of Coral in favor of the Merger, which shall not be withdrawn, modified or withheld except in compliance with the fiduciary duties of Coral's board of directors under Delaware Law. Notwithstanding any drafting or review by Lightbridge of the proxy statement information contained in the Proxy Statement/Prospectus, Coral will retain full responsibility for the accuracy and completeness of the proxy statement portion of the Proxy Statement/Prospectus and the other information concerning Coral and the holders of Coral Capital Stock provided by Coral upon the request of Lightbridge.

    Section 5.2. CORAL STOCKHOLDERS MEETING. Coral agrees that this Agreement shall be submitted to the holders of Coral Capital Stock for approval pursuant to Delaware Law at a meeting of such holders called for the purpose of voting upon and approving this Agreement and the Merger (the "Coral Stockholders Meeting"). Coral shall take all steps necessary to duly call, give timely notice of, convene and hold the Coral Stockholders Meeting promptly following the initial declaration of effectiveness of the Registration Statement by the SEC; provided that in no event shall Coral be obligated to cause the Coral Stockholders Meeting to take place later than ten calendar days following such initial declaration of effectiveness. In connection with the Coral Stockholders Meeting, Coral agrees to solicit, in compliance with all applicable laws, rules and regulations, all votes and approvals of the holders of Coral Capital Stock that are required in connection with the approval of this Agreement and the Merger under Delaware Law, the Coral Charter and the Coral Bylaws, by mailing or delivering the proxy statement to each such holder of record on the record date for the Coral Stockholders Meeting. Coral shall not distribute solicitation materials to such holders in connection with the Coral Stockholders Meeting that do not contain the information contained in the Proxy Statement/Prospectus. Coral shall deliver to Lightbridge promptly after the conclusion of the Coral Stockholders Meeting a certificate executed on behalf of Coral by its Secretary (the "Certificate of Objections") setting forth (a) the number of shares of each class of Coral Capital Stock outstanding and entitled to vote on the approval and adoption of this Agreement, (b) the number of votes cast in favor of and against the approval of this Agreement and the Merger, and (c) the number of shares of each class of Coral Capital Stock as to which written objection to this Agreement were filed with Coral prior to the taking of a vote of holders at the Coral Stockholders Meeting in accordance with Delaware Law, and which were not voted in favor of the approval and adoption of this Agreement. The Certificate of Objections shall include the names and mailing addresses of the Stockholders who shall have filed such written objections and who shall not have voted in favor of this Agreement.

    Section 5.3. CHARTER AMENDMENT. Within three business days after the date hereof, the officers of Coral shall take all necessary action to ensure that the Charter Amendment is filed with the Secretary of State of the State of Delaware and becomes effective in accordance with Delaware Law.

    Section 5.4. ACCESS TO INFORMATION. Coral shall afford to Lightbridge, and shall cause its independent accountants to afford to Lightbridge and Lightbridge's accountants, counsel and other representatives, reasonable access during normal business hours during the period prior to the Closing to all of Coral's properties, books, contracts, commitments and records. During such period, Coral shall use reasonable efforts to furnish promptly to Lightbridge all other information concerning the business, properties and personnel of Coral as Lightbridge may reasonably request. Coral will use all reasonable efforts to cause its management and independent auditors to facilitate on a timely basis
(a) the preparation of financial statements (including pro forma financial statements if required) as required by Lightbridge to comply with applicable SEC regulations in connection with the Registration Statement or otherwise and (b) the review of any Coral audit or review work papers for any of the past three fiscal years or any portion of the current fiscal year, including the examination of selected interim financial statements and data.

    Section 5.5. CONFIDENTIALITY.

      5.5.1. For purposes of this Section 5.5, a "party" shall refer to (a) Coral and (b) together, Lightbridge and Acquisition Corp. Each party shall treat as confidential, and shall cause its accountants, counsel and other representatives to treat as confidential, all documents and information concerning the other party furnished by the other party to such party (including documents and information furnished prior to the date hereof) in connection with the transactions contemplated by this Agreement, except to the extent that such information or documents: (i) at the time of its disclosure to the receiving Party by or on behalf of the disclosing party is already known or available to the receiving party, provided that the receiving party is not subject to similar restrictions of confidentiality as set forth herein with a third party with respect to such information; (ii) is or becomes known or available to the public other than as a result of an unauthorized disclosure by the receiving party or its directors, officers, employees, agents or representatives; (iii) is or becomes known or available to the receiving party without similar restrictions of confidentiality as set forth herein from a source other than the disclosing party, provided that such source is not known by the receiving party, after reasonable inquiry, to be bound by a confidentiality agreement with, or other obligation of secrecy to, the disclosing party that would prohibit such disclosures to the receiving party by such other party; (iv) is independently generated by the receiving party and not derived from confidential information; or (v) is required to be disclosed by the receiving party by law, regulation, court order or other legal process. Subject to the foregoing, each party will not release or disclose such information or documents to any Person other than its representatives in connection with this Agreement and will not use such information for purposes other than as contemplated by this Agreement. In the event of the termination of this Agreement, each party hereto shall, and shall cause its representatives to, deliver to the other party the originals of all documents obtained by such party or on behalf of such party from the other party in connection with this Agreement, whether so obtained before or after the execution hereof, and such party shall, and shall cause its representatives to, destroy all copies thereof.

      5.5.2. Except as contemplated by Section 5.6, no party shall disclose to any Person (other than the party's representatives) any information regarding the transactions contemplated by this Agreement, including the existence and terms of this Agreement.

      5.5.3. The agreements contained in this Section 5.5 shall survive any termination of this Agreement and remain in effect for a period of five years from the date hereof.

    Section 5.6. PUBLIC DISCLOSURE. Any press release or other public disclosure of information regarding the transactions contemplated by this Agreement (including the existence and terms of this Agreement) shall be developed by Lightbridge, subject to the approval of Coral, which approval shall not be unreasonably withheld, and subject to the obligations of the parties to comply with applicable law.

    Section 5.7. EXCLUSIVITY. Coral shall not, nor shall it permit any of its representatives to, directly or indirectly, (a) solicit, initiate or participate in discussions or negotiations or otherwise cooperate in any way with, or provide any information to, any Person (other than Lightbridge) or any group of Persons concerning any tender offer, exchange offer, merger, business combination, sale of substantial assets, sale of shares of capital stock or similar transaction involving such party (a "Transaction") or (b) enter into any agreement to effect, or effect, any Transaction (other than the transactions contemplated hereby). Coral shall immediately notify Lightbridge in writing of any proposed Transaction, including a summary of the material terms of any offer made or proposed in connection therewith.

    Section 5.8. STATE STATUTES. Lightbridge shall take such steps as may be necessary to comply with the securities and blue sky laws of all jurisdictions of the United States that are applicable in connection with the Merger. Coral shall use its best efforts to assist Lightbridge as may be necessary to comply
with such laws.   If any state takeover law shall become applicable to the
transactions contemplated by this Agreement, Lightbridge and its board of directors or Coral and its board of directors, as the case may be, shall use their reasonable best efforts to obtain such approvals and take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effects of such state takeover law on the transactions contemplated by this Agreement.

    Section 5.9. TAX MATTERS. At or prior to the Closing, Coral and Lightbridge shall execute and deliver to Cooley Godward LLP and to Foley, Hoag & Eliot LLP tax representation letters and continuity of interest certificates reasonably satisfactory to each such counsel, which tax representation letters and continuity of interest certificates will be used in connection with the opinions contemplated by Sections 6.2.8 and 6.3.4. Each of Coral, Lightbridge and Acquisition Corp. shall not, before or after the Effective Time, purposefully take any action or fail to take any action that would prevent, or would be reasonably likely to prevent, the Merger from qualifying as a reorganization within the meaning of Code section 368(a).

    Section 5.10. OPTIONS AND WARRANTS.

      5.10.1. On the Closing Date, Lightbridge shall file a registration statement on Form S-8 with the SEC covering the shares of Lightbridge Common issuable upon exercises of the Options and shall use commercially reasonable efforts to maintain the effectiveness of such registration statement (or file and maintain the effectiveness of a successor registration statement covering such shares) for so long as such Options remain outstanding.

      5.10.2. Within fifteen days after the Closing Date, Lightbridge shall send to each record holder of a Warrant (a) a notice stating that Lightbridge has assumed the obligations of Coral under such Warrant and that, as of the Effective Time, such Warrant is exercisable to purchase Lightbridge Common and (b) an agreement providing that, to the extent not already contemplated by the terms of such Warrant, as of the Effective Time the purchase price payable upon any exercise of such Warrant may, at the election of the record holder of such Warrant, be paid pursuant to a "cashless" exercise, on the terms set forth in such agreement.

    Section 5.11. EXPENSES. If the Merger is not consummated, each party will be and remain responsible for its costs and expenses, including fees and disbursements of consultants, investment bankers and other financial advisors, counsel and accountants, and the costs incurred in seeking necessary consents, in connection with the acquisition of Coral by Lightbridge. In the event the Merger is completed, (a) Lightbridge and Acquisition Corp. will be and remain responsible for their costs and expenses and (b) the Stockholders will be and remain responsible for their costs and expenses, as well as the costs and expenses of Coral arising prior to the Closing in connection with the Merger, except that Lightbridge will be responsible for a total of $500,000 of fees of Broadview Associates LLC incurred by Coral in connection with the Merger. Any obligations of the Stockholders pursuant to clause (b) above (the "Offset Expenses") shall be set forth in the Schedule and shall be deemed to have been paid by a decrease in the Aggregate Share Number as contemplated in Section 1.4.4.

    Section 5.12. OTHER AGREEMENTS.  Exhibit A sets forth under the heading
                                     ---------
"Affiliates" the names of those persons who, in Coral's reasonable judgment, are "affiliates" of Coral within the meaning of Rule 145 under the Securities Act. Coral shall provide Lightbridge with such information and documents as Lightbridge may reasonably request for purposes of reviewing such list. Coral will use all reasonable efforts to cause the individuals party thereto to (a) enter into the Affiliate's Agreements, the Employment Agreements and the Non-Competition Agreement on or before the Closing Date and (b) cause each of the Coral Stockholders Agreements to be terminated on or before the Closing Date. Coral shall, to the extent it reasonably determines to be desirable, use reasonable efforts to enter into agreements, in each case in a form reasonably satisfactory to Lightbridge, with respect to the termination prior to the date hereof of each of the employees specified in the supplemental employee settlement letter dated as of the date hereof between Lightbridge and Coral, provided that if any such agreement is not entered with such an employee prior to the Closing Date, Coral and Lightbridge shall negotiate in good faith to agree upon an amount to be recorded as a liability on the Final Balance Sheet with respect to the termination of such employee.


    Section 5.13. NASDAQ. After the Final Adjustment Amount has been determined pursuant to Section 1.10 and, in any event, by no later than six months following the Closing Date, Lightbridge shall use all reasonable efforts to cause all of the shares of Lightbridge Common issuable in the Merger or upon exercise of the Options and the Warrants after the Effective Time to be approved for quotation on the Nasdaq National Market. Lightbridge shall comply in all material respects with all rules and regulations of the Nasdaq Stock Market, Inc. applicable to Lightbridge in connection with the Merger.

    Section 5.14. INDEMNIFICATION OF CORAL'S OFFICERS AND DIRECTORS. After the Effective Time, Lightbridge shall take no action that would impair any rights to indemnification that Coral's officers and directors may have under the Coral Charter or the Coral Bylaws with respect to stockholder claims arising out of events prior to the Effective Time.

    Section 5.15. PATENT INTERFERENCE PROCEEDING. Coral shall proceed with the prosecution of the patent interference proceeding referenced in Section 2.8 of the Schedule (the "Interference"). To the extent feasible, Coral shall seek one or more extensions of the filing deadline for the Interference. Lightbridge shall have the right to identify the counsel (the "Interference Counsel") responsible for prosecuting the Interference on behalf of Coral, subject to the approval of Coral, which approval shall not be unreasonably withheld. Lightbridge and the Interference Counsel shall be responsible for determining the manner in which to proceed in the Interference, including the identification and preparation of documents to be filed in the Interference; provided, however, that (a) Lightbridge and the Interference Counsel shall consult with Coral from time to time and as reasonably requested by Coral and shall advise Coral of the progress of the Interference and (b) the final form of the filing with respect to the Interference shall be subject to the approval of Coral, which consent shall not be unreasonably withheld or delayed. In connection with the Interference, Coral shall (i) render to Interference Counsel such assistance as such Interference Counsel may reasonably request, (ii) make Coral's attorneys and other representatives available to the Interference Counsel and (iii) provide the Interference Counsel with copies of all books, records and other information relating to the patents that are the subject of the Interference. The fees and expenses of the Interference Counsel shall be considered, for purposes of this Agreement, to be expenses incurred by Lightbridge in connection in with this Agreement. In the event that this Agreement is terminated pursuant to Section 8.1, Lightbridge agrees that Coral may, in its discretion and at its expense, elect to have the Interference Counsel continue to represent Coral in the Interference after the date of termination. Nothing in this Section 5.15 shall be deemed to require Coral to take any action that would waive any attorney-client or attorney work product privilege in any material respect, after giving effect to any "common interests" or other legal doctrine that may apply to Coral and Lightbridge.

    Section 5.16. LEGENDS.   Each stock certificate for shares of Lightbridge
Common to be delivered to the Stockholders named under the heading "Affiliates" in Exhibit A will be imprinted with a legend in substantially the following
   ---------
 form:

       THE SECURITIES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933 APPLIES. THE SHARES REPRESENTED BY THIS CERTIFICATE MAY ONLY BE TRANSFERRED IN ACCORDANCE WITH THE TERMS OF AN AFFILIATE'S AGREEMENT DATED [INSERT CLOSING DATE] BETWEEN THE REGISTERED HOLDER HEREOF AND THE COMPANY, A COPY OF WHICH WILL BE PROVIDED BY THE COMPANY TO ANY HOLDER OF THIS CERTIFICATE UPON REQUEST.

    Section 5.17. CONSENTS; FURTHER ASSURANCES. The parties shall use all commercially reasonable efforts to obtain any consent, authorization, order or approval of, or any exemption by, any Governmental Entity, or other third party, required to be obtained or made by such party in connection with the taking of any action contemplated by this Agreement. No party shall take any action that would, or is reasonably likely to, result in any of its representations and warranties set forth in this Agreement being untrue or in any of the conditions precedent set forth in Article 6 not being satisfied. At any time and from time to time after the Closing, the parties agree to cooperate with each other to execute and deliver such other documents, instruments or transfer or assignment, files, books and records, and to do all such further acts and things, as may be reasonably required to carry out the transactions contemplated hereby.

    Section 5.18. UPDATES OF SCHEDULE. Coral may, from time to time after the date hereof but not later than five days before the Closing Date, prepare and deliver to Lightbridge updates under one or more Sections of the Schedule disclosing any changes thereto required in respect of matters not known to Coral on or prior to the date hereof. In the event the Closing does not occur, the initial Schedule shall constitute the Schedule to be used in determining any inaccuracy in, or breach of, any representations or warranties of Coral pursuant to Section 8.2. In the event the Closing occurs, the final version of the Schedule as of the Closing Date shall supersede the initial Schedule and shall constitute the definitive Schedule for all purposes of Article 7.

                       ARTICLE 6.  CONDITIONS PRECEDENT

    Section 6.1. CONDITIONS TO EACH PARTY'S OBLIGATIONS. The respective obligations of each party to effect the transactions contemplated by this Agreement shall be subject to the satisfaction on or prior to the Closing Date of the following conditions unless waived by such party:

      6.1.1 STOCKHOLDER APPROVAL. This Agreement and the Merger shall have been approved by the requisite vote of the Stockholders under Delaware Law.

      6.1.2. REGISTRATION STATEMENT EFFECTIVE. The SEC shall have declared the Registration Statement effective. No stop order suspending the effectiveness of the Registration Statement or any part thereof shall have been issued and no proceeding for that purpose shall have been initiated or threatened in writing by the SEC.

      6.1.3. GOVERNMENT APPROVALS. All authorizations, consents, orders or approvals of, or declarations or filings with, or expiration of waiting periods imposed by, any Governmental Entity necessary for the consummation of the transactions contemplated by this Agreement, including under applicable federal and state securities laws, shall have been filed, occurred or been obtained.

      6.1.4. SEC DOCUMENTS. The Proxy Statement/Prospectus shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, as of the Closing Date.

      6.1.5. LEGAL ACTION. No temporary restraining order, preliminary injunction or permanent injunction or other order preventing the consummation of the transactions contemplated by this Agreement shall have been issued by any federal or state court and remain in effect, and no litigation seeking the issuance of such an order or injunction, shall be pending which, in the good faith judgment of Coral's or Lightbridge's board of directors, has a reasonable probability of resulting in such order, injunction or damages. In the event any such order or injunction shall have been issued, each party agrees to use its reasonable efforts to have any such injunction lifted.

      6.1.6. STATUTES. No statute, rule or regulation shall have been enacted by any Governmental Entity that (a) makes the consummation of the transactions contemplated by this Agreement illegal, (b) prohibits Lightbridge's ownership or operation of all or a material portion of the business or assets of Coral, or compels Lightbridge to dispose of or hold separate all or a material portion of the business or assets of Coral, as a result of the transactions contemplated by this Agreement, or (c) renders Lightbridge or Coral unable to consummate the transactions contemplated by this Agreement.

      6.1.7. THIRD-PARTY APPROVALS. There shall have been obtained consents or approvals required from third parties relating to (a) Contracts listed under
   Section 2.10 of the Schedule and marked with an asterisk and (b) contracts, agreements, licenses, leases and other instruments to which Lightbridge is a party or by which it is bound, to the extent that such contracts, agreements, licenses, leases and other instruments are material to the business of Lightbridge.

    Section 6.2. CONDITIONS TO OBLIGATIONS OF LIGHTBRIDGE AND ACQUISITION CORP. The obligations of Lightbridge and Acquisition Corp. to effect the transactions contemplated by this Agreement are subject to the satisfaction on or prior to the Closing Date of the following conditions, unless waived by Lightbridge:

      6.2.1. REPRESENTATIONS, WARRANTIES AND PERFORMANCE OF CORAL. The representations and warranties of Coral set forth in this Agreement shall be true and correct as of the date of this Agreement and as if made at and as of the Closing Date. Coral shall have performed in all material respects all obligations required to be performed under this Agreement prior to the Closing Date by such parties. Since June 30, 1997, there shall have been no changes that, in the aggregate, have had or could reasonably be expected to have a Coral Material Adverse Effect, and the Closing, itself, will not cause any default under any material contract to which Coral is a party or otherwise have an Coral Material Adverse Effect. Lightbridge shall have received a certificate signed by the chief executive officer and chief financial officer of Coral confirming the preceding three sentences.

      6.2.2. FINAL SCHEDULES. The amendments, if any, to the Schedule pursuant to Section 5.18 shall be reasonably satisfactory in form and substance to Lightbridge.

      6.2.3. OTHER AGREEMENTS. Each of the parties thereto, other than Lightbridge and Acquisition Corp., shall have entered into the following agreements:

          (a)  the Certificate of Merger;

          (b) Affiliate's Agreements, dated as of the Closing Date, of each Stockholder named under the heading "Affiliates" in Exhibit A,
                                                                  ----------
            each such Affiliate's Agreement to be in the form of Exhibit E;
                                                                 ---------

          (c) Employment Agreements, dated as of the Closing Date, among Coral, Lightbridge and each of John Fraser and Timothy Hayes in the form of Exhibit F (the "Employment Agreements");
                 ---------

          (d) Non-Competition Agreement, dated as of the Closing Date, among Coral, Lightbridge and Eric A. Johnson in the form of Exhibit G
                                                                    ---------
              (the "Non-Competition Agreements"); and

          (e) an Escrow Agreement, dated as of the Closing Date (the "Escrow Agreement"), among Lightbridge, Coral, the Holders' Agent and the Escrow Agent, in the form of Exhibit H.
                                           ---------

      6.2.4. CORAL STOCKHOLDERS AGREEMENTS. There shall have been obtained all consents or agreements necessary to terminate, effective no later than the Closing Date, each of the Coral Stockholders Agreements.

      6.2.5. OPINION OF GENERAL COUNSEL FOR CORAL. Lightbridge shall have received an opinion dated as of the Closing Date of the general counsel for Coral, substantially in the form of Exhibit I.
                                       ---------

      6.2.6. OPINION OF SPECIAL COUNSEL FOR CORAL. Lightbridge shall have received an opinion dated as of the Closing Date of Cooley Godward LLP, special counsel for Coral, substantially in the form of Exhibit J.
                                                           ---------

      6.2.7. OPINION OF PATENT COUNSEL FOR CORAL. Coral shall have received a patent non-infringement opinion dated as of the Closing Date of Holme Roberts & Owen LLP, patent counsel for Coral, in a form reasonably satisfactory to Lightbridge.

      6.2.8. OPINION OF COUNSEL FOR LIGHTBRIDGE. Lightbridge shall have received an opinion dated as of the Closing Date of Foley, Hoag & Eliot LLP (or, if such counsel fails to deliver the opinion, of Cooley Godward LLP) to the effect that the Merger will constitute a reorganization within the meaning of Code section 368(a).

      6.2.9. DISSENTERS. Holders of no more than five percent of the outstanding shares of Coral Capital Stock, computed on an as-converted basis, shall have exercised, nor shall they have any continued right to exercise, appraisal or similar rights under Delaware Law with respect to their shares by virtue of the Merger.

      6.2.10. REPAYMENT OF INSIDER LOANS. All loans payable to Coral from any of its officers, directors or employees shall have been repaid in full.

      6.2.11. FIRPTA COMPLIANCE. Coral shall deliver to Lightbridge a properly executed statement in a form reasonably acceptable to Lightbridge for purposes of satisfying Lightbridge's obligations under Treasury Regulation
   Section 1.1445-2(c)(3).

      6.2.12. PROCEEDINGS AND DOCUMENTS SATISFACTORY. All proceedings in connection with the transactions contemplated by this Agreement, and all certificates and documents delivered to Lightbridge pursuant to this Section
   6.2 or otherwise reasonably requested by Lightbridge, shall be reasonably satisfactory to Lightbridge and its counsel.

      6.2.13. CINCINNATI BELL INFORMATION SYSTEMS INC. Coral and Cincinnati Bell Information Systems Inc. shall have amended their existing agreements in a manner reasonably satisfactory to Lightbridge.

    Section 6.3. CONDITIONS TO OBLIGATIONS OF CORAL. The obligations of Coral to effect the transactions contemplated by this Agreement are subject to the satisfaction on or prior to the Closing Date of the following conditions, unless waived by Coral:

      6.3.1. REPRESENTATIONS, WARRANTIES AND PERFORMANCE OF LIGHTBRIDGE. The representations and warranties of Lightbridge and Acquisition Corp. set forth in this Agreement shall be true and correct as of the date of this Agreement and as if made at and as of the Closing Date. Lightbridge and Acquisition Corp. shall have performed in all material respects all obligations required to be performed under this Agreement prior to the Closing Date by such parties. Since June 30, 1997, there shall have been no changes that, in the aggregate, have had or could reasonably be expected to have a Lightbridge Material Adverse Effect, and the Closing, itself, will not cause any default under any material contract to which Lightbridge or Acquisition Corp. is a party or otherwise have an Lightbridge Material Adverse Effect. Coral shall have received a certificate signed by the chief executive officers and chief financial officers of Lightbridge and Acquisition Corp. confirming the preceding three sentences.

      6.3.2 OTHER AGREEMENTS. Lightbridge shall have entered into the Escrow Agreement.

      6.3.3. OPINION OF COUNSEL FOR LIGHTBRIDGE AND ACQUISITION CORP. Coral shall have received an opinion dated as of the Closing Date of Foley, Hoag & Eliot LLP, counsel for Lightbridge and Acquisition Corp., substantially in the form of Exhibit K.
               ---------

      6.3.4. OPINION OF SPECIAL COUNSEL FOR CORAL. The Stockholders shall have received an opinion dated as of the Closing Date of Cooley Godward LLP (or, if such counsel fails to deliver the opinion, of Foley, Hoag & Eliot LLP) to the effect that the Merger will constitute a reorganization within the meaning of Code section 368(a).

   ARTICLE 7.  INDEMNIFICATION

    Section 7.1. AGREEMENT TO INDEMNIFY. Subject to the limitations set forth herein, the Stockholders hereby jointly and severally indemnify and agree to defend and hold harmless Lightbridge and the Surviving Corporation (and their respective affiliates, officers, directors, employees, representatives and agents) against and in respect of any and all claims, costs, losses, expenses, liabilities or other damages, including interest and penalties (collectively "Damages"), that Lightbridge or the Surviving Corporation (or such affiliates, officers, directors, employees, representatives and agents) shall suffer or incur, whether liquidated or unliquidated, accrued or contingent, by reason of or otherwise arising out of:

   (a) any misrepresentation or inaccuracy in, or breach of, any representation or warranty contained in this Agreement, including the Schedule hereto or any certificates delivered by Coral pursuant to this Agreement, in each case as each such representation or warranty (other than the representation and warranty contained in the certificate delivered pursuant to Section 6.2.1 confirming the statements made in the third sentence of Section 6.2.1) would read if all qualifications as to materiality or Coral Material Adverse Effects were deleted therefrom, provided that this clause(a) shall not apply to any representation or warranty made in Section 2.4.1 with respect to the Employment Agreements or the Non-Competition Agreement;

   (b) any breach of any covenant, agreement or obligation of Coral contained in this Agreement;

   (c) any monetary payment required to be made by the Surviving Corporation after the Closing Date that (i) arises out of Contracts between Coral and AirTouch Communications, Inc., Cincinnati Bell Information Systems Inc. or any of their respective affiliates, (ii) relates to events occurring or facts in existence on or prior to the Closing Date and (iii) is not reflected on the Final Closing Balance Sheet; or

   (d) any matter set forth in the supplemental escrow letter dated as of the date hereof between Lightbridge and Coral.

The amounts for which Lightbridge and the Surviving Corporation may seek indemnification under this Article 7 shall extend to, and as used herein the term "Damages" shall include, reasonable attorneys' and accountants' fees and disbursements, costs of litigation (including court costs and fees of expert witnesses) and other expenses incurred by them (or their respective affiliates, officers, directors or employees) in the defense of any claim asserted against them (or their respective affiliates, officers, directors or employees) and any amounts paid in settlement or compromise of any claim asserted against them to the extent that the claim asserted is or would have been subject to the indemnification provisions hereof, subject to the limitations on total indemnification set forth in Section 7.4.

    Section 7.2. SURVIVAL OF INDEMNITY. The indemnification obligations of the Stockholders pursuant to Sections 7.1(a), (b) and (c) shall survive the Closing and continue for all Damages as to which Lightbridge has given written notice thereof to each of the Stockholders, on or prior to the date one year from the Closing Date; provided, however, that indemnification obligations of the Stockholders for breach of the representations and warranties contained in Sections 2.11 and 2.18 shall continue until the expiration of the applicable statutes of limitation and the covenants contained in Section 5.5 (to the extent of a breach by Coral's accountants, counsel and other Persons acting as representatives of Coral prior to the Effective Time) shall continue until the fifth anniversary of the date hereof. Upon expiration of such statutes, the Stockholders shall have no liability for Damages under such indemnification obligation unless Lightbridge has given written notice as required. The indemnification obligations of the Stockholders pursuant to Section 7.1(d) shall survive the Closing and continue for all Damages as to which Lightbridge has given written notice thereof to each of the Holders' Agent, on or prior to the date eighteen month from the Closing Date.

    Section 7.3. ESCROW. At the Closing, Lightbridge, Coral, the Holders' Agent and the Escrow Agent shall enter into the Escrow Agreement pursuant to which Lightbridge shall issue to the Escrow Agent the Escrow Shares. To the extent any of the parties named in Section 7.1 may be entitled to indemnification under Section 7.1 as a result of any Damages, Lightbridge shall be entitled to set off and apply against such Damages the Escrow Shares in accordance with the terms of the Escrow Agreement and this Article 7. Pursuant to the terms of the Escrow Agreement, the Escrow Shares shall be valued at any time, for purposes of set off against any Damages, at the Calculation Price.

    Section 7.4. ADDITIONAL PROVISIONS. The Stockholders shall have no obligation to indemnify Lightbridge or the Surviving Corporation with respect to the matters described in Section 7.1(a), (b) or (c) except to the extent that the aggregate cumulative amount of any Damages with respect to those matters exceeds $150,000. The Stockholders' liability for indemnification under this
Article 7 or otherwise by reason of or arising out of any breach by Coral of any covenant that does not survive the Closing or of any representation or warranty shall be limited as follows: (a) recovery under the Escrow Agreement shall be limited to an aggregate dollar amount equal to the number of Escrow Shares, multiplied by the Calculation Price and (b) recovery with respect to any Stockholder shall be limited to an aggregate of the product of the Calculation Price multiplied by the aggregate number of shares of Lightbridge Common which such Stockholder receives pursuant to Section 1.4. Such liability of the Stockholders for indemnification shall not be modified, waived or diminished by any examination or investigation conducted by Lightbridge of the books, records or operations of Coral. Nothing in this Article 7 or otherwise shall limit, in any manner, any remedy at law or equity, to which Lightbridge may be entitled as a result of fraud by Coral, any of the Stockholders or any employee, officer or director of Coral. Notwithstanding the foregoing, the Stockholders' liability for a misrepresentation or inaccuracy in, or breach of, the representations and warranties contained in Section 2.1 shall not be limited in any way under this
Article 7 or otherwise.

    Section 7.5. SURVIVAL OF REPRESENTATIONS AND WARRANTIES AND COVENANTS. The representations and warranties of Coral shall survive until one year after the Closing Date, except for the representations and warranties in Sections 2.11 and 2.18, which shall survive until the expiration of the applicable statutes of limitations. The representations and warranties of Lightbridge and Acquisition Corp. shall terminate immediately as of the Closing. The covenants of any party shall terminate according to the terms thereof.

                 ARTICLE 8.  TERMINATION, AMENDMENT AND WAIVER

    Section 8.1. TERMINATION. This Agreement may be terminated at any time prior to the Closing:

   (a) by mutual written consent of Coral and Lightbridge;

   (b) by Coral or Lightbridge if the Stockholders of Coral shall have voted not to approve this Agreement and the Merger;

   (c) by Coral or Lightbridge if the Closing shall not have been occurred on or before December 31, 1997;

   (d) by Coral or Lightbridge if (i) there shall be a final nonappealable order of a federal or state court in effect preventing consummation of the transactions contemplated by this Agreement or (ii) there shall be any action taken, or any statute, rule, regulation or order erected, promulgated or issued or deemed applicable to the transactions contemplated by this Agreement by any Governmental Entity which would make consummation of the transactions contemplated by this Agreement illegal;

   (e) by Coral if there has been a material breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of Lightbridge or Acquisition Corp. and, if such breach is curable, such breach has not been promptly cured after written notice of such breach, or by Lightbridge if there has been a material breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of Coral and, if such breach is curable, such breach has not been promptly cured after written notice of such breach;

   (f) by Lightbridge if there shall be any action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the transactions contemplated by this Agreement by any Governmental Entity that would (i) prohibit Lightbridge's or Coral's ownership or operation of all or a material portion of the business or assets of Coral or Lightbridge and its subsidiaries taken as a whole, or compel Lightbridge or Coral to dispose of or hold separate all or a material portion of the business or assets of Coral or Lightbridge, as a result of the transactions contemplated by this Agreement or (ii) render Lightbridge or Coral unable to consummate the transactions contemplated by this Agreement;

   (g) by Lightbridge if any condition to the obligation of Lightbridge and Acquisition Corp. to complete the transactions contemplated by this Agreement has not been satisfied by Coral or waived by Lightbridge;

   (h) by Coral if any condition to the obligation of Coral to complete the transactions contemplated by this Agreement has not been satisfied by Lightbridge or Acquisition Corp. or waived by Coral;

   (i) by Lightbridge if the Calculation Price shall be less than $9.5625; or

   (j) by Coral if (a) the Calculation Price shall be less than $9.5625 and, following the date of this Agreement, an event has occurred that has had a material adverse effect on the business, financial condition or results of operations of Lightbridge or (b) the Calculation Price shall be more than $15.9375.

    Section 8.2. EFFECT OF TERMINATION. In the event of termination of this Agreement by Coral or Lightbridge as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Lightbridge or Coral or their respective officers or directors, except that if such termination results from the breach by a party hereto of any of its representations, warranties, covenants or agreements set forth in this Agreement, the other parties shall be entitled to recover from such party all fees and expenses incurred by them incident to their investigation, preparation and carrying out of the transactions contemplated hereby.

    Section 8.3. AMENDMENT. This Agreement may not be amended, modified or supplemented by the parties hereto in any manner, except by an instrument in writing signed on behalf of each of the parties hereto.

    Section 8.4. EXTENSION; WAIVER. At any time prior to the Effective Time, any party hereto, by such corporate or other action as shall be appropriate, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the covenants, agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid if set forth in an instrument in writing signed on behalf of such party.

                           ARTICLE 9.  MISCELLANEOUS

    Section 9.1. NOTICES. Any notice, request, instruction or other document to be given hereunder by any party to the other shall be in writing and delivered personally or sent by certified mail, postage prepaid, by facsimile (with receipt confirmed), or by courier service, as follows:

   To Lightbridge:  Lightbridge, Inc.
                    67 South Bedford Road
                    Burlington, Massachusetts 01803
                    Facsimile:   (617) 359-4500
                    Attention:  President and Chief Executive Officer

                    With a copy to:

                    Foley, Hoag & Eliot LLP
                    One Post Office Square
                    Boston, Massachusetts 02109
                    Facsimile: (617) 832-7000
                    Attention:  John D. Patterson, Jr.

   To Coral:        Coral Systems, Inc.
                    1500 Kansas Avenue, Suite 2E
                    Longmont, Colorado 80501
                    Facsimile: (303) 772-8230
                    Attention:  President

                    With a copy to:

                    Cooley Godward LLP
                    2595 Canyon Boulevard, Suite 250
                    Boulder, Colorado 80302
                    Facsimile: (303) 546-4099
                    Attention:  James H. Carroll

or to such other Persons as may be designated in writing by the parties, by a notice given as aforesaid.

    Section 9.2. CONSTRUCTION. The headings in this Agreement are included only for convenience and shall not affect the meaning or interpretation of this Agreement. The words "herein" and "hereof" and other words of similar import refer to this Agreement as a whole and not to any particular part of this Agreement. The word "including" as used herein shall not be construed so as to exclude any other thing not referred to or described.

    Section 9.3. EXHIBITS AND SCHEDULE. The Exhibits to this Agreement and the Schedule are a part of this Agreement as if set forth in full herein. All references herein to Sections and Exhibits shall be deemed references to such parts of this Agreement, except as otherwise provided.

    Section 9.4. ENTIRE AGREEMENT, ASSIGNABILITY, ETC. This Agreement (a) constitutes the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof, (b) is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder, except as otherwise expressly provided herein, and (c) shall not be assignable by operation of law or otherwise; provided, however, that the Holders' Agent shall have the right to seek enforcement of the covenants of Lightbridge that extend beyond the Effective Time. No provisions of this Agreement are intended, nor will be interpreted, to provide or create any third party beneficiary rights or any other rights of any kind in any client, customer, affiliate, stockholder, partner or employee of any party hereto or any other Person unless specifically provided otherwise herein, and, except as so provided, all provisions hereof will be personal solely between the parties to this Agreement.

    Section 9.5. VALIDITY. The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, each of which shall remain in full force and effect.

    Section 9.6. FURTHER ASSURANCES. Each party agrees to cooperate fully with the other parties and to execute such further instruments, documents and agreements and to give such further written assurances as may be reasonably requested by any other party to evidence and reflect the transactions described herein and contemplated hereby and to carry into effect the intents and purposes of this Agreement.

    Section 9.7. JURISDICTION AND VENUE. Each party agrees that the federal courts of the United States shall have the exclusive jurisdiction for any dispute under this Agreement.

    Section 9.8. GOVERNING LAW. This Agreement shall be governed by the laws of the Commonwealth of Massachusetts.

    Section 9.9. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

                                 *     *     *

   In Witness Whereof, the parties have duly executed this Agreement as of the date first above written.

                                  Lightbridge, Inc.


                                  By: /s/ Pamela D.A. Reeve
                                     --------------------------------------
                                      President and Chief Executive Officer

                                  SeeCross Acquisition Corp.


                                  By: /s/ Pamela D.A. Reeve
                                     --------------------------------------
                                     President

                                  Coral Systems, Inc.


                                  By: /s/ Eric A. Johnson
                                     --------------------------------------
                                     Chairman

                                                                         ANNEX B
                                                                         -------
                  DELAWARE GENERAL CORPORATION LAW SECTION 262

SECTION 262. APPRAISAL RIGHTS.

   (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to sec. 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

   (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to sec. 251 (other than a merger effected pursuant to subsection (g) of sec. 251 of this title), 252, 254, 257, 258, 263 or 264 of this title:

       (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of sec. 251 of this title.

       (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to sec. 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

           a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

           b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

           c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

           d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.


       (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under sec. 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

   (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

   (d) Appraisal rights shall be perfected as follows:

       (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

       (2) If the merger or consolidation was approved pursuant to sec. 228 or 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that ore entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

   (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

   (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

   (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

   (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

   (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

   (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all of the shares entitled to an appraisal.

   (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

   (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

   THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF CORAL SYSTEMS, INC.
     A STOCKHOLDER WISHING TO VOTE IN ACCORDANCE WITH THE  RECOMMENDATION
       OF THE BOARD OF DIRECTORS NEED ONLY SIGN AND DATE THIS PROXY AND
               RETURN IT TO THE SECRETARY OF CORAL SYSTEMS, INC.


                              CORAL SYSTEMS, INC.

                   PROXY FOR SPECIAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON NOVEMBER 6, 1997


     The undersigned stockholder of Coral Systems, Inc. ("Coral"), revoking all prior proxies, hereby appoints John A. Fraser, Howard Kaushansky and James H. Carroll, and each of them, as the sole and exclusive attorneys and proxies of the undersigned, with full power of substitution and resubstitution, to the full extent of the undersigned's rights with respect to the voting of all shares of the capital stock of the Coral which the undersigned is entitled to vote (the "Shares") at the Special Meeting of Stockholders to be held at the office of Cooley Godward LLP, 2595 Canyon Boulevard, Suite 2500, Boulder, Colorado on November 6, 1997 at 10 A.M. (local time) and at any adjournments thereof, upon the matters set forth in the Notice of Special Meeting of Stockholders dated October 9, 1997 and the related Proxy Statement/Prospectus dated October 7, 1997, copies of which have been received by the undersigned, and in their discretion upon any other business that may properly come before the Special Meeting or any adjournments thereof. Attendance of the undersigned at the Special Meeting or any adjournment thereof will not be deemed to revoke this proxy unless the undersigned shall affirmatively indicate the intention of the undersigned to vote the shares represented hereby in person prior to the exercise of this proxy.


     THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN WITH RESPECT TO THE PROPOSAL SET FORTH BELOW, WILL BE VOTED FOR SUCH PROPOSAL.

[_]  For the Merger Proposal            [_]  Against the Merger Proposal

                                        Name of Stockholder of Record:*

                                        ________________________________________


                                        By:_____________________________________


                                        Name:___________________________________


                                        Title:__________________________________


                                        Date:___________________________________
______________
* Please sign exactly as the name or names appear on the stock certificate. If the shares are held by joint tenants, both should sign. If the stockholder is a corporation or partnership, then an authorized person should sign, indicating the stockholder's full corporate or partnership name. Any person signing as attorney, executor, administrator, trustee or guardian should indicate his or her full name.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

   Section 145 of the Delaware Law affords a Delaware corporation the power to indemnify its present and former directors and officers under certain conditions. Article SEVENTH of the Lightbridge Charter provides that Lightbridge shall indemnify each person who at any time is, or shall have been, a director or officer of Lightbridge, and is threatened to be or is made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is, or was, a director or officer of Lightbridge, or served at the request of Lightbridge as a director, officer, employee, trustee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement incurred in connection with any such action, suit or proceeding to the maximum extent permitted by the Delaware Law.

   Section 102(b)(7) of the Delaware Law gives a Delaware corporation the power to adopt a charter provision eliminating or limiting the personal liability of directors to the corporation or its stockholders for breach of fiduciary duty as directors, provided that such provision may not eliminate or limit the liability of directors for (i) any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) any acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) any payment of a dividend or approval of a stock purchase that is illegal under
Section 174 of the Delaware Corporation Law or (iv) any transaction from which the director derived an improper personal benefit. Article NINTH of the Lightbridge Charter provides that to the maximum extent permitted by the General Corporation Law of the State of Delaware, no director of Lightbridge shall be personally liable to Lightbridge or to any of its stockholders for monetary damages arising out of such director's breach of fiduciary duty as a director of Lightbridge. No amendment to or repeal of the provisions of Article NINTH shall apply to or have any effect on the liability or the alleged liability of any director of the Corporation with respect to any act or failure to act of such director occurring prior to such amendment or repeal. A principal effect of such Article NINTH is to limit or eliminate the potential liability of Lightbridge's directors for monetary damages arising from breaches of their duty of care, unless the breach involves one of the four exceptions described in (i) through (iv) above. Article NINTH does not prevent stockholders from obtaining injunctive or other equitable relief against directors, nor does it shield directors from liability under federal or state securities laws.

   Section 145 of the Delaware Law also affords a Delaware corporation the power to obtain insurance on behalf of its directors and officers against liabilities incurred by them in those capacities. Lightbridge has procured a directors' and officers' liability and company reimbursement liability insurance policy that
(a) insures directors and officers of Lightbridge against losses (above a deductible amount) arising from certain claims made against them by reason of certain acts done or attempted by such directors or officers and (b) insures Lightbridge against losses (above a deductible amount) arising from any such claims, but only if Lightbridge is required or permitted to indemnify such directors or officers for such losses under statutory or common law or under provisions of the Lightbridge Charter or the Lightbridge By-Laws.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

          (A)  EXHIBITS

EXHIBIT NO.    DESCRIPTION
-----------    -----------
2.1*           Agreement and Plan of Reorganization dated as of September 9,
               1997 among Lightbridge, Inc., SeeCross Acquisition Corp. and
               Coral Systems, Inc., and form of Voting Agreement (Exhibit B), form of Affiliate's Agreement (Exhibit E), form of Employment
               Agreements (Exhibit F), form of Non-Competition Agreement
               (Exhibit G) and form of Escrow Agreement (Exhibit H)

3.1**          Amended and Restated Certificate of Incorporation of Lightbridge,
               Inc.

3.2**          Amended and Restated By-Laws of Lightbridge, Inc.

EXHIBIT NO.    DESCRIPTION
-----------    -----------
4.1**          Specimen certificate for the Common Stock of Lightbridge, Inc.

5.1            Legal opinion of Foley, Hoag & Eliot LLP

8.1            Tax opinion of Foley, Hoag & Eliot LLP

8.2            Tax opinion of Cooley Godward LLP

10.1** 1991 Registration Rights Agreement dated February 11, 1991, as amended, between Lightbridge, Inc. and the persons named herein

10.2** Subordinated Note and Warrant Purchase Agreement dated as of August 29, 1994 between Lightbridge, Inc. and the Purchasers named therein, including form of Subordinated 14% Promissory Notes and form of Common Stock Purchase Warrants

10.3**         Form of Common Stock Purchase Warrants issued August 1995

10.4**         Amended and Restated Credit Agreement between Lightbridge, Inc.
               and Silicon Valley Bank, dated as of June 18, 1996

10.5 Amendment dated June 5, 1997 to Amended and Restated Credit Agreement included as Exhibit 10.4

10.6** Settlement Agreement dated February 2, 1996 between Lightbridge, Inc., BEB, Inc., BEB Limited Partnership I, BEB Limited Partnership II, BEB Limited Partnership III, BEB Limited Partnership IV, certain related parties and Brian Boyle

10.7**         Lightbridge, Inc. 1990 Incentive and Nonqualified Stock Option
               Plan

10.8**         Lightbridge, Inc. 1996 Incentive and Non-Qualified Stock Option
               Plan

10.9**         Lightbridge, Inc. 1996 Employee Stock Purchase Plan

10.10** Office Lease dated September 21, 1993, as amended, between Lightbridge, Inc. and L&E Investment of Massachusetts One, Inc.

10.11** Office Lease dated September 30, 1994, as amended, between Lightbridge, Inc. and Hobbs Brook Office Park

10.12** Employment Agreement dated August 16, 1996 between Lightbridge, Inc. and Pamela D. A. Reeve

10.13** Office Lease dated August 5, 1994, as amended, between Lightbridge, Inc. and L&E Investment of Massachusetts One, Inc.

10.14** Letter Agreement, dated August 26, 1996, between Lightbridge, Inc. and Brian E. Boyle, including form of Common Stock Purchase Warrant and Registration Rights Agreement

10.15*** Office Lease dated March 15, 1997, between Lightbridge, Inc. and Sumitomo Life Realty (N.Y.), Inc.


10.16* Office Sublease dated July 30, 1997 between Lightbridge, Inc. and International Business Machines Corporation, with respect to the September 21, 1993 Office Lease included as Exhibit 10.10

10.17* Office Sublease dated July 30, 1997 between Lightbridge, Inc. and International Business Machines Corporation, with respect to the August 5, 1994 Office Lease included as Exhibit 10.13

11.1*** Statement re computation of per share earnings for the years ended September 30, 1994 and 1995, the three months ended December 31, 1995 and the year ended December 31, 1996

11.2**** Statement re computation of per share earnings for the six months ended June 30, 1996 and 1997

23.1           Consent of Deloitte & Touche LLP

23.2           Consent of Price Waterhouse LLP

24.1* Power of Attorney (contained on the signature page of this Registration Statement)

27.1***        Financial Data Schedule for fiscal year ended December 31, 1996


__________
*    Filed previously
** Incorporated by reference to Lightbridge, Inc.'s Registration Statement on Form S-1 (File No. 333-6589)
*** Incorporated by reference to Lightbridge, Inc.'s Form 10-K for the fiscal year ended December 31, 1996
**** Incorporated by reference to Lightbridge Inc.'s Form 10-Q for the fiscal quarter ended June 30, 1997



(b) FINANCIAL STATEMENT SCHEDULES. Financial statement schedules have been omitted because they are inapplicable or the required information is shown in the Consolidated Financial Statements of Lightbridge, Inc. and the Notes thereto.

(c)  FAIRNESS OPINION.  Not applicable.

ITEM 22.  UNDERTAKINGS

   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

   The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                  SIGNATURES

   PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS AMENDMENT NO. 1 TO REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE TOWN OF BURLINGTON, THE COMMONWEALTH OF MASSACHUSETTS, ON OCTOBER 6, 1997.

                                        LIGHTBRIDGE, INC.


                                        By: /s/ Pamela D.A. Reeve
                                           -------------------------------------
                                                     PAMELA D.A. REEVE
                                           PRESIDENT AND CHIEF EXECUTIVE OFFICER



   PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS AMENDMENT NO. 1 TO REGISTRATION STATEMENT HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.


              SIGNATURE                                   TITLE                                       DATE
              ---------                                   -----                                       ----
                                             President, Chief Executive Officer and            October 6, 1997
 /s/ Pamela D.A. Reeve                         Director (Principal Executive Officer)
-------------------------------------
          PAMELA D.A. REEVE
                                             Chief Financial Officer, Vice President of        October 6, 1997
                                             Finance and Administration and Treasurer
 /s/ William G. Brown                        (Principal Financial and Accounting Officer)
-------------------------------------
          WILLIAM G. BROWN

                 *                           Director                                          October 6, 1997
-------------------------------------
          ANDREW I. FILLAT

                 *                           Director                                          October 6, 1997
-------------------------------------
         TORRENCE C. HARDER

/s/ Douglas A. Kingsley                      Director                                          October 6, 1997
-------------------------------------
         DOUGLAS A. KINGSLEY

                 *                           Director                                          October 6, 1997
-------------------------------------
           D. QUINN MILLS

* By Pamela D.A. Reeve
     Attorney-in-Fact



                                 EXHIBIT INDEX

EXHIBIT NO.    DESCRIPTION
-----------    -----------
2.1*           Agreement and Plan of Reorganization dated as of September 9,
               1997 among Lightbridge, Inc., SeeCross Acquisition Corp. and
               Coral Systems, Inc., and form of Voting Agreement (Exhibit B), form of Affiliate's Agreement (Exhibit E), form of Employment
               Agreements (Exhibit F), form of Non-Competition Agreement
               (Exhibit G) and form of Escrow Agreement (Exhibit H)

3.1**          Amended and Restated Certificate of Incorporation of Lightbridge,
               Inc.

3.2**          Amended and Restated By-Laws of Lightbridge, Inc.

4.1**          Specimen certificate for the Common Stock of Lightbridge, Inc.

5.1            Legal opinion of Foley, Hoag & Eliot LLP

8.1            Tax opinion of Foley, Hoag & Eliot LLP

8.2            Tax opinion of Cooley Godward LLP

10.1**          1991 Registration Rights Agreement dated February 11, 1991, as amended, between Lightbridge, Inc. and the persons named herein

10.2** Subordinated Note and Warrant Purchase Agreement dated as of August 29, 1994 between Lightbridge, Inc. and the Purchasers named therein, including form of Subordinated 14% Promissory Notes and form of Common Stock Purchase Warrants

10.3**         Form of Common Stock Purchase Warrants issued August 1995

10.4**         Amended and Restated Credit Agreement between Lightbridge, Inc.
               and Silicon Valley Bank, dated as of June 18, 1996

10.5 Amendment dated June 5, 1997 to Amended and Restated Credit Agreement included as Exhibit 10.4

10.6** Settlement Agreement dated February 2, 1996 between Lightbridge, Inc., BEB, Inc., BEB Limited Partnership I, BEB Limited Partnership II, BEB Limited Partnership III, BEB Limited Partnership IV, certain related parties and Brian Boyle

10.7**         Lightbridge, Inc. 1990 Incentive and Nonqualified Stock Option
               Plan

10.8**         Lightbridge, Inc. 1996 Incentive and Non-Qualified Stock Option
               Plan

10.9**         Lightbridge, Inc. 1996 Employee Stock Purchase Plan

10.10** Office Lease dated September 21, 1993, as amended, between Lightbridge, Inc. and L&E Investment of Massachusetts One, Inc.

10.11** Office Lease dated September 30, 1994, as amended, between Lightbridge, Inc. and Hobbs Brook Office Park

10.12** Employment Agreement dated August 16, 1996 between Lightbridge, Inc. and Pamela D. A. Reeve

10.13** Office Lease dated August 5, 1994, as amended, between Lightbridge, Inc. and L&E Investment of Massachusetts One, Inc.

10.14** Letter Agreement, dated August 26, 1996, between Lightbridge, Inc. and Brian E. Boyle, including form of Common Stock Purchase Warrant and Registration Rights Agreement

10.15*** Office Lease dated March 15, 1997, between Lightbridge, Inc. and Sumitomo Life Realty (N.Y.), Inc.


10.16* Office Sublease dated July 30, 1997 between Lightbridge, Inc. and International Business Machines Corporation, with respect to the September 21, 1993 Office Lease included as Exhibit 10.10

10.17* Office Sublease dated July 30, 1997 between Lightbridge, Inc. and International Business Machines Corporation, with respect to the August 5, 1994 Office Lease included as Exhibit 10.13

11.1*** Statement re computation of per share earnings for the years ended September 30, 1994 and 1995, the three months ended December 31, 1995 and the year ended December 31, 1996

11.2**** Statement re computation of per share earnings for the six months ended June 30, 1996 and 1997

23.1           Consent of Deloitte & Touche LLP

23.2           Consent of Price Waterhouse LLP

24.1* Power of Attorney (contained on the signature page of this Registration Statement)

27.1***        Financial Data Schedule for fiscal year ended December 31, 1996


__________
*    Filed previously
** Incorporated by reference to Lightbridge, Inc.'s Registration Statement on Form S-1 (File No. 333-6589)
*** Incorporated by reference to Lightbridge, Inc.'s Form 10-K for the fiscal year ended December 31, 1996
**** Incorporated by reference to Lightbridge Inc.'s Form 10-Q for the fiscal quarter ended June 30, 1997